    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 23, 2002

                                                      REGISTRATION NO. 333-87056
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                          SAFETY INSURANCE GROUP, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                              6331                         13-4181699
 (State or other jurisdiction             (Primary Standard                (I.R.S. Employer
              of                Industrial Classification Code Number)   Identification No.)
incorporation or organization)

                             20 CUSTOM HOUSE STREET
                                BOSTON, MA 02110
                                 (617) 951-0600
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                         ------------------------------

                             WILLIAM J. BEGLEY, JR.
                     CHIEF FINANCIAL OFFICER AND SECRETARY
                          SAFETY INSURANCE GROUP, INC.
                             20 CUSTOM HOUSE STREET
                                BOSTON, MA 02110
                                 (617) 951-0600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

              Robert S. Rachofsky                                     Jeff S. Liebmann
    LeBoeuf, Lamb, Greene & MacRae, L.L.P.                          Jonathan L. Freedman
             125 West 55th Street                                   Dewey Ballantine LLP
            New York, NY 10019-5389                              1301 Avenue of the Americas
                                                                   New York, NY 10019-6092

                         ------------------------------

    Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                   Filed Pursuant to Rule 424(A)
                                                      Registration No. 333-87056


                 SUBJECT TO COMPLETION, DATED           , 2002


                                5,000,000 Shares

                                     [LOGO]

                          Safety Insurance Group, Inc.

                                  Common Stock

                                   ---------

    Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $16 and $18 per share. Our common stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "SAFT," subject to official notice of issuance.

    The underwriters have an option to purchase a maximum of 750,000 additional shares to cover over-allotments of shares.

    Investing in our common stock involves risks. See "Risk Factors" on page 12.

                                                                             Underwriting         Proceeds to
                                                           Price to          Discounts and          Safety
                                                            Public            Commissions       Insurance Group
                                                       -----------------   -----------------   -----------------
Per Share............................................          $                   $                   $
Total................................................  $                   $                   $

    Delivery of the shares of common stock will be made on or about       ,
2002.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                             Jefferies & Company, Inc.

               The date of this prospectus is             , 2002.

                                 --------------

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
SUMMARY.............................    1
THE OFFERING........................    5
SUMMARY HISTORICAL FINANCIAL DATA...    6
SUMMARY UNAUDITED PRO FORMA
  FINANCIAL DATA....................    9
RISK FACTORS........................   12
THE ACQUISITION.....................   19
THE PREFERRED SHARE EXCHANGE........   21
THE DIRECT SALE.....................   21
CAUTIONARY STATEMENT CONCERNING
  FORWARD LOOKING STATEMENTS........   21
USE OF PROCEEDS.....................   22
DIVIDEND POLICY.....................   23
CAPITALIZATION......................   24
DILUTION............................   25
SELECTED HISTORICAL FINANCIAL DATA..   26
UNAUDITED PRO FORMA FINANCIAL
  DATA..............................   29
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................   36



                                      PAGE
                                      ----

BUSINESS............................   53

MANAGEMENT..........................   77

OWNERSHIP OF COMMON STOCK...........   87

CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS......................   90

COMMON STOCK ELIGIBLE FOR FUTURE
  SALE..............................   93

DESCRIPTION OF CAPITAL STOCK........   95

FEDERAL INCOME AND ESTATE TAX
  CONSIDERATIONS FOR NON-U.S.
  HOLDERS OF COMMON STOCK...........   98

UNDERWRITING........................  101

NOTICE TO CANADIAN RESIDENTS........  104

VALIDITY OF COMMON STOCK............  105

EXPERTS.............................  105

WHERE YOU CAN FIND MORE
  INFORMATION.......................  105


                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL      , 2002 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION ABOUT SAFETY INSURANCE GROUP, INC. AND THE OFFERING. IN THIS PROSPECTUS, "SAFETY GROUP" REFERS TO SAFETY INSURANCE GROUP, INC. AND "SAFETY," "OUR COMPANY," "WE" AND "OUR" REFER TO SAFETY INSURANCE GROUP, INC. AND ITS CONSOLIDATED SUBSIDIARIES. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS.

                          SAFETY INSURANCE GROUP, INC.

OUR BUSINESS

    We are a leading provider of private passenger automobile insurance in Massachusetts. In addition to private passenger automobile insurance (which represented 83.1% of our direct written premiums in 2001), we offer a portfolio of property and casualty insurance products, including commercial automobile (9.0% of 2001 direct written premiums), homeowners (6.8% of 2001 direct written premiums), dwelling fire, umbrella and business owner policies. Operating exclusively in Massachusetts through our insurance company subsidiaries, Safety Insurance Company, or Safety Insurance, and Safety Indemnity Insurance Company, we have established strong relationships with approximately 500 independent insurance agents in approximately 600 locations throughout Massachusetts. We have used these relationships and our extensive knowledge of the Massachusetts market to become the third largest private passenger insurance carrier in Massachusetts, capturing approximately a 10.4% share of the Massachusetts private passenger automobile insurance market in 2001, according to statistics compiled by Commonwealth Automobile Reinsurers, or CAR, a state-established body which runs the residual market reinsurance programs for private passenger automobile insurance in Massachusetts. These statistics total, for each vehicle insured, the number of months during the year insurance for that vehicle is in effect, to arrive at an aggregate number of car-months for each insurer; this aggregate number, divided by 12, equals the insurer's number of car-years, a measure we refer to in this prospectus as automobile exposures.

    We have been profitable in every year since our founding in 1979, notwithstanding changing market conditions during that time. Since 1997, we have increased our direct written premiums by 73%, from $272.5 million to $471.9 million in 2001. We have achieved this growth by increasing our share of the Massachusetts private passenger automobile insurance market from 7.6% to 10.4% over the same time period and by expanding our product offerings. We have maintained our profitability during this period in part by managing our cost structure through, for example, the use of technology. Over the same period, our insurance subsidiaries have maintained an "A" rating from A.M. Best Company. Although private passenger automobile insurance remains our primary product, its overall share of our direct written premiums has declined from 88.1% in 1999 to 83.1% in 2001 while overall private passenger auto premiums increased from $307.6 million to $392.3 million over the same period. The primary reason for the decline in the overall share of our direct written premiums from private passenger automobile insurance has been an increase in direct written premiums from other products or the introduction of new products. For example, over the same period, commercial automobile insurance has increased from 7.2% to 9.0% of our direct written premiums, and homeowners insurance has increased from 4.4% to 6.8% of our direct written premiums.

OUR COMPETITIVE STRENGTHS

    WE HAVE STRONG RELATIONSHIPS WITH INDEPENDENT AGENTS. In 2000, independent agents accounted for approximately 77% of the Massachusetts private passenger automobile insurance market measured by direct written premiums as compared to only about 33% nationwide, according to A.M. Best. For that reason, our strategy is centered around, and we sell exclusively through, a network of approximately

500 independent agents in approximately 600 locations throughout Massachusetts. In order to support our independent agents and enhance our relationships with them we:

    - Provide our agents with a portfolio of property and casualty insurance products at competitive prices to help our agents address effectively the insurance needs of their clients;

    - Provide our agents with a variety of technological resources which enable us to deliver superior service and support to them; and

    - Offer our agents competitive commission schedules and profit sharing programs.

    Through these measures, we strive to become the preferred provider of the independent agents in our agency network and capture a growing share of the total insurance business written by these agents. We must compete with other insurance carriers for the business of independent agents. Some of our competitors offer a larger variety of products, lower prices for insurance coverage or higher commissions. Nonetheless, we believe our mix of products, pricing, support and commissions allows us to compete effectively for agents' business in the current market environment.


    WE HAVE AN UNINTERRUPTED RECORD OF PROFITABLE OPERATIONS. In every year since our inception in 1979, we have been profitable and increased our direct written premiums from the prior year. We have achieved profitable growth over the past five years by, among other things:


    - Increasing the number of private passenger automobile exposures we underwrite from 287,000 in 1997 to 427,000 in 2001 and the average premium we receive per automobile exposure from $748 to $918;

    - Maintaining an adjusted statutory combined ratio that is consistently below industry averages, as shown below;

    - Taking advantage of the institutional knowledge our management has amassed during our long operating history in the unique Massachusetts market;

    - Introducing new lines of insurance products, such as homeowners, which unlike personal auto do not have state-established maximum premium rates;


    - Investing in technology, to simplify internal processes and enhance our relationships with our agents; and



    - Maintaining a high-quality investment portfolio.


    The following table shows, on a statutory accounting basis, our loss ratio, expense ratio and combined ratio as compared to the average for all property and casualty insurers nationwide. The combined ratio indicates the profitability of an insurer's underwriting. Although a combined ratio of greater than 100% indicates unprofitable underwriting, the insurer may be profitable after including investment and fee income.


                                                                                                                      SIX
                                                                                                                     MONTHS
                                                                     YEAR ENDED DECEMBER 31,                         ENDED
                                                 ----------------------------------------------------------------   JUNE 30,
RATIOS(1)                                          1997          1998          1999          2000          2001       2002
---------                                        --------      --------      --------      --------      --------   --------
Safety
  Loss ratio(2)................................    74.0%         75.3%         74.9%         72.3%         78.8%       76.2%
  Expense ratio................................    30.6          29.9          29.0          28.2          26.1        23.9
                                                  -----         -----         -----         -----         -----      ------
  Combined ratio...............................   104.6%        105.2%        103.9%        100.5%        104.9%      100.1%
Property and casualty industry
  Loss ratio...................................    73.0%(4)      76.5%(4)      78.8%(4)      81.4%(4)      89.3(5)         (6)
  Expense ratio(3).............................    28.8(4)       29.5(4)       29.3(4)       28.9(4)       26.6(5)         (6)
                                                  -----         -----         -----         -----         -----      ------
  Combined ratio...............................   101.8%(4)     106.0%(4)     108.1%(4)     110.3%(4)     115.9%(5)        (6)


------------------------------

(1) The loss ratio is the ratio of losses and loss adjustment expenses to net earned premiums. The expense ratio, when calculated on a statutory accounting basis, is the ratio of underwriting expenses to net written premiums. The combined ratio is the sum of the loss ratio and the expense ratio.


(2) Our loss ratios and expense ratios for the years 1997 through 2000 have been restated from amounts previously reported in our filings with state regulators to conform to a change in how we began to present our residual automobile market participation for statutory accounting purposes effective as of January 1, 2001, as explained in footnote 1 to the table in "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Insurance Ratios." See "Summary Historical Financial Data" for a presentation of our ratios as originally reported. Our expense ratios include certain compensation and interest costs charged to our insurance subsidiaries under our prior majority owner, which are also described in that footnote. If these costs were excluded from our expense ratios, our adjusted expense and combined ratios, respectively, would have been 25.8% and 99.8% for 1997, 25.6% and 100.9% for 1998, 25.4% and 100.3%
    for 1999, 25.2% and 97.5% for 2000 and 24.8% and 103.6% for 2001.


(3) For property and casualty industry data, the expense ratios include dividends to policyholders.

(4)  Source: A.M. Best, AGGREGATES & AVERAGES, 2001 Edition.

(5)  Source: A.M. Best, AGGREGATES & AVERAGES, 2002 Edition.


(6) Property and casualty industry ratios for the six months ended June 30, 2002 are not yet available.



    WE ARE A TECHNOLOGICAL LEADER. We have dedicated significant human and financial resources to the development of information systems. Our technology efforts have benefited us in two distinct ways. First, we continue to develop technology that empowers our independent agent customers to make it easier for them to transact business with their clients and with Safety. In our largest business line, private passenger auto insurance, our agents now submit approximately 92% of all applications for new policies or endorsements for existing policies to us electronically through our proprietary information portal, the Agents Virtual Community. Second, our investment in technology has allowed us to re-engineer internal back office processes to provide more efficient service at lower cost. Our adjusted statutory expense ratios have been below the average industry statutory expense ratio in each of the last five years, as shown above. Our systems have also improved our overall productivity, as evidenced by our direct written premiums per employee increasing to $928,870 in 2001 from $612,348 in 1997.


    WE HAVE AN EXPERIENCED, COMMITTED AND KNOWLEDGEABLE MANAGEMENT
TEAM. Following this offering, our executive management team will own approximately 13% of our common stock on a fully diluted basis. The executive management team, led by our Chief Executive Officer and President David F. Brussard, has an average of over 25 years of industry experience per executive, as well as an average of over 20 years of experience with Safety. The team has demonstrated an ability to operate successfully within the regulated Massachusetts private passenger automobile insurance market.

OUR STRATEGY

    To achieve our goal of increasing stockholder value, our strategy is to maintain and develop strong relationships with independent agents by providing our agents with a full package of insurance products and information technology services. We believe this strategy will allow us to:

    - Further penetrate the Massachusetts private passenger automobile insurance market;

    - Continue to selectively cross-sell homeowners, dwelling fire, personal umbrella and business owner policies in order to capture a larger share of selected Massachusetts property and casualty insurance business written by each of our independent agents;

    - Continue to expand our technology to enable independent agents to more easily serve their customers and conduct business with Safety, thereby strengthening their relationships with Safety; and

    - If opportunities arise, selectively expand our business outside the Massachusetts market into other markets with strong independent agent distribution channels, where we can capitalize on our core strength of serving independent agents.

CERTAIN RISKS OF OUR STRATEGY

    Our ability to capitalize on our business strengths and implement our strategies entails risks. For example, our exclusive focus on the Massachusetts market means that, unlike most other insurers, we have no operations in other states that could offset unfavorable changes in regulatory, economic, demographic, competitive or other conditions in Massachusetts. Unlike in other states, in Massachusetts the insurance commissioner sets the maximum premium rates that insurers may charge for private passenger auto insurance. In three of the last five years, Massachusetts has mandated a decrease, or no increase, in average rates, and in the two other years, the permitted rate increase has been negligible. Although in the future we may attempt to selectively expand our business outside Massachusetts, we may not have an opportunity to do so successfully. Despite our exclusive focus on Massachusetts, we believe our detailed knowledge of the Massachusetts market allows us to operate effectively within its unique regulatory framework. For further discussion of these and other risks we face, see "Risk Factors."

RECENT HISTORY AND ACQUISITION

    Safety Insurance was founded in 1979 and wrote exclusively auto insurance until 1997. In October 2001, senior management of Safety Insurance, together with certain investors, purchased the holding company for Safety Insurance and its affiliates from the prior owners. This purchase, which we refer to in this prospectus as the Acquisition, was financed with a combination of bank debt and the issuance of senior subordinated notes, redeemable preferred stock and common stock of Safety Group, which was formed in 2001 to make the Acquisition.

    Concurrently with this offering, all of our outstanding redeemable preferred shares will convert into shares of our common stock, valued at the initial offering price, an event we refer to in this prospectus as the Preferred Share Exchange. We have agreed to sell directly to Fairholme Partners, L.P., one of our existing stockholders, on a non-underwritten basis 350,000 shares of our common stock at the initial public offering price, a transaction which we refer to as the Direct Sale. After the offering, the Preferred Share Exchange and the Direct Sale, Fairholme Partners, L.P. will hold 1,115,119 shares of our common stock, representing 8.9% of our outstanding common stock on a fully-diluted basis. The Direct Sale will be consummated at the same time as this offering. The consummation of the Direct Sale is not a condition to the consummation of this offering. We will use proceeds from this offering and the Direct Sale, together with borrowings under a new bank credit facility, to repay our existing bank loans and thereby reduce our level of debt and to pay accrued dividends on our preferred stock. We believe that this offering, the Direct Sale, our new bank credit facility and the Preferred Share Exchange will improve our financial flexibility and enhance our overall ability to grow our business. See "The Acquisition."
                            ------------------------

    Our principal executive offices are located at 20 Custom House Street, Boston, MA 02110. Our telephone number is (617) 951-0600.

                                THE OFFERING(1)


Common Shares Offered in the Offering........  5,000,000 Shares

Common Shares Offered in the Direct Sale.....  350,000 Shares

Common Shares to be Outstanding after the
  Offering and the Direct Sale(2)............  12,477,644 Shares

NASDAQ Symbol................................  SAFT

Use of Proceeds..............................  We will receive net proceeds from the initial public offering and the Direct Sale of
                                               approximately $82.5 million, or $94.4 million
                                               if the underwriters exercise in full their
                                               option to purchase additional shares. We
                                               intend to use the proceeds from the offering
                                               and the Direct Sale, together with
                                               approximately $22.4 million in borrowings
                                               under a new bank credit facility, assuming
                                               the underwriters do not exercise their
                                               over-allotment option, to repay an aggregate
                                               of $99.9 million of indebtedness and accrued
                                               interest and pay $1.3 million in accrued
                                               dividends on our outstanding preferred stock
                                               (in each case, assuming closing of the
                                               offering on September 30, 2002), with any
                                               remaining net proceeds to be used for our
                                               general corporate purposes.

Dividend Policy..............................  Our board of directors currently intends to declare an annual dividend on our common
                                               stock of $0.36 per share. For more
                                               information on dividends, including potential
                                               limitations on our ability to pay them, see
                                               "Dividend Policy."


------------------------

(1) Prior to completing this offering, we will declare a stock split in the form of a dividend of shares of our common stock to our existing stockholders. This prospectus presents all share and per share data for periods following the Acquisition as if this stock dividend had already occurred.

(2) Includes 1,317,644 shares assumed issued in connection with the Preferred Share Exchange (assuming an initial public offering price of $17.00 per share). Includes 350,000 shares assumed sold in connection with the Direct Sale upon consummation of this offering (assuming an initial public offering price of $17.00 per share). Excludes 379,000 shares that are subject to employee stock options to be granted effective as of the closing of this offering, none of which may be exercised within 60 days after the date of this offering.

                       SUMMARY HISTORICAL FINANCIAL DATA


    The following table sets forth our summary historical consolidated financial data as of and for each of the five years ended December 31, 2001 and as of and for the six months ended June 30, 2001 and 2002. Prior to October 16, 2001, Thomas Black Corporation was the parent company of Safety Insurance. In the columns below and throughout this prospectus, we refer to the period before the Acquisition, between January 1 and October 15, 2001, as the predecessor period. In the Acquisition, on October 16, 2001 Safety Group became the parent company of Thomas Black Corporation. We refer to the period after the Acquisition, between October 16 and December 31, 2001, as the successor period.


    The summary historical consolidated financial data for the predecessor period January 1, 2001 to October 15, 2001 and the successor period October 16, 2001 to December 31, 2001, and as of December 31, 2001 have been derived from the financial statements of Safety Group and Thomas Black Corporation included in this prospectus which have been audited by PricewaterhouseCoopers LLP, independent accountants. The summary historical consolidated financial data for the years ended December 31, 1999 and 2000 and as of December 31, 2000 have been derived from Thomas Black Corporation's financial statements included in this prospectus which have been audited by PricewaterhouseCoopers LLP. The summary historical consolidated financial data for the years ended December 31, 1997 and 1998 and as of December 31, 1997, 1998 and 1999 have been derived from Thomas Black Corporation's consolidated financial statements not included in this prospectus, which have been audited by PricewaterhouseCoopers LLP. As a result of the Acquisition, financial data for periods prior to the Acquisition may not be comparable with financial data for periods following the Acquisition.


    The summary historical consolidated income statement data for the six months ended June 30, 2001 and 2002 and the summary historical consolidated balance sheet data as of June 30, 2002 have been derived from our unaudited interim condensed consolidated financial statements included in this prospectus. The summary historical consolidated balance sheet data as of June 30, 2001 have been derived from our unaudited interim condensed balance sheet data not included in this prospectus.


    We have prepared the summary historical consolidated financial data, other than statutory data, in conformity with accounting principles generally accepted in the United States of America, or GAAP. We have derived the statutory data from the annual statements of our insurance subsidiaries filed with insurance regulatory authorities, which were prepared in accordance with statutory accounting practices, which vary in certain respects from GAAP.

    The following is a summary and should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes included in this prospectus in order to more fully understand our historical consolidated financial data.


                                     PREDECESSOR YEAR ENDED DECEMBER 31,
                              -------------------------------------------------
                                 1997         1998         1999         2000
                              ----------   ----------   ----------   ----------
                              ($ IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
INCOME STATEMENT DATA:
Direct written premiums.....  $  272,495   $  287,507   $  349,206   $  427,457
Net written premiums........     243,688      259,153      330,961      430,030
Net earned premiums.........     242,760      246,507      300,020      381,413
Investment income...........      22,349       22,965       23,870       26,889
Net realized investment
  gains (losses)............       8,551       10,119        8,102       (1,246)
Finance and other service
  income....................       6,222        9,343       10,989       12,656
                              ----------   ----------   ----------   ----------
  Total income..............     279,882      288,934      342,981      419,712
Losses and loss adjustment
  expenses..................     180,643      188,913      225,241      275,138
Underwriting, operating and
  related expenses..........      78,261       76,115       91,357      115,567
Transaction expenses(2).....          --           --           --          406
Interest expense............       2,040        1,716        1,418        1,072
                              ----------   ----------   ----------   ----------
  Total expenses............     260,944      266,744      318,016      392,183

Income (loss) before income
  taxes.....................      18,938       22,190       24,965       27,529

Income tax expense..........       5,688        7,778        8,667        8,255
                              ----------   ----------   ----------   ----------
Net income (loss) before
  extraordinary item and
  preferred stock
  dividends.................      13,250       14,412       16,298       19,274
Excess of fair value of
  acquired net assets over
  purchase price............          --           --           --           --
                              ----------   ----------   ----------   ----------
Net income before preferred
  stock dividends...........  $   13,250   $   14,412   $   16,298   $   19,274
Dividends on mandatorily
  redeemable preferred
  stock.....................          --           --           --           --
                              ----------   ----------   ----------   ----------
Net income available to
  common stockholders.......  $   13,250   $   14,412   $   16,298   $   19,274
                              ==========   ==========   ==========   ==========
Net income (loss) per common
  share before extraordinary
  item
  Basic.....................  $    17.77   $    18.47   $    19.95   $    22.50
                              ==========   ==========   ==========   ==========
  Diluted...................  $    17.77   $    18.47   $    19.95   $    22.50
                              ==========   ==========   ==========   ==========
Extraordinary item per
  common share
  Basic.....................  $       --   $       --   $       --   $       --
                              ==========   ==========   ==========   ==========
  Diluted...................  $       --   $       --   $       --   $       --
                              ==========   ==========   ==========   ==========
Net income per common share
  Basic.....................  $    17.77   $    18.47   $    19.95   $    22.50
                              ==========   ==========   ==========   ==========
  Diluted...................  $    17.77   $    18.47   $    19.95   $    22.50
                              ==========   ==========   ==========   ==========
Weighted average number of
  common shares outstanding
  Basic.....................     745,800      780,300      816,800      856,800
                              ==========   ==========   ==========   ==========
  Diluted...................     745,800      780,300      816,800      856,800
                              ==========   ==========   ==========   ==========

                              PREDECESSOR    SUCCESSOR     PREDECESSOR   SUCCESSOR
                                PERIOD         PERIOD      -----------   ----------
                              -----------   ------------       SIX MONTHS ENDED
                              JANUARY 1-    OCTOBER 16-            JUNE 30,
                              OCTOBER 15,   DECEMBER 31,   ------------------------
                                2001(1)       2001(1)         2001          2002
                              -----------   ------------   -----------   ----------
                              ($ IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
INCOME STATEMENT DATA:
Direct written premiums.....  $  391,628     $   80,238    $  259,918    $  283,382
Net written premiums........     382,486         82,980       256,322       285,355
Net earned premiums.........     347,098        100,175       218,013       241,420
Investment income...........      22,246          5,359        13,979        13,659
Net realized investment
  gains (losses)............        (766)        (4,284)         (591)       (2,388)
Finance and other service
  income....................      10,559          2,950         6,589         8,024
                              ----------     ----------    ----------    ----------
  Total income..............     379,137        104,200       237,990       260,715
Losses and loss adjustment
  expenses..................     276,383         75,559       172,433       182,926
Underwriting, operating and
  related expenses..........      89,297         30,212        58,568        65,645
Transaction expenses(2).....       5,605          3,874           109            --
Interest expense............         550          1,823           387         4,151
                              ----------     ----------    ----------    ----------
  Total expenses............     371,835        111,468       231,497       252,722
Income (loss) before income
  taxes.....................       7,302         (7,268)        6,493         7,993
Income tax expense..........       1,678         (1,666)        2,143         2,524
                              ----------     ----------    ----------    ----------
Net income (loss) before
  extraordinary item and
  preferred stock
  dividends.................       5,624         (5,602)        4,350         5,469
Excess of fair value of
  acquired net assets over
  purchase price............          --        117,523            --            --
                              ----------     ----------    ----------    ----------
Net income before preferred
  stock dividends...........  $    5,624     $  111,921    $    4,350    $    5,469
Dividends on mandatorily
  redeemable preferred
  stock.....................          --           (280)           --          (672)
                              ----------     ----------    ----------    ----------
Net income available to
  common stockholders.......  $    5,624     $  111,641    $    4,350    $    4,797
                              ==========     ==========    ==========    ==========
Net income (loss) per common
  share before extraordinary
  item
  Basic.....................  $     6.26     $    (1.07)   $     4.88    $     0.87
                              ==========     ==========    ==========    ==========
  Diluted...................  $     6.26     $    (1.07)   $     4.88    $     0.83
                              ==========     ==========    ==========    ==========
Extraordinary item per
  common share
  Basic.....................  $       --     $    21.29    $       --    $       --
                              ==========     ==========    ==========    ==========
  Diluted...................  $       --     $    21.29    $       --    $       --
                              ==========     ==========    ==========    ==========
Net income per common share
  Basic.....................  $     6.26     $    20.23    $     4.88    $     0.87
                              ==========     ==========    ==========    ==========
  Diluted...................  $     6.26     $    20.23    $     4.88    $     0.83
                              ==========     ==========    ==========    ==========
Weighted average number of
  common shares outstanding
  Basic.....................     898,300      5,519,500       891,300     5,519,500
                              ==========     ==========    ==========    ==========
  Diluted...................     898,300      5,810,000       891,300     5,810,000
                              ==========     ==========    ==========    ==========

                                                                                  SUCCESSOR
                                                   PREDECESSOR                  -------------   PREDECESSOR     SUCCESSOR
                                    -----------------------------------------   AS OF AND FOR   ------------   ------------
                                          AS OF AND FOR THE YEAR ENDED            THE YEAR         AS OF AND FOR THE SIX
                                                  DECEMBER 31,                      ENDED          MONTHS ENDED JUNE 30,
                                    -----------------------------------------   DECEMBER 31,    ---------------------------
                                      1997       1998       1999       2000        2001(1)          2001           2002
                                    --------   --------   --------   --------   -------------   ------------   ------------
                                                                ($ IN THOUSANDS, EXCEPT RATIOS)
BALANCE SHEET DATA:
  Total cash & investments........  $404,702   $434,356   $447,836   $505,006     $529,286        $507,083       $516,885
  Total assets....................   717,400    734,647    770,009    833,339      859,174         836,769        920,256
  Losses and loss adjustment
    expenses reserves.............   319,453    311,846    315,226    302,131      302,556         302,140        309,351
  Total debt......................    27,000     22,500     18,000     13,383       99,500           7,964         98,500
  Total liabilities...............   567,537    563,499    594,905    620,388      727,512         616,948        777,786
  Mandatorily redeemable preferred
    stock.........................        --         --         --         --       22,680              --         23,352
  Total stockholders' equity......   149,863    171,148    175,105    212,951      108,982         219,821        119,118

STATUTORY DATA:
  Policyholders' surplus (at
    period end)...................  $163,566   $179,926   $185,529   $192,577     $220,081        $207,370       $221,224
  Loss ratio(3)...................      76.0%      77.1%      76.1%      73.5%        78.8%           79.2%          76.2%
  Expense ratio(3)................      29.9       29.1       28.6       27.3         25.0            23.6           23.9
                                    --------   --------   --------   --------     --------        --------       --------
  Combined ratio(3)...............     105.9%     106.2%     104.7%     100.8%       103.8%          102.8%         100.1%
                                    ========   ========   ========   ========     ========        ========       ========


------------------------------

(1) In this financial presentation, the financial data for 2001 has been split into a predecessor period from January 1, 2001 to October 15, 2001 and a successor period from October 16, 2001 to December 31, 2001.

(2) Our transaction expenses reflect the costs we incurred in connection with the Acquisition and this offering. See "The Acquisition."

(3) The loss ratio is the ratio of losses and loss adjustment expenses to net earned premiums. The expense ratio, when calculated on a statutory accounting basis, is the ratio of underwriting expenses to net written premiums. The combined ratio is the sum of the loss ratio and the expense ratio. Our expense ratios and combined ratios shown include certain compensation and interest expenses charged to our insurance subsidiaries under our prior majority owner which are described in footnote 1 to the table shown under "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Insurance Ratios."

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA


    We have derived the following summary unaudited pro forma financial data from the pro forma financial data and the accompanying notes included elsewhere in this prospectus. See "Unaudited Pro Forma Financial Data." The following data give effect to the initial public offering, the Direct Sale and the Preferred Share Exchange as if they had occurred as of June 30, 2002 for purposes of the unaudited pro forma condensed consolidated balance sheet, and to the Acquisition, the initial public offering, the Direct Sale, the replacement of our existing credit facility with our new credit facility and the Preferred Share Exchange as if they had occurred as of January 1, 2001 for purposes of the unaudited pro forma condensed consolidated income statement for the year ended December 31, 2001 and the six months ended June 30, 2002. We have prepared these unaudited pro forma data based on the assumptions described in "Unaudited Pro Forma Financial Data."


    THE UNAUDITED PRO FORMA DATA ARE BASED ON AVAILABLE INFORMATION AND ON ASSUMPTIONS WE BELIEVE ARE REASONABLE. THE UNAUDITED PRO FORMA DATA SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF OUR CONSOLIDATED FINANCIAL POSITION OR OUR CONSOLIDATED RESULTS OF OPERATIONS HAD THESE TRANSACTIONS BEEN CONSUMMATED ON THE DATES ASSUMED, AND DO NOT IN ANY WAY REPRESENT A PROJECTION OR FORECAST OF OUR CONSOLIDATED FINANCIAL POSITION OR CONSOLIDATED RESULTS OF OPERATIONS FOR OR AS OF ANY FUTURE PERIOD OR DATE.


            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2002
                                ($ IN THOUSANDS)



                                                               UNAUDITED
                                                              PRO FORMA,
                                                              AS ADJUSTED
                                                              -----------
ASSETS:
Cash and investments........................................   $523,385
Accounts receivable.........................................    133,742
Reinsurance recoverables....................................     92,079
Deferred policy acquisition costs...........................     38,213
Deferred income taxes.......................................     17,434
Other assets................................................    120,387
                                                               --------
  Total assets..............................................   $925,240
                                                               ========

LIABILITIES:
Loss and loss adjustment expense reserves...................   $309,351
Unearned premium reserves...................................    286,447
Debt........................................................     22,350
Other liabilities...........................................     83,726
                                                               --------
  Total liabilities.........................................    701,874
                                                               --------

STOCKHOLDERS' EQUITY:
Common stock................................................        125
Additional paid-in capital..................................    111,493
Accumulated other comprehensive income, net of taxes........        900
Promissory notes receivable from management.................       (720)
Retained earnings...........................................    111,568
                                                               --------
  Total stockholders' equity................................    223,366
                                                               --------
Total liabilities and stockholders' equity..................   $925,240
                                                               ========

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 2001
               ($ IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)



                                                               UNAUDITED
                                                              PRO FORMA,
                                                              AS ADJUSTED
                                                              -----------
Net earned premiums.........................................  $   447,273
Investment income...........................................       26,302
Net realized investment losses..............................       (5,050)
Finance and other service income............................       13,509
                                                              -----------
  Total income..............................................      482,034
                                                              -----------

Losses and loss adjustment expenses.........................      351,942
Underwriting, operating and related expenses................      116,755
Transaction expenses........................................        3,874
Interest expense............................................        1,332
                                                              -----------
  Total expenses............................................      473,903
                                                              -----------

Income before income taxes..................................        8,131
Income tax expense..........................................          885
                                                              -----------
Net income before extraordinary item available to common
  stockholders..............................................  $     7,246
                                                              ===========
Earnings per common share
  Basic.....................................................  $      0.58
                                                              ===========
  Diluted...................................................  $      0.58
                                                              ===========
Weighted average number of common shares outstanding
  Basic.....................................................   12,477,644
                                                              ===========
  Diluted...................................................   12,477,644
                                                              ===========

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002
               ($ IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)



                                                               UNAUDITED
                                                              PRO FORMA,
                                                              AS ADJUSTED
                                                              -----------
Net earned premiums.........................................  $   241,420
Investment income...........................................       13,659
Net realized investment losses..............................       (2,388)
Finance and other service income............................        8,024
                                                              -----------
  Total income..............................................      260,715
                                                              -----------

Losses and loss adjustment expenses.........................      182,926
Underwriting, operating and related expenses................       62,094
Interest expense............................................          392
                                                              -----------
  Total expenses............................................      245,412
                                                              -----------

Income before income taxes..................................       15,303
Income tax expense..........................................        5,083
                                                              -----------
Net income available to common stockholders.................  $    10,220
                                                              ===========

Earnings per common share:
  Basic.....................................................  $      0.82
                                                              ===========
  Diluted...................................................  $      0.82
                                                              ===========
Weighted average number of common shares outstanding
  Basic.....................................................   12,477,644
                                                              ===========
  Diluted...................................................   12,477,644
                                                              ===========

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A NUMBER OF RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE INVESTING IN SHARES OF OUR COMMON STOCK. ANY OF THE RISKS DESCRIBED BELOW COULD RESULT IN A SIGNIFICANT OR MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND A CORRESPONDING DECLINE IN THE MARKET PRICE OF OUR COMMON STOCK.

BECAUSE WE ARE PRIMARILY A PRIVATE PASSENGER AUTOMOBILE INSURANCE CARRIER, OUR BUSINESS MAY BE ADVERSELY AFFECTED BY CONDITIONS IN THIS INDUSTRY.

    Approximately 83% of our direct written premiums for the year ended
December 31, 2001 were generated from private passenger automobile insurance policies. As a result of our focus on that line of business, negative developments in the economic, competitive or regulatory conditions affecting the private passenger automobile insurance industry could have a material adverse effect on our results of operations and financial condition. In addition, these developments would have a disproportionate effect on us, compared to insurers which conduct operations in multiple business lines.

BECAUSE WE WRITE INSURANCE ONLY IN MASSACHUSETTS, OUR BUSINESS MAY BE ADVERSELY AFFECTED BY CONDITIONS IN MASSACHUSETTS.

    All of our direct written premiums are generated in Massachusetts. Our revenues and profitability are therefore subject to prevailing regulatory, economic, demographic, competitive and other conditions in Massachusetts. Changes in any of these conditions could make it more costly or difficult for us to conduct our business. Adverse regulatory developments in Massachusetts, which could include, among others, reductions in the maximum rates permitted to be charged, inadequate rate increases or more fundamental changes in the design or implementation of the Massachusetts automobile insurance regulatory framework, could have a material adverse effect on our results of operations and financial condition. In addition, these developments would have a disproportionate effect on us, compared to insurers which conduct operations in multiple states.

WE HAVE EXPOSURE TO CLAIMS RELATED TO SEVERE WEATHER CONDITIONS, WHICH MAY RESULT IN AN INCREASE IN CLAIMS FREQUENCY AND SEVERITY.

    We are subject to claims arising out of severe weather conditions, such as rainstorms, snowstorms and ice storms, that may have a significant effect on our results of operations and financial condition. The incidence and severity of weather conditions are inherently unpredictable. There is generally an increase in claims frequency and severity under the private passenger automobile insurance we write when severe weather occurs because a higher incidence of vehicular accidents and other insured losses tend to occur as a result of severe weather conditions. In addition, we have exposure to an increase in claims frequency and severity under the homeowners and other property insurance we write because property damage may result from severe weather conditions.

    Because some of our insureds live near the Massachusetts coastline, we also have a potential exposure to losses from hurricanes and major coastal storms such as Nor'easters. Although we purchase catastrophe reinsurance to limit our exposure to these types of natural catastrophes, in the event of a major catastrophe resulting in property losses to us in excess of $100.0 million, our losses would exceed the limits of this reinsurance.

IF WE ARE NOT ABLE TO ATTRACT AND RETAIN INDEPENDENT AGENTS, IT COULD ADVERSELY AFFECT OUR BUSINESS.

    We market our insurance solely through independent agents. We must compete with other insurance carriers for the business of independent agents. Some of our competitors offer a larger variety of products, lower prices for insurance coverage or higher commissions. While we believe that the commissions and services we provide to our agents are competitive with other insurers, changes in commissions, services or products offered by our competitors could make it harder for us to attract and retain independent agents to sell our insurance products.

ESTABLISHED COMPETITORS WITH GREATER RESOURCES MAY MAKE IT DIFFICULT FOR US TO MARKET OUR PRODUCTS EFFECTIVELY AND OFFER OUR PRODUCTS AT A PROFIT.

    The property and casualty insurance business is highly competitive and many of our competitors have substantially greater financial and other resources than us. We compete with both large national writers and smaller regional companies. Further, our competitors include other companies which, like us, serve the independent agency market, as well as companies which sell insurance directly to customers. Direct writers may have certain competitive advantages over agency writers, including increased name recognition, loyalty of the customer base to the insurer rather than to an independent agency and, potentially, lower cost structures. A material reduction in the amount of business independent agents sell would directly and negatively affect our profitability and our ability to compete with insurers that do not rely solely on the independent agency market to sell their products. In the past, competition in the Massachusetts personal auto insurance market has included offering significant discounts from the maximum permitted rates, and there can be no assurance that these conditions will not recur. Further, our Company and others compete on the basis of the commissions and other cash and non-cash incentives provided to agents. Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts personal auto market, if one or more of these companies decided to aggressively enter the market it could reduce our share of the Massachusetts market and thereby have a material adverse effect on us. These companies include some that would be able to sustain significant losses in order to acquire market share, as well as others which use distribution methods that compete with the independent agent channel.

WE ARE CONTROLLED BY PRINCIPAL STOCKHOLDERS THAT HAVE THE ABILITY TO EXERT SIGNIFICANT INFLUENCE OVER OUR OPERATIONS, INCLUDING CONTROLLING THE ELECTION OF DIRECTORS.

    Prior to this offering, our principal stockholders were certain investors assembled by The Jordan Company LLC, the investment firm that sponsored the Acquisition, which beneficially owned directly or indirectly, on a fully diluted basis, 72.2% of our common stock. This group of investors includes JZ Equity Partners plc, a publicly-traded investment trust listed on the London Stock Exchange with an independent board of directors whose investment advisor is affiliated with The Jordan Company, as well as Fairholme Partners, L.P., which will consummate a purchase of 350,000 shares of our common stock simultaneously with this offering. See "The Direct Sale." We refer to this group of investors in this prospectus as the Investors. See "The Acquisition." After this offering, the Direct Sale and the Preferred Share Exchange, the Investors will beneficially own directly or indirectly, on a fully diluted basis, approximately 47% of our common stock. In addition, after the offering, the Direct Sale and the Preferred Share Exchange, David F. Brussard, our Chief Executive Officer and President, and the six other members of our executive management team (including all of the Named Executive Officers described in "Management"), will collectively own approximately 13% of our outstanding common stock on a fully-diluted basis. We refer to this group of seven officers in this prospectus as our Management Team. Until such time as the Investors and our Management Team sell or dispose of the common stock held by them, they would have the ability, if they were to vote together, to exert significant influence over our policies and affairs. If they were to act together, the Investors and our Management Team would have the power to elect our board of directors, appoint new management and approve any action requiring stockholder vote, including amendments to our Certificate of Incorporation and approving mergers or sales of substantially all of our assets. The interests of the Investors and our Management Team may differ from the interests of other stockholders. See "Certain Relationships and Related Transactions."

AS A HOLDING COMPANY, SAFETY GROUP IS DEPENDENT ON THE RESULTS OF OPERATIONS OF SAFETY INSURANCE.

    Safety Group is a company and a legal entity separate and distinct from Safety Insurance, our principal operating subsidiary, which is directly owned by Thomas Black Corporation, an intermediate holding company and the primary borrower under our existing credit facility. As a holding company without significant operations of its own, the principal sources of Safety Group's funds are dividends and other distributions from Thomas Black Corporation. In turn, Thomas Black Corporation's principal sources of funds are dividends and other distributions from Safety Insurance. Our rights, and consequently your rights as stockholders, to participate in any distribution of assets of Safety Insurance are subject to prior claims of policyholders, creditors and preferred stockholders, if any, of Safety Insurance and Thomas Black Corporation (except to the extent that our rights, if any, as a creditor are recognized). Consequently, our ability to pay debts, expenses and cash dividends to our stockholders may be limited.

    The ability of Safety Insurance to pay dividends is subject to limits under Massachusetts insurance law. Further, the ability of Thomas Black Corporation to pay dividends, and our subsidiaries' ability to incur indebtedness or to use the proceeds of equity offerings, will be subject to limits under our new credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

WE ARE SUBJECT TO COMPREHENSIVE REGULATION BY MASSACHUSETTS AND OUR ABILITY TO EARN PROFITS MAY BE RESTRICTED BY THESE REGULATIONS.

    GENERAL REGULATION. We are subject to regulation by government agencies in Massachusetts, and we must obtain prior approval for certain corporate actions. We must comply with regulations involving:

    - transactions between an insurance company and any of its affiliates;

    - the payment of dividends;

    - the acquisition of an insurance company or of any company controlling an insurance company;

    - approval or filing of premium rates and policy forms;

    - solvency standards;

    - minimum amounts of capital and surplus which must be maintained;

    - limitations on types and amounts of investments;

    - restrictions on the size of risks which may be insured by a single company;

    - limitation of the right to cancel or non-renew policies in some lines;

    - regulation of the right to withdraw from markets or terminate involvement with agencies;

    - requirements to participate in residual markets;

    - licensing of insurers and agents;

    - deposits of securities for the benefit of policyholders; and

    - reporting with respect to financial condition.

    In addition, insurance department examiners from Massachusetts perform periodic financial and market conduct examinations of insurance companies. Such regulation is generally intended for the protection of policyholders rather than security holders.

    Massachusetts requires that all licensed property and casualty insurers bear a portion of the losses suffered by some insureds as a result of impaired or insolvent insurance companies. In 1999, 2000 and 2001, we were assessed $0, $5.2 million and $1.4 million, respectively, as our portion of these losses due to the insolvencies of The Trust Insurance Company, Reliance Insurance Company and New England Fidelity. These assessments were made by the Massachusetts Insurers Insolvency Fund to cover the cost of paying eligible claims of policyholders of these insolvent insurers, and by CAR, to recover the shares of net CAR losses that would have been assessed to the insolvent companies but for their insolvencies. In addition, Massachusetts has established an underwriting association in order to ensure that property insurance is available for owners of high risk property who are not able to obtain insurance from private insurers. The losses of this underwriting association are shared by all insurers that write property and casualty insurance in Massachusetts. We are assessed from time to time to pay these losses. The effect of these assessments could reduce our profitability in any given period and limit our ability to grow our business.

    Because we are unable to predict with certainty changes in the political, economic or regulatory environments in Massachusetts in the future, there can be no assurance that existing insurance-related laws and regulations will not become more restrictive in the future or that new restrictive laws will not be enacted and, therefore, it is not possible to predict the potential effects of these laws and regulations on us. See "Business--Regulation."

    MASSACHUSETTS PERSONAL AUTO REGULATION. We are subject to the extensive regulation of the private passenger automobile insurance industry in Massachusetts. Owners of registered automobiles are required to maintain minimum automobile insurance coverages. Generally, we are required by law to issue a policy to any applicant who seeks it. We are assigned certain agents that have been unable to obtain a voluntary contract with another insurer, on the basis of our market share. We call these agents Exclusive Representative Producers or ERPs. In addition, we are required to participate in a state-mandated reinsurance program run by CAR, to which we cede certain undesirable risks and from which we are allocated a portion of the program's overall losses. This program operates at an underwriting deficit and results in expense for us. Our ability to earn profits may be restricted by these requirements. Proposals to change certain of CAR's rules are under consideration.

    In a letter to the Massachusetts Insurance Commissioner (whom we refer to as the Commissioner) dated June 25, 2002, the Massachusetts Attorney General reported that his office has determined that CAR's current methodology for assigning ERPs and distributing the CAR deficit is not fair and equitable. The Attorney General's letter describes several factors that he believes support his findings and which he believes should be corrected in order to comply with Massachusetts law governing CAR. The Attorney General's letter calls on the Commissioner to work with him to address these issues. It is uncertain whether and to what extent the issues raised by the Attorney General will be addressed by CAR. We cannot be certain whether any changes, if adopted by CAR, would affect our profitability.


    Our marketing and underwriting strategies are limited by maximum premium rates and minimum agency commission levels for personal automobile insurance, which are mandated by the Commissioner. The Commissioner mandated an average 8.3% decrease in personal automobile premiums for 2001, as compared to an average rate increase of 0.7% in 2000. There is no change in personal automobile premium rates for 2002. During the period from 1996 through 1999, average premium rates decreased in three out of four years. Coinciding with the 2001 premium rate decrease, the Commissioner also approved an increase in the minimum commission rate agents receive for selling private passenger automobile insurance as a percentage of premiums, from 11.8% in 2000 to 12.3% in 2001. The Commissioner reduced commission rates to 11.7% in 2002. Premium rates are set following a proceeding in which the Commissioner considers historic information relating to claims costs as well as outside factors affecting insurance costs. If the information considered does not accurately predict the future benefit and expense costs of insurers, or if the Commissioner otherwise sets inadequate premium rates, our future profitability could be decreased. Future increases in commission rates would also decrease our profitability.


WE MAY ENTER NEW MARKETS AND THERE CAN BE NO ASSURANCE THAT OUR DIVERSIFICATION STRATEGY WILL BE EFFECTIVE.

    Although we intend to concentrate on our core businesses in Massachusetts, we also may seek to take advantage of prudent opportunities to expand our core businesses into other states where we believe the independent agent distribution channel is strong. As a result of a number of factors, including the difficulties of finding appropriate expansion opportunities and the challenges of operating in an unfamiliar market, we may not be successful in this diversification. Additionally, in order to carry out any such strategy we would need to obtain the appropriate licenses from the insurance regulatory authority of any such state. Today, we do not possess any licenses outside of Massachusetts and we could encounter unexpected regulatory obstacles that prevent us from obtaining these licenses in a timely fashion, or at all.

OUR FAILURE TO MAINTAIN A COMMERCIALLY ACCEPTABLE FINANCIAL STRENGTH RATING WOULD SIGNIFICANTLY AND NEGATIVELY AFFECT OUR ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY SUCCESSFULLY.

    A.M. Best has currently assigned Safety Insurance an "A (Excellent)" rating. An "A" rating is A.M. Best's third highest rating, out of 13 possible rating classifications for solvent companies. An "A" rating is assigned to insurers that in A.M. Best's opinion have a strong ability to meet their ongoing obligations to policyholders. Moreover, an "A" rating is assigned to companies that have, on balance, excellent balance sheet strength, operating performance and business profile when compared to the standards established by A.M. Best.
 A.M. Best bases its ratings on factors that concern policyholders and not upon factors concerning investor protection. Such ratings are subject to change and are not recommendations to buy, sell or hold securities. An important factor in an insurer's ability to compete effectively is its A.M. Best rating. Our A.M. Best rating is lower than those of some of our competitors. Any future decrease in our rating could affect our competitive position. See "Business--Ratings."

OUR LOSSES AND LOSS ADJUSTMENT EXPENSES MAY EXCEED OUR RESERVES, WHICH COULD SIGNIFICANTLY AFFECT OUR BUSINESS.

    The reserves for losses and loss adjustment expenses that we have established are estimates of amounts needed to pay reported and unreported claims and related expenses based on facts and circumstances known to us as of the time we established the reserves. Reserves are based on historical claims information, industry statistics and other factors. The establishment of appropriate reserves is an inherently uncertain process. If our reserves are inadequate and are strengthened, we would have to treat the amount of such increase as a charge to our earnings in the period that the deficiency is recognized. As a result of these factors, there can be no assurance that our ultimate liability will not materially exceed our reserves and have a negative effect on our results of operations and financial condition.


    Due to the inherent uncertainty of estimating reserves, it has been necessary, and may over time continue to be necessary, to revise estimated future liabilities as reflected in our reserves for claims and policy expenses. The historic development of reserves for losses and loss adjustment expenses may not necessarily reflect future trends in the development of these amounts. Accordingly, it is not appropriate to extrapolate redundancies or deficiencies based on historical information. See "Business--Reserves."


IF WE LOSE KEY PERSONNEL, OUR ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY COULD BE DELAYED OR HINDERED.

    Our future success depends significantly upon the efforts of certain key management personnel, including David F. Brussard, our Chief Executive Officer and President. We maintain a $10.0 million key man life insurance policy on Mr. Brussard, the proceeds of which are payable to us, but do not maintain any key man insurance on any other executive. We have entered into employment agreements with Messrs. Brussard, Begley, Crimmins, Kerton, Krupa, Loranger and Patrick, the seven members of our Management Team. The loss of key personnel could prevent us from fully implementing our business strategy and could significantly and negatively affect our financial condition and results of operations. As we continue to grow, we will need to recruit and retain additional qualified management personnel, and our ability to do so will depend upon a number of factors, such as our results of operations and prospects and the level of competition then prevailing in the market for qualified personnel. See "Management--Directors and Officers."

MARKET FLUCTUATIONS AND CHANGES IN INTEREST RATES CAN HAVE SIGNIFICANT AND NEGATIVE EFFECTS ON OUR INVESTMENT PORTFOLIO.


    Our results of operations depend in part on the performance of our invested assets. As of June 30, 2002, 98.0% of our investment portfolio was invested in debt securities and 2.0% in equity securities, which did not include any common equity securities. Certain risks are inherent in connection with debt securities including loss upon default and price volatility in reaction to changes in interest rates and general market factors. See "Business--Investments."


WE MAY NOT BE ABLE TO SUCCESSFULLY ALLEVIATE RISK THROUGH REINSURANCE ARRANGEMENTS WHICH COULD CAUSE US TO REDUCE OUR PREMIUMS WRITTEN IN CERTAIN LINES OR COULD RESULT IN LOSSES.


    In order to reduce risk and to increase our underwriting capacity, we purchase reinsurance. The availability and the cost of reinsurance protection is subject to market conditions, which are outside of our control. As a result, we may not be able to successfully alleviate risk through these arrangements. For example, if reinsurance capacity for homeowners risks were reduced as a result of terrorist attacks or other causes, we would seek to reduce the amount of homeowners business we write. In addition, we are subject to credit risk with respect to our reinsurance because the ceding of risk to reinsurers does not relieve us of our liability to our policyholders. A significant reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on our results of operations and financial condition.


THERE ARE ANTI-TAKEOVER PROVISIONS CONTAINED IN OUR ORGANIZATIONAL DOCUMENTS AND IN LAWS OF THE STATE OF DELAWARE AND MASSACHUSETTS THAT COULD IMPEDE AN ATTEMPT TO REPLACE OR REMOVE OUR MANAGEMENT OR PREVENT THE SALE OF OUR COMPANY, WHICH COULD DIMINISH THE VALUE OF OUR COMMON STOCK.

    Our certificate of incorporation, bylaws and the laws of Delaware contain provisions that may delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. For example, our organizational documents provide for a classified board of directors with staggered terms, prevent stockholders from taking action by written consent, prevent stockholders from calling a special meeting of stockholders, provide for supermajority voting requirements to amend our certificate of incorporation and certain provisions of our bylaws and provide for the filling of vacancies on our board of directors by the vote of a majority of the directors then in office. These provisions will render the removal of the incumbent board of directors or management more difficult. In addition, these provisions may prevent stockholders from receiving the benefit of any premium over the market price of our common stock offered by a bidder in a potential takeover. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

    The Massachusetts insurance law prohibits any person from acquiring control of us, and thus indirect control of Safety Insurance, without the prior approval of the Commissioner. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of our outstanding voting stock. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of our common stock may be deemed to have acquired such control if the Commissioner determines that such control exists in fact. Therefore, any person seeking to acquire a controlling interest in us would face regulatory obstacles which could delay, deter or prevent an acquisition that stockholders might consider in their best interests.

    Section 203 of the General Corporation Law of Delaware, the jurisdiction in which Safety Group is organized, may affect the ability of an "interested stockholder" to engage in certain business combinations including mergers, consolidations or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an interested stockholder. An interested stockholder is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of the corporation.

WE WILL NOT HAVE SUBSTANTIAL PROCEEDS FROM THE OFFERING, THE DIRECT SALE AND OUR NEW CREDIT FACILITY TO EXPAND OR INVEST IN OUR BUSINESS.


    Substantially all of the proceeds from the offering, the Direct Sale and our new credit facility will be used to repay our existing indebtedness. We therefore do not expect to have available to us significant proceeds from the offering or the Direct Sale to expand or invest in our business. Assuming the underwriters do not exercise their over-allotment option, we will pay approximately 38.4% of the net proceeds of the offering to certain Investors in repayment of our senior subordinated notes and payment of dividends on our preferred stock (assuming closing of the offering on September 30, 2002). See "Use of Proceeds."


FUTURE SALES OF SHARES OF OUR COMMON STOCK BY OUR EXISTING STOCKHOLDERS IN THE PUBLIC MARKET, OR THE POSSIBILITY OR PERCEPTION OF SUCH FUTURE SALES, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

    Our Management Team in the aggregate currently owns 27.8% of the common stock of Safety Group. The Investors currently hold the remaining 72.2% of the common stock of Safety Group. After the offering, the Direct Sale and the Preferred Share Exchange, the Management Team and the Investors will hold approximately 13% and 47%, respectively, of the common stock of Safety Group on a fully-diluted basis, assuming the underwriters do not exercise their over-allotment option. Furthermore, we granted the Investors and our Management Team demand and "piggyback" registration rights with respect to our common stock pursuant to a stockholders agreement entered in connection with the Acquisition. Their demand registration rights allow them to require Safety Group to register their shares for public sale, while their "piggyback" registration rights allow them to include their shares in other registered offerings of Safety Group's shares. No prediction can be made as to the effect, if any, that future sales of shares by our existing stockholders, or the availability of shares for future sale, will have on the prevailing market price of our common stock from time to time. Sales of substantial amounts of our common stock in the public market by our existing stockholders, or the possibility or perception that such sales could occur, could cause the prevailing market prices for our common stock to decrease. If such sales reduce the market price of our common stock, our ability to raise additional capital in the equity markets may be adversely affected. As more fully described in "Underwriting," the Management Team and the Investors have agreed not to sell their shares or exercise any registration rights with respect to their shares without the prior written consent of Credit Suisse First Boston Corporation during the period of 180 days following the date of this prospectus.

BECAUSE THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK, THERE CAN BE NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP.

    Prior to this offering, there has been no public market for our common stock and there can be no assurance that an active trading market will develop and continue upon completion of this offering or that the market price for our common stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between us and the underwriters. The initial public offering price of our common stock will be based on numerous factors and may not be indicative of the market price for our common stock after the initial public offering. Factors such as variations in our actual or anticipated operating results, changes in or failure to meet earnings estimates of securities analysts, market conditions in the insurance industry, regulatory actions and general economic and securities market conditions, among other factors, could cause the market price of our common stock to decline below the initial public offering price.

                                THE ACQUISITION


    On October 16, 2001, Safety Group acquired Thomas Black Corporation, the holding company for our insurance and other subsidiaries, from a group of stockholders including Thomas Black Corporation's founder and members of his immediate family, as well as Thomas Black Corporation's employee stock ownership plan. In order to arrange the financing of the transaction and to negotiate the terms of the Acquisition, our Management Team obtained the assistance of The Jordan Company LLC, a private investment firm that specializes in buying and building companies in partnership with management. The Jordan Company assembled a group of equity investors to complete the Acquisition, consisting of institutional investors (including JZ Equity Partners plc), individual investors employed by or serving as consultants to The Jordan Company and our Management Team. JZ Equity Partners is an investment trust, the shares of which are publicly traded on the London Stock Exchange. Its principal business is to invest, primarily in the United States, in debt and equity securities recommended by Jordan/Zalaznick Advisers, Inc., its sole investment adviser and an affiliate of The Jordan Company. Additional acquisition capital consisted of senior subordinated notes and preferred stock purchased by JZ Equity Partners and a term loan and revolving credit facility arranged by Fleet National Bank.


    The following table sets forth the aggregate sources and uses of funds for the Acquisition.

                                SOURCES OF FUNDS

                                                              ($ IN MILLIONS)
                                                              ---------------
Existing credit facility
  Term loan.................................................       $ 55.0
  Revolving credit facility.................................         14.5
Senior subordinated notes...................................         30.0
Senior redeemable cumulative preferred stock................         22.4
Common equity purchased by certain of the Investors.........          1.8
                                                                   ------
    Total sources...........................................       $123.7
                                                                   ======

                                 USES OF FUNDS

                                                              ($ IN MILLIONS)
                                                              ---------------
Payment for shares..........................................       $103.1
Repayment of existing indebtedness, including interest and
  prepayment penalties......................................          8.0
Management employment obligations...........................          3.4
Fees, expenses and working capital..........................          9.2
                                                                   ------
    Total uses..............................................       $123.7
                                                                   ======

    To finance the Acquisition, we entered into our existing credit facility, which consists of a $55 million term loan and a $20 million revolving credit facility. At the closing of the Acquisition, the $14.5 million we borrowed under our revolving credit facility had an interest rate of LIBOR plus 3.75% and the $55 million we borrowed under our term loan had an interest rate of LIBOR plus 3.75%. "LIBOR" stands for London Inter-bank Offered Rate, and means the interest rate that the largest international banks charge each other for loans. We secured our obligations under our existing credit facility with our assets, the assets of our non-insurance subsidiaries and the capital stock of all our subsidiaries (except Safety Indemnity Insurance Company). The $30 million we obtained through the issuance of our senior subordinated notes has an interest rate of 13%. Our senior redeemable cumulative preferred stock accrues a cumulative dividend of 6% per year. We believe that the interest rates on the debt and the dividend rate on the preferred stock represented prevailing market rates at the time of the Acquisition. At the closing of the Acquisition, Thomas Black Corporation refinanced $8.0 million of indebtedness which had a weighted average interest rate of 7.0%.

    In addition, in connection with the Acquisition, Safety Group loaned our Management Team an aggregate of $695,000 in order to purchase shares of our common stock. These recourse loans are secured by a pledge of the shares of common stock each executive purchased and bear interest payable semiannually at a rate equal to 5%. The loans are due and payable on the earlier of December 31, 2011 or 90 days after any such executive is no longer employed with us, but may be prepaid by the executive at any time. Our Management Team used these loans to purchase an aggregate of 27.8% of our outstanding common stock.

    At the time of the Acquisition, Safety Group paid an aggregate of $3.4 million in bonuses to the members of the Management Team and to certain of our other employees. These bonuses were payable upon a change in control of our Company under the employment contracts these employees had with our Company prior to the Acquisition. The members of our Management Team also were parties to an agreement with our Company that would have resulted in their receiving certain other bonuses following a change of control of our Company, provided that following the change of control they remained employed by us or left employment for good reason. These bonuses, which would have been payable to them in installments of 30%, 30% and 40%, respectively, on each of the first, second and third anniversaries of the change of control, would have totaled up to $16.0 million in the aggregate. Prior to the closing of the Acquisition, the members of our Management Team entered into agreements with Safety Insurance under which they agreed not to receive these bonuses. In addition, we entered into new employment agreements with members of our Management Team and granted certain stock appreciation rights to the members of our Management Team. See "Management--Management Compensation" and "Certain Relationships and Related Transactions."


    Upon the closing of the Acquisition, we entered into a management consulting agreement with TJC Management Corporation, an affiliate of The Jordan Company. TJC Management may be considered an affiliate of our company because three of our directors are executives of The Jordan Company, and executives of and consultants to The Jordan Company own an aggregate of approximately 27.4% of our common stock. Under the management consulting agreement, TJC Management renders consulting services to us in connection with our financial and business affairs, our relationships with lenders, stockholders and other third parties, and the expansion of our business. Under the agreement, TJC Management is entitled to a management fee of $1.0 million per year, as well as up to a 2.0% fee on the closing of certain purchase or sale transactions and a 1.0% fee with respect to certain financing transactions. We have paid TJC Management approximately $782,636 under this agreement through August 20, 2002.


    We have agreed with TJC Management to amend the management consulting agreement as of the closing of this offering. Under the agreement as amended, we will no longer be obligated to pay the $1.0 million annual management fee and TJC Management will no longer be obligated to provide consulting services to us other than in connection with the acquisition, sale or financing transactions described above. In consideration for their agreement to terminate the annual fee and their services to us under the agreement prior to the closing, we have agreed to pay TJC Management $4.0 million upon the closing. TJC Management will not receive any other fee upon the closing of the offering or of our new bank credit facility or in respect of the portion of the annual management fee accrued and unpaid through the closing.

    Following the closing of the Acquisition, JZ Equity Partners sold a portion of its notes, preferred stock and common stock to affiliates of Trust Company of the West and of Fairholme Capital Management. Following these purchases, Safety Group's common stock was owned by our Management Team (27.8%), executives of and consultants to The Jordan Company (27.4%), JZ Equity Partners plc (17.9%), affiliates of Trust Company of the West (9.7%), Leucadia Investors, Inc. (9.0%), Fairholme

Partners, L.P. (8.1%) and J/Z CBO (Delaware), LLC, a fund managed by Jordan/Zalaznick Advisors Inc., an affiliate of The Jordan Company (0.2%). An affiliate of Leucadia Investors, Inc. is an investor in The Jordan Company.

    For further discussion of the transactions we consummated in connection with the Acquisition, as well as a description of the management consulting agreement, the stockholders' agreement entered into by all of our stockholders, the registration rights of holders of our common stock and certain other matters, see "Certain Relationships and Related Transactions."

                          THE PREFERRED SHARE EXCHANGE

    The holders of our outstanding preferred stock have agreed to amend the terms of the preferred stock to make it automatically convert into our common stock upon the closing of this offering. Currently, the preferred stock is not convertible into common stock under any circumstances. The conversion price will be equal to the initial public offering price of our common stock in this offering. Assuming an initial public offering price of $17.00 per share (the midpoint of the range set forth on the cover page of this prospectus), an aggregate of 1,317,644 shares of our common stock will be issued upon conversion. This agreement will be effected by our amended and restated certificate of incorporation to be filed prior to this offering.

                                THE DIRECT SALE

    We have agreed to sell, and Fairholme Partners, L.P., one of the Investors, has agreed to purchase for investment directly from us on a non-underwritten basis, an aggregate of 350,000 shares of our common stock. After the offering, the Preferred Share Exchange and the Direct Sale, Fairholme Partners, L.P. will hold 1,115,119 shares of our common stock, representing 8.9% of our outstanding common stock on a fully-diluted basis. This purchase will be consummated simultaneously with the consummation of this offering, at the initial public offering price, for an aggregate price of $6.0 million assuming an initial public offering price of $17.00 per share. We refer to this sale in this prospectus as the Direct Sale. The consummation of the Direct Sale is not a condition to the consummation of this offering.

    As a holder of outstanding shares of our common stock, Fairholme Partners, L.P. has entered into the lock-up agreement described in "Underwriting" which would apply to the shares purchased in the Direct Sale.

           CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

    Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us in general and the insurance sector specifically. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will," and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

    All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under "Risk Factors" above. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                USE OF PROCEEDS


    We estimate that our net proceeds from this offering and the Direct Sale will be approximately $82.5 million, based on an assumed initial public offering price of $17.00 per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and estimated offering expenses we must pay. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds from this offering and the Direct Sale will be approximately $94.4 million. We anticipate that, concurrently with the completion of this offering, we will enter into a new $30.0 million revolving credit facility with Fleet National Bank to provide additional funds to accomplish the repayments described below and to obtain additional borrowing capacity under a revolving line of credit. We intend to borrow the remaining amount necessary for the purposes set forth below (which would be approximately $22.4 million based on the assumptions above) under this new credit facility at the closing of the offering. We intend to use the net proceeds of this offering and the Direct Sale and of our borrowings under our new credit facility for the following purposes (in each case, assuming closing of the offering on September 30, 2002):



    - Approximately $69.3 million will be used to repay our existing credit facility. This indebtedness with Fleet National Bank consists of a $20.0 million senior secured revolving credit facility (of which $14.5 million is outstanding as of July 31, 2002), which is due and payable on October 16, 2006, and a $55.0 million senior secured term loan (of which $53.0 million is outstanding as of July 31, 2002), which is due and payable on December 31, 2007, together with accrued and unpaid interest on the credit facility and the term loan. The current interest rate under our existing credit facility is 5.58%. The proceeds from these borrowings and the issuance of our senior subordinated notes were used to fund, in part, the Acquisition, including to purchase Thomas Black Corporation's stock, refinance Thomas Black Corporation's indebtedness, pay existing management obligations and acquisition expenses and provide working capital.



    - Approximately $31.7 million will be used to repay $30.0 million principal amount of 13.0% senior subordinated notes, together with accrued and unpaid interest.



    - Approximately $1.3 million will be used to pay accrued and unpaid dividends on our 6.0% cumulative senior preferred stock.


    - Any remaining net proceeds will be used for our general corporate purposes.


Our senior subordinated notes and preferred stock are held by the following
Investors: JZ Equity Partners plc; J/Z CBO (Delaware), LLC; TCW/Crescent Mezzanine Trust III; TCW/Crescent Mezzanine Partners III, L.P.; TCW/Crescent Mezzanine Partners III Netherlands, L.P.; and Fairholme Partners, L.P. Assuming the underwriters do not exercise their over-allotment option, these Investors will receive approximately 38.4% of the net proceeds of the offering in repayment of our senior subordinated notes and payment of dividends on our preferred stock.

                                DIVIDEND POLICY

    Our board of directors currently intends to declare an annual dividend on our common stock of $0.36 per share. The declaration and payment of dividends is subject to the discretion of our board of directors, and will depend on our financial condition, results of operations, cash requirements, future prospects, regulatory and contractual restrictions on the payment of dividends by our subsidiaries, and other factors deemed relevant by the board. There is no requirement or assurance that we will declare and pay any dividends. For a discussion of our cash resources and needs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    Safety Group is a holding company and a legal entity separate and distinct from Safety Insurance, our principal operating subsidiary, which is directly owned by Thomas Black Corporation, an intermediate holding company which is the primary borrower under our existing credit facility. As a holding company without significant operations of its own, the principal sources of Safety Group's funds are dividends and other distributions from Thomas Black Corporation. Thomas Black Corporation's principal sources of funds are dividends and other distributions from Safety Insurance.

    The ability of Safety Insurance to pay dividends is subject to limits under Massachusetts insurance law. Further, the ability of Thomas Black Corporation to pay dividends, and our ability to incur indebtedness or to use the proceeds of equity offerings, will be subject to limits under our new credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION


    The following table sets forth, at June 30, 2002, the total capitalization of Safety on an actual basis and as adjusted to give effect to:


    - the issuance in this offering and the Direct Sale of 5,350,000 shares of our common stock (at an assumed initial public offering price of $17.00 per share, after deducting estimated underwriting discounts and estimated offering expenses we must pay and assuming that the underwriters' over-allotment option is not exercised);

    - the use of the net proceeds of the offering and the Direct Sale as set forth in "Use of Proceeds;" and

    - the issuance of 1,317,644 shares of our Common Stock in the Preferred Share Exchange.

    This table should be read in conjunction with "Unaudited Pro Forma Financial Data" and the consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.


                                                               AS OF JUNE 30, 2002
                                                              ----------------------
                                                                          UNAUDITED
                                                                         PRO FORMA,
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                 ($ IN THOUSANDS)
DEBT:
  Existing senior secured revolving credit facility.........  $ 14,500          --
  New revolving credit facility(1)..........................        --    $ 22,350
  Senior secured term loan..................................    54,000          --
  Senior subordinated notes.................................    30,000          --
                                                              --------    --------
    Total debt..............................................    98,500      22,350
                                                              --------    --------

MANDATORILY REDEEMABLE PREFERRED STOCK......................    23,352          --
                                                              --------    --------

STOCKHOLDERS' EQUITY:

  Common stock..............................................        58         125

  Additional paid-in capital................................     2,442     111,493

  Retained earnings.........................................   116,438     111,568

  Accumulated other comprehensive income, net of taxes......       900         900

  Promissory notes receivable from management...............      (720)       (720)
                                                              --------    --------

    Total stockholders' equity..............................  $119,118    $223,366
                                                              --------    --------

TOTAL CAPITALIZATION........................................  $240,970    $245,716
                                                              ========    ========


------------------------

(1) We anticipate that, concurrently with the completion of this offering, we will enter into a new $30.0 million revolving credit facility.

                                    DILUTION


    At June 30, 2002, our net tangible book value was $119.1 million, or $20.50 per share of common stock. As used below, our net tangible book value per share of common stock represents stockholders' equity divided by the number of shares of common stock outstanding. After giving effect to the issuance of 6,667,644 shares of our common stock (at an assumed initial public offering price of $17.00 per share of common stock, assuming the Direct Sale and the Preferred Share Exchange are consummated simultaneously with this offering at the initial offering price, and after deducting estimated underwriting discounts and estimated offering expenses we must pay and assuming that the underwriters' over-allotment option is not exercised), the application of the estimated net proceeds therefrom, as set forth in "Use of Proceeds," our net tangible book value as of June 30, 2002, would have been $223.4 million, or $17.90 per share of common stock. This amount represents an immediate decrease of $2.60 per share of common stock to the existing stockholders and an immediate accretion of $0.90 per share of common stock issued to the new investors purchasing stock offered hereby at the assumed public offering price. The following table illustrates this per share accretion:



Assumed initial public offering price per share of common                 $17.00
  stock.....................................................

  Net tangible book value per share of common stock before
    the offering, the Direct Sale and Preferred Share
    Exchange................................................              $20.50

  Net tangible book value per share of common stock after
    the offering, the Direct Sale and the Preferred Share
    Exchange................................................              $17.90

Decrease attributable to the offering, the Direct Sale and
  the Preferred Share Exchange..............................              $(2.60)

Accretion per share of common stock to new investors after
  the offering, the Direct Sale and the Preferred Share
  Exchange..................................................              $ 0.90


    The following table sets forth the number of our shares of common stock issued, the total consideration paid and the average price per share of common stock paid by all existing stockholders and new investors, after giving effect to the issuance of 5,350,000 shares of common stock in the offering and the Direct Sale at an assumed initial public offering price of $17.00 per share (before deducting estimated underwriting discounts and estimated offering expenses we must pay and assuming that the underwriters' over-allotment option is not exercised) and the occurrence of the Preferred Share Exchange.

                                                 SHARES ISSUED         TOTAL CONSIDERATION      AVERAGE
                                             ---------------------   -----------------------   PRICE PER
                                               NUMBER     PERCENT       AMOUNT      PERCENT      SHARE
                                             ----------   --------   ------------   --------   ---------
Existing stockholders(1)...................   7,127,644     57.1%    $ 24,900,000     21.5%     $ 3.49
Offering...................................   5,000,000     40.1       85,000,000     73.4       17.00
Direct Sale................................     350,000      2.8        5,950,000      5.1       17.00
                                             ----------     ----     ------------     ----
    Total..................................  12,477,644      100%    $115,850,000      100%     $ 9.28
                                             ==========     ====     ============     ====

------------------------

(1)  Including shares issued in the Preferred Share Exchange.

                       SELECTED HISTORICAL FINANCIAL DATA


    The following table sets forth our selected historical consolidated financial data as of and for each of the five years ended December 31, 2001 and as of and for the six months ended June 30, 2001 and 2002. Prior to October 16, 2001, Thomas Black Corporation was the parent company of Safety Insurance. In the Acquisition, on October 16, 2001, Safety Group became the parent company of Thomas Black Corporation.


    The selected historical consolidated financial data for the predecessor period January 1, 2001 to October 15, 2001 and the successor period October 16, 2001 to December 31, 2001 and as of December 31, 2001 have been derived from the financial statements of Safety Group and Thomas Black Corporation included in this prospectus which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected historical consolidated financial data for the years ended December 31, 1999, and 2000 and as of December 31, 2000 have been derived from Thomas Black Corporation's financial statements included in this prospectus which have been audited by PricewaterhouseCoopers LLP. The selected historical consolidated financial data for the years ended
December 31, 1997 and 1998 and as of December 31, 1997, 1998 and 1999 have been derived from Thomas Black Corporation's consolidated financial statements not included in this prospectus, which have been audited by PricewaterhouseCoopers LLP. As a result of the Acquisition, financial data for periods prior to the Acquisition may not be comparable with financial data for periods following the Acquisition.


    The selected historical consolidated income statement data for the six months ended June 30, 2001 and 2002 and the selected historical consolidated balance sheet data as of June 30, 2002 have been derived from our unaudited interim condensed consolidated financial statements included in this prospectus. The selected historical consolidated balance sheet data as of June 30, 2001 have been derived from our unaudited interim condensed balance sheet data not included in this prospectus.


    We have prepared the selected historical consolidated financial data, other than statutory data, in conformity with GAAP. We have derived the statutory data from the annual statements of our insurance subsidiaries filed with insurance regulatory authorities, which were prepared in accordance with statutory accounting practices, which vary in certain respects from GAAP.

    The selected financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes included in this prospectus in order to more fully understand the historical consolidated financial data.


                                      PREDECESSOR YEAR ENDED DECEMBER 31,
                           ---------------------------------------------------------
                               1997           1998           1999           2000
                           ------------   ------------   ------------   ------------
                               ($ IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)   (
INCOME STATEMENT DATA:

Direct written
  premiums...............   $  272,495     $  287,507     $  349,206     $  427,457
Net written premiums.....      243,688        259,153        330,961        430,030
Net earned premiums......      242,760        246,507        300,020        381,413
Investment income........       22,349         22,965         23,870         26,889
Net realized gain (loss)
  on investments.........        8,551         10,119          8,102         (1,246)
Finance and other service
  income.................        6,222          9,343         10,989         12,656
                            ----------     ----------     ----------     ----------
  Total income...........      279,882        288,934        342,981        419,712

Losses and loss
  adjustment expenses....      180,643        188,913        225,241        275,138
Underwriting, operating
  and related expenses...       78,261         76,115         91,357        115,567
Transaction
  expenses(2)............           --             --             --            406
Interest expense.........        2,040          1,716          1,418          1,072
                            ----------     ----------     ----------     ----------
  Total expenses.........      260,944        266,744        318,016        392,183
Income (loss) before
  income taxes...........       18,938         22,190         24,965         27,529
Income tax expense.......        5,688          7,778          8,667          8,255
                            ----------     ----------     ----------     ----------
Net income (loss) before
  extraordinary item and
  preferred stock
  dividends..............       13,250         14,412         16,298         19,274
Excess of fair value of
  acquired net assets
  over purchase price....           --             --             --             --
                            ----------     ----------     ----------     ----------
Net income before
  preferred stock
  dividends..............   $   13,250     $   14,412     $   16,298     $   19,274
Dividends on mandatorily
  redeemable preferred
  stock..................           --             --             --             --
                            ----------     ----------     ----------     ----------
Net income available to
  common stockholders....   $   13,250     $   14,412     $   16,298     $   19,274
                            ==========     ==========     ==========     ==========
Net income (loss) per
  common share before
  extraordinary item
  Basic..................   $    17.77     $    18.47     $    19.95     $    22.50
                            ==========     ==========     ==========     ==========
  Diluted................   $    17.77     $    18.47     $    19.95     $    22.50
                            ==========     ==========     ==========     ==========
Extraordinary item per
  common share
  Basic..................   $       --     $       --     $       --     $       --
                            ==========     ==========     ==========     ==========
  Diluted................   $       --     $       --     $       --     $       --
                            ==========     ==========     ==========     ==========

Net income per common
  share
  Basic..................   $    17.77     $    18.47     $    19.95     $    22.50
                            ==========     ==========     ==========     ==========
  Diluted................   $    17.77     $    18.47     $    19.95     $    22.50
                            ==========     ==========     ==========     ==========
Weighted average number
  of common shares
  outstanding
  Basic..................      745,800        780,300        816,800        856,800
                            ==========     ==========     ==========     ==========
  Diluted................      745,800        780,300        816,800        856,800
                            ==========     ==========     ==========     ==========

                                   PREDECESSOR     SUCCESSOR     PREDECESSOR     SUCCESSOR
                                      PERIOD         PERIOD      ------------   ------------
                                   ------------   ------------        SIX MONTHS ENDED
                                    JANUARY 1-    OCTOBER 16-             JUNE 30,
                               -   OCTOBER 15,    DECEMBER 31,   ---------------------------
                                     2001(1)        2001(1)          2001           2002
                               -   ------------   ------------   ------------   ------------
                               ($ IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
INCOME STATEMENT DATA:
Direct written
  premiums...............           $  391,628     $   80,238     $  259,918     $  283,382
Net written premiums.....              382,486         82,980        256,322        285,355
Net earned premiums......              347,098        100,175        218,013        241,420
Investment income........               22,246          5,359         13,979         13,659
Net realized gain (loss)
  on investments.........                 (766)        (4,284)          (591)        (2,388)
Finance and other service
  income.................               10,559          2,950          6,589          8,024
                                    ----------     ----------     ----------     ----------
  Total income...........              379,137        104,200        237,990        260,715
Losses and loss
  adjustment expenses....              276,383         75,559        172,433        182,926
Underwriting, operating
  and related expenses...               89,297         30,212         58,568         65,645
Transaction
  expenses(2)............                5,605          3,874            109             --
Interest expense.........                  550          1,823            387          4,151
                                    ----------     ----------     ----------     ----------
  Total expenses.........              371,835        111,468        231,497        252,722
Income (loss) before
  income taxes...........                7,302         (7,268)         6,493          7,993
Income tax expense.......                1,678         (1,666)         2,143          2,524
                                    ----------     ----------     ----------     ----------
Net income (loss) before
  extraordinary item and
  preferred stock
  dividends..............                5,624         (5,602)         4,350          5,469
Excess of fair value of
  acquired net assets
  over purchase price....                   --        117,523             --             --
                                    ----------     ----------     ----------     ----------
Net income before
  preferred stock
  dividends..............           $    5,624     $  111,921     $    4,350     $    5,469
Dividends on mandatorily
  redeemable preferred
  stock..................                   --           (280)            --           (672)
                                    ----------     ----------     ----------     ----------
Net income available to
  common stockholders....           $    5,624     $  111,641     $    4,350     $    4,797
                                    ==========     ==========     ==========     ==========
Net income (loss) per
  common share before
  extraordinary item
  Basic..................           $     6.26     $    (1.07)    $     4.88     $     0.87
                                    ==========     ==========     ==========     ==========
  Diluted................           $     6.26     $    (1.07)    $     4.88     $     0.83
                                    ==========     ==========     ==========     ==========
Extraordinary item per
  common share
  Basic..................           $       --     $    21.29     $       --     $       --
                                    ==========     ==========     ==========     ==========
  Diluted................           $       --     $    21.29     $       --     $       --
                                    ==========     ==========     ==========     ==========
Net income per common
  share
  Basic..................           $     6.26     $    20.23     $     4.88     $     0.87
                                    ==========     ==========     ==========     ==========
  Diluted................           $     6.26     $    20.23     $     4.88     $     0.83
                                    ==========     ==========     ==========     ==========
Weighted average number
  of common shares
  outstanding
  Basic..................              898,300      5,519,500        891,300      5,519,500
                                    ==========     ==========     ==========     ==========
  Diluted................              898,300      5,810,000        891,300      5,810,000
                                    ==========     ==========     ==========     ==========

                                                                                  SUCCESSOR     PREDECESSOR   SUCCESSOR
                                                                                -------------   -----------   ---------
                                                                                  AS OF AND        AS OF AND FOR THE
                                            AS OF AND FOR THE                      FOR THE         SIX MONTHS ENDED
                                   PREDECESSOR YEAR ENDED DECEMBER 31,           YEAR ENDED            JUNE 30,
                            -------------------------------------------------   DECEMBER 31,    -----------------------
                               1997         1998         1999         2000          2001           2001         2002
                            ----------   ----------   ----------   ----------   -------------   -----------   ---------
                                                          ($ IN THOUSANDS, EXCEPT RATIOS)
BALANCE SHEET DATA:
  Total cash and
    investments...........   $404,702     $434,356     $447,836     $505,006      $529,286        $507,083    $516,885
  Total assets............    717,400      734,647      770,009      833,339       859,174         836,769     920,256
  Losses and loss
    adjustment expenses
    reserves..............    319,453      311,846      315,226      302,131       302,556         302,140     309,351
  Total debt..............     27,000       22,500       18,000       13,383        99,500           7,964      98,500
  Total liabilities.......    567,537      563,499      594,905      620,388       727,512         616,948     777,786
  Mandatorily redeemable
    preferred stock.......         --           --           --           --        22,680              --      23,352
  Total stockholders'
    equity................    149,863      171,148      175,105      212,951       108,982         219,821     119,118

STATUTORY DATA:
  Policyholders' surplus
    (at period end).......   $163,566     $179,926     $185,529     $192,577      $220,081        $207,370    $221,224

  Loss ratio(3)...........       76.0%        77.1%        76.1%        73.5%         78.8%           79.2%       76.2%
  Expense ratio(3)........       29.9         29.1         28.6         27.3          25.0            23.6        23.9
                             --------     --------     --------     --------      --------        --------    --------
  Combined ratio(3).......      105.9%       106.2%       104.7%       100.8%        103.8%          102.8%      100.1%
                             ========     ========     ========     ========      ========        ========    ========


--------------------------
(1) In this financial presentation, the financial data for 2001 has been split into a predecessor period from January 1, 2001 to October 15, 2001 and a successor period from October 16, 2001 to December 31, 2001.

(2) Our transaction expenses reflect the costs we incurred in connection with the Acquisition and this offering. See "The Acquisition" and "The
    Offering."

(3) The loss ratio is the ratio of losses and loss adjustment expenses to net earned premiums. The expense ratio, when calculated on a statutory accounting basis, is the ratio of underwriting expenses to net written premiums. The combined ratio is the sum of the loss ratio and the expense ratio. Our expense ratios and combined ratios shown include certain compensation and interest expenses charged to our insurance subsidiaries under our prior majority owner which are described in footnote 1 to the table shown under "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Insurance Ratios."

                       UNAUDITED PRO FORMA FINANCIAL DATA

    The unaudited pro forma condensed consolidated balance sheet presented below gives effect to:

    - the sale of 5,000,000 shares of our common stock in the initial public offering (at an assumed initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and estimated offering expenses payable by us and assuming that the underwriters' over-allotment option is not exercised);

    - the sale of 350,000 shares of our common stock in the Direct Sale (at an assumed initial public offering price of $17.00 per share);

    - the Preferred Share Exchange;

    - the replacement of our existing credit facility with our new credit facility; and

    - the application of the net proceeds of the initial public offering, the Direct Sale and our new credit facility as set forth in "Use of Proceeds,"


as if they had all occurred as of June 30, 2002.


    The unaudited pro forma condensed consolidated income statement presented below gives effect to:

    - the sale of 5,000,000 shares of our common stock in the initial public offering (at an assumed initial public offering price of $17.00 per share, and after deducting estimated underwriting discounts and estimated offering expenses payable by us and assuming that the underwriters' over-allotment option is not exercised);

    - the sale of 350,000 shares of our common stock in the Direct Sale (at an assumed initial public offering price of $17.00 per share);

    - the Preferred Share Exchange;

    - the Acquisition;

    - the replacement of our existing credit facility with our new credit facility; and

    - the application of the net proceeds of the initial public offering, the Direct Sale and our new credit facility as set forth in "Use of Proceeds,"


as if they had all occurred as of January 1, 2001 for the year ended December 31, 2001 and the six months ended June 30, 2002.


    THE UNAUDITED PRO FORMA DATA ARE BASED ON AVAILABLE INFORMATION AND ON ASSUMPTIONS WE BELIEVE ARE REASONABLE. THE UNAUDITED PRO FORMA DATA SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF OUR CONSOLIDATED FINANCIAL POSITION OR OUR CONSOLIDATED RESULTS OF OPERATIONS HAD THESE TRANSACTIONS BEEN CONSUMMATED ON THE DATES ASSUMED, AND DO NOT IN ANY WAY REPRESENT A PROJECTION OR FORECAST OF OUR CONSOLIDATED FINANCIAL POSITION OR CONSOLIDATED RESULTS OF OPERATIONS FOR OR AS OF ANY FUTURE PERIOD OR DATE.

    You should read the unaudited pro forma data in conjunction with our consolidated financial statements and the accompanying notes included in this prospectus and with the other information included in this prospectus, including the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2002
                                ($ IN THOUSANDS)



                                                              SAFETY INSURANCE    OFFERING     UNAUDITED
                                                                GROUP, INC.      ADJUSTMENTS   PRO FORMA
                                                              ----------------   -----------   ---------
ASSETS:
Cash and investments........................................      $516,885        $  6,500 (1) $523,385
Accounts receivable.........................................       133,742                      133,742
Reinsurance recoverables....................................        92,079                       92,079
Deferred policy acquisition costs...........................        38,213                       38,213
Deferred income taxes.......................................        14,811           2,623 (3)   17,434
Other assets................................................       124,526          (4,139)(2)  120,387
                                                                  --------        --------     --------

    Total assets............................................      $920,256        $  4,984     $925,240
                                                                  ========        ========     ========

LIABILITIES:
Loss and loss adjustment expense reserves...................      $309,351                     $$309,351
Unearned premium reserves...................................       286,447                      286,447
Debt........................................................        98,500         (98,500)(4)
                                                                                    22,350 (4)   22,350

Other liabilities...........................................        83,488           4,000 (5)
                                                                                    (4,218)(5)
                                                                                       807 (5)
                                                                                    (1,398)(5)
                                                                                     1,047 (5)   83,726
                                                                  --------        --------     --------

  Total liabilities.........................................       777,786         (75,912)     701,874
                                                                  --------        --------     --------

MANDATORILY REDEEMABLE PREFERRED STOCK......................        23,352         (23,352)(6)        0
                                                                  --------        --------     --------

STOCKHOLDERS' EQUITY:
Common stock................................................            58              54 (6)
                                                                                        13 (6)      125
Additional paid-in capital..................................         2,442          82,446 (6)
                                                                                    22,387 (6)
                                                                                     4,218 (7)  111,493
Accumulated other comprehensive income, net of taxes........           900                          900
Promissory notes receivable from management.................          (720)                        (720)
Retained earnings...........................................       116,438          (1,590)(8)
                                                                                    (2,600)(8)
                                                                                      (680)(8)  111,568
                                                                  --------        --------     --------
  TOTAL STOCKHOLDERS' EQUITY................................       119,118         104,248      223,366
                                                                  --------        --------     --------
  TOTAL LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
    AND STOCKHOLDERS' EQUITY................................      $920,256        $  4,984     $925,240
                                                                  ========        ========     ========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 2001
               ($ IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)



                                                                                                                      UNAUDITED
                                                                                                                      COMBINED
                                                                      UNAUDITED                                       PRO FORMA
                                     PREDECESSOR      SUCCESSOR       COMBINED                                          YEAR,
                                       PERIOD          PERIOD           YEAR                                         AS ADJUSTED
                                    -------------   -------------   -------------                                   -------------
                                     JANUARY 1 -    OCTOBER 16 -     JANUARY 1 -      UNAUDITED       UNAUDITED      JANUARY 1 -
                                     OCTOBER 15,    DECEMBER 31,    DECEMBER 31,     ACQUISITION      OFFERING      DECEMBER 31,
                                        2001            2001            2001         ADJUSTMENTS     ADJUSTMENTS        2001
                                    -------------   -------------   -------------   -------------   -------------   -------------
Net earned premiums...............   $   347,098     $   100,175     $   447,273                                     $   447,273
Investment income.................        22,246           5,359          27,605     $    (1,303)(9)                      26,302
Net realized investment losses....          (766)         (4,284)         (5,050)                                         (5,050)
Finance and other service
  income..........................        10,559           2,950          13,509                                          13,509
                                     -----------     -----------     -----------     -----------                     -----------
  Total income....................       379,137         104,200         483,337          (1,303)                        482,034
                                     -----------     -----------     -----------     -----------                     -----------
Losses and loss adjustment
  expenses(10)....................       276,383          75,559         351,942                                         351,942
Underwriting, operating and
  related expenses................        89,297          30,212         119,509                     $    (1,000)(17)      116,755
                                              --              --              --             791 (11)
                                              --              --              --          (1,304)(12)       (1,241)(18)
Transaction expenses..............         5,605           3,874           9,479          (5,605)(13)                      3,874
Interest expense..................           550           1,823           2,373           7,500 (14)                      1,332
                                              --              --              --              --          (9,323)(19)           --
                                              --              --              --              --             782 (19)
                                     -----------     -----------     -----------     -----------     -----------     -----------
  Total expenses..................       371,835         111,468         483,303           1,382         (10,782)        473,903
                                     -----------     -----------     -----------     -----------     -----------     -----------
Income (loss) before income
  taxes...........................         7,302          (7,268)             34          (2,685)         10,782           8,131
Income tax expense................         1,678          (1,666)             12          (2,901)(15)        3,774 (15)          885
                                     -----------     -----------     -----------     -----------     -----------     -----------
Net income (loss) before
  extraordinary item and preferred
  stock dividend..................         5,624          (5,602)             22             216           7,008           7,246
Dividends on mandatorily
  redeemable preferred stock......            --            (280)           (280)         (1,064)(16)        1,344 (20)           --
                                     -----------     -----------     -----------     -----------     -----------     -----------
Net income (loss) before
  extraordinary item available to
  common stockholders(21).........   $     5,624     $    (5,882)    $      (258)    $      (848)    $     8,352     $     7,246
                                     ===========     ===========     ===========     ===========     ===========     ===========
Earnings (loss) per common
  share(21)
  Basic...........................   $      6.26     $     (1.07)                                                    $      0.58
                                     ===========     ===========                                                     ===========
  Diluted.........................   $      6.26     $     (1.07)                                                    $      0.58
                                     ===========     ===========                                                     ===========
Weighted average number of common
  shares outstanding
  Basic...........................       898,300       5,519,500                                                      12,477,644
                                     ===========     ===========                                                     ===========
  Diluted.........................       898,300       5,810,000                                                      12,477,644
                                     ===========     ===========                                                     ===========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002
               ($ IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)



                                                              UNAUDITED
                                                              SIX MONTHS      UNAUDITED      UNAUDITED
                                                                ENDED         OFFERING       PRO FORMA
                                                            JUNE 30, 2002    ADJUSTMENTS   JUNE 30, 2002
                                                            --------------   -----------   --------------
Net earned premiums.......................................    $  241,420                    $   241,420
Investment income.........................................        13,659                         13,659
Net realized investment losses............................         8,024                          8,024
Finance and other service income..........................        (2,388)                        (2,388)
                                                              ----------      ---------     -----------
  Total income............................................       260,715                        260,715
                                                              ----------      ---------     -----------
Losses and loss adjustment expenses(10)...................       182,926                        182,926
Underwriting, operating and related expenses..............        65,645      $    (573)(17)
                                                                                 (2,978)(18)       62,094
Interest expense..........................................         4,151         (4,151)(19)
                                                                                    392 (19)          392
                                                              ----------      ---------     -----------
  Total expenses..........................................       252,722         (7,310)        245,412
                                                              ----------      ---------     -----------

Income before income taxes................................         7,993          7,310          15,303
Income tax expense........................................         2,524          2,559 (15)        5,083
                                                              ----------      ---------     -----------
Net income before preferred stock dividends...............         5,469          4,751          10,220
Dividends on mandatorily redeemable preferred stock.......          (672)           672 (20)           --
                                                              ----------      ---------     -----------
Net income available to common stockholders...............    $    4,797      $   5,423     $    10,220
                                                              ==========      =========     ===========
Earnings per common share
  Basic...................................................    $     0.87                    $      0.82
                                                              ==========                    ===========
  Diluted.................................................    $     0.83                    $      0.82
                                                              ==========                    ===========
Weighted average number of common shares outstanding
  Basic...................................................     5,519,500                     12,477,644
                                                              ==========                    ===========
  Diluted.................................................     5,810,000                     12,477,644
                                                              ==========                    ===========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

--------------------------

Unaudited Notes to Unaudited Pro Forma Financial Information


1. Represents net cash proceeds from the offering, Direct Sale and new credit facility borrowing available for payment of other offering expenses
    ($2.5 million) and payment to TJC Management ($4.0 million) after repayment of existing debt.



2. Represents write-down of deferred debt issuance costs of $2.4 million related to indebtedness in connection with the Acquisition charged to earnings and write down of deferred offering costs of $1.7 million charged to additional paid-in capital.



3. Represents net tax benefit of write-down of deferred debt issuance costs, stock appreciation rights compensation expense and TJC Management fees. The income tax benefit of all deductible adjustments has been calculated at the statutory rate of 35%.


4. Represents repayment of Acquisition-related indebtedness of $98.5 million and borrowings under our new credit facility of $22.4 million.


5. Represents accrued liabilities related to (i) $4.0 million to be paid to TJC Management at the closing of this offering in consideration for services rendered to us pursuant to the TJC Management Agreement and for the termination of the annual management fee, (ii) additional transaction expenses of $0.8 million related to the offering, (iii) compensation expense of $1.0 million related to management stock appreciation rights which become automatically vested and are in-the-money upon the offering and (iv)
    $1.4 million to be paid for interest accrued on existing debt. In addition, represents a reduction of accrued compensation expense of $4.2 million related to call and put options on the shares held by management, including the restricted stock. The call and put options terminate upon the offering and the related liability is extinguished, increasing stockholders' equity.



6. Represents (i) issuance of 5,350,000 shares of $0.01 par value common stock at an assumed initial offering price of $17.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) for assumed gross proceeds of $90.95 million net of underwriting discounts and commissions of $6.0 million and related expenses of $2.5 million in connection with the offering and (ii) the issuance of 1,317,644 shares of common stock upon conversion of all outstanding preferred stock in the Preferred Share Exchange. In connection with the Preferred Share Exchange, approximately $1.0 million in accumulated dividends on the preferred stock will be settled with cash from the proceeds of the offering.



7. Represents impact on additional paid-in capital of the portion of the adjustment in note 5 related to call and put options on the shares held by management, because the call and put options terminate upon the offering.



8. Represents after tax impact on retained earnings from adjustments in notes 2 and 5 related to write-off of deferred debt issuance costs, TJC Management fees and management stock appreciation rights.


9. Represents the net effect of amortization or accretion of purchase premium or discount, respectively, on fixed maturities over the estimated remaining life of the securities. Net investment income is adjusted to include the effect of restating the historical yield on fixed maturity securities to the estimated market yield as of the date of the Acquisition as though it had been restated as of the beginning of the period. The change to a market yield is estimated based on our aggregate net unrealized gain on fixed maturities at the date of the Acquisition, amortized over the estimated average life of the portfolio (5 years).

10. In connection with the Acquisition, an allocation of the purchase price was made to the estimated fair value of assets acquired and liabilities assumed. As of October 16, 2001, management determined that the estimated fair value of reserves for loss and loss adjustment expenses approximated carrying value at that date. Accordingly, there is no pro forma adjustment to accrete the fair value of reserves for loss and loss adjustment expenses to the amount ultimately to be paid during the pro forma periods presented.


11. Represents incremental management fee expense for TJC Management for the predecessor period. Under the management agreement with TJC Management, we are obligated to pay $1.0 million in annual management fees plus out of pocket expenses, $209,000 of which has been recognized in the successor period. We have agreed with TJC Management to terminate the annual management fee at the closing of the offering.


12. Represents the elimination of depreciation expense on property, plant and equipment. In connection with the Acquisition, property, plant and equipment were written down to $0 under the purchase method of accounting.

13. Represents elimination of transaction expenses related to the Acquisition incurred during predecessor period. As the pro forma presentation assumes an Acquisition date of January 1, 2001, the predecessor transaction expenses would have been incurred prior to January 1, 2001 and thus are eliminated from the unaudited pro forma income statement for the combined pro forma year ended December 31, 2001.

14. Represents estimated incremental interest expense of $7.5 million for the predecessor period for borrowings made in connection with the Acquisition (which includes the $55.0 million term loan, $14.5 million borrowed under the $20.0 million revolving credit facility and the $30.0 million senior subordinated notes). Approximately $1.8 million of interest expense related to the borrowings made in connection with the Acquisition was expensed in the successor period.

15. Represents the income tax expense of the above adjustments except for certain transaction expenses, which are non-deductible for tax purposes. The income tax benefit of all other adjustments is at 35%.

16. Represents addition of dividends on mandatorily redeemable preferred stock for full year for the Acquisition.


17. Represents elimination of TJC Management fee and related out of pocket expenses for the full year and six months for the offering. These fees were paid in respect of continuing services that will no longer be provided after this offering. We have agreed to terminate this aspect of our management consulting agreement with TJC Management for several reasons, including the ability of our current management to perform the equivalent functions following the offering. We do not expect to hire additional employees or retain a new consultant on an annual or other periodic fee basis to perform these services following the offering. We will still be required to pay fees to TJC Management in connection with consulting services they render on certain purchase, sale and financing transactions.



18. Represents elimination of compensation expense related to call and put options on the shares held by management including the restricted stock. The call and put options terminate upon the offering and thus this expense is eliminated in the pro forma presentation.



19. Represents (i) elimination of interest expense related to debt repaid with proceeds of the offering of approximately $9.3 and $4.2 million and (ii) incremental costs of $782,000 and $392,000 (assuming 3.5% interest) associated with $22.4 million of assumed borrowings under our new credit facility.


20. Represents elimination of dividends on mandatorily redeemable preferred stock which is converted to common stock concurrently with the offering.

21. This footnote describes certain items for which no adjustment has been made in the unaudited pro forma income statement for the year ended December 31, 2001.


    COMPENSATION-RELATED ITEMS

    During the period from January 1 to October 15, 2001, we incurred
    $2.2 million after-tax in compensation expenses related to our former employee stock ownership plan and supplemental executive stock ownership plan, as well as $0.4 million after-tax in interest expense related to debt incurred in connection with those plans. In that period, we also incurred $1.3 million after-tax in compensation expense paid to our former majority owner. Upon the Acquisition, the employee stock ownership plan and supplemental executive stock ownership plan were terminated. These plans represented a much larger retirement benefit than was provided prior to their implementation or than has been provided under our 401(k) plan since January 1, 2002 (we estimate that, if our 401(k) plan had been in effect for 2001, we would have incurred $0.4 million in after-tax expenses under that plan). We do not believe that expenses of a magnitude comparable to those incurred in connection with the employee stock ownership plan and executive stock ownership plan will be needed to attract and motivate our employees in the future.

    Further, as of the date of the Acquisition, we no longer employed the former majority owner. Our former majority owner played a limited role in our operations, and did not participate in day-to-day decisions, following late 1998 and the appointment of David Brussard as our Chief Executive Officer and President in January 1999. In addition, no comparable expense has been incurred since the Acquisition, and no need to hire an additional person to fill this function is foreseen. However, no adjustment has been made to eliminate (or to add, in the case of the 401(k) plan) any of the foregoing items in the pro forma income statement for the 2001 year.

    OFFERING-RELATED ITEMS

    No pro forma adjustment has been made in the pro forma income statement for 2001 for certain non-recurring expenses that we will incur upon completion of the offering. These expenses (after-tax) are:


       - $1.7 million, for the write-off of deferred debt issuance costs upon the repayment of the Acquisition-related debt;


       - $2.6 million, in payment to TJC Management for termination of a portion of their management consulting agreement with us; and


       - $0.7 million of compensation expense (assuming an initial public offering price of $17.00 per share) resulting from the vesting and automatic exercise in full of the outstanding management stock appreciation rights upon the closing of the offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes which appear elsewhere in this prospectus. It contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

GENERAL

    OVERVIEW

    We are a leading provider of private passenger automobile insurance in Massachusetts. In addition to private passenger automobile insurance (which represented 83.1% of our direct written premiums in 2001), we offer a portfolio of insurance products, including commercial automobile (9.0% of 2001 direct written premiums), homeowners (6.8% of 2001 direct written premiums), dwelling fire, umbrella and business owner policies. Operating exclusively in Massachusetts through our insurance company subsidiaries, Safety Insurance Company, or Safety Insurance, and Safety Indemnity Insurance Company, we have established strong relationships with approximately 500 independent insurance agents in approximately 600 locations throughout Massachusetts. We have used these relationships and our extensive knowledge of the Massachusetts market to become the third largest private passenger carrier in Massachusetts, capturing an approximately 10.4% share of the Massachusetts private passenger automobile market in 2001 based on automobile exposures. These statistics total, for each vehicle insured, the number of months during the year insurance for that vehicle is in effect, to arrive at an aggregate number of car-months for each insurer; this aggregate number, divided by 12, equals the insurer's number of car-years, a measure we refer to in this prospectus as automobile exposures.

    THE ACQUISITION

    On October 16, 2001, Safety Group acquired Thomas Black Corporation, the holding company for our insurance and other subsidiaries, from a group of stockholders consisting primarily of Thomas Black Corporation's founder and members of his immediate family. See "The Acquisition." We accounted for the Acquisition using the purchase method of accounting, in accordance with the treatment of a business combination under Statement of Financial Accounting Standards No. 141, "Business Combinations." Under purchase accounting: (i) we recorded the assets and liabilities of Thomas Black Corporation at their estimated fair value at the date of Acquisition; (ii) we used the excess of acquired net assets over the purchase price to reduce the estimated fair values of all non-current, non-financial assets, principally equipment and leasehold improvements; and (iii) we recorded the remaining $117.5 million excess of the estimated fair value of net assets over purchase price as an extraordinary gain in the consolidated statement of operations for the period October 16, 2001 through December 31, 2001 in accordance with SFAS No. 141.

    The fair value of our reserves for losses and loss adjustment expenses and related reinsurance recoverables was estimated based on the present value of the expected underlying cash flows of the loss reserves and reinsurance recoverables, and included a profit and risk margin. In determining the fair value estimate, management adjusted our historical GAAP undiscounted net loss reserves to present value assuming a 4.0% discount rate, which approximated the U.S. Treasury rate on the date of the Acquisition. The discounting pattern was actuarially developed from our historical loss data. A profit and risk margin of 6.0% was applied to the discounted loss reserves, to reflect management's estimate of the cost we would incur to reinsure the full amount of our net loss and loss adjustment expense reserves with a third party reinsurer. This margin was based upon management's assessment of the uncertainty inherent in the net loss reserves and their knowledge of the reinsurance marketplace.

Management determined that there was no material difference between the historical carrying basis of the reserves for losses and loss adjustment expenses and related reinsurance recoverables at the date of Acquisition and their fair value.

    As noted above, as part of the application of purchase accounting, equipment and leasehold improvements with a net book value of $3.3 million at October 16, 2001 were reduced to zero. In addition, the cost of all investment securities held was increased by an aggregate of $12.7 million to adjust to fair market value the cost basis of the investment securities. As a result, the amortization and accretion of bond discount and premium and the realized and unrealized gain/loss on investment securities for the successor period are different from what they would have been on an historical accounting basis. The effect of this increase in the cost basis of our investment securities will be amortized over the period we hold the respective securities. In the event that we sell any of these securities prior to maturity, the remaining amount of the premium or discount will be recognized on the date of sale.

    In connection with the Acquisition, we incurred approximately $9.5 million and $406,000, respectively, of transaction-related expenses for the years ended December 31, 2001 and December 31, 2000, respectively. These expenses incurred are non-recurring in nature and are required to be expensed under GAAP.

    As a result of the Acquisition, the capital structure and basis of accounting of our Company differ from those of Thomas Black Corporation prior to the Acquisition. Therefore, our financial data with respect to periods prior to the Acquisition may not be comparable to data for periods subsequent to the Acquisition. In addition, this offering, the use of its proceeds and the Preferred Share Exchange will alter the capital structure of our Company. See "Use of Proceeds" and "Unaudited Pro Forma Financial Data." The results of operation data set forth and discussed below for the year ended December 31, 2001 consist of the combined historical results of Thomas Black Corporation for the period prior to the Acquisition and the results of operations of the Company for the period after the Acquisition. It is generally not permissible under GAAP to combine pre-Acquisition and post-Acquisition periods; however, for the purpose of comparison only, the combined results will generally serve as comparable amounts to the year ended December 31, 2000 and will be utilized for purposes of providing discussion and analysis of results of operations.

    Assuming the price to the public in the initial public offering is $17.00 per share, we will incur approximately $1.0 million in compensation expense under our outstanding stock appreciation rights agreements in the quarter in which the offering occurs.

    ADJUSTED AFTER-TAX OPERATING INCOME

    In managing our business, one measure we use to evaluate our performance is our adjusted after-tax operating income. In calculating these amounts, we exclude realized investment gains and certain other items that we do not believe reflect overall operating trends. The size and timing of realized investment gains are often subject to management's discretion. The other excluded items are related to costs incurred as a result of our prior ownership structure and certain expenses in the successor period which will no longer be incurred after the date of this offering. While some of these items may be significant components of our GAAP net income, we believe that adjusted operating income is an appropriate measure that is more reflective of the net income attributable to the ongoing operations of the business.

    Items are excluded from adjusted after-tax operating income based on management's judgment after a thorough review of our results of operations for the relevant period. Because discretion is exercised in compiling these amounts, adjusted operating income is an imperfect measure of operating trends, and inconsistencies may exist in the adjustments made by management. After-tax adjusted operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this analysis. Our adjusted after-tax operating income may be different from similarly titled measures of other companies. The following are the adjustments we made to GAAP net income to arrive at adjusted after-tax operating income.


                                                                     PREDECESSOR                       PREDECESSOR   SUCCESSOR
                                                                       PERIOD       SUCCESSOR PERIOD   -----------   ---------
                                        PREDECESSOR YEAR ENDED      -------------   ----------------      SIX MONTHS ENDED
                                             DECEMBER 31,            JANUARY 1-       OCTOBER 16-             JUNE 30,
                                      ---------------------------    OCTOBER 15,      DECEMBER 31,     -----------------------
                                          1999           2000           2001              2001            2001         2002
                                      ------------   ------------   -------------   ----------------   -----------   ---------
                                                                          ($ IN THOUSANDS)
Adjusted after-tax operating income
  available to common
  stockholders......................    $19,269        $ 29,375        $14,294          $  1,718         $ 7,462      $ 8,658
                                        -------        --------        -------          --------         -------      -------

Adjustments
  Net realized gains (losses) on
    sales of investments............      5,266            (810)          (498)           (2,785)           (384)      (1,552)
  Extraordinary gain(1).............         --              --             --           117,523              --           --
  Employee stock ownership plan/
    supplemental executive stock
    ownership plan compensation
    expenses(2).....................     (5,531)         (6,371)        (2,180)               --          (1,393)          --
  Chairman salary and bonus(3)......     (1,784)         (1,960)        (1,300)               --            (975)          --
  Transaction expenses(4)...........         --            (264)        (4,334)           (3,874)           (109)          --
  Interest expense(2)...............       (922)           (696)          (358)               --            (251)          --
  TJC Management fees(5)............         --              --             --              (136)             --         (373)
  Put and call options on shares
    held by management(6)...........         --              --             --              (805)             --       (1,936)
                                        -------        --------        -------          --------         -------      -------
  Total after-tax adjustments.......     (2,971)        (10,101)        (8,670)          109,923          (3,112)      (3,861)
                                        -------        --------        -------          --------         -------      -------
GAAP reported:
  Net income available to common
    stockholders....................    $16,298        $ 19,274        $ 5,624          $111,641         $ 4,350      $ 4,797
                                        =======        ========        =======          ========         =======      =======


------------------------------

(1) Represents extraordinary gain related to the excess of the estimated fair value of net assets over purchase price in connection with the Acquisition in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations."

(2) Represents interest and other expenses related to the elimination of employee stock ownership plan and supplemental executive stock ownership plan compensation expenses incurred during the predecessor period. We established these plans in 1995 under our prior majority owner. These plans represented a much larger retirement benefit than was provided prior to their implementation or than has been provided under our 401(k) plan since January 1, 2002. We do not believe that expenses of a comparable magnitude will be needed to attract and motivate our employees in the future. Accordingly, management believes that this adjustment is appropriate. We estimate that our 401(k) expense will be approximately $600,000 in 2002. We plan to take the absence of an amount equivalent to the 2002 401(k) expense into account when comparing our 2001 and prior adjusted operating income to our adjusted operating income for 2002 and subsequent periods.

(3) Represents salary and bonus paid to our former owner. Management believes that this adjustment is appropriate because of the limited role our former owner played in our operations, and the fact that he did not participate in day-to-day decisions, following late 1998 and the appointment of David Brussard as our President and Chief Executive Officer in January 1999. In addition, no comparable expense has been incurred since the Acquisition, and no need to hire an additional person to fill this function is foreseen.

(4) Represents transaction expenses incurred in connection with the Acquisition and this offering.

(5) Represents management fees paid to TJC Management. These fees were paid in respect of services that will no longer be provided after this offering. We have agreed to terminate this aspect of our management consulting agreement with TJC Management for several reasons, including the ability of our current management to perform the equivalent functions following the offering. We do not expect to hire additional employees or retain a new consultant on an annual or other periodic fee basis to perform these services following the offering. We will still be required to pay fees to TJC Management in connection with consulting services they render on certain purchase, sale and financing transactions.

(6) Represents elimination of compensation expenses related to put and call options on shares held by management. These options terminate upon completion of this offering.

    CRITICAL ACCOUNTING POLICIES

    LOSS AND LOSS ADJUSTMENT EXPENSES RESERVES. Significant periods of time can elapse between the occurrence of an insured loss, the reporting to us of that loss and our final payment of that loss. To recognize liabilities for unpaid losses, we establish reserves as balance sheet liabilities. Our reserves represent estimates of amounts needed to pay reported and unreported losses and the expenses of investigating and paying those losses, or loss adjustment expenses. Every quarter, we review our previously established reserves and adjust them, if necessary.

    When a claim is reported, claims personnel establish a "case reserve" for the estimated amount of the ultimate payment. The amount of the reserve is primarily based upon an evaluation of the type of claim involved, the circumstances surrounding each claim and the policy provisions relating to the loss. The estimate reflects informed judgment of such personnel based on general insurance reserving practices and on the experience and knowledge of the claims person. During the loss adjustment period, these estimates are revised as deemed necessary by our claims department based on subsequent developments and periodic reviews of the cases.

    In accordance with industry practice, we also maintain reserves for estimated losses incurred but not yet reported. Incurred but not yet reported reserves are determined in accordance with commonly accepted actuarial reserving techniques on the basis of our historical information and experience. We review and make adjustments to incurred but not yet reported reserves quarterly.

    When reviewing reserves, we analyze historical data and estimate the impact of various loss development factors, such as our historical loss experience and that of the industry, trends in claims frequency and severity, our mix of business, our claims processing procedures, legislative enactments, judicial decisions, legal developments in imposition of damages, and changes and trends in general economic conditions, including the effects of inflation. A change in any of these factors from the assumption implicit in our estimate can cause our actual loss experience to be better or worse than our reserves, and the difference can be material. There is no precise method, however, for evaluating the impact of any specific factor on the adequacy of reserves, because the eventual development of reserves is affected by many factors. Establishment of appropriate reserves is an inherently uncertain process, and currently established reserves may not prove adequate in light of subsequent actual experience. To the extent that reserves are inadequate and are strengthened, the amount of such increase is treated as a charge to earnings in the period that the deficiency is recognized. To the extent that reserves are redundant and are released, the amount of the release is a credit to earnings in the period the redundancy is recognized.


    The changes we have recorded in our reserves in the past three years illustrate the uncertainty of estimating reserves. In 1999, 2000 and 2001, our reserve reviews indicated that our reserves established in prior years were higher than necessary, and so in those years we released $26.1 million, $27.0 million and $7.3 million, respectively, of previously established reserves for losses and loss adjustment expenses. We strengthened reserves for prior years by $0.7 million in the first six months of 2002. It is not appropriate to extrapolate future favorable or unfavorable development of reserves from this past experience. For further information, see "Business--Reserves."


    See note 3 to our consolidated financial statements for a discussion of our other significant accounting policies.

    MASSACHUSETTS AUTOMOBILE INSURANCE MARKET

    We are subject to the extensive regulation of the private passenger automobile insurance industry in Massachusetts. Owners of registered automobiles are required to maintain minimum automobile insurance coverages. Generally, we are required by law to issue a policy to any applicant who seeks it. Based on our market share, we are assigned certain agents that have been unable to obtain a voluntary contract with another insurer. We call these agents Exclusive Representative Producers, or ERPs. In addition, we are required to participate in a state-mandated reinsurance program run by CAR to which we cede certain unprofitable risks and from which we are allocated a portion of the overall losses. This program operates at an underwriting deficit. This deficit is allocated among every Massachusetts automobile insurance company, including us, based on a complex formula that takes into consideration a company's voluntary market share, the rate at which it cedes business to CAR, and the company's utilization of a credit system CAR has designed to encourage carriers to reduce their use of CAR.


    Each year, the Commissioner sets maximum premium rates that may be charged and minimum commissions that may be paid to agents for personal automobile insurance.


    The Commissioner approved no change in personal automobile premiums for 2002, as compared to an average rate decrease of 8.3% in 2001. During the period from 1995 through 2002 average rates decreased in five out of eight of those years. Coinciding with the 2002 rate decision, the Commissioner also approved a decrease in the commission rate agents receive for selling private passenger automobile insurance, as a percentage of premiums, from 12.3% in 2001 to 11.7% in 2002.


    Although average maximum personal automobile premium rates decreased 8.3% in 2001, our average rate per automobile exposure remained unchanged. This was primarily the result of decreases in the Safe Driver Insurance Plan discounts we offered for Step 9 and Step 10 drivers, the two best driver Safe Driver Insurance Plan classifications under the classification system developed by the Commissioner. In addition, we reduced our affinity group discounts from a range of 5-10% to 3-5%. Further, beginning in late 2000, we began a new rate pursuit initiative that validated insured rating classifications and discount eligibility, and which we believe contributed to our average premiums received per automobile exposure. Our ability to maintain our average automobile exposure was also due in part to purchases of new automobiles by our insureds. Further, although state-mandated average maximum private passenger automobile insurance rates did not increase in 2002, our average premium per automobile exposure in the six months ended June 30, 2002 increased from the six months ended June 30, 2001 approximately 5.7%. This increase was primarily the result of our elimination of Safe Driver Insurance Plan discounts, reduced affinity group discounts and purchases of new automobiles by our insureds. The table below shows average Massachusetts-mandated personal automobile premium rate changes and changes in our average premium per automobile exposure from 1991-2002.


                 MASSACHUSETTS PRIVATE PASSENGER RATE DECISIONS


                                                     STATE MANDATED    SAFETY CHANGE IN
                                                      AVERAGE RATE    AVERAGE PREMIUM PER
YEAR                                                   CHANGE(1)      AUTOMOBILE EXPOSURE
----                                                 --------------   -------------------
2002..............................................             0.0%                5.7%
2001..............................................            (8.3)%               0.0%
2000..............................................             0.7%                7.4%
1999..............................................             0.7%               10.9%
1998..............................................            (4.0)%               2.8%
1997..............................................            (6.2)%              (5.1)%
1996..............................................            (4.5)%              (7.7)%
1995..............................................            (6.1)%              (3.6)%
1994..............................................             2.9%                1.0%
1993..............................................             5.7%                5.3%
1992..............................................             8.0%                4.9%
1991..............................................             6.9%                5.7%


--------------------------

(1)  Source: Division of Insurance rate decisions for 1991 - 2002.


    On August 16, 2002, the Automobile Insurers Bureau proposed an average 7.0% rate increase for 2003. The Commissioner has not yet set the average premium rate for 2003.

    INSURANCE RATIOS. The property and casualty insurance industry uses the combined ratio as a measure of underwriting profitability. On a statutory accounting basis, the combined ratio is the sum of the loss ratio (losses and loss adjustment expenses incurred as a percent of net earned premiums) plus the expense ratio (underwriting expenses, which include acquisition costs, as a percent of net written premiums). The combined ratio reflects only underwriting results, and does not include income from investments or finance and other service income. Underwriting profitability is subject to significant fluctuations due to competition, catastrophic events, economic and social conditions and other factors.


    Our adjusted insurance ratios for the years ended December 31, 1999 through 2001 and the six months ended June 30, 2002 are outlined in the following table:



                                               YEAR ENDED DECEMBER 31,
                                          ---------------------------------   SIX MONTHS ENDED
                                            1999        2000        2001       JUNE 30, 2002
                                          ---------   ---------   ---------   ----------------
Safety ratio(1)(2)
  Loss ratio............................   74.9%       72.3%       78.8%           76.2%
  Expense ratio.........................   29.0        28.2        26.1            23.9
                                          ---------   ---------   ---------        ------
  Combined ratio........................  103.9%      100.5%      104.9%          100.1%
Property and casualty industry
  Combined ratio(3).....................  108.1%(4)   110.3%(4)   115.9%(5)               (6)


------------------------------
(1) The above adjusted statutory expense and combined ratios for the years 1999 through 2001 include certain expenses that management believes are not indicative of ongoing statutory underwriting performance, as described under "Management's Discussion and Analysis of Financial Condition and Results of Operation--General--Adjusted After-Tax Operating Income." These expenses consist of compensation and interest expenses related to our employee stock ownership plan and our supplemental executive stock ownership plan which were terminated effective with the Acquisition and compensation expense related to the former majority owner whom we no longer employ. If these costs were excluded from our expense ratios, our adjusted expense and combined ratios, respectively, would have been 25.4% and 100.3% for 1999, 25.2% and 97.5% for 2000 and 24.8% and 103.6% for 2001.

(2) The ratios shown for 1999 and 2000 have also been adjusted from amounts previously reported to present our business assumed from CAR on a gross basis. Each insurer writing private passenger automobile insurance in Massachusetts must assume a share of premiums, losses, loss adjustment expenses and underwriting expenses from a state-mandated reinsurance pool run by CAR. Prior to 2001, we recorded our share of premiums assumed from this pool and the related losses, loss adjustment expenses and underwriting expenses by netting these items and reflecting the resulting net loss in losses and loss adjustment expenses. Effective January 1, 2001, we began recording these premiums and the related losses, loss adjustment expenses and underwriting expenses on a gross basis in our statutory financial statements. For a presentation of our statutory ratios as originally reported, see "Selected Historical Financial Data."

(3) For property and casualty industry data, the combined ratios include dividends to policyholders. Our property and casualty industry combined ratio is based on data compiled by A.M. Best. This data aggregates the performance of 2,455 national and regional property and casualty insurance companies and does not include these companies' life and other non-property and casualty insurance results. The mix of products that we offer may be different from the mix offered by these other property and casualty companies.

(4)  Source: A.M. Best, AGGREGATES & AVERAGES, 2001 Edition.

(5)  Source: A.M. Best, AGGREGATES & AVERAGES, 2002 Edition.


(6) Property and casualty industry combined ratio for the six months ended June 30, 2002 is not yet available.

RESULTS OF OPERATIONS


    The table below shows certain of our selected financial results for the years ended December 31, 1999, 2000 and 2001 and for the six months ended
June 30, 2001 and 2002. For comparative purposes, the predecessor and successor periods have been combined under the caption "For the Year Ended December 31, 2001."



                                                                                 FOR THE SIX
                                                  FOR THE YEAR ENDED            MONTHS ENDED
                                                     DECEMBER 31,                 JUNE 30,
                                            ------------------------------   -------------------
                                              1999       2000       2001       2001       2002
                                            --------   --------   --------   --------   --------
                                                              ($ IN THOUSANDS)
Direct written premiums...................  $349,206   $427,457   $471,866   $259,918   $283,382
Net written premiums......................   330,961    430,030    465,466    256,322    285,355
Net earned premiums.......................   300,020    381,413    447,273    218,013    241,420
Investment income.........................    23,870     26,889     27,605     13,979     13,659
Net realized investment gains (losses)....     8,102     (1,246)    (5,050)      (591)    (2,388)
Finance and other service income..........    10,989     12,656     13,509      6,589      8,024
                                            --------   --------   --------   --------   --------
  Total income............................   342,981    419,712    483,337    237,990    260,715
                                            --------   --------   --------   --------   --------
Losses and loss adjustment expenses.......   225,241    275,138    351,942    172,433    182,926
Underwriting, operating and related
  expenses................................    91,357    115,567    119,509     58,568     65,645
Transaction expenses......................        --        406      9,479        109         --
Interest expense..........................     1,418      1,072      2,373        387      4,151
                                            --------   --------   --------   --------   --------
  Total expenses..........................   318,016    392,183    483,303    231,497    252,722
                                            --------   --------   --------   --------   --------
Income before income taxes................    24,965     27,529         34      6,493      7,993
Income tax expense........................     8,667      8,255         12      2,143      2,524
                                            --------   --------   --------   --------   --------
Net income before extraordinary item and
  preferred stock dividends...............  $ 16,298   $ 19,274   $     22   $  4,350   $  5,469
                                            ========   ========   ========   ========   ========



    SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO SIX MONTHS ENDED JUNE 30, 2001



    DIRECT WRITTEN PREMIUMS. Direct written premiums for the six months ended June 30, 2002 increased by $23.5 million, or 9.0%, to $283.4 million from $259.9 million in the comparable 2001 period. The increase was primarily due to an approximately 5.7% increase in the average written premium per automobile exposure on our private passenger automobile business. We also increased our average rates on commercial automobile insurance by 7.2% effective January 1, 2002 and on homeowners insurance by 9.8% effective February 19, 2002.



    NET WRITTEN PREMIUMS.  Net written premiums for the six months ended
June 30, 2002 increased by $29.0 million, or 11.3%, to $285.4 million from $256.3 million in the comparable 2001 period. The increase was primarily due to the increase in direct written premiums and in assumed premiums from CAR.



    NET EARNED PREMIUMS. Net earned premiums for the six months ended June 30, 2002 increased by $23.4 million, or 10.7%, to $241.4 million from $218.0 million in the comparable 2001 period. The increase was primarily due to an approximately 4.5% increase in automobile exposures for which we earned premiums in our private passenger automobile business and the increased rates on our private passenger automobile, commercial automobile and homeowners lines.



    INVESTMENT INCOME. Investment income for the six months ended June 30, 2002 decreased by $0.3 million, or 2.1%, to $13.7 million from $14.0 million for the comparable 2001 period. An increase in average invested assets to $522.7 million for the first half of 2002 from $506.0 million for the comparable 2001 period was more than offset by a decrease in annualized effective yield from 5.52% to 5.23% during the same period due to declining interest rates on our investment portfolio.

    NET REALIZED LOSSES. Net realized investment losses for the six months ended June 30, 2002 and 2001 were $2.4 million and $0.6 million, respectively.



    The gross unrealized appreciation (depreciation) of investments in debt securities as of June 30, 2002, was as follows:



                                                                  GROSS        GROSS
                                                   AMORTIZED    UNREALIZED   UNREALIZED   ESTIMATED
                                                      COST        GAINS        LOSSES     FAIR VALUE
                                                   ----------   ----------   ----------   ----------
                                                                   ($ IN THOUSANDS)
U.S Treasury securities and obligations
  of U.S. Government agencies(1).................  $  117,289    $    696    $  (1,947)   $  116,038
Obligations of states and political
  subdivisions...................................     173,266       2,443         (138)      175,571
Mortgage-backed securities.......................      81,602         987         (904)       81,685
Corporate and other securities...................     106,933       1,441       (1,240)      107,134
                                                   ----------    --------    ---------    ----------
Total(2).........................................  $  479,090    $  5,567    $  (4,229)   $  480,428
                                                   ==========    ========    =========    ==========


------------------------------


(1) Obligations of U.S. Government agencies include collateralized mortgage obligations issued, guaranteed and/or insured by the following issuers:
    Government National Mortgage Association, Federal Home Loan Mortgage Corporation, and Federal National Mortgage Association.



(2) At June 30, 2002, we had a net receivable of $36.9 million in respect of securities sold prior to that date for which payment was received after that date and reinvested in debt securities.



    As of June 30, 2002, our portfolio of fixed maturity investments was comprised entirely of investment grade corporate debt securities, U.S. government and agency securities and mortgage-backed securities, with the exception of one security which was rated below investment grade (I.E., all our securities received a rating from the Securities Valuation Office of the National Association of Insurance Commissioners Category of 1 or 2, with the exception of one security rated Category 3). In addition, all fixed maturity securities we held were publicly traded.



    In our determination of other-than-temporary impairments, we consider several factors and circumstances including the issuer's overall financial condition, the issuer's credit and financial strength ratings, a weakening of the general market conditions in the industry or geographic region in which the issuer operates, a prolonged period (typically six months or longer) in which the fair value of an issuer's securities remains below our cost and any other factors that may raise doubt about the issuer's ability to continue as a going concern.



    Other-than-temporary impairments are recorded as a realized loss, which serves to reduce net income and earnings per share. Temporary losses are recorded as unrealized losses, which do not impact net income and earnings per share but reduce other comprehensive net income. The risks inherent in the assessment of other-than-temporary impairments include the risk that market factors may differ from our expectations; we may decide to subsequently sell a security for unforeseen liquidity needs; or the credit assessment could change in the near term, resulting in a charge to earnings.



    In connection with the purchase price allocation adjustments recorded effective with the Acquisition, we increased our net cost basis in investment securities held by an aggregate of approximately $12.7 million to their fair market values as of October 16, 2001. Accordingly, none of our gross unrealized losses of $4.2 million as of June 30, 2002 has existed for a period longer than from October 17, 2001 to June 30, 2002. As of December 31, 2001, we had gross unrealized losses of $7.9 million, of which approximately $7.3 million related to fixed maturity obligations of the U.S. government, states, and government agency mortgage-backed securities, such as those issued by the Government National Mortgage Association and the Federal Home Loan Mortgage Corporation. The remaining $0.6 million of gross unrealized losses at that date related to holdings of investment grade corporate debt securities in a variety of industries and sectors, including banking, retail, finance, consumer product, telecommunications, entertainment, utilities and aerospace.

    The unrealized losses recorded on the fixed maturity investment portfolio at June 30, 2002 resulted primarily from increases in market interest rates as opposed to fundamental changes in the credit quality of the issuers of such securities. Therefore, these decreases in values are viewed as being temporary as we have the intent and ability to retain such investments for a period of time sufficient to allow for recovery in market value.



    Of the approximately $4.2 million gross unrealized losses as of June 30, 2002, approximately $3.0 million relates to fixed maturity obligations of the U.S. government, states, and government agency mortgage-backed securities. The remaining $1.2 million of gross unrealized losses relates to holdings of investment grade corporate debt securities in a variety of industries and sectors, including banking, retail, finance, consumer product, telecommunications, entertainment, utilities, and aerospace.



    Gross unrealized losses decreased from $13.1 million at March 31, 2002 to $4.2 million at June 30, 2002. However, during the second quarter of 2002, there was a significant deterioration in the credit quality of two of our holdings in the telecommunications sector. Accordingly, for the six months ended June 30, 2002, we recognized an after-tax realized loss of approximately $1.3 million for one of these securities sold in June and recorded an after-tax other-than-temporary impairment charge of approximately $0.7 million for the other telecommunications security. For the six months ended June 30, 2001, we did not record any other-than-temporary impairment charges relating to our portfolio of investment securities.



    FINANCE AND OTHER SERVICE INCOME. Finance and other service income includes revenues from premium installment charges, which we recognize when assessed, and other miscellaneous income and fees. Finance and service fee income for the six months ended June 30, 2002 increased by $1.4 million, or 21.2%, to $8.0 million from $6.6 million for the comparable 2001 period. The increase was due to a $0.9 million increase in premium installment billing fees due to growth in the number of policies and the fee charged per policy, as well as a $0.5 million increase in miscellaneous income from CAR.



    LOSSES AND LOSS ADJUSTMENT EXPENSES. Losses and loss adjustment expenses incurred for the six months ended June 30, 2002 increased $10.5 million, or 6.1%, to $182.9 million from $172.4 million for the comparable 2001 period. As a percentage of premiums earned, losses and loss adjustment expenses incurred during the first half of 2002 was 75.8% compared to 79.1% for the comparable 2001 period. The percentage decrease in losses and loss adjustment expenses was the result of a $5.6 million reduction in loss adjustment expenses incurred from the 2001 amount, due to a strengthening of loss adjustment expense reserves in respect of prior periods that was recorded in the first half of 2001. The ratio of net incurred losses, excluding loss adjustment expenses, to premiums earned during the first half of 2002 was 67.7% compared to 67.5% for the comparable 2001 period. We experienced higher assumed residual market losses during the first half of 2002 than the first half of 2001, which were the result of a higher CAR loss ratio and strengthening of prior year CAR reserves. As of June 30, 2002, we strengthened loss reserves related to prior years by $0.7 million.



    UNDERWRITING, OPERATING AND RELATED EXPENSES. Underwriting, operating and related expenses for the six months ended June 30, 2002 increased by $7.1 million, or 12.1%, to $65.6 million from $58.5 million for the comparable 2001 period. As a percentage of net written premiums, our underwriting expense ratio for the first half of 2002 was 23.0% compared to 22.8% for the comparable 2001 period. Underwriting, operating and related expenses for the first half of 2001 included $2.1 million of expense incurred under the employee stock ownership plan and the supplemental executive stock ownership plan, both of which were terminated as of the Acquisition, and $1.5 million in compensation paid to our former majority owner, while the comparable 2002 period included $0.6 million in fees paid to TJC Management and $3.0 million in compensation expenses related to put and call options on shares held by management.



    TRANSACTION EXPENSES.  Transaction expenses for the six months ended
June 30, 2002 decreased to $0 from $0.1 million for the comparable 2001 period. The transaction expenses for the first half of 2001 represent costs incurred by the seller and paid by us in connection with the Acquisition. These costs were non-recurring in nature and did not result from ongoing insurance operations. Such seller costs primarily included transaction expenses in the predecessor period related primarily to transaction bonuses to employees, fees paid to Thomas Black Corporation's investment banker and legal fees. Stock issuance costs of $1.7 million have been deferred and reflected in other assets as of June 30, 2002. This asset will be written down and charged to paid-in capital upon the closing of the offering.



    INTEREST EXPENSE. Interest expenses for the six months ended June 30, 2002 increased to $4.2 million from $0.4 million for the comparable 2001 period. The increase was due to indebtedness incurred in connection with the Acquisition, offset by the elimination in the first half of 2002 of interest expense related to the terminated employee stock ownership plan.



    INCOME TAXES. Our effective tax rate on net income before extraordinary item was 31.6% and 33.0% for the six months ended June 30, 2002 and 2001, respectively. For the first half of 2002, the effective rate was lower than the statutory rate of 35% primarily due to adjustments for tax-exempt investment income, offset by non-deductible transaction expenses. For the first half of 2001, the effective tax rate was lower than the statutory rate of 35% primarily due to adjustments for tax-exempt investment income, offset by non-deductible employee stock ownership plan and supplemental executive stock ownership plan expenses.



    NET INCOME BEFORE EXTRAORDINARY ITEM AND PREFERRED DIVIDENDS. Net income before extraordinary item and preferred dividends for the six months ended June 30, 2002 increased to $5.5 million from $4.3 million for the six months ended June 30, 2001 as a result of the factors previously discussed above.


    YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

    DIRECT WRITTEN PREMIUMS. Direct written premiums for the year ended December 31, 2001 increased by $44.4 million, or 10.4%, to $471.9 million from $427.5 million for the year ended December 31, 2000. The increase was primarily due to policy growth, as reflected by an increase of approximately 6% for the number of private passenger automobile policies, 20% for the number of commercial automobile policies and 17% for the number of homeowners policies. As described above, although the mandated average personal automobile rates declined 8.3% in 2001 from 2000, our average premium per automobile exposure remained flat as a result of factors including our reduced offering of discounts, our rate pursuit initiatives and new automobile purchases by our insureds.

    NET WRITTEN PREMIUMS. Net written premiums for the year ended December 31, 2001 increased by $35.5 million, or 8.3%, to $465.5 million from $430.0 million for the year ended December 31, 2000. The increase was due primarily to increased policy growth on our direct business.

    NET EARNED PREMIUMS. Net earned premiums for the year ended December 31, 2001 increased by $65.9 million, or 17.3%, to $447.3 million from $381.4 million for the year ended December 31, 2000. This increase was due primarily to increased policy growth on our direct business.

    INVESTMENT INCOME. Investment income for the year ended December 31, 2001 increased by $0.7 million, or 2.6%, to $27.6 million from $26.9 million for the year ended December 31, 2000. The increase was primarily due to an increase in average invested assets to $517.1 million from $476.4 million for the year ended December 31, 2000, which was offset by a decrease in effective yield on our investment portfolio from 5.6% in 2000 to 5.3% in 2001.

    FINANCE AND OTHER SERVICE INCOME. Finance and service fee income for the year ended December 31, 2001 increased by $0.8 million, or 6.3%, to $13.5 million from $12.7 million for the year ended December 31, 2000. The increase was primarily due to policy growth as described above.

    NET REALIZED LOSSES. Net realized investment losses for the year ended December 31, 2001 were $5.0 million and were $1.2 million for the year ended December 31, 2000. The 2001 net realized losses resulted primarily from the sale of certain securities which had significantly declined in credit quality from the date of purchase and from sales of securities in the ordinary course following the resetting of their carrying value under purchase accounting as of the date of the Acquisition.

    LOSSES AND LOSS ADJUSTMENT EXPENSES. Losses and loss adjustment expenses incurred for the year ended December 31, 2001 increased $76.8 million, or 27.9%, to $351.9 million from $275.1 million for the year ended December 31, 2000. As a percentage of premiums earned, losses and loss adjustment expenses incurred for 2001 was 78.7% compared to 72.1% in 2000. Poor weather in the first quarter of 2001 impacted our personal and commercial automobile loss ratios, and poor weather in the first and second quarters of 2001 impacted our homeowners loss ratio. We ceded less business to the residual market in 2001, thereby increasing our loss ratio, which was partially offset by a lower share of the residual market. We experienced higher assumed residual market losses during 2001, which were the result of a higher CAR loss ratio. Finally, in 2001 we released
$7.3 million of loss reserves related to prior years, compared to $27.0 million in 2000. The ratio of net incurred losses, excluding loss adjustment expenses, to premiums earned was 67.9% in 2001 compared to 60.7% in 2000.

    UNDERWRITING, OPERATING AND RELATED EXPENSES. Underwriting, operating and related expenses for the year ended December 31, 2001 increased $3.9 million, or 3.4%, to $119.5 million from $115.6 million for the year ended December 31, 2000. As a percentage of net written premiums, our underwriting expense ratio for 2001 was 25.7% compared to 26.9% in 2000. The lower underwriting expense ratio in 2001 resulted from lower expenses primarily due to the continued effects of our technology program with respect to our agents, which allowed us to achieve economies of scale, and to a lesser extent to reductions in contingent commissions paid to our agents. Massachusetts law requires that we participate in the Massachusetts Insurers Insolvency Fund, which pays claims up to $300,000 of a policyholder of an insolvent insurer if the claim existed prior to the declaration of insolvency or arose within sixty days after the declaration of insolvency. We account for allocations from the Massachusetts Insurers Insolvency Fund as underwriting expenses. The underwriting ratio in 2001 included a $1.4 million charge (0.3% of the underwriting expense ratio) representing our allocation from the Massachusetts Insurers Insolvency Fund for the insolvencies of The Trust Insurance Company and Reliance Insurance Company. Underwriting, operating and related expenses for the year ended December 31, 2001 included $3.5 million of expense incurred under the employee stock ownership plan and the supplemental executive stock ownership plan, both of which were terminated as the Acquisition, $2.0 million in compensation paid to our former majority owner, $1.2 million in compensation expense related to put and call options on shares held by management and $0.2 million in fees paid to TJC Management. Underwriting, operating and related expenses for the year ended December 31, 2000 included $8.9 million of expense incurred under the employee stock ownership plan and the supplemental executive stock ownership plan, both of which were terminated as of the Acquisition, and $3.0 million in compensation paid to our prior majority owner.

    TRANSACTION EXPENSES. Transaction expenses increased to $9.5 million in 2001, as compared to $0.4 million in 2000. These expenses represent costs incurred in connection with the Acquisition. These costs were non-recurring in nature and did not result from ongoing insurance operations. Such costs primarily included transaction bonuses earned by employees, fees paid to Thomas Black Corporation's investment banker and legal fees.

    INTEREST EXPENSE. Interest expense for the year ended December 31, 2001 was $2.4 million compared to $1.1 million for the year ended December 31, 2000. The increase in 2001 was the result of indebtedness incurred in connection with the Acquisition, offset, in part, by a reduction in interest expense incurred in connection with the employee stock ownership plan to $0.5 million in 2001 from $1.1 million in 2000. Upon the Acquisition, our employee stock ownership plan and supplemental executive stock ownership plan were terminated.

    INCOME TAXES. Our effective tax rate on net income before extraordinary item was 35.3% and 30.0% for the years ended December 31, 2001 and 2000, respectively. In 2001, the effective rate approximated the statutory rate of 35% due to a reduction in taxable income related to tax-exempt investment income, offset by non-deductible transaction expenses and state income tax expense. In 2000, the effective rate was lower than the statutory rate of 35% primarily due to tax-exempt interest income and the corporate dividends received deduction offset by non-deductible state income tax and employee stock ownership plan expenses. See note 13 to our consolidated financial statements.

    NET INCOME BEFORE EXTRAORDINARY ITEM AND PREFERRED DIVIDENDS. Net income before extraordinary item and preferred dividends decreased $19.2 million, or 100.0%, to $0.1 million during for the year ended December 31, 2001 as compared to $19.3 million for the year ended December 31, 2000, as a result of the factors previously mentioned.

    YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    DIRECT WRITTEN PREMIUMS. Direct written premiums for the year ended December 31, 2000 increased by $78.3 million, or 22.4%, to $427.5 million from $349.2 million for the year ended December 31, 1999. The increase was primarily due to policy growth, as reflected by an increase of approximately 10% for the number of private passenger automobile policies, 20% for the number of commercial automobile policies and 71.0% for the number of homeowner policies.

    NET WRITTEN PREMIUMS. Net written premiums for the year ended December 31, 2000 increased by $99.0 million, or 29.9%, to $430.0 million from $331.0 million for the year ended December 31, 1999. The increase was due to increased policy growth on our direct business, and a reduction in ceded business of $14.7 million, or 23.2%, to $48.6 million from $63.3 million for the year ended December 31, 1999.

    NET EARNED PREMIUMS. Net earned premiums for the year ended December 31, 2000 increased by $81.4 million, or 27.1%, to $381.4 million from $300.0 million for the year ended December 31, 1999. The increase was primarily due to the factors described under "Net Written Premiums" above.

    INVESTMENT INCOME. Investment income for the year ended December 31, 2000 increased by $3.0 million, or 12.6%, to $26.9 million from $23.9 million for the year ended December 31, 1999. The increase was primarily due to an increase in average invested assets to $476.4 million from $441.1 million for the year ended December 31, 1999 and an increase in the effective yield on our investment portfolio from 5.4% in 1999 to 5.6% in 2000.

    FINANCE AND SERVICE INCOME. Finance and service fee income for the year ended December 31, 2000 increased by $1.7 million, or 15.5%, to $12.7 million from $11.0 million for the year ended December 31, 1999. The increase was primarily due to policy growth as described above.

    NET REALIZED GAINS (LOSSES). Net realized investment losses for the year ended December 31, 2000 were $1.2 million compared to net realized gains of $8.1 million for the year ended December 31, 1999. During 1999, we chose to moderate investment risk by reducing our equity exposure to approximately 17% of surplus from approximately 39% of statutory surplus for the year ended
December 31, 1999. To reduce equity exposure, we sold equity positions and recognized capital gains of $11.0 million in 1999, which were offset by realized capital losses in the bond portfolio.

    LOSSES AND LOSS ADJUSTMENT EXPENSES. Losses and loss adjustment expenses incurred for the year ended December 31, 2000 increased $49.9 million, or 22.2%, to $275.1 million from $225.2 million for the year ended December 31, 1999. As a percentage of premiums earned, losses and loss adjustment expenses incurred for 2000 were 72.1% compared to 75.1% in 1999. We experienced lower assumed residual market losses during 2000 as a percentage of earned premiums due to ceding less business to CAR than in 1999. In 2000, the loss ratio was adversely impacted by approximately $3.0 million of expense (0.8% of the loss ratio) attributable to The Trust Insurance Company and New England Fidelity insolvencies, offset by an increase in redundancies arising from prior accident years. This expense results from assessments made by CAR to recover the share of net CAR losses that would have been assessed to the insolvent companies but for their insolvencies. The ratio of net incurred losses, excluding loss adjustment expenses, to premiums earned was 60.7% in 2000 compared to 63.3% in 1999.

    UNDERWRITING, OPERATING AND RELATED EXPENSES. Underwriting, operating and related expenses for the year ended December 31, 2000 increased $24.2 million, or 26.5%, to $115.6 million from $91.4 million for the year ended December 31, 1999. As a percentage of net written premiums, our underwriting expense ratio for 2000 was 26.9% compared to 27.6% in 1999. The decrease in the underwriting expense ratio for 2000 resulted primarily from lower direct automobile commissions associated with a decrease in the state mandated minimum commissions and lower expenses due to the continued effects of our technology program with respect to our agents, which allowed us to achieve economies of scale, partially offset by The Trust Insurance Company and New England Fidelity insolvency assessments. The underwriting expense ratio for 2000 includes a $2.2 million charge (0.5% of the underwriting expense ratio) representing our allocation from the Massachusetts Insurers Insolvency Fund for these insolvencies. Underwriting, operating and related expenses for the year ended December 31, 1999 included $7.7 million of expense incurred under the employee stock ownership plan and the supplemental executive stock ownership plan, both of which were terminated as of the Acquisition, and $2.7 million in compensation paid to our prior majority owner.

    TRANSACTION EXPENSES. Transaction expenses were $0.4 million in 2000 as compared to $0 in 1999.

    INTEREST EXPENSE. Interest expense decreased from $1.4 million for the year ended December 31, 1999 to $1.1 million for the year ended December 31, 2000. The decrease was due to principal payments made on the employee stock ownership plan loan which reduced the outstanding debt from $18.0 million as of December 31, 1999 to $13.4 million as of December 31, 2000.

    INCOME TAXES. Our effective tax rate on net income before extraordinary item was 30.0% and 34.7% for the years ended December 31, 2000 and 1999, respectively. In both years the effective rate was lower than the statutory rate of 35% primarily due to tax-exempt interest income and the corporate dividends received deduction, offset by non-deductible state income tax and employee stock ownership plan expenses. See note 13 to our consolidated financial statements.

    NET INCOME. Net income increased $3.0 million, or 18.4%, to $19.3 million for the year ended December 31, 2000 as compared to $16.3 million for the year ended December 31, 1999, as a result of the factors previously mentioned.

LIQUIDITY AND CAPITAL RESOURCES

    As a holding company, Safety Group's assets consist primarily of the stock of direct and indirect subsidiaries. Safety Group's principal source of funds to meet our obligations and pay dividends to stockholders, therefore, are dividends and other permitted payments from our subsidiaries, principally our indirect subsidiary, Safety Insurance. Safety Group's direct subsidiary, Thomas Black Corporation, directly owns Safety Insurance. Thomas Black Corporation is the borrower under our existing credit facility. As a holding company, its principal source of cash to pay amounts under the credit facility and its other obligations and dividends to us are dividends and other permitted payments from Safety Insurance.


    Safety Insurance's sources of funds primarily include premiums received, investment income and proceeds from sales and redemptions of investments. Its principal uses of cash are the payment of claims, operating expenses and taxes, the purchase of investments and payment of dividends to Thomas Black Corporation.

    For the six months ended June 30, 2002 and June 30, 2001 and for the years ended December 31, 2001, 2000 and 1999, our consolidated cash flow provided by operations was $42.8 million, $10.6 million, $30.1 million, $47.8 million and $41.1 million, respectively. The $32.2 million increase between the six months ended June 30, 2002 and June 30, 2001 was primarily a result of cash flow from growth in written premium. The $17.7 million decrease between 2001 and 2000 was the result of a decrease in net income.



    For the six months ended June 30, 2002 and June 30, 2001 and for the years ended December 31, 2001, 2000 and 1999, our consolidated cash flow used for investing activities was $27.5 million, $3.8 million, $150.9 million, $33.0 million and $34.8 million, respectively. The $23.7 million increase between the six months ended June 30, 2002 and June 30, 2001 was primarily attributable to a receivable from securities sold in 2002. The $117.9 million increase between 2001 and 2000 was primarily attributable to the Acquisition, which resulted in a $121.1 million use of cash and a $38.8 million increase in net bond investments, offset by a $40.5 million increase in net stock proceeds and a $1.5 million decrease in purchases of fixed assets.


    Financing activities have also been a source of liquidity for us. We obtained cash to pay for the Acquisition and related expenses principally from borrowings under our existing credit facility and the issuance of our notes and preferred stock, each of which are described below. We also received cash for the Acquisition from issuing our common stock.


    EXISTING CREDIT FACILITY. In connection with the Acquisition, Thomas Black Corporation borrowed a total of $69.5 million under our existing credit facility. Fleet National Bank is the arranger under this facility, which consists of a $55 million term loan and a $20.0 million revolving credit facility. We borrowed the entire amount of the term loan and $14.5 million under the revolving credit facility to fund the Acquisition. Loans under the existing credit facility bear interest at our option at either (i) the LIBOR rate plus an applicable margin or (ii) the higher of Fleet National Bank's prime rate or 1/2% above the federal funds rate, in either case plus an applicable margin. The applicable margin for any period is based on the ratio of our consolidated debt to the combined statutory surplus of our insurance subsidiaries. The current interest rate under our existing credit facility is 5.58%. The term loan is repayable in 24 increasing quarterly payments, the first two of which were due, and were paid, on April 1, 2002 and July 1, 2002, respectively. The revolving credit facility is repayable in full at maturity. We secured our obligations under our existing credit facility with our assets, the assets of our non-insurance subsidiaries and the capital stock of all our subsidiaries (except Safety Indemnity Insurance Company). The existing credit facility contains covenants including requirements to maintain certain financial and operating ratios as well as restrictions on incurring debt or liens, paying dividends and other restricted payments and other matters.


    NEW CREDIT FACILITY. In connection with the offering, we will repay our existing credit facility. Thomas Black Corporation at that time will obtain a new $30.0 million revolving credit facility. Fleet National Bank will be the lender under this new credit facility. Thomas Black Corporation intends to borrow approximately $22.4 million under this new credit facility at the closing of the offering, based on the assumptions set forth in "Use of Proceeds." Loans under the new credit facility will bear interest at our option at either
(i) the LIBOR rate plus 1.50% per annum or (ii) the higher of Fleet National Bank's prime rate or 1/2% above the federal funds rate plus 1.50% per annum. The new credit facility is due and payable at maturity, which is three years from the closing of the offering. Interest only is payable prior to maturity. The obligations of Thomas Black Corporation under the new credit facility will be secured by pledges of the assets of Thomas Black Corporation and the capital stock of Thomas Black Corporation's operating subsidiaries. The new credit facility will be guaranteed by the non-insurance company subsidiaries of Thomas Black Corporation. The new credit facility will contain covenants including requirements to maintain minimum risk based capital ratios and statutory surplus of Safety Insurance as well as limitations or restrictions on indebtedness, liens, dividends, and other matters.

    SENIOR SUBORDINATED NOTES. Safety Group also issued $30 million principal amount of its 13.0% senior subordinated notes to obtain funds for the Acquisition. Interest is payable semiannually on each April 30 and October 31. The senior subordinated notes mature December 31, 2011. The notes may be redeemed at our option prior to maturity with no redemption premium or penalty. The notes also contain specified financial and operating covenants.


    SENIOR REDEEMABLE PREFERRED STOCK. Safety Group issued $22.4 million of its senior redeemable cumulative preferred stock in connection with the Acquisition. This preferred stock is entitled to cumulative dividends at a rate of 6% per year, a liquidation preference of $22.4 million and must be redeemed on the earlier of October 16, 2012 or the date of a change in control of our Company. As of June 30, 2002, we had accrued $1.0 million for unpaid dividends on our preferred stock.



    We will use proceeds from the offering, the Direct Sale and our new credit facility to repay in full all outstanding principal and interest on the senior subordinated notes. We estimate that the amount we will be required to pay holders of the notes will be approximately $31.7 million, assuming redemption on September 30, 2002. We will also use proceeds from the offering, the Direct Sale and our new credit facility to repay all principal and accrued interest outstanding under our existing credit facility.


    Further, we plan to complete the Preferred Share Exchange at the closing of the offering. In the Preferred Share Exchange, all of our outstanding preferred stock will be converted into shares of our common stock, valued at the offering price. We have negotiated the terms of the Preferred Share Exchange with the holders of the preferred stock. Based on an assumed public offering price of $17.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), we will issue an aggregate of 1,317,644 shares of common stock in the Preferred Share Exchange. We will use proceeds from this offering to pay all dividends on the preferred shares that have accrued up to the date of the conversion of approximately $1.0 million.


    The insurance holding company laws of Massachusetts regulate the distribution of dividends and other payments by our insurance subsidiaries. Our insurance company subsidiaries may not declare an "extraordinary dividend" until thirty days after the Commissioner has received notice of the intended dividend and has not objected. As historically administered by the Commissioner, this provision requires the Commissioner's prior approval of an extraordinary dividend. An extraordinary dividend is defined as any dividend or distribution that, together with other distributions made within the preceding twelve months, exceeds the greater of (i) 10% of the insurer's surplus as of the preceding December 31, or (ii) the insurer's net income for the twelve-month period ending the preceding December 31, in each case determined in accordance with statutory accounting practices. Under Massachusetts law an insurer may pay cash dividends only from its unassigned funds, also known as earned surplus, and the insurer's remaining surplus must be both reasonable in relation to its outstanding liabilities and adequate to its financial needs. At year-end 2001, the statutory surplus of Safety Insurance totaled $220.1 million, and its statutory net income for 2001 was $9.6 million.


    The maximum dividend permitted by law is not indicative of an insurer's actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends.

    We currently intend to pay an annual dividend on our common stock of $0.36 per share, or an aggregate, based on 12,477,644 shares outstanding immediately following the offering, of $4.5 million annually. See "Dividend Policy."

    Management believes that the current level of cash flow from operations provides us with sufficient liquidity to meet our operating needs over the next 12 months. We expect to be able to continue to meet our operating needs after the next 12 months from internally generated funds. Since our ability to meet our obligations in the long term (beyond such 12-month period) is dependent upon such factors as market changes, insurance regulatory changes and economic conditions, no assurance can be given that the available net cash flow will be sufficient to meet our operating needs. We expect that we would need to borrow or issue capital stock if we needed additional funds, for example, to pay for an acquisition or a significant expansion of our operations, either inside or outside Massachusetts. There can be no assurance that sufficient funds for any of the foregoing purposes would be available to us at such time.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

    Market risk is the risk that we will incur losses due to adverse changes in market rates and prices. We have exposure to market risk through our investment activities and our financing activities. Our primary market risk exposure is to changes in interest rates. We use both fixed and variable rate debt as sources of financing. We have not entered, and do not plan to enter, into any derivative financial instruments for trading or speculative purposes.

    INTEREST RATE RISK. Interest rate risk is the risk that we will incur economic losses due to adverse changes in interest rates. Our exposure to interest rate changes primarily results from our significant holdings of fixed rate investments and from our financing activities. Our fixed maturity investments include U.S. and foreign government bonds, securities issued by government agencies, obligations of state and local governments and governmental authorities, corporate bonds and mortgage-backed securities, most of which are exposed to changes in prevailing interest rates.

    We manage our exposure to risks associated with interest rate fluctuations through active review of our investment portfolio by our management and board of directors and consultation with third-party financial advisors. As a general matter, we do not attempt to match the durations of our assets with the durations of our liabilities, and the majority of our liabilities are "short tail." Our goal is to maximize the total return on all of our investments. An important strategy that we employ to achieve this goal is to try to hold enough in cash and short-term investments in order to avoid liquidating longer-term investments to pay claims.

    The tables below show the interest rate sensitivity of our fixed income financial instruments measured in terms of fair value (which is equal to the book value for all our securities) for the periods indicated.

                                                                    AS OF DECEMBER 31, 2000
                                                                           FAIR VALUE
                                                                        ($ IN THOUSANDS)
                                                            ----------------------------------------
                                                             -100 BASIS      AS OF       +100 BASIS
                                                            POINT CHANGE   12/31/2000   POINT CHANGE
                                                            ------------   ----------   ------------
Bonds and preferred stocks................................    $489,113      $463,206      $437,702
Cash and cash equivalents.................................      13,676        13,676        13,676
                                                              --------      --------      --------
  Total...................................................    $502,789      $476,882      $451,378

                                                                    AS OF DECEMBER 31, 2001
                                                                           FAIR VALUE
                                                                        ($ IN THOUSANDS)
                                                            ----------------------------------------
                                                             -100 BASIS      AS OF       +100 BASIS
                                                            POINT CHANGE   12/31/2001   POINT CHANGE
                                                            ------------   ----------   ------------
Bonds and preferred stocks................................    $543,296      $517,008      $491,080
Cash and cash equivalents.................................      12,278        12,278        12,278
                                                              --------      --------      --------
  Total...................................................    $555,574      $529,286      $503,358


                                                                     AS OF JUNE 30, 2002
                                                                          FAIR VALUE
                                                                       ($ IN THOUSANDS)
                                                            --------------------------------------
                                                             -100 BASIS     AS OF      +100 BASIS
                                                            POINT CHANGE   6/30/02    POINT CHANGE
                                                            ------------   --------   ------------
Bonds and preferred stocks................................    $518,976     $490,324     $464,450
Cash and cash equivalents.................................      26,561       26,561       26,561
                                                              --------     --------     --------
  Total...................................................    $545,537     $516,885     $491,011

    An important market risk for all of our outstanding long-term debt is interest rate risk at the time of refinancing. We expect to enter into a new credit facility with Fleet National Bank as arranger concurrently with this offering. We intend to use the proceeds from the new credit facility and from the offering to pay down our existing credit facility, redeem our outstanding senior subordinated notes and pay accrued and unpaid dividends on our preferred stock. We will continue to monitor the interest rate environment and to evaluate refinancing opportunities as maturity dates approach. With respect to floating rate debt, we are also exposed to the effects of changes in prevailing interest rates. At December 31, 2001, we had approximately $69.5 million principal amount of debt outstanding at a variable rate of approximately 6.125%. A 2.0% change in the prevailing interest rate on our variable rate debt would have resulted in interest expense fluctuating approximately $1.4 million for 2001, assuming that all of such debt had been outstanding for the entire year.

    EQUITY RISK. Equity risk is the risk that we will incur economic losses due to adverse changes in equity prices. In the past, our exposure to changes in equity prices primarily resulted from our holdings of common stocks, mutual funds and other equities. While we have in the past held common equity securities in our investment portfolio, presently we hold none. We continuously evaluate market conditions and we expect in the future to purchase equity securities. We principally managed equity price risk through industry and issuer diversification and asset allocation techniques.

EFFECTS OF INFLATION

    We do not believe that inflation has had a material effect on our consolidated results of operations, except insofar as inflation may affect interest rates. See "Risk Factors--Market fluctuation and changes in interest rates can have significant and negative effects on our investment portfolio."

CHANGES IN ACCOUNTING STANDARDS

    In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. With respect to deferred credits (i.e. negative goodwill), SFAS No. 141 calls for the recognition of all existing deferred credits arising from business combinations for which the acquisition date was after June 30, 2001 to be recognized through the income statement as an extraordinary gain. Effective with the Acquisition, we adopted SFAS No. 141 and accounted for the Acquisition under the purchase method. We recognized the resultant deferred credit of $117.5 million through earnings as an extraordinary gain in the successor period of 2001.

                                    BUSINESS

GENERAL


    We are a leading provider of private passenger automobile insurance in Massachusetts. In addition to private passenger automobile insurance (which represented 83.1% of our direct written premiums in 2001), we offer a portfolio of property and casualty insurance products, including commercial automobile, homeowners, dwelling fire, umbrella and business owner policies. Operating exclusively in Massachusetts through our insurance subsidiaries, Safety Insurance and Safety Indemnity Insurance Company, we have established strong relationships with approximately 500 independent insurance agents in approximately 600 locations throughout Massachusetts. We have used these relationships and our extensive knowledge of the Massachusetts market to become the third largest private passenger carrier, capturing a 10.4% share of the Massachusetts private passenger automobile insurance market in 2001, according to statistics compiled by CAR.


    Our share of the Massachusetts private passenger automobile insurance market has grown from 7.6% in 1997 to 10.4% in 2001. As a result of this increased market share and expanding our product offerings, our direct written premiums have increased by 73% between 1997 and 2001, from $272.5 million to $471.9 million. We have also maintained profitability in part by managing our cost structure through, for example, the use of technology.

OUR COMPETITIVE STRENGTHS

    WE HAVE STRONG RELATIONSHIPS WITH INDEPENDENT AGENTS. In 2000, independent agents accounted for approximately 77% of the Massachusetts private passenger automobile insurance market measured by direct written premiums as compared to only about 33% nationwide, according to A.M. Best. For that reason, our strategy is centered around, and we sell exclusively through, a network of approximately 500 independent agents in approximately 600 locations throughout Massachusetts. In order to support our independent agents and enhance our relationships with them we:

    - Provide our agents with a portfolio of property and casualty insurance products at competitive prices to help our agents address effectively the insurance needs of their clients;

    - Provide our agents with a variety of technological resources which enable us to deliver superior service and support to them; and

    - Offer our agents competitive commission schedules and profit sharing programs.

    Through these measures, we strive to become the preferred provider of the independent agents in our agency network and capture a growing share of the total insurance business written by these agents. We must compete with other insurance carriers for the business of independent agents.


    WE HAVE AN UNINTERRUPTED RECORD OF PROFITABLE OPERATIONS. In every year since our inception in 1979, we have been profitable and increased our direct written premiums from the prior year. We have achieved profitable growth over the past five years by, among other things:


    - Increasing the number of private passenger automobile exposures we underwrite from 287,000 in 1997 to 427,000 in 2001 and the average premium we receive per automobile exposure from $748 to $918;

    - Maintaining an adjusted statutory combined ratio that is consistently below industry averages;

    - Taking advantage of the institutional knowledge our management has amassed during our long operating history in the unique Massachusetts market;

    - Introducing new lines of insurance products, such as homeowners, which unlike personal auto do not have state-established maximum premium rates;


    - Investing in technology, to simplify internal processes and enhance our relationships with our agents; and


    - Maintaining a high-quality investment portfolio.

    WE ARE A TECHNOLOGICAL LEADER. We have dedicated significant human and financial resources to the development of advanced information systems. Our technology efforts have benefited us in two distinct ways. First, we continue to develop technology that empowers our independent agent customers to make it easier for them to transact business with their clients and with Safety. In our largest business line, private passenger auto insurance, our agents now submit approximately 92% of all applications for new policies or endorsements for existing policies to us electronically through our proprietary information portal, the Agents Virtual Community. Second, our investment in technology has allowed us to re-engineer internal back office processes to provide more efficient service at lower cost. Our adjusted statutory expense ratios have been below the average industry statutory expense ratio in each of the past five years. Our systems have also improved our overall productivity, as evidenced by our direct written premiums per employee increasing to $928,870 in 2001 from $612,348 in 1997.


    WE HAVE AN EXPERIENCED, COMMITTED AND KNOWLEDGEABLE MANAGEMENT
TEAM. Following this offering, our Management Team will own approximately 13% of the common stock of Safety on a fully diluted basis. Our Management Team, led by our Chief Executive Officer and President David F. Brussard, has an average of over 25 years of industry experience per executive, as well as an average of over 20 years of experience with Safety. The team has demonstrated an ability to operate successfully within the regulated Massachusetts private passenger automobile insurance market.

OUR STRATEGY

    To achieve our goal of increasing stockholder value, our strategy is to maintain and develop strong independent agent relationships by providing our agents with a full package of insurance products and information technology services. We believe this strategy will allow us to:

    - Further penetrate the Massachusetts private passenger automobile insurance market;

    - Continue to selectively cross-sell homeowners, dwelling fire, personal umbrella and business owner policies in order to capture a larger share of the total Massachusetts property and casualty insurance business written by each of our independent agents;

    - Continue to expand our technology to enable independent agents to more easily serve their customers and conduct business with Safety, thereby strengthening their relationships with Safety; and

    - If opportunities arise, selectively expand our business outside the Massachusetts market into other markets with strong independent agent distribution channels where we can capitalize on our core strength of serving independent agents.

DESCRIPTION OF THE MASSACHUSETTS PROPERTY AND CASUALTY INSURANCE MARKET

    INTRODUCTION. We are licensed by the Commissioner to transact property and casualty insurance in Massachusetts. All of our business is extensively regulated by the Commissioner, as described elsewhere in this prospectus. In March 2002, a new Commissioner was appointed by the Governor. We do not expect this change to have a material effect on how our business is regulated.

    THE MASSACHUSETTS MARKET FOR PRIVATE PASSENGER AUTOMOBILE
INSURANCE. Private passenger automobile insurance is heavily regulated in Massachusetts. In many respects, the private passenger automobile insurance market in Massachusetts is unique, in comparison to other states. This is due to a number of factors, including unusual regulatory conditions, the market dominance of domestic companies, the relative absence of large national companies, and the heavy reliance on independent insurance agents as the market's principal distribution channel. For many insurance companies, these factors present substantial challenges, but we believe they provide us a competitive advantage, because, as our financial history shows, we have a thorough understanding of this market.

    The principal factors that generally distinguish the Massachusetts private passenger automobile insurance market from that market in other states are as follows:

    - COMPULSORY INSURANCE. Massachusetts motorists must obtain automobile insurance prior to registering a vehicle with the Registry of Motor Vehicles. Insurers are required to notify the Registry of Motor Vehicles when coverage is cancelled and the Registry of Motor Vehicles is authorized to seize the license plates of uninsured motor vehicles.

    - "TAKE ALL COMERS." With very few exceptions, insurers may not refuse to cover an applicant. Insurers may not refuse to issue a policy to an applicant based on the applicant's driving record or other underwriting criteria commonly used by insurers in other states to decide whether to insure a motorist.

    - STANDARD POLICY FORM. The policy form that is used by all auto insurers is developed by the Commissioner and must be used by all companies. The policy consists of several mandatory coverages: no fault coverage (I.E., "personal injury protection"); minimum limits of bodily injury and property damage liability coverage; and coverage for accidents caused by uninsured or hit-and-run motorists. In addition to these standard mandatory coverages, several additional optional coverages (such as higher bodily injury and property damage coverages, and collision and comprehensive coverages) must be offered. No carrier may offer any other type of coverage or deductible or use any form of policy endorsement without the prior approval of the Commissioner, which can be granted only after a formal hearing.


    - PREMIUM RATES ARE "FIXED AND ESTABLISHED" BY THE COMMISSIONER. In Massachusetts, automobile insurance companies are obligated to use premium rates that are determined on an annual basis by the Commissioner. As a matter of law, the Commissioner's rate must be adequate, which the Massachusetts courts have ruled requires that the rate be sufficient to allow insurers the opportunity to earn a reasonable rate of return. The rate setting process involves a lengthy and complex administrative proceeding in which the Commissioner considers historic information related to claim costs as well as outside factors affecting insurance costs. Different data is presented for the Commissioner's consideration by the Automobile Insurers Bureau (on behalf of the insurance industry), the Division of Insurance, and the Massachusetts Attorney General. At the close of this proceeding, the Commissioner sets a premium rate for each of several classes of drivers, many different types of vehicles, and twenty-seven different geographic territories within Massachusetts. The Commissioner usually sets the rate during the last quarter of the year. In addition, the Commissioner annually establishes the minimum commission rate that insurers must pay their private passenger auto insurance agents. The Commissioner mandated an average 8.3% decrease in personal automobile premiums for 2001, as compared to an average rate increase of 0.7% in 2000. For 2002, the Commissioner's decision was that there would be no rate change. On August 16, 2002, the Automobile Insurers Bureau proposed an average 7.0% rate increase for 2003. The Commissioner has not yet set the average premium rate for 2003.


    - PRICE COMPETITION IS LIMITED. An insurer may charge less than the Commissioner's fixed and established premium rates by offering discounts to all members of a particular class of motorists but only if the discount is approved by the Commissioner after a public hearing. During the years 1996 to 2001, most insurance companies offered rate discounts for drivers with the best driving records. Only five companies are offering such discounts in 2002. We offered competitively priced discounts during the 1996 to 2001 time period, but like most of our competitors, we have discontinued using discounts for 2002.


    - AFFINITY GROUP MARKETING. In addition to the use of class discounts, insurers can charge lower rates than the Commissioner's fixed rate by providing discounts to all members of an affinity group. An affinity group consists of all of the employees of a particular employer or the members of a trade union, association or other organization. These discounts must be filed with the Commissioner and are subject to the Commissioner's disapproval. We currently offer discounts to 261 groups representing approximately 12.9% of the private passenger policies we issue, with discounts ranging from 3% to 5%.


    - SAFE DRIVER INSURANCE PLAN. In other states, insurance companies are free to design their own systems for rewarding drivers with superior driving records by providing lower prices to such drivers and charging higher prices for drivers who have caused claims or who have poor driving records. In Massachusetts, all companies must use the system the Commissioner has developed. Known as the Safe Driver Insurance Plan, the system consists of a series of steps, ranging from Step 9 to Step 35, with each step above or below Step 15 granting premium credits to motorists in lower steps (Steps 9 to 14) or imposing surcharges on motorists in higher steps (Steps 16 to 35). Each driver is assigned a step classification by the state. The Safe Driver Insurance Plan system is revenue neutral, which means that the aggregate cost of the discounts must be funded by the aggregate income of the surcharges. The effect of this system is that bad drivers actually pay less than the actuarially correct premium and are subsidized by better drivers, who pay more than the actuarially correct premium. At Safety, we have a number of strategies which we use to maximize the number of credit eligible drivers that we insure.

    - EXCLUSIVE REPRESENTATIVE PRODUCERS. As noted above, the Commissioner sets a different rate for each of twenty-seven territories in Massachusetts. The methodology the Commissioner uses to adjust the rates among each territory results in the reduction of rates in high cost urban communities from the actuarially appropriate rate while increasing rates in suburban and rural parts of Massachusetts. As a result, in the aggregate, rates in urban communities are considered inadequate by most insurers. In order to ensure that motorists living in such communities have access to automobile insurance, licensed insurance brokers located in such areas who have not been appointed as a voluntary agent of a company may apply to CAR, to be appointed as an involuntary agent of an insurer selected by CAR. ERPs are randomly assigned to all insurers writing personal auto insurance in Massachusetts. ERP assignments are intended to be based upon an insurer's market share. We have developed certain strategies to avoid being oversubscribed with ERPs. See "--Distribution."

    - COMMONWEALTH AUTOMOBILE REINSURERS. In order to protect insurers from the potential adverse effect of the Commonwealth's take-all-comers law and the random assignment of ERPs, the Massachusetts Legislature created CAR, which runs a reinsurance pool. CAR is governed by a committee that is appointed by the Commissioner, but its rules and decisions are subject to the review and approval of the Commissioner. Companies may cede to the reinsurance pool policies that they determine are not likely to be profitable. As a result, CAR operates at an underwriting deficit. This deficit is allocated among every automobile insurance company based on a complex formula that takes into consideration a company's voluntary market share, the amount of business it cedes to CAR and credits the company earns under a system CAR has designed to encourage carriers not to cede their worst risks to CAR. Proposals to change certain of CAR's rules are under consideration. We have developed underwriting and actuarial analysis systems to evaluate the profitability of ceding a risk to CAR or writing it voluntarily.

    - DOMINANCE OF DOMESTIC COMPANIES. Many large national private passenger automobile insurance writers, such as State Farm, Allstate, Nationwide, and Farmers, write very little or no personal automobile insurance business in Massachusetts. We actively participate in major industry policy making organizations in Massachusetts, such as the Automobile Insurers Bureau and CAR, where our employees serve on a number of committees.

    - PROMINENCE OF INDEPENDENT INSURANCE AGENTS. Finally, and perhaps most importantly to our Company's success, approximately 77% of the direct written premiums in the Massachusetts private passenger automobile insurance market are placed by independent agents, according to A.M. Best. Nationally, independent agents write only about 33% of the private passenger automobile insurance market, according to A.M. Best. Accordingly, to be successful, a company must have a strategy designed to encourage the best agents to place their best business with that company. At Safety, we have designed a system of agent commissions, profit sharing, bonuses and other strategies (such as our information technology capabilities) that we believe favorably distinguishes our company among agents. We aggressively market our company among the independent agents in attempting to get the best agents and the best business.

PRODUCTS


    Historically, we have focused on underwriting private passenger automobile insurance. Since 1997, we have expanded the breadth of our product line in order for agents to address a greater portion of their clients' insurance needs through selling multiple Safety products. The table below shows our premiums in each of these product lines for the periods indicated and the portions of our total premiums each product line represented.



                                                                                                          SIX MONTHS
                                            YEARS ENDED DECEMBER 31,                                    ENDED JUNE 30,
                         ---------------------------------------------------------------   -----------------------------------------
DIRECT WRITTEN PREMIUMS         1999                  2000                  2001                  2001                  2002
-----------------------  -------------------   -------------------   -------------------   -------------------   -------------------
                                                                      ($ IN THOUSANDS)
Private passenger
  auto.................  $307,597     88.1%    $365,651     85.6%    $392,334     83.1%    $218,003     83.9%    $233,984     82.6%
Commercial auto........    25,196      7.2       31,614      7.4       42,591      9.0       24,386      9.4       28,170      9.9
Homeowners.............    15,264      4.4       26,522      6.2       31,863      6.8       15,033      5.8       17,905      6.3
Business owners........         0      0.0        1,396      0.3        2,251      0.5        1,141      0.4        1,642      0.6
Personal umbrella......       748      0.2        1,252      0.3        1,469      0.3          742      0.3          791      0.3
Dwelling fire..........       401      0.1          959      0.2        1,263      0.3          568      0.2          802      0.3
Commercial umbrella....         0      0.0           63      0.0           95      0.0           45      0.0           88      0.0
                         --------    -----     --------    -----     --------    -----     --------    -----     --------    -----
  TOTAL................  $349,206      100%    $427,457      100%    $471,866      100%    $259,918      100%    $283,382      100%
                         ========    =====     ========    =====     ========    =====     ========    =====     ========    =====


    Our product lines are as follows:

    PRIVATE PASSENGER AUTOMOBILE (83.1% OF 2001 DIRECT WRITTEN
PREMIUMS). Private passenger automobile insurance is our primary product, and we support all Massachusetts policy forms and limits of coverage. Private passenger automobile policies provide coverage for bodily injury and property damage to others, no-fault personal injury coverage for the insured/insured's car occupants, and physical damage coverage for an insured's own vehicle for collision or other perils. We have priced our private passenger coverage competitively by offering group discounts since 1995 and Safe Driver Insurance Plan rate deviations since 1996. For policy year 2001, our only Safe Driver Insurance Plan deviation was a 2.0% discount for step 9 drivers. In 2002, we did not file for any Safe Driver Insurance Plan deviation. We currently offer approximately 261 affinity group discount programs ranging from 3.0% to 5.0% discounts.

    COMMERCIAL AUTOMOBILE (9.0% OF 2001 DIRECT WRITTEN PREMIUMS). Our commercial automobile program supports all Massachusetts policy forms and limits of coverage including endorsements that broaden coverage over and above that offered on the standard Massachusetts policy forms. Commercial automobile policies provide coverage for bodily injury and property damage to others, no-fault personal injury coverage, and physical damage coverage for an insured's own vehicle for collision or other perils resulting from the ownership or use of commercial vehicles in a business. We offer insurance for commercial vehicles used for business purposes such as private passenger-type vehicles, trucks, tractors and trailers, and insure individual vehicles as well as commercial fleets. Commercial automobile policies are written at a standard rate with qualifying risks eligible for preferred lower rates. We received approval for a rate increase of 7.2% for our commercial automobile line effective January 1, 2002.

    HOMEOWNERS (6.8% OF 2001 DIRECT WRITTEN PREMIUMS). We offer a broad selection of coverage forms for qualified policyholders. Homeowners policies provide coverage for losses to a dwelling and its contents from numerous perils, and coverage for liability to others arising from ownership or occupancy. We write policies on homes, condominiums, and apartments. We offer loss-free credits of up to 16% for eight years of loss free experience, along with a discount of 10.0% when a home is written together with an automobile. All forms of homeowners coverage are written at a standard rate with qualifying risks eligible for preferred lower rates. We received approval for a rate increase of 9.8% effective February 19, 2002.

    BUSINESS OWNER (LESS THAN 1.0% OF 2001 DIRECT WRITTEN PREMIUMS). We serve eligible small and medium sized commercial accounts with a program that covers apartments and residential condominiums; mercantile establishments, including limited cooking restaurants; offices, including office condominiums; processing and services businesses; special trade contractors; and wholesaling businesses. Business owner policies provide liability and property coverage for many perils, including business interruption from a covered loss. Equipment breakdown coverage is automatically included, and a wide range of additional coverage is available to qualified customers. We write policies for business owners at standard rates with qualifying risks eligible for preferred lower rates.

    COMMERCIAL PACKAGE POLICIES (LESS THAN 1.0% OF 2001 DIRECT WRITTEN PREMIUMS). For larger commercial accounts, or those clients that require more specialized or tailored coverages, we offer a commercial package policy program that covers a more extensive range of business enterprises. Commercial package policies provide any combination of property, general liability, crime and inland marine insurance. Property automatically includes equipment breakdown coverage, and a wide range of additional coverage is available to qualified customers. We write commercial package policies at standard rates with qualifying risks eligible for preferred lower rates.

    PERSONAL UMBRELLA (LESS THAN 1.0% OF 2001 DIRECT WRITTEN PREMIUMS). We offer personal excess liability coverage over and above the limits of individual automobile, watercraft, and homeowners insurance policies to clients. We offer a discount of 10% when an umbrella policy is written together with an automobile insurance policy. We write policies at standard rates with limits of $1.0 million to $5.0 million.

    DWELLING FIRE (LESS THAN 1.0% OF 2001 DIRECT WRITTEN PREMIUMS). We underwrite dwelling fire insurance, which is a limited form of a homeowners policy for non-owner occupied residences. We offer superior construction and protective device credits, with a discount of 5.0% when a dwelling fire policy is issued along with an automobile policy. We write all forms of dwelling fire coverage at standard rates with qualifying risks eligible for preferred lower rates.

    COMMERCIAL UMBRELLA (LESS THAN 1.0% OF 2001 DIRECT WRITTEN PREMIUMS). We offer an excess liability product to clients for whom we underwrite both commercial automobile and business owner policies. The program is directed at commercial automobile risks with private passenger-type automobiles or light and medium trucks. We write commercial umbrella policies at standard rates with limits ranging from $1.0 million to $5.0 million.

    INLAND MARINE (LESS THAN 1.0% OF 2001 DIRECT WRITTEN PREMIUMS). We offer inland marine coverage as an endorsement for all homeowners and business owner policies, and as part of our commercial package policy. Inland marine provides additional coverage for jewelry, fine arts and other items that a homeowners or business owner policy would limit or not cover. Scheduled items valued at more than $5,000 must meet our underwriting guidelines and be appraised.

    WATERCRAFT (LESS THAN 1.0% OF 2001 DIRECT WRITTEN PREMIUMS). We offer watercraft coverage for small and medium sized pleasure craft with maximum lengths of 32 feet, values less than $75,000, and maximum speeds of 39 knots. We write this coverage as an endorsement to our homeowners policies.


    An emerging issue in the insurance industry is mold liability and property coverage under homeowners and similar property-related policies. Property damage as a result of mold is uncommon in Massachusetts, unlike in the southern sections of the United States, most notably Texas. Generally, insurance policies exclude mold coverage unless it is the result of a covered loss. In the prior two years, we are aware of 18 claims under our policies, totaling less than $100,000, which involve mold liability as a result of a covered loss. However, as a result of the increased public perception that mold liability is a concern for insurers, we have filed and received approval for a number of mold endorsements from the Division of Insurance which limit our mold property exposure to $10,000 on each of our homeowners and dwelling fire policies and limit our liability exposure to $50,000 on these policies. On business owner and commercial package policies, the property coverage is limited to $15,000 per policy and liability coverage is eliminated. We have eliminated mold coverage on our personal umbrella and commercial umbrella polices. These endorsements cover all new and renewal policies in these lines effective on or after September 1, 2002.


DISTRIBUTION

    We distribute our products exclusively through independent agents, unlike some of our competitors which use multiple distribution channels. We believe this gives us a competitive advantage with the agents. We have two types of independent agents, those with which we have voluntarily entered into an agreement, which we refer to as voluntary agents, and those which CAR has assigned to us as ERPs. Our voluntary agents have authority pursuant to our voluntary agency agreement to bind Safety Insurance for any coverage that is within the scope of their authority. We reserve the ability under Massachusetts law to cancel any coverage, other than private passenger automobile insurance, within the first 30 days after it is bound. In total, our independent agents have approximately 600 offices (some agencies have more than one office) and approximately 3,000 customer service representatives.


    VOLUNTARY AGENTS. In 2001, we obtained approximately 75% of our direct written premiums for automobile insurance and 100% of our direct written premiums for all of our other lines of business through our voluntary agents. As of July 31, 2002, we had agreements with approximately 400 voluntary agents. Our voluntary agents are located in all regions of Massachusetts.



    We look for agents with profitable portfolios of business. To become a voluntary agent for our Company, we generally require that an agency: (i) have been in business for at least five years; (ii) have exhibited a three-year average loss ratio (excluding loss adjustment expenses) of 64.0% or less on the portion of the agent's portfolio that we would underwrite; (iii) currently write policies for a minimum of two automobile carriers; (iv) make a commitment for us to underwrite at least 500 policies from the agency during the first twelve months after entering an agreement with us; and (v) offer multiple product lines. Every year, we review the performance of our agents during the prior year. If an agent fails to meet our profitability standards, we try to work with the agent to improve the profitability of the business it places with us. We generally terminate contracts each year with a few agencies which, despite our efforts, have been consistently unable to meet our standards. Although independent agents usually represent several unrelated insurers, our goal is to be one of the top two insurance companies represented in each of our agencies, as measured by premiums. No individual agency generated more than 3% of our direct written premiums in 2001 or the six months ended June 30, 2002.



    EXCLUSIVE REPRESENTATIVE PRODUCERS. In 2001, our ERPs generated approximately 25% of our direct written premiums for automobile insurance. As of July 31, 2002, we had 73 private passenger automobile ERPs. CAR defines ERPs as licensed dwelling fire or casualty insurance agents or brokers who have a place of business in Massachusetts, but have no existing voluntary independent agency relationship with an auto insurer conducting business in Massachusetts. An ERP's policy portfolio typically includes a significant percentage of what are considered to be under-priced policies.


    Massachusetts law guarantees the provision of motor vehicle insurance coverage to all qualified applicants. To facilitate this system, any independent agent that is unable to obtain a voluntary relationship with an insurer becomes an ERP and is assigned to an insurer, which is then required to write that agent's policies. The number of mandated ERP policies assigned to a Massachusetts insurance carrier is intended to be proportionate to its voluntary market share. However, because no insurer can control the relative volumes of voluntary and ERP business with certainty, carriers are usually either relatively oversubscribed or undersubscribed with ERP policies. Periodically, CAR assigns or re-assigns an ERP to the most undersubscribed insurer.

    We continuously monitor our ERP subscription level to attempt to reduce our exposure to becoming oversubscribed with ERP business. By properly managing our ERP subscription levels, we reduce the probability that we will be forced to write excessive levels of ERP business, which is usually unprofitable. Our goal is to be undersubscribed, but not undersubscribed at a level which would result in being assigned new ERPs. We have succeeded in achieving this goal, having been undersubscribed on 23 of the last 28 CAR subscription reports. According to the July 2002 CAR Private Passenger Subscription Report, as of May 30, 2002, our ERP policies totaled 104,089, or approximately 96.1% of our market share percentage of ERP policies, making us the second most undersubscribed carrier as of that date.


    From time to time, as our market share grows, however, we are required to add a new ERP. We regularly monitor the oversubscribed carriers and evaluate which of their ERPs are less undesirable than others. When we need to add an ERP, we prefer to negotiate an agreement to obtain one we select from an oversubscribed carrier rather than have CAR assign one to us.

MARKETING

    We view the independent agent as our customer and business partner. As a result, our marketing efforts focus on developing interdependent relationships with leading Massachusetts agents that write profitable business and positioning ourselves as the preferred insurance carrier of those agents, thereby receiving a larger portion of each agent's aggregate business. We generally do not market ourselves to potential policyholders.

    Our principal marketing strategies are:

    - To offer a range of products, which we believe enables our agents to meet the insurance needs of their clients, and overcomes agents' resistance to placing their clients' auto insurance and other coverages with different insurers;

    - To price our products competitively, including offering discounts when and where appropriate for safer drivers and for affinity groups;

    - To offer agents competitive commissions, with incentives for placing their more profitable business with us; and

    - To provide a level of support and service that enhances the agent's ability to do business with its clients and with us.


    COMMISSION SCHEDULE AND PROFIT SHARING PLAN. We have several programs designed to attract profitable new personal auto business from agents by paying them more than the minimum commission the law requires (which is 11.7% of premiums for 2002). We recognize our top performing agents by making them members of our President's Club or Executive Club. In 2002, President's Club members receive a commission equal to 15.0% of premiums for each new policy with a driver in Safe Driver Insurance Plan step 9 or 10, while Executive Club members receive a commission equal to 13% of premiums for such policies. President's Club members can earn an additional bonus of 5% of premiums, and Executive Club members can earn an additional bonus of up to 3% of premiums, on all new step 9 and 10 business, in each case if the average of the Safe Driver Insurance Plan steps of all new business based on automobile exposures they submit during the year is 11.5 or less. In part as a result of these programs, in the first six months of 2001 70.6% of our drivers were in Safe Driver Insurance Plan steps 9 or 10, as compared to 69.4% for the Massachusetts personal auto industry as a whole, based on the number of drivers per month in each step according to the Automobile Insurers Bureau.


    Further, we have a competitive profit sharing program under which we pay agents up to 50% of the underwriting profits on their business, depending on the total volume and loss ratio of all business the agents submit.

    SERVICE AND SUPPORT. We believe that the level and quality of service and support we provide helps differentiate us from other insurers. We have made a significant investment in information technology designed to facilitate our agents' business. This investment includes providing each of our agents with high-speed access to the internet through a network which we own. In addition, our Agents Virtual Community website helps agents manage their work efficiently. We provide a substantial amount of information online that agents need to serve their customers, such as information about the status of new policies, bill payments and claims. Providing this type of content reduces the number of customer calls we receive and empowers the agency's customer service representatives by enabling them to respond to customers' inquiries while the customer is on the telephone. Finally, we believe that the knowledge and experience of our employees enhance the quality of support we provide.

UNDERWRITING

    Our underwriting department is responsible for a number of key decisions affecting the profitability of our business, including:

    - Pricing of discounts offered on our policies;

    - Determining which policies to cede to CAR's reinsurance pool and which to retain; and

    - Evaluating whether to accept transfers of a portion of an existing or potential new agent's portfolio from another insurer.

In addition to our private passenger auto underwriting unit, our underwriting department includes a separate unit of underwriters for homeowners, dwelling fire, personal umbrella and inland marine coverages, as well as a separate unit for commercial coverages, including commercial auto, business owner, commercial umbrella and commercial package policies.

    PRICING. Our pricing strategy for personal auto insurance primarily depends on the maximum permitted premium rates and minimum permitted commission levels mandated by the Division of Insurance. For several years prior to 2002, we offered discounts off the state-mandated rates to drivers in the lower Safe Driver Insurance Plan steps, as did a number of other insurers. However, starting in 1998, we began to reduce the discounts we offered, in light of the reductions or minimal increases in average rates the Commissioner has required in each year since 1998. We currently do not offer any Safe Driver Insurance Plan step-based discounts. As a result primarily of reducing discounts and of our insureds purchasing new cars (for which we are permitted to charge higher premiums), our average premium received per policy increased 10.9% and 7.4% in 1999 and 2000, respectively, and did not change in 2001.


    In addition to Safe Driver Insurance Plan discounts, we also offer group discounts to members of 261 affinity groups, including the Boston College Alumni Association, the Massachusetts Bar Association and the Massachusetts Medical Society. In general, we target affinity groups with a mature and stable membership base along with favorable driving records, offering between a 3% and 5% discount (with 4% being the average discount offered). Approximately 12.9% of the private passenger policies we issue receive an affinity group discount.


    CAR and the Division of Insurance set the premium rates for commercial automobile policies reinsured through CAR. Subject to Division of Insurance review, we set rates for commercial automobile policies that are not reinsured through CAR, and for all other insurance lines we offer, including homeowners, dwelling fire, personal umbrella, commercial umbrella, commercial package policies and business owner policies. We base our rates on industry loss cost data, our own loss experience, catastrophe modeling and prices charged by our competitors in the Massachusetts market. We received approval for a rate increase of 7.2% for our commercial automobile line effective January 1, 2002, and also received approval for a rate increase of 9.8% for our homeowners line effective February 19, 2002.

    CEDE/RETAIN DECISIONS. Under CAR's rules, we must decide, within 23 days after the effective date of a new policy or before renewing an existing policy, whether to cede it to CAR's reinsurance pool. Each Massachusetts auto insurer must bear a portion of the losses of the reinsurance pool. Under CAR's rules, we are able to reduce our total allocated share of the losses of the reinsurance pool by ceding less business to the pool than our proportionate share. As a result, in determining whether to cede an underpriced policy to CAR's personal auto reinsurance pool, we attempt to evaluate whether we are likely to incur greater total losses by ceding it to the pool or by retaining it. In 2001, we ceded approximately 5% of our personal auto business, based on automobile exposures, to the pool, compared to an average of 7.7% for the rest of the industry according to CAR. In 2002, we intend to slightly increase the amount we cede to the pool. Our goal is still to cede less than the industry average to the pool.

    CAR also runs a reinsurance pool for commercial auto policies. We analyze whether to cede or retain our business in that line in a similar fashion.

    BULK POLICY TRANSFERS AND NEW VOLUNTARY AGENTS. From time to time, we receive proposals from existing voluntary agents to transfer a portfolio of the agent's business from another insurer to us. Our underwriters model the profitability of these portfolios before we accept these transfers. Among other things, we usually require that the portfolio have a pure loss ratio (which refers to the ratio of losses, excluding loss adjustment expenses, to net earned premiums) of not more than approximately 64%. In addition, we require any new voluntary agent to commit to transfer a portfolio to us consisting of at least 500 policies. In 2001, we issued approximately 17,800 policies that came to us through portfolio transfers. In the same year, we lost approximately 950 policies through portfolio transfers to other carriers.


    POLICY PROCESSING AND RATE PURSUIT. Our underwriting department assists in processing policy applications, endorsements, renewals and cancellations. In the past three years, we have introduced new proprietary software that enables agents to connect to our network and enter policy and endorsement applications for personal auto insurance from their office computers. In our personal automobile insurance line, our agents now submit approximately 92% of all applications for new policies or endorsements for existing policies through our proprietary information portal, the Agents Virtual Community.


    Our rate pursuit team aggressively monitors all insurance transactions to make sure we receive the correct premium for the risk insured. We accomplish this by verifying Massachusetts pricing criteria, such as proper classification of drivers, the make, model and age of insured vehicles and the availability of discounts. We verify that operators are properly listed and classified, assignment of operators to vehicles, vehicle garaging, vehicle preinspection requirements and in some cases the validity of discounts. In our homeowners and dwelling fire lines, our team is currently undertaking a project to update the replacement costs for each dwelling. We are using newly acquired third-party software to assist in this appraisal effort.

TECHNOLOGY

    The focus of our information technology effort is:

    - constant reengineering of internal processes to allow more efficient operations, resulting in lower operating costs;

    - making it easier for independent agents to transact business with us; and

    - enabling agents to efficiently provide their clients with a high level of service.

    We believe that our technology initiatives have increased revenue and decreased cost. For example, these initiatives have allowed us to reduce the number of call-center transactions which we perform and to transfer many manual processing functions from our internal operations to our independent agents. We also believe that these initiatives have contributed to our overall increases in productivity. In 1990, we had 399 employees and $155.0 million in direct written premiums. In 2001, we had 508 employees and $471.9 million in direct written premiums, which represents an increase from $388,464 direct written premiums per employee in 1990 to $928,870 direct written premiums per employee in 2001.

    INTERNAL APPLICATIONS (INTRANET). Our employees access our proprietary applications through our corporate intranet. Our intranet applications streamline internal processes and improve overall operational efficiencies in areas including:

        CLAIMS. Our claims workload management application allows our claims and subrogation adjusters to better manage injury claims. Subrogation refers to the process by which we are reimbursed by other insurers for claims costs we incur due to the fault of their insureds. The use of this application has reduced the time it takes for us to respond to and settle casualty claims, which we believe helps reduce the total amount of our claims expense.

        The automated adjuster assignment system categorizes our new claims by severity and assigns them to the appropriate adjuster responsible for investigation. Once assigned, the integrated workload management tools facilitate the work of promptly assigning appraisers, investigating liability, issuing checks and receiving subrogation receipts.

        FINANCE. Proprietary billing systems, integrated with the systems of our print and lock-box vendors, expedite the processing and collection of premium receipts and finance charges from agents and policyholders. We believe the sophistication of our direct bill system helps us to limit our bad debt expense. In 2001, our bad debt expense as a percentage of direct written premiums was 0.2%.

    EXTERNAL APPLICATIONS. Agency employees can securely access business critical applications through our corporate extranet which we call Agents Virtual Community. Agents Virtual Community includes Web-enabled applications, advanced security and an internet-enabled communications network, which we believe constitutes many of our agents' only high-speed internet connection. We believe that Agents Virtual Community is unique to the Massachusetts private passenger automobile insurance industry because using Agents Virtual Community allows an agent to access a variety of vendors and other carriers over the internet through a single portal. We currently have a patent application pending on Agents Virtual Community. The patent application pertains to the method and system by which Agents Virtual Community delivers customer services to independent insurance agents. The capability for agency personnel to schedule online appointments with third-party vendors (such as glass repair retailers and rental car agencies) for their clients is also available. We designed Agents Virtual Community to be scalable so that these types of vendors and potentially, other insurers, can link to the network and create a "once and done" environment for the independent agent.

    Listed below are examples of the business critical applications agents may access through Agents Virtual Community.

    NEW BUSINESS AND ENDORSEMENT PROCESSING. Agents can perform new business and endorsement processing with our point of sale application. Agents can upload policy data to our system directly from their agency system or rate quote software in Agents Virtual Community's secure Web environment without having to re-enter policy information.

    INQUIRY ACCESS. Inquiry Access is a customer service application designed to provide agency customer service representatives with real-time access to our database of insured information. This application allows agents to view the status of claims, billing and policy detail.

    POLICYHOLDER INQUIRY. Policyholder Inquiry provides 24 hours a day, 7 days a week self-service account information to our policyholders through our website or through their independent agent's website. This application provides policyholders with round-the-clock access to billing and claims information.

    OTHER TOOLS AND SERVICES. Agents Virtual Community gives agents access to electronic versions of underwriting manuals, which include updated guidelines for acceptable risks, commission levels and product pricing. Further, we have recently launched a new initiative to have our agents use third-party software (the XNET Cost Estimator from Marshall Swift/Boeck) which we make available through Agents Virtual Community to help assess home replacement costs. This initiative helps ensure that we receive the correct premium with respect to homeowners policies and provide the correct level of coverage against home loss. Finally, we provide agents a daily report of all their insurance transactions processed through Agents Virtual Community. This report allows our agents to monitor their performance and review profitability goals.

CLAIMS

    Because of the unique differences between the management of casualty claims and property claims, we use separate departments for each of these types of claims.

    CASUALTY CLAIMS

    We have a proven record of settling casualty claims below the industry average in Massachusetts. According to the Automobile Insurers Bureau, our average casualty claim settlement during the period from January 1994 through December 31, 2001 was $5,200, approximately 8% lower than the Massachusetts industry average of $5,660.

    We have adopted stringent claims settlement procedures, which include guidelines that establish maximum settlement offers for soft tissue injuries, which constituted approximately 80% of our third-party bodily injury claims in 2001. If we are unable to settle these claims within our guidelines, we generally take the claim to litigation. We believe that these procedures result in providing our adjusters with a uniform approach to negotiation.

    We believe an important component of handling claims efficiently is prompt investigation and settlement. We find that faster claims settlements often result in less expensive claims settlements. Our Bodily Injury Hotline is a telephone and fax system that reduces the time it takes for agents to notify our adjusters about claims, thereby enabling us to contact third-party claimants and other witnesses quickly. After business hours during the week and on Saturdays, we outsource claims adjustment support to an independent firm whose employees contact third-party claimants and other witnesses. We believe that early notification results in our adjusters conducting prompt investigations of claims and compiling more accurate information about those claims. Our claims workload management software also assists our adjusters in handling claims quickly.


    We believe the structure of our casualty claims unit allows us to respond quickly to claimants anywhere in the Commonwealth. Comprising 125 people, the department is organized geographically by territories, each with a territorial claims unit located at our headquarters in Boston and a claims adjuster in the field. Our casualty claims unit makes limited use of independent adjusters.


    Additionally, we utilize a special unit to investigate fraud in connection with casualty claims. This special unit has one manager and eight employees. In cases where adjusters suspect fraud in connection with a claim, we deploy this special unit to conduct investigations. We deny payment to claimants in cases in which we have succeeded in accumulating sufficient evidence of fraud.

    PROPERTY CLAIMS

    Our property claims unit handles property claims arising in our personal and commercial auto, homeowners and other insurance lines. Process automation has streamlined our property claims function. Many of our property claims are now handled by the agents through Agents Virtual Community using our Power Desk software application. As agents receive calls from claimants, Power Desk permits the agent to immediately send information related to the claim directly to us and to an independent appraiser selected by the agent to value the claim. Once we receive this information, an automated system redirects the claim to the appropriate internal adjuster responsible for investigating the claim to determine liability. Upon determination of liability, the system automatically begins the process of seeking a subrogation recovery from another insurer, if liable. Our agents also have the authority to order auto glass or body repair or reserve a rental car for our insureds without getting pre-approval from us. We believe this process results in a shorter time period from when the claimant first contacts the agent to when the claimant receives a claim payment, while enabling the agents to build credibility with their clients by responding to claims in a timely and efficient manner. We benefit from decreased labor expenses from the need for fewer employees to handle the reduced property claims call volume.

    Another important factor in keeping our overall property claims costs low is collecting subrogation recoveries. Subrogation refers to the process by which we are reimbursed by other insurers for claims costs we incur due to the fault of their insureds. We track the amounts we pay out in claims costs and identify cases in which we believe we can reclaim some or all of those costs through the use of our automated workload management tools.

RESERVES

    Significant periods of time can elapse between the occurrence of an insured loss, the reporting of the loss to the insurer and the insurer's payment of that loss. To recognize liabilities for unpaid losses, insurers establish reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported losses and the expenses associated with investigating and paying the losses, or loss adjustment expenses. Every quarter, we review our reserves internally. Regulations of the Division of Insurance require us to annually obtain a certification from either a qualified actuary or an approved loss reserve specialist that our loss and loss adjustment expenses reserves are reasonable.

    When a claim is reported, claims personnel establish a "case reserve" for the estimated amount of the ultimate payment. The amount of the reserve is primarily based upon an evaluation of the type of claim involved, the circumstances surrounding each claim and the policy provisions relating to the loss. The estimate reflects informed judgment of such personnel based on general insurance reserving practices and on the experience and knowledge of the claims person. During the loss adjustment period, these estimates are revised as deemed necessary by our claims department based on subsequent developments and periodic reviews of the cases.

    In accordance with industry practice, we also maintain reserves for estimated losses incurred but not yet reported. Incurred but not yet reported reserves are determined in accordance with commonly accepted actuarial reserving techniques on the basis of our historical information and experience. We make adjustments to incurred but not yet reported reserves quarterly to take into account changes in the volume of business written, claims frequency and severity, our mix of business, claims processing and other items that can be expected to affect our liability for losses and loss adjustment expenses over time.

    When reviewing reserves, we analyze historical data and estimate the impact of various loss development factors, such as our historical loss experience and that of the industry, legislative enactments, judicial decisions, legal developments in imposition of damages, and changes and trends in general economic conditions, including the effects of inflation. There is no precise method, however, for evaluating the impact of any specific factor on the adequacy of reserves, because the eventual development of reserves is affected by many factors. After taking into account all relevant factors, management believes that our provision for unpaid losses and loss adjustment expenses at December 31, 2001 is adequate to cover the ultimate net cost of losses and claims incurred as of that date. The ultimate liability may be greater or less than reserves. Establishment of appropriate reserves is an inherently uncertain process, and there can be no certainty that currently established reserves will prove adequate in light of subsequent actual experience. To the extent that reserves are inadequate and are strengthened, the amount of such increase is treated as a charge to earnings in the period that the deficiency is recognized.

    Under purchase accounting, the fair value of our reserves for losses and loss adjustment expenses and related reinsurance recoverables was estimated as of the date of the Acquisition based on the present value of the expected underlying cash flows of the loss reserves and reinsurance recoverables, and included a profit and risk margin. In determining the fair value estimate, management adjusted our historical GAAP undiscounted net loss reserves to present value assuming a 4.0% discount rate, which approximated the U.S. Treasury rate on the date of the Acquisition. The discounting pattern was actuarially developed from our historical loss data. A profit and risk margin of 6.0% was applied to the discounted loss reserves, to reflect management's estimate of the cost we would incur to reinsure the full amount of our net loss and loss adjustment expense reserves with a third party reinsurer. This margin was based upon management's assessment of the uncertainty inherent in the net loss reserves and their knowledge of the reinsurance marketplace. Management determined that there was no material difference between the historical carrying basis of the reserves for losses and loss adjustment expenses and related reinsurance recoverables at the date of Acquisition and their fair value. Accordingly, loss and loss adjustment expense reserves and related reinsurance recoverables on unpaid losses as of October 16, 2001 are recorded at estimated fair value as at October 16, 2001, which approximated carrying value at that date.


    The following table presents development information on changes in the reserve for losses and loss adjustment expenses of our insurance subsidiaries for the three years ended December 31, 2001 and the six months ended June 30, 2002.



                                                                   PREDECESSOR     SUCCESSOR
                                         PREDECESSOR YEAR ENDED     JANUARY 1,    OCTOBER 16,
                                              DECEMBER 31,         2001 THROUGH   2001 THROUGH   SUCCESSOR SIX
                                         -----------------------   OCTOBER 15,      DECEMBER     MONTHS ENDED
                                            1999         2000          2001         31, 2001     JUNE 30, 2002
                                         ----------   ----------   ------------   ------------   -------------
                                                                   ($ IN THOUSANDS)
Reserves for losses and loss adjustment
  expenses, beginning year.............   $311,846     $315,226      $302,131       $307,655       $302,556
Less reinsurance recoverable on unpaid
  losses and loss adjustment
  expenses.............................   (115,856)    (108,613)      (90,297)       (83,501)       (75,179)
                                          --------     --------      --------       --------       --------
Net reserves for losses and loss
  adjustment expenses, beginning of
  year.................................    195,990      206,613       211,834        224,154        227,377
                                          --------     --------      --------       --------       --------
Incurred losses and loss adjustment
  expenses, related to:
  Current year.........................    251,291      302,102       282,983         76,262        182,209
  Prior years..........................    (26,050)     (26,963)       (6,600)          (703)           717
                                          --------     --------      --------       --------       --------
Total incurred losses and loss
  adjustment expenses..................    225,241      275,139       276,383         75,559        182,926
                                          --------     --------      --------       --------       --------
Paid losses and loss adjustment
  expenses related to:
  Current year.........................    121,827      161,981       164,215         58,168         95,060
  Prior year...........................     92,791      107,937        99,848         14,168         78,567
                                          --------     --------      --------       --------       --------
Total paid losses and loss adjustment
  expenses.............................    214,618      269,918       264,063         72,336        173,627
                                          --------     --------      --------       --------       --------
Net reserves for losses and loss
  adjustment expenses, end of year.....    206,613      211,834       224,154        227,377        236,676
Plus reinsurance recoverables on unpaid
  losses and loss adjustment
  expenses.............................    108,613       90,297        83,501         75,179         72,675
                                          --------     --------      --------       --------       --------
Reserves for losses and loss adjustment
  expenses, end of year................   $315,226     $302,131      $307,655       $302,556       $309,351
                                          ========     ========      ========       ========       ========


    The following table represents the development of reserves, net of reinsurance, for calendar years 1991 through 2001. The top line of the table shows the reserves at the balance sheet date for each of the indicated years. This represents the estimated amounts of losses and loss adjustment expenses for claims arising in all years that were unpaid at the balance sheet date, including losses that had been incurred but not yet reported to us. The upper portion of the table shows the cumulative amounts paid as of the end of each successive year with respect to those claims. The lower portion of the table shows the re-estimated amount of the previously recorded reserves based on experience as of the end of each succeeding year, including cumulative payments made since the end of the respective year. The estimate changes as more information becomes known about the payments, frequency and severity of claims for individual years. Favorable loss development, shown as a cumulative redundancy in the table, exists when the original reserve estimate is greater than the re-estimated reserves at December 31, 2001.

    Information with respect to the cumulative development of gross reserves (that is, without deduction for reinsurance ceded) also appears at the bottom portion of the table.


    In evaluating the information in the table, it should be noted that each amount entered incorporates the effects of all changes in amounts entered for prior periods. Thus, if the 1998 estimate for a previously incurred loss was $150,000 and the loss was reserved at $100,000 in 1994, the $50,000 deficiency (later estimate minus original estimate) would be included in the cumulative redundancy (deficiency) in each of the years 1995-1998 shown in the table. It should further be noted that the table does not present accident or policy year development data. In addition, conditions and trends that have affected the development of liability in the past may not necessarily recur in the future. Accordingly, it is not appropriate to extrapolate future redundancies or deficiencies from the table.


                   AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                ($ IN THOUSANDS)

                                1991       1992       1993       1994       1995       1996       1997       1998       1999
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
RESERVES FOR LOSSES AND LOSS
  ADJUSTMENT EXPENSE
  ORIGINALLY ESTIMATED......  $ 51,223   $ 87,100   $123,720   $149,197   $175,125   $189,420   $195,145   $195,990   $206,613
CUMULATIVE AMOUNTS PAID AS
  OF:
  One year later............    21,248     27,648     38,238     45,098     56,912     68,246     75,233     92,791    107,937
  Two years later...........    28,954     38,319     55,639     66,041     82,299     96,219    105,046    113,323    133,414
  Three years later.........    32,433     45,722     65,354     78,052     93,866    111,706    125,574    135,024
  Four years later..........    34,330     49,411     70,713     82,918     99,854    121,100    136,730
  Five years later..........    35,299     51,428     73,212     84,597    103,384    126,924
  Six years later...........    35,933     52,033     73,678     85,201    105,284
  Seven years later.........    36,087     52,172     73,917     85,678
  Eight years later.........    36,098     52,256     73,928
  Nine years later..........    36,115     52,269
  Ten years later...........    36,115

                                2000       2001
                              --------   --------
RESERVES FOR LOSSES AND LOSS
  ADJUSTMENT EXPENSE
  ORIGINALLY ESTIMATED......  $211,834   $227,377
CUMULATIVE AMOUNTS PAID AS
  OF:
  One year later............   114,016
  Two years later...........
  Three years later.........
  Four years later..........
  Five years later..........
  Six years later...........
  Seven years later.........
  Eight years later.........
  Nine years later..........
  Ten years later...........

                                1991       1992       1993       1994       1995       1996       1997       1998       1999
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
RESERVES RE-ESTIMATED AS OF:
  One year later............  $ 47,103   $ 74,245   $103,866   $128,012   $140,728   $161,083   $171,803   $169,940   $179,650
  Two years later...........    42,342     63,939     96,002    108,979    125,496    144,727    153,846    156,590    176,008
  Three years later.........    39,294     60,831     85,774     99,167    114,597    134,721    147,455    154,867
  Four years later..........    38,261     57,204     80,193     91,086    108,705    131,694    146,059
  Five years later..........    37,424     55,432     76,885     87,335    106,763    131,051
  Six years later...........    36,949     53,823     74,571     86,352    106,578
  Seven years later.........    36,848     52,443     74,072     86,429
  Eight years later.........    36,154     52,288     74,158
  Nine years later..........    36,128     52,377
  Ten years later...........    36,129
CUMULATIVE DEFICIENCY/
  (REDUNDANCY)..............   (15,094)   (34,723)   (49,562)   (62,768)   (68,547)   (58,369)   (49,086)   (41,123)   (30,605)

                                2000       2001
                              --------   --------
RESERVES RE-ESTIMATED AS OF:
  One year later............  $204,531
  Two years later...........
  Three years later.........
  Four years later..........
  Five years later..........
  Six years later...........
  Seven years later.........
  Eight years later.........
  Nine years later..........
  Ten years later...........
CUMULATIVE DEFICIENCY/
  (REDUNDANCY)..............    (7,303)

                                1991       1992       1993       1994       1995       1996       1997       1998       1999
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
Gross liability--end of
  year......................  $171,660   $203,731   $243,402   $276,835   $303,330   $326,802   $319,453   $311,846   $315,226
Reinsurance recoverables....   120,437    116,631    119,682    127,638    128,205    137,382    124,308    115,856    108,613
Net liability--end of
  year......................    51,223     87,100    123,720    149,197    175,125    189,420    195,145    195,990    206,613
Gross estimated liability--
  latest....................   119,816    128,255    143,006    158,361    181,951    212,243    223,630    229,684    249,125
Reinsurance recoverables--
  latest....................    83,687     75,878     68,848     71,932     75,373     81,192     77,571     74,817     73,117
Net estimated
  liability--latest.........    36,129     52,377     74,158     86,429    106,578    131,051    146,059    154,867    176,008
Gross cumulative deficiency/
  (redundancy)..............   (51,844)   (75,476)  (100,396)  (118,474)  (121,379)  (114,559)   (95,823)   (82,162)   (66,101)

                                2000       2001
                              --------   --------
Gross liability--end of
  year......................  $302,131   $302,556
Reinsurance recoverables....    90,297     75,179
Net liability--end of
  year......................   211,834    227,377
Gross estimated liability--
  latest....................   279,942
Reinsurance recoverables--
  latest....................    75,411
Net estimated
  liability--latest.........   204,531
Gross cumulative deficiency/
  (redundancy)..............   (22,189)

    As the table shows, our net reserves grew at a faster rate than our gross reserves over the ten year period. As we have grown, we have been able to retain a greater percentage of our direct business. Additionally, we used to conduct substantial business as a servicing carrier for other insurers, in which we would service the residual market personal automobile insurance business assigned to other carriers for a fee. All business generated through this program was ceded to the other carriers. As we reduced the amount of our servicing carrier business, our proportion of reinsurance ceded diminished.


    The table also shows that we have substantially benefited in prior years from releasing redundant reserves. Massachusetts private passenger automobile insurance pricing was very favorable in the early to mid-1990s and the reserves we established for business written during that period developed favorably, allowing us to release substantial reserves in following years. As maximum permitted rates declined in the latter part of the 1990s through 2001, and the redundancies resulting from favorable development of earlier years were released, our redundancies in subsequent years began to diminish. In the year ended December 31, 2000 we released $27.0 million in reserves relating to prior years, compared to $7.3 million in 2001. For the first six months of 2002, we strengthened loss reserves related to prior years by $0.7 million.



    As a result of our focus on core business lines since our founding in 1979, we believe we have no exposure to asbestos or environmental pollution liabilities.


REINSURANCE

    We reinsure with other insurance companies a portion of our potential liability under the policies we have underwritten, thereby protecting us against an unexpectedly large loss or a catastrophic occurrence that could produce large losses. Reinsurance involves an insurance company transferring (ceding) a portion of its exposure on insurance underwritten by it to another insurer (reinsurer). The reinsurer assumes a portion of the exposure in return for a share of the premium. Reinsurance does not legally discharge an insurance company from its primary liability for the full amount of the policies, but it does make the reinsurer liable to the company for the reinsured portion of any loss realized.

    We are very selective in choosing our reinsurers, seeking only those companies that we consider to be financially stable and adequately capitalized. In an effort to minimize exposure to the insolvency of a reinsurer, we continuously evaluate and review the financial condition of our reinsurers. All of our reinsurers have an A.M. Best rating of "A" or better, except for Lloyd's of London and Folksamerica Reinsurance Company which are both rated "A-." Swiss Re, our primary reinsurer, maintains an A.M. Best rating of "A++" (Superior).

    We maintain reinsurance coverage to help lessen the effect of losses from catastrophic events, maintaining coverage that protects us in the event of a 100-year storm (that is, a storm of a severity expected to occur once in a 100 year period). We use Catalyst software provided under license by our reinsurance broker Benfield Blanch to model the probable maximum loss to us for catastrophe losses such as hurricanes. At present, we have excess catastrophe reinsurance contracts for 95.0% of catastrophic property losses in excess of $5.0 million up to a maximum of $100.0 million.

    We also have a casualty excess of loss reinsurance contract for large casualty losses occurring in our automobile, homeowners, dwelling fire, business owners policies, commercial package policies, personal umbrella and commercial umbrella lines of business in excess of $1.0 million up to a maximum of $5.0 million, with an annual aggregate deductible of $0.5 million. In addition, we have a quota share reinsurance agreement under which we cede 90.0% of the premiums and losses under our personal and commercial umbrella policies. We also have a reinsurance agreement with Hartford Steam Boiler Inspection and Insurance Company, which is a quota share agreement under which we cede 100% of the premiums and losses for the equipment breakdown coverage under our business owner policies and commercial package policies. We have property excess of loss reinsurance coverage for large property losses, with coverage in excess of $1.0 million up to a maximum of $10.0 million, for our homeowners, business owner, and commercial package policies.

    In the wake of the September 11, 2001 tragedies, reinsurers have begun to exclude coverage for claims in connection with any act of terrorism. Our reinsurance program for 2002 excludes coverage for acts of terrorism, except for fire or collapse losses as a result of terrorism, under homeowners, dwelling fire, private passenger automobile and commercial automobile policies. For business owner policies and commercial package policies, terrorism is excluded if the total insured value is greater than $20.0 million. We have received approval from the Division of Insurance effective January 1, 2002 to exclude terrorism coverage for our business owner, commercial umbrella and commercial package policies.


    As of July 31, 2002, we had no amounts recoverable from any reinsurer, excluding the residual markets described below.


    In addition to the above mentioned reinsurance programs, we are a participant in CAR, the Massachusetts mandated residual market under which premiums, expenses, losses and loss adjustment expenses on ceded business are shared by all insurers writing automobile insurance in Massachusetts. We also participate in the Massachusetts Property Insurance Underwriting Association in which premiums, expenses, losses and loss adjustment expenses on homeowners business that cannot be placed in the voluntary market are shared by insurers writing homeowners insurance in Massachusetts.

INVESTMENTS


    Investment income is an important source of revenue for us and the return on our investment portfolio has a material effect on our net earnings. Our investment objective is to focus on maximizing total returns while investing conservatively. We maintain a high quality investment portfolio consistent with our established investment policy. As of June 30, 2002, there was only one telecommunications sector security below investment grade (rated Category 3 by the Securities Valuation Office of the National Association of Insurance Commissioners) in our fixed income securities portfolio for which we recorded an after-tax other-than-temporary impairment charge of approximately $0.7 million for the six months ended June 30, 2002. According to our investment guidelines, no more than 1% of our portfolio may be invested in the securities of any one issuer, and no more than 0.5% of our portfolio may be invested in securities rated "BBB," or the lowest investment grade assigned by Moody's. We continually monitor the mix of taxable and tax-exempt securities, in an attempt to maximize our total after-tax return. Since 1986, our investment manager has been Deutsche Asset Management, formerly known as Scudder Investments.

    The following table reflects the composition of our investment portfolio at December 31, 1999, 2000 and 2001 and June 30, 2002.


                                                                 AT DECEMBER 31,
                                ---------------------------------------------------------------------------------
                                          1999                        2000                        2001
                                -------------------------   -------------------------   -------------------------
                                 AMOUNT    % OF PORTFOLIO    AMOUNT    % OF PORTFOLIO    AMOUNT    % OF PORTFOLIO
                                --------   --------------   --------   --------------   --------   --------------
                                                                ($ IN THOUSANDS)
DEBT SECURITIES:
U.S. Treasury securities and
  obligations of U.S.
  Government agencies(1)......  $191,331        43.0%       $194,851        39.6%       $176,370        34.1%
Obligations of states and
  political subdivisions......    73,640        16.7         127,527        26.0         127,797        24.7
Mortgage-backed securities....    45,890        10.3          42,287         8.6          78,723        15.2
Corporate and other
  securities..................   102,908        23.1          85,420        17.4         124,402        24.1
                                --------        ----        --------        ----        --------        ----
  Total debt securities.......   413,769        93.1         450,085        91.6         507,292        98.1

EQUITY SECURITIES:
Preferred stocks..............        --          --          13,121         2.7           9,716         1.9
Common stocks.................    30,880         6.9          28,124         5.7              --          --
                                --------        ----        --------        ----        --------        ----
  Total equity securities.....    30,880         6.9          41,245         8.4           9,716         1.9
                                --------        ----        --------        ----        --------        ----

TOTAL INVESTMENTS.............  $444,649         100%       $491,330         100%       $517,008         100%
                                ========        ====        ========        ====        ========        ====


                                    AT JUNE 30, 2002
                                -------------------------
                                 AMOUNT    % OF PORTFOLIO
                                --------   --------------
                                    ($ IN THOUSANDS)
DEBT SECURITIES:
U.S. Treasury securities and
  obligations of U.S.
  Government agencies(1)......  $116,038        23.7%
Obligations of states and
  political subdivisions......   175,572        35.8
Mortgage-backed securities....    81,685        16.7
Corporate and other
  securities..................   107,133        21.8
                                --------        ----
  Total debt securities.......   480,428        98.0
EQUITY SECURITIES:
Preferred stocks..............     9,896         2.0
Common stocks.................        --          --
                                --------        ----
  Total equity securities.....     9,896         2.0
                                --------        ----
TOTAL INVESTMENTS.............  $490,324         100%
                                ========        ====


------------------------------


(1) Obligations of U.S. Government agencies include collateralized mortgage obligations issued, guaranteed and/or insured by the following issuers:
    Government National Mortgage Association, Federal Home Loan Mortgage Corporation, and Federal National Mortgage Association. The total of these debt securities was $125.2 million, $124.1 million, $117.6 million and $64.9 million at December 31, 1999, December 31, 2000, December 31, 2001 and June 30, 2002, respectively.


    While we have held common equity securities in our investment portfolio in the past, as of December 31, 2001 we held no common equity securities in our investment portfolio. We made the decision to divest common equity securities in order to maximize the current investment income earned by our portfolio and to reduce our overall investment risk. We continuously evaluate market conditions and we expect in the future to purchase common equity securities.

    The principal risks inherent in holding mortgage-backed securities and other pass-through securities are prepayment and extension risks, which affect the timing of when cash flows will be received. When interest rates decline, mortgages underlying mortgage-backed securities tend to be prepaid more rapidly than anticipated, causing early repayments. When interest rates rise, the underlying mortgages tend to be prepaid at a slower rate than anticipated, causing the principal repayments to be extended. Although early prepayments may result in acceleration of income from recognition of any unamortized discount, the proceeds typically are reinvested at a lower current yield, resulting in a net reduction of future investment income.

    The following table reflects our investment results for each year in the three-year period ended December 31, 2001 and for the six months ended June 30, 2002:


                               INVESTMENT RESULTS


                                          YEAR ENDED DECEMBER 31,
                                       ------------------------------   SIX MONTHS ENDED
                                         1999       2000       2001      JUNE 30, 2002
                                       --------   --------   --------   ----------------
                                                       ($ IN THOUSANDS)
Average invested assets..............  $441,096   $476,421   $517,146       $523,083
Net investment income(1).............  $ 23,870   $ 26,889   $ 27,605       $ 13,659
Net effective yield(2)...............      5.41%      5.64%      5.34%          5.23%(4)
Net realized capital gains
  (losses)...........................  $  8,102   $ (1,246)  $ (5,050)      $ (2,388)
Effective yield including realized
  capital gains (losses)(3)..........      7.25%      5.38%      4.36%          4.31%(4)


------------------------
(1)  After investment expenses, excluding realized investment gains (losses).

(2) Net investment income for the period divided by average invested assets for the same period.

(3) Net investment income plus realized capital gains (losses) for the period divided by average invested assets for the same period.

(4)  Represents annualized effective yield.


    The following table indicates the composition of our fixed income security portfolio (at carrying value) by rating, as of June 30, 2002:


                 COMPOSITION OF FIXED INCOME SECURITY PORTFOLIO
                                  BY RATING(1)


                                                               JUNE 30, 2002
                                                            -------------------
                                                             AMOUNT    PERCENT
                                                            --------   --------
                                                             ($ IN THOUSANDS)
U.S. Government and Government Agency Fixed Income
  Securities..............................................  $116,038     24.2%
Aaa/Aa....................................................   260,094     54.1
A.........................................................    67,800     14.1
Baa.......................................................    35,259      7.3
Ba........................................................     1,237      0.3
                                                            --------     ----
    Total.................................................  $480,428      100%
                                                            ========     ====


------------------------
(1) Rating as assigned by Moody's Investors Services, Inc., or Moody's. Such ratings are generally assigned upon the issuance of the securities and are subject to revision on the basis of ongoing evaluations. Ratings in the table are as of the date indicated.

    Moody's rating system utilizes nine symbols to indicate the relative investment quality of a rated bond. Aaa rated bonds are judged to be of the best quality and are considered to carry the smallest degree of investment risk. Aa rated bonds are also judged to be of high quality by all standards. Together with Aaa bonds, these bonds comprise what are generally known as high grade bonds. Bonds rated A possess many favorable investment attributes and are considered to be upper medium grade obligations. Baa rated bonds are considered as medium grade obligations; they are neither highly protected nor poorly secured. Bonds rated Ba or lower (those rated B, Caa, Ca and C) are considered to be too speculative to be of investment quality.


    The Securities Valuation Office of the National Association of Insurance Commissioners evaluates all public and private bonds purchased as investments by insurance companies. The Securities Valuation Office assigns one of six investment categories to each security it reviews. Category 1 is the highest quality rating and Category 6 is the lowest. Categories 1 and 2 are the equivalent of investment grade debt as defined by rating agencies such as Standard & Poor's Ratings Services and Moody's, while Categories 3-6 are the equivalent of below investment grade securities. Securities Valuation Office ratings are reviewed at least annually. At June 30, 2002, approximately 91.7% of our fixed maturity investments were rated Category 1, and 8.0% of our fixed maturity investments were rated
Category 2, the two highest ratings assigned by the Securities Valuation Office and approximately 0.3% of our fixed maturity investments were rated Category 3 by the Securities Valuation Office.



    The following table indicates the composition of our fixed income security portfolio (at carrying value) by time to maturity as of June 30, 2002.


                 COMPOSITION OF FIXED INCOME SECURITY PORTFOLIO
                                  BY MATURITY


                                                                 JUNE 30, 2002
                                                              -------------------
                                                               AMOUNT    PERCENT
                                                              --------   --------
                                                               ($ IN THOUSANDS)
1 year or less..............................................  $     --        --%
Over 1 year through 5 years.................................    90,021      18.7
Over 5 years through 10 years...............................   114,715      23.9
Over 10 years through 20 years..............................    63,721      13.3
Over 20 years...............................................    65,354      13.6
Asset-backed securities(1)..................................   146,617      30.5
                                                              --------    ------
  Total.....................................................  $480,428     100.0%
                                                              ========    ======


------------------------
(1) Actual maturities of asset-backed securities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Prepayment rates are influenced by a number of factors that cannot be predicted with certainty, including: the relative sensitivity of the underlying mortgages or other collateral to changes in interest rates; a variety of economic, geographic and other factors; and the repayment priority of the securities in the overall securitization structures.

COMPETITION

    The property and casualty insurance business is highly competitive and many of our competitors have substantially greater financial and other resources than us. We compete with both large national writers and smaller regional companies. In Massachusetts in 2000, we competed across all our lines of business, according to A.M. Best, with 274 other property and casualty insurers. According to A.M. Best, of these 274 insurers, 20 are national companies which use independent agents to sell their products, 165 are regional or Massachusetts-only companies which use independent agents to sell their products (including us), and 90 are national and Massachusetts-only companies which sell their products directly to policyholders. Further, our competitors include other companies which, like us, serve the independent agency market, as well as companies which sell insurance directly to customers. Direct writers may have certain competitive advantages over agency writers, including increased name recognition, loyalty of the customer base to the insurer rather than to an independent agency and, potentially, lower cost structures. A material reduction in the amount of business independent agents sell would adversely affect us. In the past, competition in the Massachusetts personal auto market has included offering significant discounts from the maximum permitted rates, and there can be no assurance that these conditions will not recur. Further, we and others compete on the basis of the commissions and other cash and non-cash incentives provided to agents. Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts personal auto market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us. These companies include some that would be able to sustain significant losses in order to acquire market share, as well as others which use distribution methods that compete with the independent agent channel. There can be no assurance that we will be able to compete effectively against these companies in the future.

    In Massachusetts in 2001, 28 insurers wrote private passenger auto insurance, according to CAR. Of these 28 insurers, 6 are national companies which use independent agents to sell their products, 11 are regional or Massachusetts-only companies which use independent agents to sell their products (including us) and 11 are national, regional or Massachusetts-only companies which sell their products directly to policyholders. Our principal competitors within the Massachusetts private passenger automobile insurance industry are Commerce Group, Inc. and Arbella Mutual Insurance Company which held 23.3% and 10.8% market shares based on automobile exposures, respectively, in 2001 according to CAR.

RATINGS

    A.M. Best, which rates insurance companies based on factors of concern to policyholders, currently assigns Safety Insurance an "A (Excellent)" rating. Our "A" rating was reaffirmed by A.M. Best in November 2001. Such rating is the third highest rating of 13 ratings that A.M. Best assigns to solvent insurance companies, which currently range from "A++ (Superior)" to "D (Very Vulnerable)." Publications of A.M. Best indicate that the "A" rating is assigned to those companies that in A.M. Best's opinion have a strong ability to meet their obligations to policyholders over a long period of time. In evaluating a company's financial and operating performance, A.M. Best reviews the company's profitability, leverage and liquidity, as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its loss reserves, the adequacy of its surplus, its capital structure, the experience and competence of its management and its market presence. A.M. Best's ratings reflect its opinion of an insurance company's financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed to purchasers of an insurance company's securities.

    In reaffirming Safety Insurance's rating, A.M. Best recognized the occurrence of the Acquisition and noted certain of our positive attributes, including our conservative reserving philosophy, our strict underwriting discipline, our favorable market position as the third largest automobile writer in Massachusetts, our efforts at product diversification, our long-term commitment to the independent agency force, our proven track record of dealing successfully with the changes in the Massachusetts automobile insurance market and our substantial reinsurance protection. A.M. Best cited certain factors that partially offset these attributes, including our geographic concentration in Massachusetts and our focus in the private passenger automobile market. We are subject to the competitive and highly regulated Massachusetts personal automobile market, which has been characterized by aggressive discount programs and mandated rate reductions by the Division of Insurance.

PROPERTIES


    We conduct our operations in approximately 86,930 square feet of leased space at 20 Custom House Street in downtown Boston, Massachusetts. Our lease expires in December 2008.


EMPLOYEES


    At August 14, 2002, we employed 503 employees. Our employees are not covered by any collective bargaining agreement. Management considers our relationship with our employees to be good.


LEGAL PROCEEDINGS

    Our insurance subsidiaries are parties to a number of lawsuits arising in the ordinary course of their insurance business. We believe that the ultimate resolution of these lawsuits will not, individually or in the aggregate, have a material adverse effect on our financial condition. Other than these lawsuits, we are not involved in any legal proceedings.

SUPERVISION AND REGULATION

    INTRODUCTION. Our principal operating subsidiaries, Safety Insurance and Safety Indemnity, are subject to comprehensive regulation by the Division of Insurance, of which the Commissioner is the senior official. The Commissioner is appointed by the Governor and serves at the pleasure of the Governor. We are subject to the authority of the Commissioner in many areas of our business under Massachusetts law, including:

    - our licenses to transact insurance;

    - the premium rates and policy forms we may use;

    - our financial condition including the adequacy of our reserves and provisions for unearned premium;

    - the solvency standards that we must maintain;

    - the type and size of investments we may make;

    - the type of accounting we must use; and

    - the nature of the transactions we may engage in with our affiliates.

In addition, the Commissioner periodically examines licensees. We were most recently examined for the five-year period ending December 31, 1998. The Commissioner made no material findings as a result of this examination.

    INSURANCE HOLDING COMPANY REGULATION. Our principal operating subsidiaries are insurance companies, and therefore we are subject to certain laws in Massachusetts regulating insurance holding company systems. These laws require that we file a registration statement with the Commissioner that discloses the identity, financial condition, capital structure and ownership of each entity within our corporate structure and any transactions among the members of our holding company system. In some instances, we must obtain the prior approval of the Commissioner for material transactions between our insurance company subsidiaries and other affiliates in our holding company system. These holding company statutes also require, among other things, prior approval of the payment of extraordinary dividends or distributions and any acquisition of a domestic insurer.

    INSURANCE REGULATION CONCERNING DIVIDENDS. We rely on dividends from our insurance company subsidiaries for our cash requirements. The insurance holding company law of Massachusetts requires notice to the Commissioner of any dividend to the stockholders of an insurance company. Our insurance company subsidiaries may not make an "extraordinary dividend" until thirty days after the Commissioner has received notice of the intended dividend and has not objected in such time. As historically administered by the Commissioner, this provision requires the prior approval by the Commissioner of an extraordinary dividend. An extraordinary dividend is defined as any dividend or distribution that, together with other distributions made within the preceding twelve months exceeds the greater of 10% of the insurer's surplus as of the preceding December 31, or the insurer's net income for the twelve-month period ending the preceding
December 31, in each case determined in accordance with statutory accounting practices. Under Massachusetts law, an insurer may pay cash dividends only from its unassigned funds, also known as its earned surplus, and the insurer's remaining surplus must be both reasonable in relation to its outstanding liabilities and adequate to its financial needs.

    ACQUISITION OF CONTROL OF A MASSACHUSETTS DOMICILED INSURANCE
COMPANY. Massachusetts law requires advance approval by the Commissioner of any change in control of an insurance company that is domiciled in Massachusetts. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of our outstanding voting stock. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of our common stock may be deemed to have acquired control if the

Commissioner determines that control exists in fact. Any purchaser of shares of common stock representing 10% or more of the voting power of our capital stock will be presumed to have acquired control of our Massachusetts insurance subsidiaries unless, following application by that purchaser the Commissioner determines that the acquisition does not constitute a change of control or is otherwise not subject to regulatory review. These requirements may deter, delay or prevent transactions affecting the control of or the ownership of our common stock, including transactions that could be advantageous to our stockholders.

    PROTECTION AGAINST INSURER INSOLVENCY. Massachusetts law requires that insurers licensed to do business in Massachusetts participate in the Massachusetts Insurers Insolvency Fund. The Massachusetts Insurers Insolvency Fund must pay any claim up to $300,000 of a policyholder of an insolvent insurer if the claim existed prior to the declaration of insolvency or arose within sixty days after the declaration of insolvency. Members of the Massachusetts Insurers Insolvency Fund are assessed the amount the Massachusetts Insurers Insolvency Fund deems necessary to pay its obligations and its expenses in connection with handling covered claims. Subject to certain exceptions, assessments are made in the proportion that each member's net written premiums for the prior calendar year for all property and casualty lines bore to the corresponding net written premiums for Massachusetts Insurers Insolvency Fund members for the same period. As a matter of Massachusetts law, insurance rates and premiums include amounts to recoup any amounts paid by insurers for the costs of the Massachusetts Insurers Insolvency Fund. With respect to private passenger auto insurance rates and premiums, the Commissioner has historically made an adjustment in his or her annual rate decision reflecting any Massachusetts Insurers Insolvency Fund-related costs reported by the industry in its rate filing. By statute, no insurer in Massachusetts may be assessed in any year an amount greater than two percent of that insurer's direct written premium for the calendar year prior to the assessment. In 2001, we were assessed
$1.4 million, primarily as the result of the insolvencies of The Trust Insurance Company and Reliance Insurance Company. CAR also assesses its members as a result of insurer insolvencies. Because CAR is not able to recover an insolvent company's share of the net CAR losses from the Massachusetts Insurers Insolvency Fund, CAR must increase each of its member's share of the deficit in order to compensate for the insolvent carrier's inability to pay its deficit assessment. It is anticipated that there will be additional assessments from time to time relating to various insolvencies.

    THE INSURANCE REGULATORY INFORMATION SYSTEM. The Insurance Regulatory Information System was developed to help state regulators identify companies that may require special financial attention. The Insurance Regulatory Information System consists of a statistical phase and an analytical phase whereby financial examiners review annual statements and financial ratios. The statistical phase consists of 12 key financial ratios based on year-end data that are generated from the National Association of Insurance Commissioners' database annually; each ratio has an established "usual range" of results. These ratios assist state insurance departments in executing their statutory mandate to oversee the financial condition of insurance companies.

    A ratio result falling outside the usual range of Insurance Regulatory Information System ratios is not considered a failing result; rather, unusual values are viewed as part of the regulatory early monitoring system. Furthermore, in some years, it may not be unusual for financially sound companies to have several ratios with results outside the usual ranges. Generally, an insurance company will become subject to regulatory scrutiny if it falls outside the usual ranges of four or more of the ratios. For 2001, our subsidiaries had one ratio falling outside the normal range. The test that measures estimated current reserve deficiency to surplus generated a value of 30.3% for Safety Insurance and 27.6% for Safety Indemnity Insurance Company, each exceeding the normal value of 25%. The value is partially a result of our adoption of statutory accounting principles promulgated by the National Association of Insurance Commissioners in 2001. In particular, our treatment for assumed obligations for underwriting pool business from CAR and the Massachusetts Property Insurance Underwriting Association plan changed from "netting" (recording the combined obligation from premiums, expenses and losses) to "straight" (recording separate amounts for premiums, expenses and losses, which resulted in reporting a net loss). The level of premiums earned for 2001 is thereby increased relative to the levels reported during 1999 and 2000, influencing the results of this ratio.

    RISK BASED CAPITAL REQUIREMENTS. The National Association of Insurance Commissioners has adopted a formula and model law to implement risk based capital requirements for most property and casualty insurance companies, which are designed to determine minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations. The risk based capital formula for property and casualty insurance companies measures three major areas of risk facing property and casualty insurers:

    - underwriting, which encompasses the risk of adverse loss developments and inadequate pricing;

    - declines in asset values arising from market and/or credit risk; and

    - off-balance sheet risk arising from adverse experience from non-controlled assets, guarantees for affiliates or other contingent liabilities and reserve and premium growth.

    Under Massachusetts law, insurers having less total adjusted capital than that required by the risk based capital calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

    The risk based capital law provides for four levels of regulatory action. The extent of regulatory intervention and action increases as the level of total adjusted capital to risk based capital falls. The first level, the company action level as defined by the National Association of Insurance Commissioners, requires an insurer to submit a plan of corrective actions to the Commissioner if total adjusted capital falls below 200% of the risk based capital amount. The regulatory action level as defined by the National Association of Insurance Commissioners requires an insurer to submit a plan containing corrective actions and requires the Commissioner to perform an examination or other analysis and issue a corrective order if total adjusted capital falls below 150% of the risk based capital amount. The authorized control level, as defined by the National Association of Insurance Commissioners, authorizes the Commissioner to take whatever regulatory actions he or she considers necessary to protect the best interest of the policyholders and creditors of the insurer which may include the actions necessary to cause the insurer to be placed under regulatory control, i.e., rehabilitation or liquidation, if total adjusted capital falls below 100% of the risk based capital amount. The fourth action level is the mandatory control level as defined by the National Association of Insurance Commissioners, which requires the Commissioner to place the insurer under regulatory control if total adjusted capital falls below 70% of the risk based capital amount.

    The formulas have not been designed to differentiate among adequately capitalized companies that operate with higher levels of capital. Therefore, it is inappropriate and ineffective to use the formulas to rate or to rank these companies. At December 31, 2001, our insurance subsidiaries had total adjusted capital in excess of amounts requiring company or regulatory action at any prescribed risk based capital action level.

    REGULATION OF PRIVATE PASSENGER AUTOMOBILE INSURANCE IN MASSACHUSETTS. Our principal line of business is Massachusetts private passenger automobile insurance. As described in more detail elsewhere in this prospectus, regulation of private passenger automobile insurance in Massachusetts differs significantly from how this line of insurance is regulated in other states. These differences include the requirements that we not deny coverage to any applicant; that the premium rate we and all insurers must charge is fixed and established by the Commissioner; that our ability and that of our competitors to deviate from the rate set by the Commissioner is restricted, and that some of our insurance producers are assigned to us as a matter of law. See "--Description of the Massachusetts Property and Casualty Insurance Market."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The table below sets forth certain information concerning our directors and executive officers as of the date of this prospectus.

                                                                                                  YEARS
                                                                                                EMPLOYED
           NAME                AGE                            POSITION                          BY SAFETY
---------------------------  --------   -----------------------------------------------------   ---------
David F. Brussard..........     50      Chief Executive Officer and President, Director            26
William J. Begley, Jr......     48      Chief Financial Officer, Vice President and Secretary      17
Daniel F. Crimmins.........     64      Vice President--Marketing                                  17
Robert J. Kerton...........     56      Vice President--Casualty Claims                            16
David E. Krupa.............     41      Vice President--Property Claims                            20
Daniel D. Loranger.........     62      Vice President--Management Information Systems             22
Edward N. Patrick, Jr......     54      Vice President--Underwriting                               29
A. Richard Caputo, Jr......     36      Director                                                   --
John W. Jordan II..........     54      Director                                                   --
David W. Zalaznick.........     48      Director                                                   --
Bruce R. Berkowitz.........     44      Nominee for Director                                       --
David K. McKown............     64      Nominee for Director                                       --

    DAVID F. BRUSSARD was appointed President and Chief Executive Officer in June 2001 and has served as a director of Safety Group since October 2001. Since January 1999, Mr. Brussard has been the Chief Executive Officer and President of Safety Insurance. Previously, Mr. Brussard served as Executive Vice President of Safety Insurance from 1985 to 1999 and as Chief Financial Officer and Treasurer of Safety Insurance from 1979 to 1999. Mr. Brussard is also a member of the governing committee, budget committee, executive committee and nominating committee of the Automobile Insurers Bureau and is a member of the governing, actuarial and defaulted broker committees of CAR. Mr. Brussard is also on the Board of Trustees of the Insurance Library Association of Boston.

    WILLIAM J. BEGLEY, JR. was appointed Chief Financial Officer, Vice President and Secretary of Safety Group on March 4, 2002. Since January 1999, Mr. Begley has been the Chief Financial Officer and Treasurer of Safety Insurance. Previously, Mr. Begley served as Assistant Controller of Safety Insurance from 1985 to 1987, as Controller of Safety Insurance from 1987 to 1990 and as Assistant Vice President/Controller of Safety Insurance from 1990 to 1999.
Mr. Begley also serves on the audit committee of CAR.

    DANIEL F. CRIMMINS was appointed Vice President of Marketing of Safety Group on March 4, 2002. Mr. Crimmins has been employed by Safety for over 17 years and has served as Vice President of Marketing of Safety Insurance since 1985.
Mr. Crimmins has over 40 years of experience in the insurance industry.
Mr. Crimmins is a member of the market review committee of CAR and the Insurance Managers Association.

    ROBERT J. KERTON was appointed Vice President of Casualty Claims of Safety Group on March 4, 2002. Mr. Kerton has been employed by Safety for over 16 years and has served as Vice President of Casualty Claims of Safety Insurance since 1986. Mr. Kerton previously served 18 years with Allstate Insurance Company in various Massachusetts claim management assignments. Mr. Kerton serves as Chairman of the Automobile Insurers Bureau claims committee, vice chairman of the CAR claims committee and on the governing board of the Massachusetts Insurance Fraud Bureau.

    DAVID E. KRUPA was appointed Vice President of Property Claims of Safety Group on March 4, 2002. Mr. Krupa has been employed by Safety Insurance for over 20 years and has served as Vice President of Property Claims of Safety Insurance since July 1990. Mr. Krupa was first employed by

Safety Insurance in 1982 and held a series of management positions in the Claims Department of Safety Insurance before being appointed Vice President of Safety Insurance in 1990. In addition, Mr. Krupa has been a member of several claims committees both at the Automobile Insurers Bureau and CAR.

    DANIEL D. LORANGER was appointed Vice President of Management Information Systems of Safety Group on March 4, 2002. Mr. Loranger has been employed by Safety Insurance for over 22 years and has served as Vice President of Management Information Systems and Chief Information Officer of Safety Insurance since 1980. Mr. Loranger began his data processing career with Raytheon Manufacturing in 1960. BEYOND COMPUTING MAGAZINE awarded Mr. Loranger the first place 2000 Partnership Award for the strategic alliance of technology with Safety's business objectives and for development of internal software for Safety.

    EDWARD N. PATRICK, JR. was appointed Vice President of Underwriting of Safety Group on March 4, 2002. Mr. Patrick has been employed by Safety Insurance for over 28 years and has served as Vice President of Underwriting of Safety Insurance since July 1977 and as Secretary of Safety Insurance since 1999.
Mr. Patrick has served on several committees of CAR, including the market review, servicing carrier, statistical, automation and reinsurance operations committees. Mr. Patrick has also served on the CAR operations committee since 1984 and has served as its chairman since 1998.

    A. RICHARD CAPUTO, JR. has served as a director of Safety Group since June 2001. Mr. Caputo has been a partner of The Jordan Company LLC, a private merchant banking firm, since 1990. Mr. Caputo is also a director of AmeriKing, Inc., GSFI, Inc., Jackson Products, Inc., and Universal Technical Institute, Inc., as well as other privately held companies.

    JOHN W. JORDAN II has served as a director of Safety Group since
October 2001. Mr. Jordan has been a managing partner of The Jordan Company LLC since 1982. Mr. Jordan is also a director of AmeriKing, Inc., Carmike
Cinemas, Inc., GSFI, Inc., Jackson Products, Inc., Jordan Industries, Inc., and Kinetek, Inc. (formerly known as Motors and Gears, Inc.), as well as other privately held companies.

    DAVID W. ZALAZNICK has served as a director of Safety Group since
October 2001. Mr. Zalaznick has been a managing partner of The Jordan Company LLC since 1982. Mr. Zalaznick is also a director of AmeriKing, Carmike
Cinemas, Inc., GFSI, Inc., Jackson Products, Inc., Jordan Industries, Inc., Marisa Christina, Inc., and Kinetek, Inc. (formerly Motors and Gears, Inc.), as well as other privately held companies.

    BRUCE R. BERKOWITZ is a nominee for director of Safety Group and will become a director concurrently with the closing of the offering. In December 2001, Mr. Berkowitz became a Deputy Chairman and a director of Olympus Re Holdings, Ltd. Mr. Berkowitz has been a member of the board of trustees of First Union Real Estate and Mortgage Investments since 2000, President and a director of Fairholme Funds, Inc. since 1999, and managing member of Fairholme Capital Management, L.L.C. since 1997.

    DAVID K. MCKOWN is a nominee for director of Safety Group and will become a director concurrently with the closing of the offering. Mr. McKown served as a Senior Advisor to Eaton Vance Management from 2000 to 2002, focusing on business origination in real estate and asset-based loans. Mr. McKown retired in March 2000 having served as a Group Executive with BankBoston since 1993, where he focused on acquisitions and high-yield bank debt financings. Mr. McKown worked for BankBoston for over 40 years and had previously been the head of BankBoston's real estate department, corporate finance department and a director of BankBoston's private equity unit. Mr. McKown is currently a director of Equity Office Properties Trust, as well as other privately held companies.

    Messrs. Brussard, Caputo, Jordan and Zalaznick are currently serving as directors pursuant to rights granted to the Investors and the Management Team under a stockholders agreement. These provisions of the stockholders agreement will terminate upon completion of the offering. See "Certain Relationship and Related Transactions--Agreements Related to the Acquisition."

BOARD OF DIRECTORS

    Safety Group's directors are divided into three classes of approximately equal size and serve for staggered three-year terms. Our initial class 1 directors, whose terms expire in 2003, are Messrs. Jordan and McKown. Our initial class 2 directors, whose terms expire in 2004, are Messrs. Berkowitz and Zalaznick. Our initial class 3 directors, whose terms expire in 2005, are Messrs. Brussard and Caputo.

BOARD COMMITTEES

    Prior to the completion of the offering, Safety Group's board of directors intends to appoint an audit committee and a compensation committee. The audit committee will make recommendations to the board of directors regarding the selection of independent accountants, will review the results and scope of the independent accountants' audit and the services provided by them and will review and evaluate our audit and control functions. The compensation committee will administer our stock plans and make recommendations concerning salaries and incentive compensation for our employees.

DIRECTOR COMPENSATION


    Safety Group's bylaws provide that at the discretion of the board of directors, the directors may be paid their expenses, if any, at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as a director. At the discretion of the board, members of special or standing committees may be allowed like compensation for attending committee meetings. Since our incorporation in June 2001, none of our directors has received compensation for his services as a board or committee member. It is anticipated that after the initial public offering, directors who are employees of Safety will not receive any compensation for serving as directors and that those directors who are not employees of Safety will receive an annual retainer of $20,000 per year. In addition, in consideration for serving as a director, Mr. McKown will receive a grant of options to purchase 10,000 shares of our common stock, as described below.


MANAGEMENT COMPENSATION

    EXECUTIVE COMPENSATION

    Safety Group's bylaws provide that the board of directors will fix the salaries of all officers of Safety Group. Since Safety Group's formation in June 2001, none of Safety Group's officers have received compensation in their capacity as Safety Group's officers. All compensation has been paid to Safety Group's officers in their capacities as officers of one of Safety Group's subsidiaries. We expect that after the initial public offering, most of Safety Group's employees will continue to be paid only by Safety Group's subsidiaries with an allocation or charge to be made for services rendered to Safety Group.

    The following table sets forth information with respect to compensation earned by our Chief Executive Officer and President and by our four other most highly compensated executive officers for the fiscal year ended December 31, 2001. In this prospectus, we refer to these individuals as our Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                              LONG TERM COMPENSATION
                                                             -------------------------
                                       ANNUAL COMPENSATION            AWARDS
                                       -------------------   -------------------------      ALL OTHER
NAME AND PRINCIPAL POSITION             SALARY     BONUS     STOCK APPRECIATION RIGHTS   COMPENSATION(1)
---------------------------            --------   --------   -------------------------   ---------------
David F. Brussard....................  $500,460   $758,750            36,463                $1,062,477
  President and Chief
  Executive Officer

Daniel F. Crimmins...................   162,756         --             9,902                   361,737
  Vice President

Robert J. Kerton.....................   181,656         --             9,548                   316,089
  Vice President

Daniel D. Loranger...................   236,256    151,750            18,222                   543,005
  Vice President

Edward N. Patrick, Jr................   225,756    151,750            14,146                   533,889
  Vice President

------------------------

(1) Includes (A) a change-in-control bonus paid in October 2001 upon the Acquisition pursuant to employment contracts with Safety Insurance's prior owners (Mr. Brussard--$430,154; Mr. Crimmins--$214,796;
    Mr. Kerton--$183,138; Mr. Loranger--$324,034; and Mr. Patrick--$324,034);
    (B) a transaction bonus earned in 2001 for achieving certain operating results of the business of Safety up to the closing of the Acquisition payable by Safety Group in March 2002 in the following amounts:
    Mr. Brussard--$217,863 (additional $200,000 in March 2003),
    Mr. Crimmins--$53,699, Mr. Kerton--$45,785, Mr. Loranger--$80,634, and
    Mr. Patrick--$80,634; (C) term life insurance premiums
    (Mr. Brussard--$2,659, Mr. Crimmins--$5,635, Mr. Kerton--$3,536,
    Mr. Loranger--$8,483, and Mr. Patrick--$1,555); (D) contributions to Safety Insurance's former employee stock ownership plan ($35,000 worth of Thomas Black Corporation stock for each Named Executive Officer); and
    (E) contributions to Safety Insurance's former supplemental executive stock ownership plan (Mr. Brussard--$176,801, Mr. Crimmins--$52,607, Mr. Kerton-- $48,630, Mr. Loranger--$94,854, and Mr. Patrick--$92,666). Both the employee stock ownership plan and the supplemental executive stock ownership plan were terminated in connection with the Acquisition; therefore, no additional contributions were made to any Named Executive Officer under these two plans following October 16, 2001. For a description of the rights granted to the Management Team, including the Named Executive Officers, upon the closing of the Acquisition, see "Certain Relationships and Related Transactions."

    STOCK APPRECIATION RIGHTS

    The following table sets forth the stock appreciation rights granted during the fiscal year ended December 31, 2001 to each of our Named Executive Officers. The assumed rates of appreciation of 5% and 10% compounded annually are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price performance. Since all outstanding stock appreciation rights will be automatically exercised at the offering price upon the closing of this offering, the actual gains on the grant of stock appreciation rights shown below depend on the price to the public in this offering.

             STOCK APPRECIATION RIGHTS GRANTED IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------    POTENTIAL REALIZABLE
                                                   PERCENT OF                                   VALUE AT ASSUMED
                                                   TOTAL STOCK                                ANNUAL RATES OF STOCK
                                               APPRECIATION RIGHTS                           PRICE APPRECIATION FOR
                           NUMBER OF STOCK         GRANTED TO                                  A FIVE-YEAR TERM(3)
                         APPRECIATION RIGHTS      EMPLOYEES IN       EXERCISE   EXPIRATION   -----------------------
NAME                         GRANTED(1)            FISCAL YEAR        PRICE      DATE(2)        5%            10%
----                     -------------------   -------------------   --------   ----------   --------       --------
David F. Brussard......         36,463                 35.2%          $ 6.88                  $    0         $    0

Daniel F. Crimmins.....          9,902                  9.6%          $ 6.88                  $    0         $    0

Robert J. Kerton.......          9,548                  9.2%          $ 6.88                  $    0         $    0

Daniel D. Loranger.....         18,222                 17.6%          $ 6.88                  $    0         $    0

Edward N. Patrick,
  Jr...................         14,146                 13.7%          $ 6.88                  $    0         $    0

------------------------

(1) Upon the date of this offering, all stock appreciation rights awarded to our Management Team, including to the Named Executive Officers, will become fully vested and exercised. When the stock appreciation rights are fully vested and exercised at the closing of the offering, Messrs. Brussard, Crimmins, Kerton, Loranger and Patrick will receive $369,002, $100,209, $96,630, $184,407 and $143,155, respectively, based upon an assumed offering price of $17.00.

(2) The stock appreciation rights have no expiration date. If the employment of a Named Executive Officer is terminated before this offering for material breach, cause, or voluntary termination, all of the officer's stock appreciation rights are forfeited. If the employment of a Named Executive Officer is terminated for any other reason, all of the officers' nonvested stock appreciation rights are forfeited and all of the officer's vested stock appreciation rights are subject to repurchase by Safety Group.

(3) Because the expiration date of the stock appreciation rights is not certain, we have chosen to set forth in this column the potential realizable value of each grant of stock appreciation rights, assuming that the market price of the underlying security appreciates in value from the date of the grant of the stock appreciation rights, October 16, 2001, for a five-year term, at the annual compounded rates of 5% and 10%, respectively. The appreciation amounts shown assume that the market price of the underlying securities on the date of grant was $0.43.

    The following table provides information with respect to each Named Executive Officer, concerning the number of unexercised stock appreciation rights held as of December 31, 2001 and the value of unexercised in-the-money stock appreciation rights held as of December 31, 2001.

                FISCAL YEAR-END STOCK APPRECIATION RIGHTS VALUES

                                                      NUMBER OF STOCK     VALUE OF UNEXERCISED
                                                    APPRECIATION RIGHTS    IN-THE-MONEY STOCK
                                                         AT FISCAL        APPRECIATION RIGHTS
                                                         YEAR-END          AT FISCAL YEAR-END
NAME                                                 UNEXERCISABLE(1)       UNEXERCISABLE(1)
----                                                -------------------   --------------------
David F. Brussard.................................         36,463               $      0

Daniel F. Crimmins................................          9,902               $      0

Robert J. Kerton..................................          9,548               $      0

Daniel D. Loranger................................         18,222               $      0

Edward N. Patrick, Jr.............................         14,146               $      0

------------------------

(1) There were no stock appreciation rights exercisable as of December 31, 2001.

    EMPLOYMENT-RELATED AGREEMENTS

    Safety Insurance has entered into certain agreements with the Named Executive Officers and with a number of our other key executives.

    DAVID F. BRUSSARD. Under his employment agreement with Safety Insurance, Mr. Brussard has agreed to serve as Chief Executive Officer and President of Safety Insurance for an initial term ending December 31, 2006 and automatically renewing for successive one-year terms thereafter, subject to at least
180 days' advance notice by either party of a decision not to renew the employment agreement. Under the terms of the employment agreement, Mr. Brussard is entitled to receive a minimum annual salary of $500,460, as increased on an annual basis to reflect increases in the cost of living index specified therein. As determined in the sole discretion of the board of directors, Mr. Brussard will also be paid an annual bonus of not less than 35% of the total amount of bonuses paid in such year to persons that were high-ranking officers of Safety Insurance on October 16, 2001. In addition, Mr. Brussard was paid a transaction bonus of $217,863 on March 31, 2002 and will be paid a transaction bonus of $200,000 on March 31, 2003, respectively, as a result of the consummation of the Acquisition. Mr. Brussard is also entitled to certain perquisites, including reimbursement of expenses, paid vacations, health, life and other similar insurance benefits and a car, all as determined by the board of directors of Safety Insurance.

    OTHER NAMED EXECUTIVE OFFICERS. On October 16, 2001, Safety Insurance entered into employment contracts with each of Mr. Crimmins, Mr. Kerton, Mr. Loranger and Mr. Patrick. Each of these employment agreements has an initial term ending December 31, 2004 and automatically renews for successive one-year terms unless either party provides written notice not to renew at least
180 days prior to the scheduled expiration date.

    Under their respective employment agreements, Messrs. Crimmins, Kerton, Loranger and Patrick are paid annual salaries of $162,756, $181,656, $236,256 and $225,756, respectively, as increased on an annual basis to reflect increases in the cost of living index specified therein. As determined in the sole discretion of the board of directors of Safety Insurance, Messrs. Crimmins, Kerton, Loranger and Patrick are paid an annual bonus based on their performance. In addition, Messrs. Crimmins, Kerton, Loranger and Patrick were paid transaction bonuses of $53,699, $45,785, $80,634 and $80,634, respectively, on March 31, 2002 as a result of the consummation of the Acquisition, and are also entitled to certain perquisites, including reimbursement of expenses, paid vacations, health, life and other similar insurance benefits. Mr. Crimmins will also be provided the use of a car of such make and model and upon such terms and conditions as the board of directors of Safety Insurance shall determine.

    PROVISIONS COMMON TO EACH NAMED EXECUTIVE OFFICER'S EMPLOYMENT
AGREEMENT. Certain provisions are common to each of the Named Executive Officers' employment agreements. These common provisions include, among other things, the following:

    - if the executive's employment is terminated by us for a reason other than cause, death, disability or continuous poor performance, or is terminated by the executive for good reason or as a result of Safety Insurance's willful and material violation of the Named Executive Officer's employment agreement or certain other agreements between the executive and the Company, then Safety Insurance will pay the executive his full annual salary and provide other customary benefits through the remaining portion of the term of his employment agreement;

    - each executive has agreed not to disclose confidential information of Safety Insurance; and

    - each executive has agreed not to compete against Safety Insurance during any period in which he is being paid pursuant to the terms of his employment agreement.

    EXECUTIVE INCENTIVE COMPENSATION PLAN

    Safety Insurance established its Executive Incentive Compensation Plan so that it and related companies may provide executive and management employees selected by Safety Insurance's board of directors, including the Named Executive Officers, with an opportunity to build additional financial security, thereby attracting and retaining key employees. All of our Named Executive Officers are eligible for this plan. Under the plan, an annual allocation amount is made to a bonus pool as of the last day of each calendar year, beginning with calendar year 2002 and ending with the calendar year before the calendar year in which a change of control occurs. The annual allocation amount for each year is based on a percentage of Safety Insurance's and Safety Indemnity's combined statutory net income.

    At the end of each calendar year, the board of Safety Insurance reviews the performance of eligible individuals, and in its sole discretion, allocates the entire amount in the bonus pool among such eligible individuals. The portion of the bonus pool allocated to an eligible individual is credited to an account established for the individual. Amounts credited to individual accounts do not accrue interest or earn income of any kind. The balance of an individual's account is distributed in a lump sum as soon as practicable after the first day on which the individual is no longer employed by Safety Insurance or any related company, regardless of the reason for termination of employment. The plan may be amended or terminated by the board of Safety Insurance at any time, provided that no amendment or termination may materially adversely affect the rights of any participant with respect to the calendar years ended prior to the date on which such amendment or termination is adopted by the board of Safety Insurance.

    STOCK APPRECIATION RIGHT AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

    We entered into stock appreciation rights agreements with our Named Executive Officers and a limited number of other employees of Safety on October 16, 2001. The agreements designate the number of "covered shares" for each Named Executive Officer. The number of covered shares granted to the Named Executive Officers is 36,463 for Mr. Brussard, 9,902 for Mr. Crimmins, 9,548 for Mr. Kerton, 18,222 for Mr. Loranger and 14,146 for Mr. Patrick. The exercise price for each stock appreciation right is $6.88 per share. The number of covered shares and the exercise price of such shares is subject to adjustment to reflect stock splits, stock dividends, and other changes in Safety Group's capital structure. The stock appreciation rights do not entitle their holders to acquire actual shares of common stock, but instead only to receive payments based on any appreciation of our share price.

    The stock appreciation rights will become fully vested and will be exercised upon the date of this offering. As soon as practicable after the exercise of the stock appreciation rights with respect to a share of our common stock, the participant will receive a cash payment from us equal to the public offering price over the exercise price per share.

    2001 RESTRICTED STOCK PLAN

    On October 16, 2001, we adopted the 2001 Restricted Stock Plan for select employees of Safety Group and any related company. The purpose of the plan is to promote our success and to attract and retain valuable employees by linking the personal interests of such persons to those of our stockholders. The maximum number of shares of common stock with respect to which awards may be granted or sold under the plan is 290,500; provided, however, that this limitation is subject to adjustment to reflect stock splits, stock dividends, and other changes in Safety Group's capital structure.

    Our board of directors has the authority to determine the persons to whom restricted shares are granted or sold, the times when such shares will be granted or sold, the number of shares to be granted or sold and the terms and conditions of each award, including, without limitation, those related to dividends. Participants may vote the restricted shares granted or sold under the plan. Restricted share awards will vest according to the terms established by the board of directors at the time restricted shares are granted or sold. Vesting, however, is contingent upon continuous employment. Unless otherwise determined by our board, upon a participant's termination of employment, all of the participant's restricted shares not yet vested will be forfeited. Our board of directors has the right to amend or terminate this plan at any time, subject to certain limitations, but no amendment or termination may alter the rights of a participant under any awards previously granted or sold.

    On October 16, 2001, we entered into restricted stock agreements with Mr. Brussard and Mr. Loranger. Under our Restricted Stock Plan and these restricted stock agreements, 232,400 and 58,100 shares are subject to restricted stock agreements between us and Messrs. Brussard and Loranger, respectively. The restricted shares will vest in full upon the earlier of the consummation of a change of control, a public offering or according to the schedule contained in the 2001 Restricted Stock Plan. See "Certain Relationships and Related Transactions."

    2002 MANAGEMENT OMNIBUS INCENTIVE PLAN

    Our board of directors has adopted the 2002 Management Omnibus Incentive Plan to attract, retain and motivate selected officers, key employees, directors and consultants of Safety through the granting of stock-based compensation awards. The plan provides for a variety of awards, including nonqualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), stock appreciation rights and restricted stock awards. The maximum number of shares of common stock with respect to which awards may be granted under the plan is 1,250,000 after adjustment for the stock dividend declared in connection with this offering. This share limitation and the per-share price of such shares is subject to adjustment to reflect stock splits, stock dividends and changes in Safety Group's capital structure. Shares of stock covered by an award under the plan that are forfeited will again be available for issuance in connection with future grants of awards under the plan.


    The compensation committee of our board of directors will have broad authority to administer the plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award, determine the terms of any instrument that evidences an award, determine the manner in which awards may be exercised and interpret the plan's provisions. Awards under the plan are generally granted for a ten-year term, but may terminate earlier if the participant's employment terminates before the end of such term. The exercise price for each option granted under the plan will be the fair market value of a share of common stock on the date of grant. The exercise price of options granted under the plan may be paid (i) in cash, (ii) by delivery of previously-acquired shares of our common stock, (iii) by any combination of (i) and (ii), (iv) pursuant to a cashless exercise program through an independent broker (as permitted by applicable law), or (v) by any other means the committee approves, in its discretion.


    If, while any award granted under the plan remains outstanding, a change of control of Safety Group occurs, then all stock options and stock appreciation rights outstanding at the time of the change of control will become exercisable in full immediately prior to the change of control and all restrictions with respect to restricted stock awards settled by a payment in cash or shares (at the committee's discretion) to each holder.

    The plan may be suspended, amended or terminated at any time by the board, including amending any form of award agreement or instrument to be executed pursuant to the plan. However, no amendment or termination of the plan may, without the affected individual's consent, alter or impair any rights or obligations under any award previously granted under the plan.

    A compensation committee of our board of directors administers the stock plans and determines the terms of awards granted, including the exercise price, the number of shares subject to individual awards and the vesting period of awards. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code granted under the 2002 Management Omnibus Incentive Plan, the compensation committee will consist of two or more "outside directors" within the meaning of
Section 162(m). In addition, before such performance-based compensation is paid, the material terms of our stock plans will be presented to and approved by a majority vote of our stockholders. The compensation committee determines the exercise price of options granted under the 2002 Management Omnibus Incentive Plan.


    Our board of directors approved the grant of options to purchase
379,000 shares of our common stock upon the consummation of this offering with an exercise price equal to the initial public offering price of our common stock. The grants will be made to seven members of our Management Team and one nominee for director, including all of the Named Executive Officers, in the amounts shown in the schedule below.


                                                         SHARES OF COMMON STOCK
NAME                                                   UNDERLYING OPTIONS GRANTED
----                                                   --------------------------
David F. Brussard....................................            166,050
Daniel F. Crimmins...................................             29,520
Robert J. Kerton.....................................             22,140
Daniel D. Loranger...................................             55,350
Edward N. Patrick, Jr................................             36,900
William J. Begley, Jr................................             36,900
David E. Krupa.......................................             22,140
David K. McKown......................................             10,000

    These options will have a term of ten years and will vest in five equal annual installments beginning on the first anniversary of the date of grant.

    SAFETY INSURANCE 401(K) RETIREMENT PLAN

    Prior to the adoption of our employee stock ownership plan, our subsidiary, Thomas Black Insurance Agency, which is the employer of all our employees, adopted the Thomas Black Insurance Agency, Inc. and Affiliates Profit Sharing Retirement Plan. After the adoption of our employee stock ownership plan, none of the Named Executive Officers received any contributions under this profit-sharing retirement plan. On January 1, 2002, we amended and restated this plan to be a 401(k) retirement plan only and renamed it the Safety Insurance 401(k) Retirement Plan. This new plan provides that participants may elect to defer up to 15% of their compensation for investment in various accounts designated by the participant. All employees over age 21 are participants in the plan, although each participant elects whether to defer salary under the plan. Safety Insurance makes matching contributions on behalf of participants employed by Safety on the last day of the year in an amount equal to 50% of the first 8% of the participant's compensation contributed to the plan. Matching contributions vest ratably over a five-year period. Contributions by participants or by us to the plan, and income earned on contributions, are generally not taxable until withdrawn from the plan.

    SECTION 162(M)

    Section 162(m) of the Internal Revenue Code limits publicly-held companies to an annual deduction for federal income tax purposes of $1.0 million for compensation paid to their chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year. Under a special rule that applies to corporations that become public through an initial public offering, this limitation in Section 162(m) generally will not apply to compensation that is paid under our Executive Incentive Compensation Plan, 2001 Restricted

Stock Plan and 2002 Management Omnibus Incentive Plan before the first meeting of our stockholders in 2006 at which directors will be elected.

    Performance-based compensation that meets certain requirements, including shareholder approval, is excluded from this limitation under Section 162(m). In general, compensation qualifies as performance-based compensation under
Section 162(m) if (1) it is conditioned on the achievement of one or more pre-established, objective performance goals, (2) such goal or goals are established by a committee of the board of directors consisting solely of two or more outside directors and (3) material terms of the performance goals under which the compensation is payable are disclosed to, and subsequently approved by, the corporation's stockholders prior to payment. Although awards granted under the 2002 Management Omnibus Incentive Plan are temporarily exempt from the limitations of Section 162(m), the plan is designed to permit the compensation committee to grant awards that qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m) once the exemption expires. The compensation committee will consist of two or more "outside directors" within the meaning of Section 162(m) and before such performance-based compensation is paid, the material terms of our stock plans will be presented to and approved by a majority vote of our stockholders.

                           OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date hereof and as of the date of the initial public offering (assuming the occurrence of the Direct Sale and the Preferred Share Exchange at an assumed initial public offering price of $17.00 per share) by:

    - each person that owns beneficially more than 5% of the outstanding shares of our common stock;

    - each director, director nominee and executive officer; and

    - all of our directors, director nominees and executive officers as a group.


    Except as stated below, each holder listed below has sole investment and voting power with respect to the shares of common stock beneficially owned by the holder. As of July 31, 2002, there were 23 holders of shares of our common stock. Fairholme Partners, L.P., one of the Investors described below, has agreed to purchase 350,000 shares of our common stock in the Direct Sale.


                                          NUMBER OF SHARES   PERCENT PRIOR   NUMBER OF SHARES   PERCENT AFTER
NAME                                      BEFORE OFFERING     TO OFFERING     AFTER OFFERING      OFFERING
----                                      ----------------   -------------   ----------------   -------------
David F. Brussard,......................        569,090           9.8%            569,090            4.6%
  Chief Executive Officer,
  President and Director
William J. Begley, Jr.,.................        104,871           1.8             104,871            0.8
  Chief Financial Officer and Secretary
A. Richard Caputo, Jr.,.................        260,361           4.5             260,361            2.1
  Director(1)
Daniel F. Crimmins,.....................        154,546           2.7             154,546            1.2
  Vice President--Marketing
John W. Jordan II,......................        275,982           4.8             275,982            2.2
  Director(2)
Robert J. Kerton,.......................        149,027           2.6             149,027            1.2
  Vice President--Casualty Claims
David E. Krupa,.........................        132,468           2.3             132,468            1.1
  Vice President--Property Claims
Daniel D. Loranger,.....................        284,400           4.9             284,400            2.3
  Vice President--Management
  Information Systems
Edward N. Patrick, Jr...................        220,780           3.8             220,780            1.8
  Vice President--Underwriting
David W. Zalaznick,.....................        275,982           4.8             275,982            2.2
  Director(1)
Bruce R. Berkowitz,.....................              0             0                   0              0
  Nominee for Director(3)
David W. McKown,........................              0             0                   0              0
  Nominee for Director
  TOTAL
  Directors, Director Nominees and
  Officers as a group...................      2,427,507          41.8%          2,427,507           19.5%
                                             ----------          ----           ---------           ----

                                          NUMBER OF SHARES   PERCENT PRIOR   NUMBER OF SHARES   PERCENT AFTER
NAME                                      BEFORE OFFERING     TO OFFERING     AFTER OFFERING      OFFERING
----                                      ----------------   -------------   ----------------   -------------
Jonathan F. Boucher(1)..................        374,919           6.5%            374,919            3.0%
  c/o The Jordan Company LLC
  767 Fifth Avenue
  48th Floor
  New York, NY 10153
Fairholme Partners, L.P.(4).............        468,649           8.1           1,115,119            8.9
  51 JFK Parkway
  Short Hills, NJ 07078
JZ Equity Partners plc(5)...............      1,041,338          17.9           1,706,749           13.7
  17a Curzon Street
  London, W1J 5HS England
Leucadia Investors, Inc.(6).............        520,721           9.0             520,721            4.2
  315 Park Avenue South
  New York, NY 10010
TCW/Crescent Mezzanine Partners III,            469,962           8.1             767,262            6.1
  L.P.(7)...............................
  11100 Santa Monica Blvd.
  Suite 2000
  Los Angeles, CA 90025
  TOTAL
  Five Percent and Greater                    2,875,589          49.5%          4,484,770           35.9%
    Stockholders........................
                                             ----------          ----           ---------           ----

------------------------

(1) Mr. Caputo is a partner, Mr. Zalaznick is a managing partner and Mr. Boucher is a partner of The Jordan Company LLC, the private merchant banking firm that sponsored the Acquisition.

(2) Mr. Jordan is a managing partner of The Jordan Company LLC, the private merchant banking firm that sponsored the Acquisition. The John W. Jordan,
    II Rev. Trust, a revocable trust of which Mr. Jordan is the trustee, is the record owner of these shares of our common stock. Mr. Jordan has the power to direct the voting of these shares.

(3) Mr. Berkowitz is the managing member of the general partner of Fairholme Partners, L.P., and as such Mr. Berkowitz has investment and voting power with respect to the shares owned by Fairholme Partners, L.P. and may be deemed a beneficial owner of our shares of common stock owned by Fairholme Partners, L.P. Mr. Berkowitz's address is c/o Fairholme Capital Management L.L.C., 51 JFK Parkway, Short Hills, NJ 07078.

(4) Number of shares after offering includes 350,000 shares that Fairholme Partners, L.P. has agreed to purchase directly from us simultaneously with the offering. See "The Direct Sale." The managing general partner of Fairholme Partners, L.P. is Fairholme Capital Management L.L.C., which may be deemed a beneficial owner of our shares of common stock owned by Fairholme Partners, L.P. Fairholme Capital Management L.L.C.'s address is 51 JFK Parkway, Short Hills, NJ 07078.

(5) JZ Equity Partners plc is an investment trust listed on the London Stock Exchange. Its business is to invest, primarily in the United States, in debt and equity securities recommended by Jordan/ Zalanick Advisors, Inc., a Delaware corporation, based in New York, that is its sole investment advisor. The Jordan Company LLC is an affiliate of Jordan/Zalanick
    Advisors, Inc. JZ Equity Partners plc is governed by a board of independent directors.

(6) Leucadia Investors, Inc. is an indirect subsidiary of Leucadia National Corporation, which may be deemed a beneficial owner of our shares of common stock owned by Leucadia Investors, Inc. An affiliate of Leucadia National Corporation is a minority investor in The Jordan Company LLC. Leucadia National Corporation's address is 315 Park Avenue South, New York, NY 10010.

(7) TCW/Crescent Mezzanine Partners III, L.P., of which TCW/Crescent Mezzanine III, LLC is the general partner and TCW/Crescent Mezzanine Management III,
    LLC is the investment advisor, is the record owner of 469,962 shares of our common stock; TCW/Crescent Mezzanine Trust III, a trust of which Wilmington Trust Company is the Trustee, TCW/Crescent Mezzanine III, LLC is the managing owner and TCW/Crescent Mezzanine Management III, LLC is the investment advisor, is the record owner of 73,216 shares of our common stock; and TCW/Crescent Mezzanine Partners III Netherlands, L.P., of which TCW/Crescent Mezzanine III, LLC is the general partner and TCW/Crescent Mezzanine Management III, LLC is the investment advisor, is the record owner of 19,201 shares of our common stock. TCW/Crescent Mezzanine Partners III, L.P. is a voting member of TCW/Crescent Mezzanine III, LLC. TCW Asset Management Company is a member of and a sub-adviser to TCW/Crescent Mezzanine Management III, LLC and has investment and voting power with respect to each of TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III and TCW/Crescent Mezzanine Partners III Netherlands, L.P. TCW Asset Management Company is a wholly-owned subsidiary of The TCW Group, Inc. Voting control over The TCW Group, Inc. and approximately 52% of the equity of The TCW Group, Inc. are held by Societe Generale Asset Management, S.A. Societe Generale Asset Management, S.A. is a wholly owned subsidiary of Societe Generale, S.A. Societe Generale, S.A., a corporation organized under the laws of France, may be deemed under the securities laws to be a beneficial owner of the shares of common stock owned by TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III and TCW/Crescent Mezzanine Partners III Netherlands, L.P. Societe Generale, S.A.'s address is 2 place de la Coupole, 92078 Paris-La Defense Cedex, France.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Our Management Team and the Investors consummated the Acquisition of Thomas Black Corporation in October 2001. See "The Acquisition." The following discussion summarizes material agreements we entered into in connection with the Acquisition.

    We entered into a subscription agreement with members of our Management Team. Under the subscription agreement, the members of the team purchased an aggregate of 1,615,180 shares of our common stock, representing 27.8% of our outstanding common stock as of the closing of the Acquisition. The aggregate cash consideration for the shares purchased was $695,000, which we loaned to them pursuant to the arrangements described below. Of these 1,615,180 shares, 232,400 shares are subject to a restricted stock agreement between us and Mr. Brussard and 58,100 shares are subject to a restricted stock agreement between us and Mr. Loranger. These agreements provide that the restricted stock is forfeited unless the holders of the restricted stock remain employed with us. If any portion of the restricted stock is forfeited, these officers will still be obligated to pay that portion of the loan relating to such forfeited stock. Under these restricted stock agreements, the restricted shares will vest upon the consummation of the offering.


    Each member of our Management Team issued a recourse promissory note to, and entered into a pledge agreement with, us. Pursuant to the notes, we loaned these officers an aggregate of $695,000 in order to purchase our common stock in connection with the Acquisition. Pursuant to the pledge agreements, the Management Team members pledged our common stock to us as security for the loans made under the notes. Each note bears interest at a rate of 5% annually and is due and payable on the earlier of December 31, 2011 or 90 days after the Management Team member ceases to be our employee. Each employee may prepay his note at any time without penalty. At June 30, 2002, there was $719,616, including accrued interest, outstanding under these loans.


    Further, at the time of the closing of the Acquisition, each member of our Management Team entered into an agreement under which he agreed not to receive certain bonuses to which he would have been entitled following the closing. These bonuses, which would have been payable over the three years following the closing assuming the members of our Management Team remained employed by us or left employment for good reason, would have totaled $16 million in the aggregate.

    The subscription agreement we entered into with our Management Team provides that if the employment by us of a member of our Management Team is terminated, we may repurchase from the terminated manager, or the terminated manager may cause us to repurchase, the manager's common stock for a minimum price per share as specified in the subscription agreement. Depending upon the reason for and date of a manager's termination, the aggregate purchase price for the common stock held by our Management Team, for purposes of this provision, ranges from $695,000 to $10.2 million. These repurchase provisions in the subscription agreement will terminate automatically upon the closing of this offering.

    In connection with the Acquisition, we entered into an agreement with members of our Management Team to indemnify them for any tax loss they may incur in connection with the purchase of our common stock at the time that Safety Group acquired Thomas Black Corporation, due to a determination by the Internal Revenue Service that the value of such stock was higher than the purchase price agreed upon by Safety Group and our Management Team. The agreement provides that in such case we would pay the executives an amount such that, after payment of taxes on the payment, they would retain an amount equal to (i) the excess value of the common stock multiplied by a percentage equal to the difference between the combined U.S. federal, state and local tax rate on ordinary income and the combined U.S. federal, state and local tax rate on long-term capital gains, plus
(ii) related interest, penalties or additions, and the executive's portion of applicable payroll taxes, if any. Under the agreement, we would also loan to members of our Management Team an amount equal to the excess value of the common stock (as determined by the Internal Revenue Service) multiplied by the applicable capital gains tax rate, which loan would be secured by the common stock owned by such executive.

    We also entered into a subscription agreement with certain of our other stockholders in connection with the Acquisition. The parties included, among others, Leucadia Investors, Inc., and Messrs. Jordan, Zalaznick and Caputo, who are directors of our Company. Under these agreements, these stockholders purchased an aggregate of 2,111,935 shares of our common stock for an aggregate purchase price of $0.9 million. We also entered into a purchase agreement with JZ Equity Partners plc, an investment trust listed on the London Stock Exchange which is advised by an affiliate of The Jordan Company. Under this agreement, JZ Equity Partners purchased 2,082,885 shares of our common stock for an aggregate purchase price of $0.9 million, 22,400 shares of our preferred stock for a purchase price of $22.4 million, and $30 million aggregate principal amount of our senior subordinated notes for $30 million. JZ Equity Partners subsequently sold a portion of the common stock, preferred stock and subordinated notes it purchased to other third parties. Concurrently with the offering, we will enter into the Preferred Share Exchange with all the holders of our preferred stock. Further, the senior subordinated notes will be repaid in full with a portion of the net proceeds of the offering. See "Use of Proceeds."

    At the closing of the Acquisition, we entered into a stockholders agreement with our Management Team and the Investors. Under the stockholders agreement, the parties agreed to vote for the board of directors nominated in the agreement. The stockholders agreement restricts each stockholder's ability to transfer or otherwise dispose of shares of our common stock, except to certain of their affiliates, charitable organizations or us, or pursuant to a public offering or a Rule 144 sale under the Securities Act of 1933. The stockholders agreement entitles the parties to certain other rights in connection with the shares of common stock, including rights of first refusal and rights to participate in sales made by other stockholders. Further, the stockholders agreement provides that a change of control of the Company requires the consent of our Management Team's representative on the board of directors. In the event such consent has not been obtained, we may repurchase the common stock held by our Management Team for an aggregate price of $10.2 million. The stockholders agreement also entitles the parties to rights to register their common stock in specified circumstances. See "Common Stock Eligible For Future Sale." All the foregoing provisions of the stockholders agreement will terminate upon the offering, other than the registration rights.


    We also entered into a management consulting agreement with TJC Management Corporation, an affiliate of The Jordan Company. TJC Management may be considered an affiliate of our company because three of our directors are executives of The Jordan Company, and executives of and consultants to The Jordan Company own an aggregate of approximately 27.4% of our common stock. Under the management consulting agreement, TJC Management renders consulting services to us in connection with our financial and business affairs, our relationships with lenders, stockholders and other third parties, and the expansion of our business. The management consulting agreement continues until December 31, 2011, after which it renews automatically for successive one-year terms unless terminated pursuant to its provisions. Under the agreement, TJC Management is entitled to a management fee of $1.0 million per year, as well as:


    - an investment banking and sponsorship fee of up to 2% of the aggregate consideration (i) paid by us in connection with any acquisition by us of all or substantially all the outstanding capital stock, warrants or options or substantially all the business or assets of another individual or business entity, or (ii) paid to us in connection with any sale by us of all or substantially all of our stock, warrants, options, business or assets or the stock, warrants, options, business or assets of any of our subsidiaries;

    - a financial consulting fee of up to 1% of the amount obtained or made available to us pursuant to any debt, equity or other financing by us with the assistance of TJC Management; and

    - an amount equal to TJC Management's out-of-pocket expenses, including an allocable amount of TJC Management's overhead expenses, attributable to services provided to us.


    Since the inception of the management consulting agreement in October 2001, the services that TJC Management has rendered have included, among others,
(i) working with the lenders under our existing credit facility in connection with the lenders' reviews of compliance with its terms, (ii) assisting in negotiating the terms of our new credit facility, (iii) advising on our executive incentive compensation and management omnibus incentive plans,
(iv) reviewing and advising us on our investment portfolio and strategy and
(v) working with our management and outside auditors to prepare historical and pro forma financial statements. Since October 16, 2001, we have paid TJC Management approximately $782,636 through August 20, 2002 under the management consulting agreement.


    We have agreed with TJC Management to amend the management consulting agreement as of the closing of the offering. Under the agreement as amended, we will no longer be obligated to pay the $1.0 million annual management fee and TJC Management will no longer be obligated to provide consulting services to us other than in connection with the acquisition, sale or financing transactions described above. In consideration for their agreement to terminate the annual fee and their services to us under the agreement prior to the closing of the offering, we have agreed to pay TJC Management $4.0 million upon the closing. TJC Management will not receive any other fee upon the closing of the offering or of our new bank credit facility or in respect of the portion of the annual management fee accrued and unpaid through the closing.

    In consideration for services rendered in connection with the Acquisition and the related financings, we paid TJC Management approximately $2.5 million upon the closing of the Acquisition in lieu of the amounts that otherwise would have been due under the management consulting agreement.

    Fairholme Partners, L.P., one of the Investors, has agreed to purchase 350,000 shares of our common stock directly from us at the initial offering price in the Direct Sale. See "The Direct Sale."

                     COMMON STOCK ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, the Direct Sale and the Preferred Share Exchange, we will have a total of 12,477,644 common shares outstanding. All of the 5,000,000 shares (5,750,000 shares if the underwriters exercise the over-allotment option in full) sold in the offering will be freely tradeable without restriction or further registration under the Securities Act by persons other than our "affiliates." All of the common shares sold in the Direct Sale are "restricted securities" as defined in Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Under the Securities Act, an "affiliate" of a company is a person that directly or indirectly controls, is controlled by, or is in common control with that company.

    The remaining 7,127,644 common shares outstanding will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.

    In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of restricted securities that does not exceed the greater of 1% of the then outstanding shares of common stock and the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one-year holding period requirement) in order to sell shares of common stock which are not restricted securities (such as shares acquired by affiliates either in the offering or through purchases in the open market following the offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

    Pursuant to the stockholders agreement, our Management Team and the Investors have certain demand registration rights which will continue to apply to all of such shares after the offering. At any time after one year following the date of this offering, such stockholders may request that we file a registration statement under the Securities Act covering their shares, as long as the aggregate purchase price for the proposed registration is greater than $25 million and represents an offering of at least 5% of our outstanding common stock. Upon receipt of any such request, we generally will be required to use our best efforts to effect such registration. We are not required to effect any registration requested by a stockholder if we have effected two or more registration statements for such stockholder or if we have effected any registration (other than on Form S-3 or any successor form relating to secondary offerings) within six months prior to such request. We are generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of all such registrations.

    Pursuant to the stockholders agreement, our Management Team and the Investors also have certain "piggyback" registration rights with respect to our shares of common stock. Accordingly, if we propose to register any of our securities, either for our own account or for the account of other stockholders, with certain exceptions, we are required to notify such stockholders and to include in such registration all the shares of common stock requested to be included by them, subject to rejection of such shares under certain circumstances by an underwriter. All holders with registration rights have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation.

    No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock. See "Risk Factors--Future sales of substantial amounts of our common stock in the public market, or the possibility of such future sales, could adversely affect the market price of our common stock."

    Our officers and directors and all holders of our outstanding shares of common stock have entered into the lock-up agreements described in "Underwriting."

                          DESCRIPTION OF CAPITAL STOCK

    The following description of select provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, and of the Delaware General Corporation Law is necessarily general and does not purport to be complete. This summary is qualified in its entirety by reference in each case to the applicable provisions of our certificate of incorporation and bylaws, which are filed as exhibits to our registration statement of which this prospectus forms a part, and to the provisions of Delaware law. See "Where You Can Find More Information" for information on where to obtain a current copy of our certificate of incorporation and our bylaws.

GENERAL

    At the time of the closing of the offering, the authorized capital stock of Safety Insurance Group, Inc. will consist of 30,000,000 shares of common stock and 5,000,000 shares of preferred stock.

COMMON STOCK

    Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor. See "Dividend Policy." Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. In the event of our liquidation or dissolution, holders of our common stock would be entitled to share equally and ratably in our assets, if any, remaining after the payment of all liabilities and the liquidation preference of any outstanding class or series of preferred stock. The outstanding shares of our common stock are, and the shares of common stock issued by us in the initial public offering, when issued, will be, fully paid and nonassessable. The rights and privileges of holders of our common stock are subject to the rights and preferences of the holders of any series of preferred stock that we may issue in the future, as described below. For a discussion of certain registration rights held by our Management Team and the Investors under the stockholders agreement, please see "Common Stock Eligible For Future Sale."

AUTHORIZED PREFERRED STOCK

    Upon the closing of this offering, we will convert all of our outstanding preferred shares into our common shares in the Preferred Share Exchange.

    Subject to the approval by holders of shares of any class or series of preferred stock, to the extent such approval is required, our board of directors will have the authority following the closing of the offering to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders.

CERTAIN PROVISIONS OF OUR CERTIFICATE AND BYLAWS AND OF DELAWARE LAW

    A number of provisions of our certificate of incorporation and our bylaws deal with matters of corporate governance and the rights of stockholders. The following discussion is a general summary of select provisions of our certificate of incorporation, our bylaws and certain Delaware laws that might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interest or in which stockholders may be offered a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some of the provisions of Massachusetts insurance law may also have an anti-takeover effect. See "Business--Supervision and Regulation--Acquisition of Control of a Massachusetts Domiciled Insurance Company."

    COMMON STOCK. Our unissued shares of authorized common stock will be available for future issuance without additional stockholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

    PREFERRED STOCK. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the preferred stock to parties that might oppose such a takeover bid or issue shares of the preferred stock containing terms the potential acquiror may find unattractive. This ability may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of, and the voting and the other rights of the holders of, our common stock.

    CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS. Our certificate of incorporation provides that our board of directors must be divided into three classes of directors (each class containing approximately one-third of the total number of directors) serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. This classified board provision will prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholder meeting following the date the acquiror obtains the controlling interest. The number of directors constituting our board of directors is determined from time to time by our board of directors. Our certificate of incorporation also provides that directors may be removed only for "cause" and by the affirmative vote of the holders of a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of our certificate of incorporation authorizing our board of directors to fill vacancies on the board, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation also provides that, except as otherwise required by law, special meetings of the stockholders can only be called by a majority of our entire board of directors or our president. Stockholders may not call a special meeting or require that our board of directors call a special meeting of stockholders.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR
NOMINEES. Our bylaws provide that, if one of our stockholders desires to submit a proposal or nominate persons for election as directors at an annual stockholders' meeting, the stockholder's written notice must be received by us not less than 120 days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder must be received by us not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice must describe the proposal or nomination and set forth the name and address of, and stock held of record and beneficially by, the stockholder. Notices of stockholder proposals or nominations must set forth the reasons for the proposal or nomination and any material interest of the stockholder in the proposal or nomination and a representation that the stockholder intends to appear in person or by proxy at the annual meeting. Director nomination notices must set forth the name and address of the nominee, arrangements between the stockholder and the nominee and other information required under Regulation 14A of the Exchange Act. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in our bylaws. The advance notice requirements regulating stockholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a stockholder proposal if the requisite procedures are not followed and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

    VOTING REQUIREMENTS ON AMENDING OUR CERTIFICATE OF INCORPORATION OR
BYLAWS. Our certificate of incorporation and our bylaws provide that amendments to certain provisions of our bylaws, including those related to stockholder proposals and calling special meetings of stockholders, must be approved by both our board of directors and by the vote, at a regular or special stockholders' meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all our capital stock then entitled to vote. All other amendments to our bylaws require either: (i) approval by a majority of our entire board of directors (without stockholder consent) or (ii) the vote, at a regular or special stockholders' meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all our capital stock then entitled to vote. In addition our certificate of incorporation provides that amendments to certain provisions of our certificate of incorporation, including those relating to the classified board, removal of directors, calling special meetings and no stockholder action by written consent, must be approved by the vote, at a regular or special stockholders' meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all of our capital stock then entitled to vote (in addition to the approval of our board of directors).

    BUSINESS COMBINATION STATUTE.  Following the offering, we will be subject to
Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Because we were not subject to Section 203 prior to the offering, none of our current stockholders would as of the time of the offering be considered an interested stockholder.

LIMITATIONS ON DIRECTOR LIABILITY

    Under the Delaware General Corporation Law, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    In addition, Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or
(iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains the provisions permitted by
Section 102(b)(7) of the Delaware General Corporation Law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

                         FEDERAL INCOME AND ESTATE TAX
              CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

    The following is a description of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock by non-U.S. holders. As used herein, "non-U.S. holder" means any person or entity that holds our common stock, other than:

    - an individual citizen or resident of the U.S.;

    - a corporation or partnership created or organized in or under the laws of the U.S., or of any state of the U.S. or the District of Columbia, other than any partnership treated as foreign under U.S. Treasury Regulations;

    - an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

    - (1) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) a trust which has made an election to be treated as a United States person.

    The summary is based on provisions of the Internal Revenue Code, existing, temporary and proposed U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations of each, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We assume in the summary that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally property held for investment). This summary is for general information only. It does not address aspects of U.S. federal taxation other than income and estate taxation. This summary does not discuss all the tax consequences that may be relevant to a non-U.S. holder in light of the holder's particular circumstances, nor does it consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws. In particular, this summary does not address the tax treatment of special classes of non-U.S. holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding our common stock as part of a hedging or conversion transaction or as part of a "straddle," or U.S. expatriates. In addition, this summary does not address any state, local, or foreign tax considerations that may be relevant to a non-U.S. holder's decision to purchase shares of our common stock.

    PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES, AS WELL AS OTHER U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES, AND THE NON-U.S. TAX CONSEQUENCES, TO THEM OF OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

INCOME TAX

DIVIDENDS

    If we pay dividends on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and first reduce a holder's basis, but not below zero, and then will be treated as gain from the sale of stock.

    In general, dividends we pay to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the non-U.S.

holder within the United States. Dividends effectively connected with such a U.S. trade or business, and, if a treaty applies, attributable to such a permanent establishment of a non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder files certain forms, including Internal Revenue Service Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation or deemed repatriation from the U.S. of its "effectively connected earnings and profits," subject to certain adjustments and exceptions. Under applicable Treasury Regulations a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

DISPOSITION OF OUR COMMON STOCK

    Generally, non-U.S. holders will not be subject to U.S. federal income tax, or withholding thereof, in respect of gain recognized on a disposition of our common stock unless:

    - the gain is effectively connected with the holder's conduct of a trade or business within the U.S., or if a tax treaty applies, is attributable to a permanent establishment or fixed base of the holder in the U.S.; in any such case gain will be subject to regular graduated U.S. income tax rates and the branch profits tax described above may also apply if the non-U.S. holder is a corporation;

    - in the case of a non-U.S. holder who is a non-resident alien individual and holds our common stock as a capital asset, the holder is present in the U.S. for 183 or more days in the taxable year of the sale and other conditions are met;

    - we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and certain other conditions are met; we do not believe we are or have been a United States real property holding corporation and do not expect to become one in the future; or

    - the holder is subject to tax pursuant to U.S. federal income tax provisions applicable to certain U.S. expatriates.

ESTATE TAX

    If an individual non-U.S. holder owns, or is treated as owning, our common stock at the time of his or her death, such stock would generally be includable in the individual's gross estate for U.S. federal estate tax purposes. In such case, our common stock may be subject to U.S. federal estate tax imposed on the estates of nonresident aliens, in the absence of a contrary provision contained in an applicable estate tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder, and the amount of tax that we withhold on those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides or is established.

    Dividends paid on our common stock to a non-U.S. holder will generally be subject to backup withholding tax at a 30% rate, if the holder falls to establish an exemption or to furnish other information (which is generally provided by furnishing a properly executed IRS Form W-8BEN or any successor form).

    Payments of proceeds from the sale of our common stock by a non-U.S. holder made to or through a U.S. office of a broker are generally subject to both information reporting and backup withholding tax unless the holder certifies its non-U.S., status under penalties of perjury or otherwise establishes entitlement to an exemption (for example, that it is a corporation) and the broker has no actual knowledge to the contrary. Payments of proceeds from the sale of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, payments made to or through certain non-U.S. offices, including the non-U.S. offices of a U.S. broker and foreign brokers with certain types of connections to the U.S. are generally subject to information reporting, but not backup withholding, unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes entitlement to an exemption.

    Backup withholding is not an additional tax. A non-U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

    Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation, including the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2002, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation and Jefferies & Company, Inc. are acting as representatives, the following respective numbers of shares of common stock.

                                                              NUMBER OF
                                                               SHARES
UNDERWRITER                                                   ---------
Credit Suisse First Boston Corporation......................
Jefferies & Company, Inc....................................
                                                              ---------

  Total.....................................................  5,000,000
                                                              =========

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 750,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $      per share. The
underwriters and selling group members may allow a discount of $           per
share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

    The following table summarizes the compensation and estimated expenses we will pay:

                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting discounts and commissions
  paid by us............................      $                $                $                $
Expenses payable by us..................      $                $                $                $

    The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. However, during this 180-day period, we may register shares of our common stock on Form S-8 under the Securities Act, grant options to purchase shares of our common stock under our stock option plan (so long as such options are not exercisable within the 180-day period) and issue shares upon the exercise of stock options outstanding on the date of this prospectus.

    Our officers and directors and all holders of our outstanding shares of common stock have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation until 180 days after the date of this prospectus.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

    Our common stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "SAFT," subject to official notice of issuance.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the initial public offering price will include:

    - our future prospects and those of our industry in general;

    - our sales, earnings and other financial and operating information in recent periods; and

    - the price-earnings ratios, price-book value ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

    We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

    In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market and, if commenced, may be discontinued at any time.

    A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters or selling group members, if any, participating in this offering. Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter or selling group member in its capacity as such and should not be relied upon by investors. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

    - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

    - where required by law, that the purchaser is purchasing as principal and not as agent; and

    - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION--ONTARIO PURCHASERS ONLY

    Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

    All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                            VALIDITY OF COMMON STOCK

    The validity of the shares of common stock offered hereby will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, and for the underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Safety Insurance Group, Inc. and its subsidiaries as of December 31, 2001 and 2000, for the successor period October 16, 2001 through December 31, 2001, for the predecessor period
January 1, 2001 through October 15, 2001 and for the predecessor years ended December 31, 2000 and 1999 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a web site maintained by the SEC. The address of this site is http://www.sec.gov.

    Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's web site. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm.

                          SAFETY INSURANCE GROUP, INC.

             TABLE OF CONTENTS TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                  PAGE(S)
                                                              ----------------
CONSOLIDATED FINANCIAL STATEMENTS:

  Reports of Independent Accountants........................      F-2-F-3

  Statements of Operations..................................        F-4

  Balance Sheets............................................        F-5

  Statements of Changes in Stockholders' Equity.............        F-6

  Statements of Comprehensive Income........................        F-7

  Statements of Cash Flows..................................        F-8

  Notes to Consolidated Financial Statements................      F-9-F-28

INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

  Statements of Operations..................................        F-29

  Balance Sheets............................................        F-30

  Statements of Changes in Stockholders' Equity.............        F-31

  Statements of Comprehensive Income........................        F-32

  Statements of Cash Flows..................................        F-33

  Notes to Interim Condensed Consolidated Financial
  Statements (Unaudited)....................................     F-34-F-39

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Safety Insurance Group, Inc.

WHEN THE STOCK SPLIT TRANSACTION REFERRED TO IN NOTE 2 OF THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.

"In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Safety Insurance Group, Inc. and its subsidiaries at December 31, 2001 and the results of their operations and their cash flows for the period October 16, 2001 through December 31, 2001 in conformity with accounting practices generally accepted in the United States of America. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion."

Boston, Massachusetts
May 31, 2002, except
as to Note 2, which is as of       , 2002

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Safety Insurance Group, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Safety Insurance Group, Inc. and its subsidiaries (formerly Thomas Black Corporation) at December 31, 2000 and the results of their operations and their cash flows for the period January 1, 2001 through October 15, 2001 and for the years ended December 31, 2000 and 1999, in conformity with accounting practices generally accepted in the United States of America. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 15, 2002

                          SAFETY INSURANCE GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               ($ IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)



                                                       PREDECESSOR       PREDECESSOR    SUCCESSOR
                                                   -------------------   -----------   ------------
                                                       YEAR ENDED        JANUARY 1-    OCTOBER 16-
                                                      DECEMBER 31,       OCTOBER 15,   DECEMBER 31,
                                                   -------------------   -----------   ------------
                                                     1999       2000        2001           2001
                                                   --------   --------   -----------   ------------
Premiums earned, net.............................  $300,020   $381,413     $347,098     $  100,175
Investment income................................    23,870     26,889       22,246          5,359
Net realized investment gains (losses)...........     8,102     (1,246)        (766)        (4,284)
Finance and other service income.................    10,989     12,656       10,559          2,950
                                                   --------   --------     --------     ----------
      Total income...............................   342,981    419,712      379,137        104,200
                                                   --------   --------     --------     ----------
Losses and loss adjustment expenses..............   225,241    275,139      276,383         75,559
Underwriting, operating and related expenses.....    91,357    115,567       89,297         30,212
Transaction expenses.............................        --        406        5,605          3,874
Interest expense.................................     1,418      1,071          550          1,823
                                                   --------   --------     --------     ----------
      Total expenses.............................   318,016    392,183      371,835        111,468
                                                   --------   --------     --------     ----------
Income (loss) before income taxes................    24,965     27,529        7,302         (7,268)
Income tax expense (benefit).....................     8,667      8,255        1,678         (1,666)
                                                   --------   --------     --------     ----------
NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND
  PREFERRED STOCK DIVIDENDS......................    16,298     19,274        5,624         (5,602)
Excess of fair value of acquired net assets over
  cost...........................................        --         --           --        117,523
                                                   --------   --------     --------     ----------
      NET INCOME.................................  $ 16,298   $ 19,274     $  5,624     $  111,921
                                                   ========   ========     ========     ==========
Dividends on mandatorily redeemable preferred
  stock..........................................        --         --           --           (280)
                                                   --------   --------     --------     ----------
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS......  $ 16,298   $ 19,274     $  5,624     $  111,641
                                                   ========   ========     ========     ==========

EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) available to common
  stockholders before extraordinary item
  Basic..........................................  $  19.95   $  22.50     $   6.26     $    (1.07)
                                                   ========   ========     ========     ==========
  Diluted........................................  $  19.95   $  22.50     $   6.26     $    (1.07)
                                                   ========   ========     ========     ==========

Exraordinary item
  Basic..........................................  $     --   $     --     $     --     $    21.29
                                                   ========   ========     ========     ==========
  Diluted........................................  $     --   $     --     $     --     $    21.29
                                                   ========   ========     ========     ==========

Net income available to common stockholders
  Basic..........................................  $  19.95   $  22.50     $   6.26     $    20.23
                                                   ========   ========     ========     ==========
  Diluted........................................  $  19.95   $  22.50     $   6.26     $    20.23
                                                   ========   ========     ========     ==========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING
  Basic..........................................   816,800    856,800      898,300      5,519,500
                                                   ========   ========     ========     ==========
  Diluted........................................   816,800    856,800      898,300      5,810,000
                                                   ========   ========     ========     ==========


   The accompanying notes are an integral part of these financial statements.

                          SAFETY INSURANCE GROUP, INC.



                          CONSOLIDATED BALANCE SHEETS



              ($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                              PREDECESSOR     SUCCESSOR
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
ASSETS:
Investment securities available for sale:
  Bonds.....................................................    $450,084       $507,292
  Preferred stocks..........................................      13,122             --
  Common stocks.............................................      28,124          9,716
                                                                --------       --------
    Total investment securities.............................     491,330        517,008
Cash and cash equivalents...................................      13,676         12,278
Accounts receivable, net of allowance for doubtful accounts
  of $225,647 in 2001 and $89,850 in 2000...................     105,834        118,244
Accrued investment income...................................       5,721          5,958
Taxes receivable............................................       1,539          4,224
Notes receivable............................................       1,100             --
Receivable from reinsurers related to paid loss and loss
  adjustment expenses.......................................      38,935         38,454
Receivable from reinsurers related to unpaid loss and loss
  adjustment expenses.......................................      90,297         75,179
Prepaid reinsurance premiums................................      19,870         23,121
Deferred policy acquisition costs...........................      27,630         31,598
Deferred income taxes.......................................      17,033         18,141
Equipment and leasehold improvements, net...................       3,954             10
Deferred debt issuance costs................................          --          2,679
Equity and deposits in pools................................      15,871         11,720
Other assets................................................         549            560
                                                                --------       --------
  Total assets..............................................    $833,339       $859,174
                                                                ========       ========
LIABILITIES:
Loss and loss adjustment expense reserves...................    $302,131       $302,556
Unearned premium reserves...................................     214,349        235,794
Accounts payable and accrued liabilities....................      45,491         40,828
Accrued transaction expenses................................          --          2,650
Outstanding claims drafts...................................      16,751         19,015
Payable to reinsurers.......................................      27,857         27,129
Capital lease obligations...................................         426             40
Debt........................................................      13,383         99,500
                                                                --------       --------
  Total liabilities.........................................     620,388        727,512
                                                                --------       --------

MANDATORILY REDEEMABLE PREFERRED STOCK......................          --         22,680

COMMITMENTS AND CONTINGENCIES (NOTE 7)

STOCKHOLDERS' EQUITY:
Common stock: $0.01 par value; 9,296,000 shares authorized,
  5,810,000 outstanding.....................................          --             58
Capital stock: Class A common, $0.01 par value; 2,000,000
  shares authorized; 1,514,000 shares issued and
  outstanding...............................................          15             --
Additional paid-in capital..................................       5,814          2,442
Accumulated other comprehensive income, net of taxes........       1,653         (4,457)
Promissory notes receivable from management.................          --           (702)
Retained earnings...........................................     221,350        111,641
                                                                --------       --------
                                                                 228,832        108,982
Less:
  Unearned ESOP shares......................................     (10,064)            --
  Treasury stock; 555,000 common shares at cost.............      (5,817)            --
                                                                --------       --------
    Total stockholders' equity..............................     212,951        108,982
                                                                --------       --------
Total liabilities, mandatorily redeemable preferred stock
  and stockholders' equity..................................    $833,339       $859,174
                                                                ========       ========


   The accompanying notes are an integral part of these financial statements.

                          SAFETY INSURANCE GROUP, INC.



           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                ($ IN THOUSANDS)


                                                     ACCUMULATED                   PROMISSORY
                                                        OTHER                        NOTES
                                                    COMPREHENSIVE    ADDITIONAL    RECEIVABLE                           UNEARNED
                                          COMMON    INCOME/(LOSS),    PAID-IN         FROM       RETAINED    TREASURY     ESOP
                                          STOCK      NET OF TAXES     CAPITAL      MANAGEMENT    EARNINGS     STOCK      SHARES
                                         --------   --------------   ----------   ------------   ---------   --------   ---------
Balance at December 31, 1998...........    $15         $ 8,822        $ 2,517        $  --       $ 185,778   $(5,817)   $(20,167)
Net income.............................                                                             16,298
Change in unearned ESOP shares.........                                                                                    4,684
Additional paid-in capital.............                                 1,527
Other comprehensive income, net of
  deferred federal income taxes........                (18,552)
                                           ---         -------        -------        -----       ---------   -------    --------
Balance at December 31, 1999...........     15          (9,730)         4,044           --         202,076    (5,817)    (15,483)
                                           ---         -------        -------        -----       ---------   -------    --------
Net income.............................                                                             19,274
Change in unearned ESOP shares.........                                                                                    5,419
Additional paid-in capital.............                                 1,770
Other comprehensive income, net of
  deferred federal income taxes........                 11,383
                                           ---         -------        -------        -----       ---------   -------    --------
Balance at December 31, 2000...........     15           1,653          5,814           --         221,350    (5,817)    (10,064)
                                           ---         -------        -------        -----       ---------   -------    --------
Net income, January 1 to October 15,
  2001.................................                                                              5,624
Change in unearned ESOP shares.........                                                                                    5,034
Sale of unearned ESOP shares...........                                  (360)                                             5,030
Additional paid-in capital.............                                 5,642
Other comprehensive income, net of
  deferred federal income taxes........                  6,597
                                           ---         -------        -------        -----       ---------   -------    --------
Balance at October 15, 2001............     15           8,250         11,096           --         226,974    (5,817)         --
Purchase transaction...................    (15)         (8,250)       (11,096)          --        (226,974)    5,817          --
Issuance of common stock and promissory
  notes from management................     58                          2,442         (695)
Net income, October 16, 2001 to
  December 31, 2001....................                                                            111,921
Accrued interest on promissory notes
  from management......................                                                 (7)
Accrued dividends on promissory notes
  from management......................                                                               (280)
Other comprehensive income, net of
  deferred federal income taxes........                 (4,457)
                                           ---         -------        -------        -----       ---------   -------    --------
Balance at December 31, 2001...........    $58         $(4,457)       $ 2,442        $(702)      $ 111,641   $    --    $     --
                                           ===         =======        =======        =====       =========   =======    ========


                                             TOTAL
                                         STOCKHOLDERS'
                                            EQUITY
                                         -------------
Balance at December 31, 1998...........    $171,148
Net income.............................      16,298
Change in unearned ESOP shares.........       4,684
Additional paid-in capital.............       1,527
Other comprehensive income, net of
  deferred federal income taxes........     (18,552)
                                           --------
Balance at December 31, 1999...........     175,105
                                           --------
Net income.............................      19,274
Change in unearned ESOP shares.........       5,419
Additional paid-in capital.............       1,770
Other comprehensive income, net of
  deferred federal income taxes........      11,383
                                           --------
Balance at December 31, 2000...........     212,951
                                           --------
Net income, January 1 to October 15,
  2001.................................       5,624
Change in unearned ESOP shares.........       5,034
Sale of unearned ESOP shares...........       4,670
Additional paid-in capital.............       5,642
Other comprehensive income, net of
  deferred federal income taxes........       6,597
                                           --------
Balance at October 15, 2001............     240,518
Purchase transaction...................    (240,518)
Issuance of common stock and promissory
  notes from management................       1,805
Net income, October 16, 2001 to
  December 31, 2001....................     111,921
Accrued interest on promissory notes
  from management......................          (7)
Accrued dividends on promissory notes
  from management......................        (280)
Other comprehensive income, net of
  deferred federal income taxes........      (4,457)
                                           --------
Balance at December 31, 2001...........    $108,982
                                           ========


   The accompanying notes are an integral part of these financial statements.

\



                          SAFETY INSURANCE GROUP, INC.
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                ($ IN THOUSANDS)



                                                                          PREDECESSOR      SUCCESSOR
                                                     PREDECESSOR YEAR      JANUARY 1,     OCTOBER 16,
                                                    ENDED DECEMBER 31,    2001 THROUGH   2001 THROUGH
                                                    -------------------   OCTOBER 15,    DECEMBER 31,
                                                      1999       2000         2001           2001
                                                    --------   --------   ------------   -------------
NET INCOME (LOSS).................................  $ 16,298   $19,274      $ 5,624        $111,921

OTHER COMPREHENSIVE INCOME, NET OF TAX:
  Change in unrealized holding gains (losses).....   (13,286)   10,573        6,099          (7,241)
  Reclassification adjustment for gains (losses)
    included in net income........................    (5,266)      810          498           2,784
                                                    --------   -------      -------        --------
      Unrealized gains (losses) on securities
        available for sale........................   (18,552)   11,383        6,597          (4,457)

COMPREHENSIVE INCOME (LOSS).......................  $ (2,254)  $30,657      $12,221        $107,464
                                                    ========   =======      =======        ========


   The accompanying notes are an integral part of these financial statements.

                          SAFETY INSURANCE GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                ($ IN THOUSANDS)



                                                                      PREDECESSOR           PREDECESSOR     SUCCESSOR
                                                                      YEAR ENDED             JANUARY 1,    OCTOBER 16,
                                                                     DECEMBER 31,           2001 THROUGH   2001 THROUGH
                                                              ---------------------------   OCTOBER 15,    DECEMBER 31,
                                                                  1999           2000           2001           2001
                                                              ------------   ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................   $  16,298      $  19,274      $   5,624      $ 111,921
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Extraordinary item........................................          --             --             --       (117,523)
  Depreciation and amortization.............................       1,990          1,886          1,303             99
  Amortization of bond premiums.............................         104            402          1,017            730
  Provision for deferred income taxes.......................         846         (2,219)         1,018         (1,932)
  Gains on sale of fixed assets.............................         (26)           (42)           (16)            --
  Net realized (gains) losses on sale of investments........      (8,102)         1,246            766          4,284
  ESOP compensation expense.................................       6,211          7,189          4,671             --
Changes in assets and liabilities:
  Accounts receivable.......................................     (13,222)       (21,455)       (28,318)        15,908
  Accrued investment income.................................      (1,123)          (859)           339           (576)
  Receivable from reinsurers................................       4,234         10,376         21,647         (6,048)
  Prepaid reinsurance premiums..............................       4,224          9,602         (2,724)          (527)
  Deferred policy acquisition costs.........................      (5,085)        (6,541)        (6,652)         2,685
  Other assets..............................................      (1,180)        (1,181)        (6,802)         8,252
  Loss and loss adjustment expense reserves.................       3,381        (13,096)         5,525         (5,100)
  Unearned premium reserves.................................      26,717         39,016         38,113        (16,668)
  Accounts payable and accrued liabilities..................       7,621          5,990        (18,015)        13,351
  Accrued transaction expenses..............................          --             --          5,483         (2,833)
  Payable to reinsurers.....................................        (770)        (5,579)        (4,425)         3,698
  Other liabilities.........................................      (1,043)         3,769           (401)         2,279
                                                               ---------      ---------      ---------      ---------
Net cash provided by operating activities...................      41,075         47,778         18,153         12,000
                                                               ---------      ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Bonds purchased...........................................    (798,939)      (256,644)      (259,159)      (185,095)
  Proceeds from sale of bonds...............................     361,541        191,176        219,399        146,090
  Proceeds from maturities of bonds.........................     359,759         47,143         21,625             --
  Stocks purchased..........................................     (39,475)       (12,499)            --             --
  Proceeds from sale of stocks..............................      84,864              9             --         27,986
  Fixed assets purchased....................................      (2,589)        (2,213)          (670)           (11)
  Proceeds from sale of fixed assets........................          32             77             62             --
  Purchase of TBC...........................................          --             --             --       (121,097)
                                                               ---------      ---------      ---------      ---------
Net cash used for investing activities......................     (34,807)       (32,951)       (18,743)      (132,127)
                                                               ---------      ---------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in notes receivable..............................           6            279          1,100             --
  Payment of long-term debt.................................      (4,500)        (4,617)       (13,382)            --
  Sale of unearned ESOP shares..............................          --             --          4,670             --
  Proceeds from issuance of common stock....................          --             --             --          1,805
  Proceeds from issuance of mandatorily redeemable preferred
    stock...................................................          --             --             --         22,400
  Net proceeds from issuance of debt........................          --             --             --         96,722
  Captial contribution......................................          --             --          6,004             --
                                                               ---------      ---------      ---------      ---------
Net cash provided from (used for) financing activities......      (4,494)        (4,338)        (1,608)       120,927
                                                               ---------      ---------      ---------      ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS DURING
  PERIOD....................................................       1,774         10,489         (2,198)           800
Cash and cash equivalents at beginning of year/period.......       1,413          3,187         13,676         11,478
                                                               ---------      ---------      ---------      ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR/PERIOD.............   $   3,187      $  13,676      $  11,478      $  12,278
                                                               =========      =========      =========      =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year/period for:
    Federal and state income taxes..........................       8,591         11,961          2,963            800
    Interest................................................       1,418            797            804              1


   The accompanying notes are an integral part of these financial statements.

                          SAFETY INSURANCE GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. BASIS OF PRESENTATION

    The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include Safety Insurance
Group, Inc. and its subsidiaries (the "Company"). The subsidiaries consist of Safety Insurance Company, Thomas Black Corporation, Safety Indemnity Insurance Company, Thomas Black Insurance Agency, Inc. ("TBIA"), and RBS, Inc., TBIA's holding company. The Company is a leading provider of personal lines property and casualty insurance focused exclusively on the Massachusetts market. Its principal product line is private passenger automobile insurance, which accounted for 83.1% of its direct written premiums in 2001. The Company operates through its insurance company subsidiaries, Safety Insurance Company and Safety Indemnity Insurance Company. TBIA is the managing agent for Safety Insurance Company and Safety Indemnity Insurance Company. All intercompany transactions have been eliminated.

    The accompanying consolidated financial statements have been revised from those filed with the Securities and Exchange Commission on April 26, 2002 to account for the Management Subscription Agreement and the Restricted Stock Plan, as described in Note 6, as variable plans in accordance with EITF 00-23 "Issues Related to the Accounting for Stock Compensation under APB Opinion 25 and FASB Interpretation No. 44." The after tax impact of this revision was an increase in the net loss before and after extraordinary item of $806,590 for the successor period October 16, 2001 through December 31, 2001.

2. ACQUISITION AND IPO

    The Company was incorporated on June 25, 2001, in the State of Delaware. On October 16, 2001, the Company acquired (the "Acquisition") all of the issued and outstanding common stock of Thomas Black Corporation ("TBC") and its property and casualty subsidiaries for $121.1 million. In connection with the Acquisition, an allocation of purchase price of $121.1 million was made to the estimated fair values of the assets acquired and the liabilities assumed as of the acquisition date of October 16, 2001 as follows (in millions):

Assets:
Investments and cash........................................   $523.2
Accounts receivable.........................................    128.0
Reinsurance recoverables....................................    107.6
Present value of future profits.............................     34.3
Deferred tax asset..........................................     12.5
Other assets................................................     58.2
                                                               ------
  Total.....................................................    863.8
                                                               ------
Liabilities:
Loss and loss adjustment expenses...........................    307.6
Unearned premium reserves...................................    252.5
Debt........................................................      8.0
Other liabilities...........................................     53.8
                                                               ------
  Total.....................................................    621.9
                                                               ------
Estimated fair value of net assets acquired.................    241.9
                                                               ------
Less: write-down of non-current
  Non-financial assets
  Property and leasehold improvements.......................   $ (3.3)
                                                               ------
Adjusted estimated fair value of net assets acquired........    238.6
                                                               ------
Excess of estimated fair value of net assets over purchase
  price.....................................................   $117.5
                                                               ======

                          SAFETY INSURANCE GROUP, INC.

2. ACQUISITION AND IPO (CONTINUED)
    In connection with financing the Acquisition, the Company incurred debt of $99.5 million and issued 22,400 shares of Series A senior mandatorily redeemable preferred stock at $1,000 per share. At October 16, 2001, the estimated fair value of net assets acquired approximated their carrying values as net assets are comprised primarily of investments, cash and short term receivables. The excess of estimated fair value of net assets over purchase price of $117.5 million was recorded as an extraordinary gain in accordance with FAS 141, "Business Combinations." See Note 3 for the methodology used in determining the fair value of loss and loss adjustment expense reserves.

    Approximately 72% of the outstanding common stock of the Company is owned by certain investors assembled by The Jordan Company, LLC, an investment firm that sponsored the Acquisition. The remaining 28% is owned by executive management. (See Note 12 regarding promissory notes received from management.) JZ Equity Partners plc, a London-based publicly traded investment trust, owns approximately 50% of the outstanding mandatorily redeemable preferred stock of the Company; the other 50% is owned by third parties. The preferred stock is cumulative, non-voting with a 6% dividend rate and is mandatorily redeemable on October 16, 2012 or upon a change in control (See Note 9).


    In connection with management's announced plan for the sale of its common stock in a proposed initial public offering (the "IPO") in 2002, the Company has changed its name to Safety Insurance Group, Inc. In conjunction with the IPO, the Board of Directors of the Company declared a 23.24 for 1 common stock split
on       in the form of a stock dividend that is anticipated to become effective immediately after the time the Company files its amended and restated certificate of incorporation, prior to the offering. In accordance with the provisions of FAS 128, "Earnings Per Share", all earnings per share for the successor period presented in the consolidated financial statements of the Company for the successor period have been adjusted retroactively for the stock split. The SARs and restricted shares referred to in Note 6 have been similarly adjusted for the stock split.


    The holders of the preferred stock have agreed in principle to amend the terms of the preferred stock to cause it to automatically convert into common stock upon the closing of the IPO at the IPO price (the "exchange"). Assuming an IPO price of $17.00 per share (the midpoint of the price range set forth on the cover page of the preliminary prospectus for the IPO), it is anticipated that there will be 1.318 million additional common shares issued in connection with the exchange.


    On June 25, 2002, the Board of Directors of the Company adopted the 2002 Management Omnibus Incentive Plan ("Incentive Plan"). The Incentive Plan provides for a variety of awards, including nonqualified stock options, stock appreciation rights and restricted stock awards. On July 1, 2002, the Board authorized the Company to grant 379,000 options to purchase shares of common stock to certain employees and one nominee for director, pursuant to the Incentive Plan. These grants will be effective as of the date of the IPO and at an exercise price equal to the IPO price.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH EQUIVALENTS

    Cash equivalents consist of money market accounts which are stated at fair value.

    PREMIUMS AND UNEARNED PREMIUMS

    Premiums are earned over the terms of the respective policies, which are generally under one year. Unearned premiums represent the portion of premiums written applicable to the unexpired terms of the policies.

                          SAFETY INSURANCE GROUP, INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FINANCE AND OTHER SERVICE INCOME

    Finance and other service income includes revenues from premium installment charges, which are recognized when earned.

    ACCOUNTS RECEIVABLE

    Amounts included in accounts receivable represent premiums and finance charges on monthly installment billing. A substantial majority of the Company's premiums are billed on a monthly installment basis.

    LOSS AND LOSS ADJUSTMENT EXPENSES

    Liabilities for loss and loss adjustment expenses ("LAE") include case basis estimates for open claims reported prior to year-end and estimates of unreported claims and claim adjustment expenses. The estimates are continually reviewed and modified to reflect current conditions, and any resulting adjustments are reflected in current operating results. Adjustments for anticipated salvage and subrogation are recorded on incurred and reported and incurred but not reported losses.

    As noted in Note 2, in conjunction with the Acquisition, the assets and liabilities acquired were valued at fair market value. Accordingly, loss and loss adjustment expense reserves and related reinsurance recoverables on unpaid losses as of October 16, 2001 are recorded at estimated fair value as at October 16, 2001 which approximated carrying value at that date. The fair value of the Company's reserves for losses and LAE and related reinsurance recoverables was estimated based on the present value of the expected underlying cash flows of the loss and LAE reserves and reinsurance recoverables, and included a risk premium and a profit and risk margin. In determining the fair value estimate, management adjusted the Company's historical GAAP undiscounted net loss and LAE reserves to present value assuming a 4% discount rate, which approximated the U.S. Treasury rate on the date of the Acquisition. The discounting pattern was actuarially developed from the Company's historical loss data. A profit and risk margin of 6% was applied to the discounted loss and LAE reserves, to reflect management's estimate of the cost the Company would incur to reinsure the full amount of its net loss and LAE reserves with a third party reinsurer. This margin was based upon management's assessment of the uncertainty inherent in the net loss and LAE reserves and their knowledge of the reinsurance marketplace.

    EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    As part of purchase accounting, the carrying value of all equipment and leasehold improvements held on the date of the Acquisition was reduced to zero. Subsequent purchases of equipment and leasehold improvements are carried at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred; improvements are capitalized.

    Methods of depreciation and useful lives by asset category are as follows:

                                                       LIFE           DEPRECIATION METHOD
                                                     ---------   ------------------------------
Automobiles........................................    3 years   Straight-line
Data processing equipment..........................  3/5 years   Double-declining balance
Equipment..........................................    5 years   Straight-line
Furniture and fixtures.............................    7 years   Straight-line
Leasehold improvements.............................   10 years   Straight-line

                          SAFETY INSURANCE GROUP, INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DEFERRED ACQUISITION COSTS

    Amounts which vary with and are primarily related to acquiring new and renewal business, principally commissions and premium taxes, are deferred and amortized ratably over the effective period of the policies. All other acquisition expenses are charged to expense as incurred. Deferred acquisition costs are reviewed for any potential premium deficiency at each balance sheet date. A premium deficiency represents future estimated losses, loss adjustment expenses and amortization of deferred acquisition costs in excess of the related unearned premiums. If a premium deficiency is determined to exist, the amount thereof is deducted from the Company's deferred acquisition cost asset in respect of the relevant business and is charged to earnings in the current period as an expense. To the extent the amount of the premium deficiency exceeds the related deferred acquisition cost balance, the deficiency is recorded as a liability and is charged to earnings in the current period. Premium deficiency expense during 2001, 2000 and 1999 amounted to $422,403, $471,523 and $509,336, respectively, related to assumed business from the Massachusetts residual markets facility, with respect to which the Company has no deferred acquisition cost asset and thus was recorded as a liability.

    EQUITY AND DEPOSITS IN POOLS

    Equity and deposits in pools represents the net receivable cash amounts due from the residual market mechanisms for automobile (CAR) and homeowner (Massachusetts Property Insurance Underwriting Association plan) insurance in Massachusetts. See Note 10 for a discussion of the Company's accounting for amounts ceded to and assumed from residual markets.

    INCOME TAXES

    The Company and its subsidiaries file a consolidated United States federal income tax return. Due to the Acquisition (see Note 2), Thomas Black Corporation and its subsidiaries will file a consolidated United States federal income tax return for the stub period prior to the Acquisition. For the stub period subsequent to the Acquisition, Thomas Black Corporation and its subsidiaries will join in filing a consolidated United States federal income tax return with the Company as the new parent of the consolidated group.

    Deferred income taxes are generally recognized when assets and liabilities have different values for financial statement and tax reporting purposes, and for other temporary taxable and deductible differences as defined by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". A valuation allowance is established where management has assessed that it is more likely than not that the Company will not be able to utilize the full deferred tax asset.

    SEGMENTS

    The Company comprises one business segment: property and casualty insurance operations.

    INVESTMENTS

    Investments in debt and equity securities available-for-sale are reported at fair value. Fair values are derived from external market quotations. Unrealized gains or losses on debt securities, reported at fair value, are excluded from earnings and reported in a separate component of stockholders' equity, net of federal income taxes, until realized. Realized gains or losses on the sale or maturity of investments are determined on the basis of the specific cost identification method and are credited or charged to investment income. Debt and equity securities that experience declines in value that are

                          SAFETY INSURANCE GROUP, INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) other than temporary are written down with a corresponding charge to net realized losses on investments. As part of purchase accounting, the cost of all securities held on the date of the Acquisition was increased by $12.7 million to reset the cost to fair value. Investment income is recognized on an accrual basis of accounting. Bonds not backed by other loans are amortized using the interest method. Loan-backed bonds and structured securities are amortized using the interest method and significant changes in estimated cash flows from the original purchase assumptions are accounted for using the retrospective method.

    TRANSACTION EXPENSES

    Transaction expenses in the predecessor periods represent costs incurred by the seller and paid by the Company in connection with the Acquisition. These costs were non-recurring in nature and did not result from ongoing insurance operations. Such seller costs primarily included transaction expenses in the predecessor period related primarily to transaction bonuses to employees, fees paid to TBC's investment banker and legal fees.

    Transaction expenses in the successor period represent those costs incurred by the buyer that are not capitalized as part of the Acquisition as such costs primarily relate to internal costs associated with the Acquisition.

    DEFERRED DEBT ISSUANCE COSTS

    Deferred debt issuance costs represent those costs incurred by the Company in connection with securing financing for the Acquisition. These costs include closing and arranger's fees and are being amortized over the life of the related loans.

    STOCK-BASED COMPENSATION

    As described in Note 6, certain members of management were granted stock appreciation rights ("SARs") on October 16, 2001. The SARs vest 20% per annum commencing on December 31, 2002. The SARs have been accounted for in accordance with the provisions of FASB Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Options or Awards Plans"
("FIN 28"). Under FIN 28, compensation expense is accrued over the period or periods in which the employee performs the related services and is recognized to the extent that the fair market value of the Company's stock exceeds the exercise price of the SARs. Changes in the fair market value of the stock in an accounting period, to the extent it still exceeds the exercise price, are recorded as compensation expense.

    PROMISSORY NOTES RECEIVED FROM MANAGEMENT

    In connection with the Acquisition, the Company obtained promissory notes from the executive management team to finance management's purchase of the Company's common stock, including the restricted stock purchased by management.

    In accordance with the provisions of EITF 85-1, "Classifying Notes Received for Capital Stock", all outstanding principal and accrued interest related to these notes are recorded as contra-equity in the consolidated financial statements.

    See Note 12 for terms of promissory notes received from management.

                          SAFETY INSURANCE GROUP, INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EARNINGS (LOSS) PER SHARE


    Basic earnings (loss) per share ("EPS") amounts are based on the weighted average number of common shares outstanding. Diluted earnings per share amounts are based on the weighted average number of common shares and the net effect of potentially dilutive common shares outstanding. Management has determined that 290,500 shares of restricted stock held by management are potentially dilutive for the successor period. For the successor period ended October 16, 2001 through December 31, 2001, management restricted stock was antidilutive due to the net loss before extraordinary item. In accordance with the provisions of FAS 128, EPS is determined based upon net income, before and after any extraordinary items, less any declared or accrued dividends on the mandatorily redeemable preferred stock. In addition, EPS is calculated for an extraordinary item. EPS for the successor period has been retroactively restated for the stock split (see Note 2).


    USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FINANCIAL INSTRUMENTS

    In the normal course of business, the Company enters into transactions involving various types of financial instruments, including investments in debt and equity securities. All investment transactions have credit exposure to the extent that a counter party may default on an obligation to the Company. Credit risk is a consequence of carrying, trading and investing in securities. To manage credit risk, the Company focuses on higher quality fixed income securities, reviews the credit strength of all companies in which it invests, limits its exposure in any one investment and monitors the portfolio quality, taking into account credit ratings assigned by recognized statistical rating organizations.

    STATUTORY ACCOUNTING PRACTICES

    The Company's insurance subsidiaries, domiciled in the Commonwealth of Massachusetts, prepare statutory financial statements in accordance with the accounting practices prescribed or permitted by the Division of Insurance of the Commonwealth of Massachusetts (the "Division"). Prescribed statutory accounting practices are those practices that are incorporated directly or by reference in state laws, regulations, and general administrative rules applicable to all insurance enterprises domiciled in a particular state. Permitted statutory accounting practices include practices not prescribed by the Division, but allowed by the Division. (See Note 14.)

    RECLASSIFICATIONS

    Certain 2000 and 1999 amounts have been reclassified to conform to the 2001 presentation.

                          SAFETY INSURANCE GROUP, INC.

4. INVESTMENTS


    DEBT SECURITIES

    The gross unrealized appreciation (depreciation) of investments in debt securities was as follows:

                                                           DECEMBER 31, 2001
                                       ----------------------------------------------------------
                                                          GROSS           GROSS       ESTIMATED
                                        AMORTIZED       UNREALIZED     UNREALIZED        FAIR
                                           COST           GAINS          LOSSES         VALUE
                                       ------------   --------------   -----------   ------------
U.S. Treasury securities and
  obligations of U.S. Government
  agencies(1)........................  $179,159,244     $  572,785     $(3,362,189)  $176,369,840
Obligations of states and political
  subdivisions.......................   130,281,738          3,617      (2,488,640)   127,796,715
Mortgage-backed securities...........    80,103,327         55,383      (1,435,616)    78,723,094
Corporate and other securities.......   124,381,838        594,331        (573,681)   124,402,488
                                       ------------     ----------     -----------   ------------
  Totals.............................  $513,926,147     $1,226,116     $(7,860,126)  $507,292,137
                                       ============     ==========     ===========   ============

------------------------

(1) Obligations of U.S. Government agencies include collateralized mortgage obligations issued, guaranteed and/or insured by the following issuers:
     Government National Mortgage Association (GNMA), Federal Home Loan Mortgage Corporation (FHLMC), and Federal National Mortgage Association (FNMA). The total of these debt securities was $117.6 million, $124.1 million and $125.2 million for 2001, 2000 and 1999, respectively.

                                                           DECEMBER 31, 2000
                                       ----------------------------------------------------------
                                                          GROSS           GROSS       ESTIMATED
                                        AMORTIZED       UNREALIZED     UNREALIZED        FAIR
                                           COST           GAINS          LOSSES         VALUE
                                       ------------   --------------   -----------   ------------
U.S. Treasury securities and
  obligations of U.S. Government
  agencies...........................  $195,533,162     $1,176,604     $(1,859,228)  $194,850,538
Obligations of states and political
  subdivisions.......................   122,625,437      5,081,191        (179,234)   127,527,394
Mortgage-backed securities...........    42,229,811        214,111        (157,293)    42,286,629
Corporate and other securities.......    88,909,445        428,603      (3,918,226)    85,419,822
                                       ------------     ----------     -----------   ------------
  Totals.............................  $449,297,855     $6,900,509     $(6,113,981)  $450,084,383
                                       ============     ==========     ===========   ============

    The amortized cost and the estimated market value of debt securities, by maturity, at December 31, 2001 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                              ESTIMATED
                                                               AMORTIZED         FAIR
                                                                  COST          VALUE
                                                              ------------   ------------
Due in one year or less.....................................  $ 22,021,577   $ 22,032,103
Due after one year through five years.......................    87,883,684     87,836,119
Due after five years through ten years......................   114,811,554    113,260,651
Due after ten years through twenty years....................    34,127,510     33,078,970
Due after twenty years......................................    56,563,069     54,749,245
Asset-backed securities.....................................   198,518,753    196,335,049
                                                              ------------   ------------
  Totals....................................................  $513,926,147   $507,292,137
                                                              ============   ============

                          SAFETY INSURANCE GROUP, INC.

4. INVESTMENTS (CONTINUED)


    Gross gains of $153,421 and $2,832,021 and gross losses of $(5,206,479) and $(3,597,624) were realized on sales of bonds for the period October 16, 2001 through December 31, 2001 and for the period January 1, 2001 through October 15, 2001, respectively. Gross gains of $753,097 and $1,929,330 and gross losses of $2,001,426 and $4,825,559 were realized for the year ended
December 31, 2000 and 1999, respectively. Proceeds from bonds maturing were $0, $21,625,000, $47,142,688 and $359,758,500 for the period October 16, 2001 through December 31, 2001, for the period January 1, 2001 through October 15, 2001, for the years ended December 31, 2000 and 1999, respectively.

    EQUITY SECURITIES

    The cost and fair value of equity securities as of December 31, 2000 and 2001 were as follows:

                                                        2000                       2001
                                              -------------------------   -----------------------
                                                               FAIR                       FAIR
                                                 COST          VALUE         COST        VALUE
                                              -----------   -----------   ----------   ----------
Common Stocks...............................  $27,000,000   $28,123,885   $       --   $       --
Preferred Stocks............................   12,498,911    13,121,542    9,939,060    9,716,404
                                              -----------   -----------   ----------   ----------
  Total Stocks..............................  $39,498,911   $41,245,427   $9,939,060   $9,716,404
                                              ===========   ===========   ==========   ==========

    There were gross unrealized gains of $0 and $1,815,266 and gross unrealized losses of $222,656 and $68,750 on stocks at December 31, 2001 and 2000, respectively.

    There were $856,293 of gross gains and gross losses of $87,115 on sales of stock for the period October 16, 2001 through December 31, 2001. There were no gross gains or losses for the period January 1, 2001 through October 15, 2001 on sales of stock. Gross gains of $9,090 and $13,708,654 and gross losses of $6,575 and $2,710,308 were realized for the years ended December 31, 2000 and 1999, respectively.

    The Company has not written down any securities for other than temporary losses for the periods October 16, 2001 through December 31, 2001 and January 1, 2001 through October 15, 2001 or for the years ended December 31, 2000 and 1999.

5. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    As part of the application of purchase accounting, equipment and leasehold improvements with a net book value of $3,274,072 on the date of the Acquisition were reduced to zero. Equipment and leasehold improvements at December 31, 2001 represent those items purchased subsequent to October 16, 2001. At December 31, 2000, the Company held equipment and leasehold improvements with a carrying value of $3,953,972 which is net of accumulated depreciation of $11,288,744.

    Depreciation and amortization expense for the period October 15, 2001 through December 31, 2001, for the predecessor period ended October 15, 2001, and the years ended December 31, 2000 and 1999 was $343, $1,303,260, $1,886,384
and $1,989,794, respectively.

                          SAFETY INSURANCE GROUP, INC.

6. EMPLOYEE BENEFIT PLANS

    STOCK APPRECIATION RIGHTS ("SARS") AGREEMENTS

    The Company entered into SARs agreements with executive management on October 16, 2001. Under the terms of the agreements, the Company granted 103,488 SARs on October 16, 2001 for past and future services. The agreements designate the number of "covered shares" for each executive and other employees and established the exercise price of $6.88 per share.

    The SARs vest 20% at the end of each year commencing on December 31, 2002. In addition, the SARs will become fully vested and automatically exercised upon an initial public offering. As soon as practicable after the exercise of the SARs with respect to a share of common stock, the participant shall receive a cash payment equal to the fair market value of a share of common stock on the date of exercise over the exercise price of $6.88 per share.

    For the successor period ended December 31, 2001, no compensation expense has been recorded related to the SARs. Upon the IPO, compensation expense related to the SARs will be recognized as a charge to earnings as measured by the IPO price taking into account 100% vesting of all SARs in accordance with FIN 28.

    MANAGEMENT SUBSCRIPTION AGREEMENTS

    On October 16, 2001, the Company entered into a management subscription agreement with certain employees. The management subscription agreement contains certain Company call and employee put options that allow the employee to put the stock owned by the employee at the time of exercise to the Company under certain circumstances outside of the Company's control and within the employee's control (E.G., employee retirement or resignation). The management subscription agreement is being accounted for as a variable plan in accordance with EITF 00-23, "Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44," whereby employee compensation expenses are being recorded over the period of service of the employee in accordance with FIN 28. The Company call and employee put options expire upon an IPO, at which point variable plan accounting ceases and the liability accrued at the IPO date would be re-classified to paid-in capital. Compensation expense related to the management subscription agreement totaled $1,120,823 for the Successor Period ended December 31, 2001. See Note 12 for terms of recourse promissory notes received from management.

    RESTRICTED STOCK PLAN

    On October 16, 2001, Safety Holdings implemented a Restricted Stock Plan. The Restricted Stock Plan permits the board of directors to grant or sell restricted shares of common stock to select employees of the Company or any of its affiliates. The purpose of the Restricted Stock Plan is to promote the Company's success and to attract and retain valuable employees.

    The maximum number of shares of common stock which may be granted or sold under this plan is 290,500. The board of directors has the authority to determine the persons to whom restricted shares are granted or sold, the times when such shares will be granted or sold, the number of shares to be granted or sold and the terms and conditions of each award, including, without limitation, those related to dividends. Such restricted share awards, except for awards granted or sold before January 1, 2002, will vest according to the terms established by the board of directors at the time restricted shares are granted or sold. Any awards granted or sold before January 1, 2002, except as described below, shall

                          SAFETY INSURANCE GROUP, INC.

6. EMPLOYEE BENEFIT PLANS (CONTINUED)
not become vested until the last day of each calendar year commencing with the 2002 calendar year as set forth in the table below:

                                                               PERCENTAGE OF
                                                               TOTAL SHARES
                                                                  AWARDED
YEAR ENDED                                                    BECOMING VESTED
----------                                                    ---------------
December 31, 2002...........................................         0.0%
December 31, 2003...........................................         0.0%
December 31, 2004...........................................        60.0%
December 31, 2005...........................................        80.0%
December 31, 2006...........................................       100.0%

    Vesting, however, is contingent upon continuous employment. Unless otherwise determined by the board of directors, upon a participant's termination of employment prior to December 31, 2006, all of the participant's restricted shares not yet vested will be forfeited. The board of directors has the right to amend or terminate the Restricted Stock Plan at any time, subject to certain limitations, but no amendment or termination may alter the rights of a participant under any awards previously granted or sold.

    On October 16, 2001, the Company entered into Executive Restricted Stock Award Agreements under the Restricted Stock Plan with two employees of the Company. Under these agreements, 290,500 restricted shares of common stock were sold by the Company to management at a cost of $0.43 per share, which approximated the fair value of the shares at the date of the sale. These restricted shares will vest in full upon the earlier of the consummation of a change of control, public offering or according to the schedule contained in the Restricted Stock Plan denoted above. The management subscription agreement contains put and call provisions which under certain circumstances may require the Company to purchase the restricted shares at a price based upon a formula calculation. The restricted stock plan is being accounted for in accordance with EITF 00-23 whereby employee compensation expense is being recorded over the period of service of the employee in accordance with FIN 28. The put and call provisions expire upon an IPO or the consummation of a change of control. Compensation expense related to these agreements was $120,085 for the Successor Period ended December 31, 2001. See Note 12 for terms of recourse promissory notes received from Management.

    THE SAFETY INSURANCE 401(K) RETIREMENT PLAN

    In 1995, upon the inception of the ESOP, as defined below, management discontinued all employer and employee contributions to its then existing qualified defined contribution profit-sharing/retirement plan (the "Retirement Plan"). As a result, the rights of each participant to his/her account on the date of the discontinuance of contributions, to the extent of the fair market value under the general investment fund, became fully vested and nonforfeitable.

    With the termination of the ESOP, as described below, the Company reestablished TBC's previously frozen Retirement Plan, effective January 1, 2002. The Retirement Plan is a defined contribution plan which is available to all eligible employees of the Company. An employee must be 21 years of age to be eligible to participate in the Retirement Plan and is allowed to contribute up to 15% of eligible compensation. The Retirement Plan is administered by the Company and is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Under the

                          SAFETY INSURANCE GROUP, INC.

6. EMPLOYEE BENEFIT PLANS (CONTINUED)
Retirement Plan, the Company shall make a matching contribution on behalf of each participant who is employed on the last day of the year in an amount equal to 50% of the first 8% of the participant's compensation contributed to the Retirement Plan.

    ESOP PLAN

    Prior to the Acquisition, TBC had a leveraged employee stock ownership plan (the "ESOP") with a 30% interest in the issued and outstanding common stock of TBC (287,700 shares). The ESOP covered substantially all the employees and was subject to the applicable provisions of ERISA. The ESOP was noncontributory on the part of participants and employer contributions were made at the discretion of the board of directors. In conjunction with the establishment of the ESOP, TBC obtained a loan of $36,000,000 to finance the purchase of 30% of TBC's shares. The loan was collateralized by shares of TBC held by the ESOP but unallocated to ESOP participants. The ESOP was accounted for in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Compensation expense related to the ESOP was $4,670,628, $7,188,921 and $6,210,989 for the period January 1, 2001 through October 15, 2001 and the years ended December 31, 2000 and 1999, respectively. There was no compensation expense for the successor period ended December 31, 2001 related to the ESOP. The Company has filed to terminate the ESOP in conjunction with the Acquisition.

    XSOP PLAN

    Prior to the Acquisition, TBC also had a supplemental executive stock ownership plan (the "XSOP"). The XSOP provided certain employees not eligible to fully participate in the ESOP under the applicable provisions of the Internal Revenue Code and ERISA with benefits they would have been entitled to under the provisions of the ESOP. Total compensation expense related to the XSOP during the predecessor period ended October 15, 2001 and the years ended December 31, 2000 and 1999 was ($1,119,236), $1,695,855 and $1,547,328, respectively. The net credit to compensation expense for the predecessor period ended October 15, 2001 is comprised of a credit to compensation expense of ($2,478,802) resulting from the revaluation of the December 31, 2000 XSOP obligation at the 2001 fair value of TBC's shares and an expense of $1,359,566 relating to the compensation earned by employees in the 2001 predecessor period. There was no compensation expense for the successor period ended December 31, 2001 related to the XSOP. The XSOP obligations of $7,201,954 and $8,309,398 at December 31, 2001 and 2000,
respectively, were unfunded. The XSOP Plan was terminated in conjunction with the Acquisition.

                          SAFETY INSURANCE GROUP, INC.

7. COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS

    The Company has various noncancelable long-term operating leases. The approximate minimum annual rental payments due under these lease agreements as of December 31, 2001 are as follows:

2002........................................................  $ 2,472,969
2003........................................................    2,472,969
2004........................................................    2,472,969
2005........................................................    2,472,969
2006 and after..............................................    8,416,407
                                                              -----------
Total minimum lease payments................................  $18,308,283
                                                              ===========

    Certain lease agreements contain renewal options and, in addition to the minimum annual rentals, generally provide for payment of a share of the real estate taxes and operating expenses in excess of a base amount. Rental expense was $1,996,976 for the period January 1, 2001 through October 15, 2001; $535,752 for the period October 16, 2001 through December 31, 2001 and $2,478,496 and $2,092,806 for the years ended December 31, 2000 and 1999, respectively. All leases expire prior to 2009. The Company expects that in the normal course of business, leases that expire will be renewed.

    OTHER

    In connection with the Acquisition, the Company entered into an agreement with members of its management team to indemnify them for any tax loss they may incur in connection with the purchase of its common stock at the time that the Company acquired TBC, due to a determination by the Internal Revenue Service that the value of such stock was higher than the purchase price agreed upon by the Company and its management team. The agreement provides that in such case the Company would pay the executives an amount such that, after payment of taxes on the payment, they would retain an amount equal to (i) the excess value of the common stock multiplied by a percentage equal to the difference between the combined U.S. federal, state and local tax rate on ordinary income and the combined U.S. federal, state and local tax rate on long-term capital gains, plus
(ii) related interest, penalties or additions, and the executive's portion of applicable payroll taxes, if any. Under the agreement, the Company would also loan to members of its management team an amount equal to the excess value of the common stock (as determined by the Internal Revenue Service) multiplied by the applicable capital gains tax rate, which loan would be secured by the common stock owned by such executive.

    CONTINGENCIES

    Various claims, generally incidental to the conduct of normal business, are pending or alleged against the Company from time to time. In the opinion of management, based in part on the advice of legal counsel, the ultimate resolution of such claims will not have a material adverse effect on the Company's consolidated financial statements. However, liabilities related to those proceedings could be established in the near term if estimates of the ultimate resolutions of those proceedings are revised.


    Commonwealth Automobile Reinsurers (CAR), a state-established body which runs the residual market reinsurance programs for private passenger automobile insurance in Massachusetts, assesses its losses to its members as a result of insurer insolvencies. Because CAR is not able to recover an insolvent company's share of the net CAR losses from the Massachusetts Insurers Insolvency Fund,

                          SAFETY INSURANCE GROUP, INC.

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

CAR must increase each of its member's share of the deficit in order to compensate for the insolvent carrier's inability to pay its deficit assessment. It is anticipated that there will be additional assessments from time to time relating to various insolvencies.


    Under the terms of the stock subscription agreement with executive management, in the event employment by the Company of a member of executive management is terminated, whether voluntarily or involuntarily, the Company may repurchase from the terminated manager, or the terminated manager may cause the Company to repurchase, the manager's common stock for a determined price per share, as specified in the management subscription agreement ("calls and puts"). The price is determined based upon the reason for and the date of a manager's termination. None of the calls or puts are exercisable at December 31, 2001 as all members of executive management are employed by the Company.

    The stockholders agreement entered into in connection with the Acquisition also provides that a change of control of the Company requires the consent of the executive management's representative on the board of directors. In the event such consent has not been obtained, the Company must repurchase the common stock held by executive management at an aggregate value of $9.7 million.

    The above described provisions in the stock subscription agreement and the stockholders agreement terminate in the event of an initial public offering consented to by executive management's representative on the board of directors.

8. DEBT

    Debt at December 31, 2000 and 2001 consisted of the following:

                                                                 2000          2001
                                                              -----------   -----------
Term note payable maturing March 31, 2002...................  $13,382,562            --
Senior secured term loan....................................           --   $55,000,000
Senior subordinated notes...................................           --    30,000,000
Senior secured revolving credit facility....................           --    14,500,000
                                                              -----------   -----------
                                                              $13,382,562   $99,500,000
                                                              ===========   ===========

    TERM NOTE PAYABLE

    On April 1, 1995, TBC obtained a long-term loan relating to the creation of the ESOP (the "Note"), with a principal balance of $36 million. The Note had an interest rate of LIBOR plus 1.25%. The total outstanding balance at December 31, 2000 was $13.4 million. Upon closing of the Acquisition, the Company paid down the outstanding balance on the Note. The interest rate on the loan was 7.69% at December 31, 2000 and an average of 4.86%, 7.81% and 6.53% for the period January 1, 2001 through October 15, 2001 and the years ended
December 31, 2000 and 1999, respectively.

    SENIOR SECURED REVOLVING CREDIT FACILITY AND TERM LOAN

    As part of the funding for the Acquisition, the Company entered into a $20 million revolving credit facility and a $55 million senior secured term loan with a bank group in October 2001. The obligations of the Company on these loans are collateralized by (i) a 100% pledge of the stock of Safety Insurance Company, Inc., RBS, Inc. and TBIA, and (ii) a perfected first priority security interest, subject to permitted liens, in all of the assets, whenever acquired, of TBC, RBS, Inc. and

                          SAFETY INSURANCE GROUP, INC.

8. DEBT (CONTINUED)
TBIA. Both loans bear interest at LIBOR plus 3.75%. At December 31, 2001, the Company had utilized advances of $14.5 million under the revolving credit facility. The interest rate on both loans was 6.125% at December 31, 2001 and an average of 6.16% for the period October 16, 2001 through December 31, 2001.

    The revolving credit facility matures on August 31, 2006. The term loan matures in December 2007 and interest is payable in quarterly installments due at the end of each calendar quarter end. Principal repayments under the term loan are due as follows:

                                                               TERM LOAN
                                                              -----------
2002........................................................  $ 4,000,000
2003........................................................    6,000,000
2004........................................................    8,000,000
2005........................................................   10,000,000
2006 and thereafter.........................................   27,000,000
                                                              -----------
Total.......................................................  $55,000,000
                                                              ===========

    The revolving credit facility and the term loan also contain specified financial and operating covenants, the most significant of which concern the amounts of risk based capital, debt to capitalization ratios and statutory surplus levels.

    SENIOR SUBORDINATED NOTES

    The Company also issued $30 million of senior subordinated notes to obtain funds for the Acquisition. Interest is payable semi-annually on each April 30 and October 31. The senior subordinated notes mature December 31, 2011 and may be redeemed at the option of the Company prior to maturity with no redemption premium or penalty. The senior subordinated notes have an interest rate of 13%.

    The Company incurred interest expense of $1,823,052 and $549,839 for the period October 16, 2001 through December 31, 2001 and for the period January 1, 2001 through October 15, 2001, respectively, and $1,070,974 and $1,418,197 for the years ended December 1, 2000 and 1999, respectively.

9. MANDATORILY REDEEMABLE PREFERRED STOCK

    In connection with the Acquisition (see Note 2), the Company issued 22,400 shares of the 100,000 authorized shares of 6% Series A senior preferred stock at $1,000 per share. The stock has a liquidation preference and entitles its holders to receive dividends of $60 per share per annum. To the extent that the dividends are not paid, they accrue in arrears.

    The preferred stock is redeemable at any time at the option of the Company at the stock's liquidation preference plus any accrued dividends. The stock is mandatorily redeemable (at the issue price) at the earlier of October 16, 2012 or upon a change in control of the Company.

    The preferred stock at December 31, 2001 is carried in the financial statements at its liquidation preference of $22.4 million plus accrued dividends of $0.28 million.

    The preferred stock does not contain a beneficial conversion feature as the pending conversion is outside of the terms of the original preferred stock agreement.

                          SAFETY INSURANCE GROUP, INC.

10. REINSURANCE

    The Company cedes insurance to the Massachusetts Commonwealth Automobile Reinsurers ("CAR") and to other reinsurers. The Company is subject to concentration of credit risk with respect to reinsurance ceded to CAR. At December 31, 2001 and 2000, respectively, reinsurance receivables on paid and unpaid loss and LAE with a carrying value of $94.9 million and $71.4 million and prepaid reinsurance premiums of $19.3 million and $15.9 million were associated with CAR. The Company's participation in CAR resulted in assumed net losses of $6.9 million for the period October 16, 2001 through December 31, 2001 and
$21.3 million for the period January 1, 2001 through October 15, 2001 and
$21.7 million and $22.3 million for the years ended December 31, 2000 and 1999, respectively.

    As a servicing carrier for CAR, the Company has entered into service contracts with several insurance carriers under which the Company services the residual market business assigned to the carriers by CAR (the "buyout program"). Business generated through the buyout program is 100% ceded to the applicable carrier and serviced for a fee. Servicing carrier fees amounted to $86,679 for the period October 16, 2001 through December 31, 2001 and $371,233 for the period January 1, 2001 through October 15, 2001 and $558,159 and $1,786,506 for the years ended December 31, 2000 and 1999, respectively.

    The effect of reinsurance on net written and earned premiums and losses and LAE is as follows:

                                                                      PREDECESSOR     SUCCESSOR
                                          PREDECESSOR YEAR ENDED       JANUARY 1,    OCTOBER 16,
                                               DECEMBER 31,           2001 THROUGH   2001 THROUGH
                                        ---------------------------   OCTOBER 15,    DECEMBER 31,
                                            1999           2000           2001           2001
                                        ------------   ------------   ------------   ------------
WRITTEN PREMIUMS
  Direct..............................  $349,205,831   $427,457,241   $391,627,973   $ 80,238,218
  Assumed.............................    45,049,480     51,174,984     31,587,066     13,581,632
  Ceded...............................   (63,294,704)   (48,601,873)   (40,728,998)   (10,839,839)
                                        ------------   ------------   ------------   ------------
Net written premiums..................  $330,960,607   $430,030,352   $382,486,041   $ 82,980,011
                                        ------------   ------------   ------------   ------------
PREMIUM EARNED
  Direct..............................  $322,838,377   $389,870,942   $351,010,890   $ 97,049,887
  Assumed.............................    44,700,004     49,745,706     34,091,414     13,438,028
  Ceded...............................   (67,518,675)   (58,203,876)   (38,004,802)   (10,312,976)
                                        ------------   ------------   ------------   ------------
Net premiums earned...................  $300,019,706   $381,412,772   $347,097,502   $100,174,939
                                        ------------   ------------   ------------   ------------
LOSS AND LOSS ADJUSTMENT EXPENSES
  Direct..............................  $260,968,735   $297,389,160   $293,802,883   $ 70,139,351
  Assumed.............................    52,925,407     53,846,869     45,884,975     15,643,395
  Ceded...............................   (88,652,653)   (76,097,531)   (63,304,834)   (10,223,263)
                                        ------------   ------------   ------------   ------------
Net loss and LAE expenses.............  $225,241,489   $275,138,498   $276,383,024   $ 75,559,483
                                        ============   ============   ============   ============

    The Company has a property catastrophe excess of loss and a casualty excess of loss reinsurance agreement which are designed to protect against large or unusual losses and LAE activity. Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The Company evaluates the financial condition of its reinsurers and monitors economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

                          SAFETY INSURANCE GROUP, INC.

11. LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

    The following table sets forth a reconciliation of beginning and ending reserves for losses and LAE, as shown, in the Company's consolidated financial statements for the periods indicated:

                                                                      PREDECESSOR      SUCCESSOR
                                        PREDECESSOR YEAR ENDED        JANUARY 1,      OCTOBER 16,
                                             DECEMBER 31,            2001 THROUGH    2001 THROUGH
                                     -----------------------------    OCTOBER 15,    DECEMBER 31,
                                         1999            2000            2001            2001
                                     -------------   -------------   -------------   -------------
Reserve for losses and LAE,
  beginning of year................  $ 311,845,712   $ 315,226,492   $ 302,130,921   $ 307,655,732
Less reinsurance recoverable on
  unpaid losses and LAE............   (115,855,940)   (108,613,117)    (90,296,693)    (83,501,444)
                                     -------------   -------------   -------------   -------------
Net reserves for losses and LAE,
  beginning of year................    195,989,772     206,613,375     211,834,228     224,154,288
                                     -------------   -------------   -------------   -------------
Incurred losses and LAE, related
  to: Current year.................    251,291,508     302,101,981     282,983,076      76,262,127
  Prior years......................    (26,050,019)    (26,963,483)     (6,600,052)       (702,644)
                                     -------------   -------------   -------------   -------------
Total incurred losses and LAE......    225,241,489     275,138,498     276,383,024      75,559,483
                                     -------------   -------------   -------------   -------------
Paid losses and LAE related to:
  Current year.....................    121,826,861     161,980,934     164,215,267      58,168,611
  Prior years......................     92,791,025     107,936,711      99,847,697      14,168,334
                                     -------------   -------------   -------------   -------------
Total paid losses and LAE..........    214,617,886     269,917,645     264,062,964      72,336,945
                                     -------------   -------------   -------------   -------------
Net reserves for losses and LAE,
  end of year......................    206,613,375     211,834,228     224,154,288     227,376,826
Plus reinsurance recoverables on
  unpaid losses and LAE............    108,613,117      90,296,693      83,501,444      75,179,351
                                     -------------   -------------   -------------   -------------
Reserves for losses and LAE, end of
  year.............................  $ 315,226,492   $ 302,130,921   $ 307,655,732   $ 302,556,177
                                     =============   =============   =============   =============

    At the end of each period, the reserves were re-estimated for all prior accident years and were decreased by $702,644 for the period October 15, 2001 through December 31, 2001, $6,600,052 for the period January 1, 2001 through October 15, 2001, and $26,963,483 and $26,050,019 for the years ended
December 31, 2000 and 1999, respectively. Conditions and trends that have affected development of the loss and LAE reserves in the past may not necessarily occur in the future. Accordingly, it may not be appropriate to extrapolate future redundancies or deficiencies upon these developments.

    The Company applies a consistent reserving philosophy. The reserve for loss and loss adjustment expenses represents management's best estimate of the ultimate net cost of all loss and loss adjustment expenses incurred after reinsurance. These estimates are based on actuarial studies performed by management and independent actuaries which have inherent limitations as to the accuracy of the estimates due to the fact that the ultimate liability for claims is subject to the outcome of events yet to occur. Accordingly, the amounts the Company will ultimately incur from losses and loss adjustment expenses could differ materially in the near term from the amounts recorded at December 31, 2001.

    Due to the nature of the risks that the Company underwrites and has historically underwritten, management does not believe that it has an exposure to environmental liabilities.

                          SAFETY INSURANCE GROUP, INC.

12. RELATED PARTY TRANSACTIONS

    During 2001, the Company entered into a ten-year management consulting agreement with TJC Management Corporation ("TJC"), an affiliate of The Jordan Company. Under the management consulting agreement, TJC renders consulting services to the Company in connection with financial and business affairs, relationships with lenders, stockholders and other third parties, and the expansion of the Company's business. The Agreement will automatically renew for successive one-year terms starting December 31, 2011 unless terminated pursuant to its provisions. Under the Agreement, the Company is required to pay a management fee of $1.0 million per year, payable in quarterly installments.

    In addition to the $1.0 million management fee, the management consulting agreement provides for:

    - an investment banking and sponsorship fee payable up to 2% of the aggregate consideration (i) paid by the Company for any Acquisition by the Company of all or substantially all of the outstanding capital stock, warrants or options or substantially all of the business or assets of another individual or business entity, or (ii) paid to the Company in connection with any sale by the Company of all or substantially all of its stock, warrants, options, business or assets or the stock, warrants, options, business or assets of any of its subsidiaries;

    - a financial consulting fee of up to 1% of the amount obtained or made available to the Company pursuant to any debt, equity or other financing by the Company with the assistance of TJC; and

    - payment by the Company of an amount equal to TJC's out-of-pocket expenses, including an allocable amount of TJC's overhead expenses attributable to services provided to the Company.

    Upon consummation of the Acquisition, the Company paid TJC a closing fee of $2.5 million in lieu of any fee otherwise payable to TJC as described above. This has been expensed in the statement of operations for the successor period ended December 31, 2001.

    In connection with the Acquisition, each member of the executive management team issued a recourse promissory note to, and entered into a pledge agreement with, the Company. Pursuant to the notes, the Company loaned management an aggregate of $695,000 in order to purchase common stock in connection with the Acquisition and the Restricted Stock Plan. Pursuant to pledge agreements, the management team pledged the common stock back to the Company as security for the loans made under the promissory notes. The notes bear interest at a rate of 5% annually and are due and payable on the earlier of December 31, 2011 or 90 days after any management team member ceases to be an employee of the Company. Each member may prepay his note at any time without penalty. At December 31, 2001, the loans are carried in the financial statements at $702,240 which represents the outstanding principal and accrued interest on the notes. Such loans have been recorded as contra-equity in accordance with the accounting policy described in Note 3. The interest rate on the notes is below a market rate and triggers compensation expense recognition for the shares held by management, including the restricted stock, as described in Note 6.

    Notes receivable of $1,100,000 at December 31, 2000 represent amounts due from TBC's former majority stockholder. In conjunction with the Acquisition, these notes were repaid.

                          SAFETY INSURANCE GROUP, INC.

13. INCOME TAXES


    Provision for income taxes has been calculated in accordance with the provision of Statement No. 109. A summary of the income tax expense (benefit) in the Consolidated Statements of Income is shown below:


                                                                        PREDECESSOR     SUCCESSOR
                                              PREDECESSOR YEAR ENDED     JANUARY 1,    OCTOBER 16,
                                                   DECEMBER 31,         2001 THROUGH   2001 THROUGH
                                             ------------------------   OCTOBER 15,    DECEMBER 31,
                                                1999         2000           2001           2001
                                             ----------   -----------   ------------   ------------
CURRENT INCOME TAXES:
  Federal..................................  $7,840,407   $10,457,718    $  773,153    $   263,524
  State....................................    (19,639)        16,746      (113,481)         1,368
                                             ----------   -----------    ----------    -----------
                                             7,820,768     10,474,464       659,672        264,892
                                             ----------   -----------    ----------    -----------
DEFERRED INCOME TAXES:
  Federal..................................    722,847     (2,233,314)      849,247     (2,086,064)
  State....................................    122,719         14,216       168,791        154,540
                                             ----------   -----------    ----------    -----------
                                               845,566     (2,219,098)    1,018,038     (1,931,524)
                                             ----------   -----------    ----------    -----------
Total income tax (benefit)/expense.........  $8,666,334   $ 8,255,366    $1,677,710    $(1,666,632)
                                             ==========   ===========    ==========    ===========

    The income tax (benefit)/expense attributable to the consolidated results of operations are different from the amounts determined by multiplying income before federal income taxes by the statutory federal income tax rate. The sources of the difference and the tax effects of each were as follows:

                                                                        PREDECESSOR     SUCCESSOR
                                              PREDECESSOR YEAR ENDED     JANUARY 1,    OCTOBER 16,
                                                   DECEMBER 31,         2001 THROUGH   2001 THROUGH
                                              -----------------------   OCTOBER 15,    DECEMBER 31,
                                                 1999         2000          2001           2001
                                              ----------   ----------   ------------   ------------
Federal income tax (benefit)/expense at
  statutory rate............................  $8,737,504   $9,635,326    $2,555,671    $(2,543,935)
Tax-exempt investment income, net...........   (549,198)   (1,865,514)   (1,652,374)      (415,312)
State taxes, net............................     67,002       20,125         35,952        101,340
ESOP........................................    528,743      619,490       (126,267)          (723)
Transaction costs...........................         --           --        690,848      1,214,165
Other, net..................................   (117,717)    (154,061)       173,880        (22,167)
                                              ----------   ----------    ----------    -----------
Total income tax (benefit)/expense..........  $8,666,334   $8,255,366    $1,677,710    $(1,666,632)
                                              ==========   ==========    ==========    ===========

                          SAFETY INSURANCE GROUP, INC.

13. INCOME TAXES (CONTINUED)
    The deferred income tax asset (liability) represents the tax effects of temporary differences attributable to the Company's consolidated federal tax return group. Its components were as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               2000           2001
                                                            -----------   ------------
DEFERRED TAX ASSETS:
  Discounting of loss reserves............................  $ 7,416,038   $  7,500,151
  Discounting of unearned premium reserve.................   13,937,255     15,982,412
  Bad debt allowance......................................       39,983        100,412
  Depreciation............................................      631,160      1,892,993
  Employee benefits.......................................    4,129,055      2,866,571
  Alternative minimum tax credits.........................           --        314,815
                                                            -----------   ------------
Total deferred tax assets.................................   26,153,491     28,657,354
                                                            -----------   ------------

DEFERRED TAX LIABILITIES:
  Deferred acquisition costs..............................   (7,966,275)    (9,502,620)
  Other...................................................     (238,147)      (137,479)
  Investments.............................................      (26,239)    (3,269,985)
  Net unrealized gains on investments.....................     (889,981)     2,394,177
                                                            -----------   ------------
Total deferred tax liabilities............................   (9,120,642)   (10,515,907)
                                                            -----------   ------------
Net deferred tax asset....................................  $17,032,849   $ 18,141,447
                                                            ===========   ============

    Gross deferred income tax assets totaled $31,643,280 and $27,494,834 at December 31, 2001 and 2000, respectively. Gross deferred income tax liabilities totaled $13,501,833 and $10,461,985 at December 31, 2001 and 2000, respectively.

    The Company believes, based on its recent earnings history and its future expectations, that the Company's taxable income in future years will be sufficient to realize all federal deferred tax assets. A valuation allowance has been established in 2001 in the amount of $679,091 against certain state deferred tax assets. This valuation allowance is based upon management's assessment that it is more likely than not that the Company will not be able to utilize these state deferred tax assets. In determining the adequacy of future income, the Company considered the future reversal of its existing temporary differences and available tax planning strategies that could be implemented, if necessary. At December 31, 2001, there are available alternative minimum tax credit carryforwards of $314,815. The alternative minimum tax credit carryforwards have no expiration date.

14. STATUTORY NET INCOME AND SURPLUS

    STATUTORY ACCOUNTING PRACTICES

    The Company's insurance subsidiaries, domiciled in the Commonwealth of Massachusetts, prepare statutory financial statements in accordance with the accounting practices prescribed or permitted by the Division. Statutory net income of the Company's insurance subsidiaries was $10.3 million, $11.3 million and $11.2 million for the years ended December 31, 2001, 2000 and 1999, respectively. Statutory capital and surplus of the Company's insurance subsidiaries was $220.1 and $192.6 at December 31, 2001 and 2000, respectively. In 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles guidance, which replaces the current accounting practices and procedures manual as the NAIC's primary guidance on statutory accounting as of January 1, 2001. The codification provides guidance for areas where statutory

                          SAFETY INSURANCE GROUP, INC.

14. STATUTORY NET INCOME AND SURPLUS (CONTINUED) accounting has been silent and changes current statutory accounting in some areas, e.g. deferred income taxes are recorded. The Division has adopted the codification guidance, effective January 1, 2001. The effect of adoption was an increase to the statutory capital and surplus of the Company's insurance subsidiaries of approximately $16.2 million.

    DIVIDENDS

    The Company's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to their parent without prior approval of the Division. The Company's insurance company subsidiaries may not declare an "extraordinary dividend" until thirty days after the Commissioner has received notice of the intended dividend and has not objected. As historically administered by the Commissioner, this provision requires the Commissioner's prior approval of an extraordinary dividend. An extraordinary dividend is defined as any dividend or distribution that, together with other distributions made within the preceding twelve months, exceeds the greater of (i) 10% of the insurer's surplus as of the preceding December 31, or
(ii) the insurer's net income for the twelve-month period ending the preceding December 31, in each case determined in accordance with statutory accounting practices. Under Massachusetts law an insurer may pay cash dividends only from its unassigned funds, also known as earned surplus, and the insurer's remaining surplus must be both reasonable in relation to its outstanding liabilities and adequate to its financial needs. At year-end 2001, the statutory surplus of Safety Insurance was $220.1 million, and its net income for 2001 was $10.3 million. A maximum of $22.0 million will be available by the end of 2002 for such dividends without prior approval of the Division.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company uses various financial instruments in the normal course of its business. Certain insurance contracts are excluded by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," and, therefore, are not included in the amounts discussed.

    At December 31, 2001 and 2000, investments in fixed maturities had a fair value, which equaled carrying value, of $507.3 million and $450.1 million, respectively. There were no investments in fixed maturities for which a quoted market price or dealer price were not available at December 31, 2001 and 2000, respectively.

    The carrying values of cash and cash equivalents and investment income accrued approximates fair value.

    At December 31, 2001 and 2000, the carrying value of $69.5 million of the senior secured revolving credit facility and term loan and $13.4 million of debt, respectively, approximated its fair value. At December 31, 2001 the carrying value of the senior subordinated notes approximated fair value. At December 31, 2001, the shares of mandatorily redeemable preferred stock had a carrying value of $22.7 million, which approximated their fair value. Fair value of the preferred stock is based upon the liquidation value plus accrued dividends at December 31, 2001. There was no preferred stock outstanding at December 31, 2000.

                          SAFETY INSURANCE GROUP, INC.



            INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



               ($ IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)


                                  (UNAUDITED)


                                                              PREDECESSOR     SUCCESSOR
                                                              ------------   -----------
                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                  2001          2002
                                                              ------------   -----------
Premiums earned, net........................................     $218,013    $  241,420
Investment income...........................................       13,979        13,659
Net realized investment losses..............................         (591)       (2,388)
Finance and other service income............................        6,589         8,024
                                                                 --------    ----------
  Total income..............................................      237,990       260,715
                                                                 --------    ----------

Loss and loss adjustment expenses...........................      172,433       182,926
Underwriting, operating and related expenses................       58,568        65,645
Transaction expenses........................................          109            --
Interest expense............................................          387         4,151
                                                                 --------    ----------
  Total expenses............................................      231,497       252,722
                                                                 --------    ----------

Income before income taxes..................................        6,493         7,993
Income tax expense..........................................        2,143         2,524
                                                                 --------    ----------
  Net income before preferred stock dividends...............        4,350         5,469
Dividends on mandatorily redeemable preferred stock.........           --          (672)
                                                                 --------    ----------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS.................     $  4,350    $    4,797
                                                                 ========    ==========

EARNINGS PER COMMON SHARE:
Net income available to common stockholders
  Basic.....................................................     $   4.88    $     0.87
                                                                 ========    ==========
  Diluted...................................................     $   4.88    $     0.83
                                                                 ========    ==========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
  Basic.....................................................      891,300     5,519,500
                                                                 ========    ==========
  Diluted...................................................      891,300     5,810,000
                                                                 ========    ==========


   The accompanying notes are an integral part of these financial statements.

                          SAFETY INSURANCE GROUP, INC.



                  INTERIM CONDENSED CONSOLIDATED BALANCE SHEET



              ($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                  (UNAUDITED)



                                                                SUCCESSOR
                                                              JUNE 30, 2002
                                                              -------------
ASSETS
Investment securities available for sale
  Bonds.....................................................    $480,428
  Preferred stocks..........................................       9,896
                                                                --------
    Total investment securities.............................     490,324
Cash and cash equivalents...................................      26,561
Accounts receivable.........................................     133,742
Reinsurance recoverables....................................      92,079
Deferred policy acquisition costs...........................      38,213
Deferred income taxes.......................................      14,811
Receivable for securities sold..............................      58,079
Prepaid reinsurance premiums................................      29,840
Other assets................................................      36,607
                                                                --------
    Total Assets............................................    $920,256
                                                                ========
LIABILITIES
Loss and loss adjustment expense reserves...................    $309,351
Unearned premium reserves...................................     286,447
Debt........................................................      98,500
Payable for securities purchased............................      21,150
Other liabilities...........................................      62,338
                                                                --------
    Total liabilities.......................................     777,786
                                                                --------
MANDATORILY REDEEMABLE PREFERRED STOCK......................      23,352
                                                                --------
COMMITMENTS AND CONTINGENCIES (NOTE 6)

STOCKHOLDERS' EQUITY
Common stock: $0.01 par value; 9,296,000 shares authorized;
  5,810,000 shares outstanding..............................          58
Additional paid-in capital..................................       2,442
Accumulated other comprehensive income, net of taxes........         900
Promissory notes receivable from management.................        (720)
Retained earnings...........................................     116,438
                                                                --------
    Total stockholders' equity..............................     119,118
                                                                --------
Total liabilities, mandatorily redeemable preferred stock
  and stockholders' equity..................................    $920,256
                                                                ========


   The accompanying notes are an integral part of these financial statements.

                          SAFETY INSURANCE GROUP, INC.



       INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                ($ IN THOUSANDS)



                                  (UNAUDITED)



                                                     ACCUMULATED                       PROMISSORY
                                                        OTHER                            NOTES
                                                    COMPREHENSIVE                      RECEIVABLE                  TOTAL
                                          COMMON    INCOME/(LOSS),     ADDITIONAL         FROM      RETAINED   STOCKHOLDERS'
                                          STOCK      NET OF TAXES    PAID-IN CAPITAL   MANAGEMENT   EARNINGS      EQUITY
                                         --------   --------------   ---------------   ----------   --------   -------------
Balance at December 31, 2001...........    $58         $(4,457)          $2,442          $(702)     $111,641      $108,982
                                           ---         -------           ------          -----      --------      --------
Net income, January 1, 2002 to
  June 30, 2002........................                                                                5,469         5,469
Accrued interest on promissory notes
  from management......................                                                    (18)                        (18)
Other comprehensive income, net of
  deferred federal income taxes........                  5,357                                                       5,357
Accrued dividends on mandatorily
  redeemable preferred stock...........                                                                 (672)         (672)
                                           ---         -------           ------          -----      --------      --------
Balance at June 30, 2002...............    $58         $   900           $2,442          $(720)     $116,438      $119,118
                                           ===         =======           ======          =====      ========      ========


   The accompanying notes are an integral part of these financial statements.

                          SAFETY INSURANCE GROUP, INC.



            INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME



                                ($ IN THOUSANDS)



                                  (UNAUDITED)



                                                              PREDECESSOR       SUCCESSOR
                                                              -----------       ---------
                                                               SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------
                                                                 2001             2002
                                                              -----------       ---------
NET INCOME..................................................    $ 4,350          $ 5,469

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
  Change in unrealized holding gains (losses)...............     (1,372)           3,805
  Reclassification adjustment for gains included in net
    income..................................................        384            1,552
                                                                -------          -------
    Unrealized gains (losses) on securities available for
      sale..................................................       (988)           5,357

COMPREHENSIVE INCOME (LOSS).................................    $ 3,362          $10,826
                                                                =======          =======


   The accompanying notes are an integral part of these financial statements.

                          SAFETY INSURANCE GROUP, INC.



            INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                ($ IN THOUSANDS)



                                  (UNAUDITED)



                                                              PREDECESSOR       SUCCESSOR
                                                              -----------       ---------
                                                               SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------
                                                                 2001             2002
                                                               ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................   $   4,350        $   5,469
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................         833              246
  Amortization of bond premiums.............................         587            1,852
  Provision for deferred income taxes                              1,697              446
  Gains on sale of fixed assets.............................          (4)              --
  Net realized losses on sale of investments................         591            2,388
  ESOP compensation expense.................................       3,508               --
Changes in assets and liabilities:
  Accounts receivable.......................................     (16,263)         (15,498)
  Accrued investment income.................................          21              (69)
  Receivable from reinsurers................................      26,266           21,554
  Prepaid reinsurance premiums..............................      (1,956)          (6,719)
  Deferred policy acquisition costs.........................      (6,722)          (6,615)
  Other assets..............................................      (4,252)         (11,528)
  Loss and loss adjustment expense reserves.................          10            6,795
  Unearned premium reserves.................................      40,265           50,653
  Accounts payable and accrued liabilities..................     (27,329)         (18,477)
  Accrued transaction expenses..............................          --              147
  Payable to reinsurers.....................................     (11,875)          (7,035)
  Other liabilities.........................................         908           19,191
                                                               ---------        ---------
    Net cash provided by operating activities...............      10,635           42,800
                                                               =========        =========
CASH FLOWS FROM INVESTING ACTIVITIES:
  Bonds purchased...........................................    (197,743)        (143,425)
  Proceeds from sale of bonds...............................     183,680          166,342
  Proceeds from maturities of bonds.........................      10,750            7,750
  Receivable for securities sold............................          --          (58,079)
  Fixed assets purchased....................................        (491)            (105)
  Proceeds from sale of fixed assets........................          50               --
                                                               ---------        ---------
    Net cash used for investing activities..................      (3,754)         (27,517)
                                                               ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of long-term debt.................................      (5,419)          (1,000)
                                                               ---------        ---------
    Net cash used for financing activities..................      (5,419)          (1,000)
                                                               ---------        ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS DURING PERIOD.....       1,462           14,283
Cash and cash equivalents at beginning of year/period.......      13,676           12,278
                                                               ---------        ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR/PERIOD.............   $  15,138        $  26,561
                                                               =========        =========


   The accompanying notes are an integral part of these financial statements.

                          SAFETY INSURANCE GROUP, INC.


    NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



                             JUNE 30, 2001 AND 2002


1. BASIS OF PRESENTATION


    The interim condensed consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP"). These interim condensed consolidated financial statements include Safety Insurance Group, Inc. and its subsidiaries (the "Company"). The subsidiaries consist of Safety Insurance Company, Thomas Black Corporation, Safety Indemnity Insurance Company, Thomas Black Insurance Agency, Inc. ("TBIA") and RBS, Inc., TBIA's holding company. The interim financial data as of June 30, 2002 (successor) and for the six months ended June 30, 2002 (successor) and June 30, 2001 (predecessor) is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. All intercompany transactions have been eliminated.



    The Company is a leading provider of personal lines property and casualty insurance focused exclusively on the Massachusetts market. Its principal product line is private passenger automobile insurance, which accounted for 82.6% of its direct written premiums in the six months ended June 30, 2002. The Company operates through its insurance company subsidiaries, Safety Insurance Company and Safety Indemnity Insurance Company. TBIA is the managing agent for Safety Insurance Company and Safety Indemnity Insurance Company.


2. ACQUISITION AND IPO

    The Company was incorporated on June 25, 2001, in the State of Delaware. On October 16, 2001, the Company acquired (the "Acquisition") all of the issued and outstanding common stock of Thomas Black Corporation ("TBC") and its property and casualty subsidiaries for $121.1 million.

    Approximately 72% of the outstanding common stock of the Company is owned by certain investors assembled by The Jordan Company, LLC, an investment firm that sponsored the Acquisition. The remaining 28% is owned by executive management. JZ Equity Partners plc, a London-based publicly traded investment trust, owns approximately 50% of the outstanding mandatorily redeemable preferred stock of the Company; the other 50% is owned by third parties. The preferred stock is cumulative, non-voting with a 6% dividend rate and is mandatorily redeemable on October 16, 2012 or upon a change in control.


    In connection with management's announced plan for the sale of its common stock in a proposed initial public offering (the "IPO") in 2002, the Company has changed its name to Safety Insurance Group, Inc. In conjunction with the IPO, the Board of Directors of the Company declared a 23.24 for 1 common stock split
on       in the form of a stock dividend that is anticipated to become effective immediately after the time the Company files its amended and restated certificate of incorporation prior to the offering. In accordance with the provisions of FAS 128, "Earnings Per Share," all earnings per share for the successor period presented in the consolidated financial statements of the Company for the successor period have been adjusted retroactively for the stock split. The SARs and restricted shares referred to in Note 6 have been similarly adjusted for the stock split.


    The holders of the preferred stock have agreed in principle to amend the terms of the preferred stock to cause it to automatically convert into common stock upon the closing of the IPO at the IPO price (the "exchange"). Assuming an IPO price of $17.00 per share (the midpoint of the price range set forth on the cover page of the preliminary prospectus for the IPO), it is anticipated that there will be 1.318 million additional common shares issued in connection with the exchange.

                          SAFETY INSURANCE GROUP, INC.


    NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)



                             JUNE 30, 2001 AND 2002


2. ACQUISITION AND IPO (CONTINUED)

    On June 25, 2002, the Board of Directors of the Company adopted the 2002 Management Omnibus Incentive Plan ("Incentive Plan"). The Incentive Plan provides for a variety of awards, including nonqualified stock options, stock appreciation rights and restricted stock awards. On July 1, 2002, the Board authorized the Company to grant 379,000 options to purchase shares of common stock to certain employees and one nominee for director, pursuant to the Incentive Plan. These grants will be effective as of the date of the IPO and at an exercise price equal to the IPO price.



3. INVESTMENTS


    DEBT SECURITIES


    The gross unrealized appreciation (depreciation) of investments in debt securities as of June 30, 2002 was as follows:



                                                                       JUNE 30, 2002
                                                      -----------------------------------------------
                                                                    GROSS        GROSS      ESTIMATED
                                                      AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                        COST        GAINS        LOSSES       VALUE
                                                      ---------   ----------   ----------   ---------
                                                                     ($ IN THOUSANDS)
U.S. Treasury securities and obligations of
  U.S. Government agencies..........................  $117,289      $  696       $(1,947)   $116,038
Obligations of states and political subdivisions....   173,266       2,443          (138)    175,571
Mortgage-backed securities..........................    81,602         987          (904)     81,685
Corporate and other securities......................   106,933       1,441        (1,240)    107,134
                                                      --------      ------       -------    --------
Totals..............................................  $479,090      $5,567       $(4,229)   $480,428
                                                      ========      ======       =======    ========



    The amortized cost and the estimated market value of debt securities, by maturity, at June 30, 2002 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                                          ESTIMATED
                                                              AMORTIZED     FAIR
                                                                COST        VALUE
                                                              ---------   ---------
                                                                ($ IN THOUSANDS)
Due in one year or less.....................................        --          --
Due after one year through five years.......................  $ 89,693    $ 90,021
Due after five years through ten years......................   113,295     114,715
Due after ten through twenty years..........................    62,837      63,721
Due after twenty years......................................    66,919      65,354
                                                              --------    --------
Asset-backed securities.....................................   146,346     146,617
                                                              --------    --------
Totals......................................................  $479,090    $480,428
                                                              ========    ========


    EQUITY SECURITIES


    The cost and fair value of equity securities as of June 30, 2002 were follows:



                                                                JUNE 30, 2002
                                                            ---------------------
                                                              COST     FAIR VALUE
                                                            --------   ----------
Preferred Stocks..........................................   $9,850      $9,896
                                                             ======      ======

                          SAFETY INSURANCE GROUP, INC.


    NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)



                             JUNE 30, 2001 AND 2002



3. INVESTMENTS (CONTINUED)


    During the second quarter of 2002, there was a significant deterioration in the credit quality of two of the Company's holdings in the telecommunications sector. The Company recognized an after tax realized loss of approximately
$1.3 million for one of these securities which was sold in June. In addition, the Company recorded an after-tax other-than-temporary impairment charge of approximately $0.7 million for the other telecommunications security. The Company did not write down any securities for other-than-temporary losses for the six months ended June 30, 2001.


4. EMPLOYEE BENEFIT PLANS

    STOCK APPRECIATION RIGHTS (THE "SARS") AGREEMENTS

    The Company entered into SARs agreements with executive management on October 16, 2001. Under the terms of the agreements, the Company granted 103,488 SARs on October 16, 2001 for past and future services. The agreements designate the number of "covered shares" for each executive and other employees and established the exercise price of $6.88 per share.

    The SARs vest 20% at the end of each year commencing on December 31, 2002. In addition, the SARs will become fully vested and automatically exercised upon an initial public offering. As soon as practicable after the exercise of the SARs with respect to a share of common stock, the participant shall receive a cash payment equal to the fair market value of a share of common stock on the date of exercise over the exercise price of $6.88 per share.


    For the six months ended June 30, 2002, no compensation expense has been recorded related to the SARs. Upon the IPO, compensation expense related to the SARs will be recognized as a charge to earnings as measured by the IPO price taking into account 100% vesting of all SARs in accordance with FIN 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Options or Awards Plans."


MANAGEMENT SUBSCRIPTION AGREEMENTS


    On October 16, 2001, the Company entered into a management subscription agreement with certain employees. The management subscription agreement contains certain Company call and employee put options that allow the employee to put the stock owned by the employee at the time of exercise at a price based upon a formula calculation to the Company under certain circumstances outside of the Company's control and within the employee's control (e.g., employee retirement or resignation). The Company call and employee put options expire upon an IPO, at which point variable plan accounting ceases and the liability accrued at the IPO date would be re-classified to paid-in capital. Compensation expense related to the management subscription agreement totaled $2,689,974 for the six months ended June 30, 2002.


    ESOP PLAN


    Prior to the acquisition, TBC had a leveraged employee stock ownership plan (the "ESOP") with a 30% interest in the issued and outstanding common stock of TBC (287,700 shares). The ESOP covered substantially all the employees and was subject to the applicable provisions of ERISA. The ESOP was noncontributory on the part of participants and employer contributions were made at the discretion of the board of directors. In conjunction with the establishment of the ESOP, TBC obtained a loan of

                          SAFETY INSURANCE GROUP, INC.


    NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)



                             JUNE 30, 2001 AND 2002


4. EMPLOYEE BENEFIT PLANS (CONTINUED)

$36,000,000 to finance the purchase of 30% of the Company's shares. The loan was collateralized by shares of TBC held by the ESOP but unallocated to ESOP participants. The ESOP was accounted for in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Compensation expense related to the ESOP was $0 and $3,508,400 for the six months ended June 30, 2002 and 2001, respectively. The Company has filed to terminate the ESOP plan in conjunction with the Acquisition.


    XSOP PLAN


    Prior to the acquisition, TBC also had a supplemental executive stock ownership plan (the "XSOP"). The XSOP provided certain employees not eligible to fully participate in the ESOP under the applicable provisions of the Internal Revenue Code and ERISA with benefits they would have been entitled to under the provisions of the ESOP. Total compensation expense related to the XSOP during the six months ended June 30, 2001 was a net credit of $1,365,863, comprised of a $2,045,814 revaluation credit for the 2001 fair value of TBC's shares offset by a $679,951 expense for compensation earned by employees in the six months ended June 30, 2001. There was no compensation expense for the six months ended June 30, 2002 related to the XSOP. The XSOP Plan was terminated in conjunction with the Acquisition.



    The fair values of the ESOP and XSOP shares were revalued later in 2001. Based upon the revalued shares price, pre-tax expense would have been reduced by approximately $690,000 had the revalued share prices been utilized at June 30, 2001.


RESTRICTED STOCK PLAN

    On October 16, 2001, the Company implemented a Restricted Stock Plan. The Restricted Stock Plan permits the board of directors to grant or sell restricted shares of common stock to select employees of the Company or any of its affiliates. The purpose of the Restricted Stock Plan is to promote the Company's success and to attract and retain valuable employees. The maximum number of shares of common stock that may be granted or sold under this plan is 290,500. The board of directors has the authority to determine the persons to whom restricted shares are granted or sold, the times when such shares will be granted or sold, the number of shares to be granted or sold and the terms and conditions of each award, including, without limitation, those related to dividends. Such restricted share awards, except for awards granted or sold before January 1, 2002, will vest according to the terms established by the board of directors at the time restricted shares are granted or sold. Any awards granted before January 1, 2002, except as described below, shall not become vested until the last day of each calendar year commencing with the 2002 calendar year as set forth in the table below:

                                                               PERCENTAGE OF
                                                                TOTAL SHARES
                                                              AWARDED BECOMING
YEAR ENDED                                                         VESTED
----------                                                    ----------------
December 31, 2002...........................................         0.0%
December 31, 2003...........................................         0.0%
December 31, 2004...........................................        60.0%
December 31, 2005...........................................        80.0%
December 31, 2006...........................................       100.0%

                          SAFETY INSURANCE GROUP, INC.


    NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)



                             JUNE 30, 2001 AND 2002


4. EMPLOYEE BENEFIT PLANS (CONTINUED)
    Vesting, however, is contingent upon continuous employment. Unless otherwise determined by the board of directors, upon a participant's termination of employment prior to December 31, 2006, all of the participant's restricted shares not yet vested will be forfeited. The board of directors has the right to amend or terminate the Restricted Stock Plan at any time, subject to certain limitations, but no amendment or termination may alter the rights of a participant under any awards previously granted.


    On October 16, 2001, the Company entered into Executive Restricted Stock Award Agreements under the Restricted Stock Plan with two employees of the Company. Under these agreements, 290,500 restricted shares of common stock were sold at a cost of $0.43 per share, which approximated the fair value of the shares at the date of the sale. These restricted shares will vest in full upon the earlier of the consummation of a change of control, public offering or according to the schedule contained in the Restricted Stock Plan denoted above. The restricted shares contain put and call provisions, which under certain circumstances may require the Company to purchase the restricted shares at a price based upon a formula calculation. The put and call provisions expire upon an IPO or the consummation of a change of control. Compensation expense related to these agreements was $288,204 for the six months ended June 30, 2002.


5. LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

    The following table sets forth a reconciliation of beginning and ending reserves for losses and LAE, as shown in the Company's consolidated financial statements for the period indicated:


                                                              SUCCESSOR SIX
                                                              MONTHS ENDED
                                                              JUNE 30, 2002
                                                              -------------
Reserves for losses and loss adjustment expenses, beginning
  year......................................................  $302,556,177
Less reinsurance recoverable on unpaid losses and loss
  adjustment expenses.......................................   (75,179,352)
                                                              ------------
Net reserves for losses and loss adjustment expenses,
  beginning of year.........................................   227,376,825
                                                              ------------
Incurred losses and loss adjustment expenses, related to:
  Current year..............................................   182,208,906
  Prior years...............................................       716,785
                                                              ------------
Total incurred losses and loss adjustment expenses..........   182,925,691
                                                              ------------
Paid losses and loss adjustment expenses related to:
  Current year..............................................    95,059,992
  Prior year................................................    78,565,994
                                                              ------------
Total paid losses and loss adjustment expenses..............   173,625,986
                                                              ------------
Net reserves for losses and loss adjustment expenses, end of
  year......................................................   236,676,530
Plus reinsurance recoverables on unpaid losses and loss
  adjustment expenses.......................................    72,674,849
                                                              ------------
Reserves for losses and loss adjustment expenses, end of
  year......................................................  $309,351,379
                                                              ============



    At the end of the period, the reserves were re-estimated for all prior accident years and were increased by $716,715 for the six months ended June 30, 2002. Conditions and trends that have affected development of the loss and LAE reserves in the past may not necessarily occur in the future. Accordingly, it may not be appropriate to extrapolate future redundancies or deficiencies upon these developments.

                          SAFETY INSURANCE GROUP, INC.


    NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)



                             JUNE 30, 2001 AND 2002


5. LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES (CONTINUED)

    The Company applies a consistent reserving philosophy. The reserve for loss and loss adjustment expenses represents management's best estimate of the ultimate net cost of all loss and loss adjustment expenses incurred after reinsurance. These estimates are based on actuarial studies performed by management and independent actuaries which have inherent limitations as to the accuracy of the estimates due to the fact that the ultimate liability for claims is subject to the outcome of events yet to occur. Accordingly, the amounts the Company will ultimately incur from losses and loss adjustment expenses could differ materially in the near term from the amounts recorded at June 30, 2002.


    Due to the nature of the risks that the Company underwrites and has historically underwritten, management does not believe that it has an exposure to environmental liabilities.


6. COMMITMENTS AND CONTINGENCIES



    Various claims, generally incidental to the conduct of normal business, are pending or alleged against the Company from time to time. In the opinion of management, based in part on the advice of legal counsel, the ultimate resolution of such claims will not have a material adverse effect on the Company's consolidated financial statements. However, liabilities related to those proceedings could be established in the near term if estimates of the ultimate resolutions of those proceedings are revised.



    Commonwealth Automobile Reinsurers (CAR), a state-established body which runs the residual market reinsurance programs for private passenger automobile insurance in Massachusetts, assesses its losses to its members as a result of insurer insolvencies. Because CAR is not able to recover an insolvent company's share of the net CAR losses from the Massachusetts Insurers Insolvency Fund, CAR must increase each of its member's share of the deficit in order to compensate for the insolvent carrier's inability to pay its deficit assessment. It is anticipated that there will be additional assessments from time to time relating to various insolvencies.

                                     [LOGO]

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fees...........................................  $   9,522
Transfer Agent's Fees.......................................     **
Printing Costs..............................................     **
Legal Fees..................................................     **
Accounting Fees.............................................     **
NASDAQ Listing Fees*........................................    100,000
  Total.....................................................     **

------------------------

*   Estimated

**  To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under the General Corporation Law of Delaware, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation and our bylaws provide for such indemnification.

    The General Corporation Law of Delaware and our bylaws provide that we may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. However, in such an action by or on our behalf, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to us unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Additionally, as permitted under the General Corporation Law of Delaware, our bylaws provide that: (i) subject to certain limitations, we may pay expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding; and (ii) the indemnification and advancement of expenses provided by, or granted pursuant to, our bylaws shall, unless otherwise provided, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    We maintain insurance that provides for indemnification of our officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

    Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains such a provision.

    In the underwriting agreement, the underwriters will agree to indemnify our officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933 under certain conditions and with respect to certain limited information.

    In connection with the Acquisition, we entered into an agreement with members of our Management Team to indemnify them for any tax loss they may incur in connection with the purchase of our common stock at the time that Safety Group acquired Thomas Black Corporation, due to a determination by the Internal Revenue Service that the value of such stock was higher than the purchase price agreed upon by Safety Group and our Management Team. The agreement provides that in such case we would pay the executives an amount such that, after payment of taxes on the payment, they would retain an amount equal to (i) the excess value of the common stock multiplied by a percentage equal to the difference between the combined U.S. federal, state and local tax rate on ordinary income and the combined U.S. federal, state and local tax rate on long-term capital gains, plus
(ii) related interest, penalties or additions, and the executive's portion of applicable payroll taxes, if any. Under the agreement, we would also loan to members of our Management Team an amount equal to the excess value of the common stock (as determined by the Internal Revenue Service) multiplied by the applicable capital gains tax rate, which loan would be secured by the common stock owned by such executive.

    In connection with the Acquisition, the previous owners of Thomas Black Corporation, severally and not jointly, agreed to indemnify us and our affiliates, stockholders, officers, directors, employees, agents, representatives and successors and assigns against any losses sustained by them as a result of (i) any facts or circumstances which constitute a misrepresentation or breach of any representation or warranties made by Thomas Black Corporation as set forth in the Merger Agreement, dated May 31, 2001, by and among Safety Group, Safety Acquisition Inc., Thomas Black Corporation and the holders of Thomas Black Corporation capital stock, or in any certificate, document, or instrument to be delivered by Thomas Black Corporation pursuant to the Merger Agreement or (ii) any nonfulfillment or breach of any covenant of Thomas Black Corporation set forth in the Merger Agreement. Notwithstanding the foregoing, the previous owners of Thomas Black Corporation are only obligated to indemnify such persons for losses that exceed $1 million, and are only obligated to indemnify such persons in respect of losses up to a maximum of $10 million in the aggregate.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    As part of the Acquisition, we made the following sales of unregistered securities:

    - Issued and sold 250,000 shares of common stock for an aggregate purchase price of $2.5 million on October 16, 2001 to the following: 24,487.5 shares to David F. Brussard; 9,500 shares to Edward N. Patrick, Jr.; 4,512.5 shares to William J. Begley, Jr.; 6,650 shares to Daniel F. Crimmins; 12,237.5 shares to Daniel D. Loranger; 6,412.5 shares to Robert
      J. Kerton; 5,700
      shares to David E. Krupa; 22,406.25 shares to Leucadia Investors, Inc.; 11,875.31 shares to John W. Jordan, II Rev. Trust; 11,875.31 shares to David W. Zalaznick; 16,132.5 shares to Jonathan F. Boucher; 11,203.13 shares to A. Richard Caputo, Jr.; 11,203.13 shares to Adam E. Max; 3,585 shares to Douglas J. Zych; 448.12 shares to Brian Higgins; 896.25 shares to Paul Rodzevik; 89,625 shares to JZ Equity Partners plc; and 1,250 shares to Robert D. & Ann Marie Mann, trustees, Mann Trust, 4/16/00. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

    - Issued and sold 22,400 shares of Series A 6.0% Cumulative Senior Preferred Stock at a per share price of $1,000 for an aggregate purchase price of $22.4 million on October 15, 2001 to JZ Equity Partners plc. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

    - Sold $30 million in 13% senior subordinated notes due October 31, 2011 on October 15, 2001 to JZ Equity Partners plc. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.


    - As part of the Direct Sale, we agreed sell to Fairholme Partners, L.P., 350,000 shares of our common stock at the initial public offering price.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed herewith:


       EXHIBIT
       NUMBER                                   DESCRIPTION
        -----           ------------------------------------------------------------
         1              Form of Underwriting Agreement*
         2.1            Merger Agreement dated May 31, 2001 by and among Safety
                          Holdings, Inc., Safety Acquisition, Inc., Thomas Black
                          Corporation and the stockholders of Thomas Black
                          Corporation**
         2.2            First Amendment to the Merger Agreement, dated July 17, 2001 by and among Safety Holdings, Inc., Safety Merger Co.,
                          Inc. and Thomas Black Corporation**
         3.1            Form of Amended and Restated Certificate of Incorporation of
                          Safety Insurance Group, Inc.**
         3.2            Form of Amended and Restated Bylaws of Safety Insurance
                          Group, Inc.**
         4              Form of Stock Certificate for the Common Stock**
         5              Form of Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.**
        10.1            Lease Agreement between Thomas Black Corporation and Aman,
                          Inc. for the lease of office space located on the 1st
                          through 5th, 11th and 12th floors of 20 Custom House
                          Street, Boston, Massachusetts, dated June 11, 1987, and as amended on October 11, 1988, September 14, 1989,
                          September 19, 1990, February 23, 1994 and December 20,
                          1996.**
        10.2            Stockholders Agreement of Safety Holdings, Inc., dated
                          October 16, 2001.**
        10.3            Purchase Agreement between Safety Holdings, Inc. and JZ
                          Equity Partners plc, dated as of October 15, 2001.**
        10.4            Subscription Agreement by and among Safety Holdings, Inc.
                          and the Management Team, dated as of October 16, 2001.**
        10.5            Subscription Agreement by and among Safety Holdings, Inc.
                          and John W. Jordan II Revocable Trust, Leucadia Investors,
                          Inc., David W. Zalaznick, Jonathan F. Boucher, Adam E.
                          Max, A. Richard Caputo, Jr., Paul Rodzevik, Brian Higgins,
                          Douglas J. Zych and Robert D. Mann, dated as of
                          October 16, 2001.**
        10.6            Promissory Note between Safety Holdings, Inc. and David F.
                          Brussard, dated October 16, 2001.**

       EXHIBIT
       NUMBER                                   DESCRIPTION
        -----           ------------------------------------------------------------
        10.7            Promissory Note between Safety Holdings, Inc. and David F.
                          Brussard, dated October 16, 2001.**
        10.8            Promissory Note between Safety Holdings, Inc. and Daniel F.
                          Crimmins, dated October 16, 2001.**
        10.9            Promissory Note between Safety Holdings, Inc. Robert J.
                          Kerton, dated October 16, 2001.**
        10.10           Promissory Note between Safety Holdings, Inc. and Daniel D.
                          Loranger, dated October 16, 2001.**
        10.11           Promissory Note between Safety Holdings, Inc. and Daniel D.
                          Loranger, dated October 16, 2001.**
        10.12           Promissory Note between Safety Holdings, Inc. and Edward N.
                          Patrick, Jr., dated October 16, 2001.**
        10.13           Pledge Agreement between Safety Holdings, Inc. and David F.
                          Brussard, dated October 16, 2001.**
        10.14           Pledge Agreement between Safety Holdings, Inc. and David F.
                          Brussard, dated October 16, 2001.**
        10.15           Pledge Agreement between Safety Holdings, Inc. and Daniel F.
                          Crimmins, dated October 16, 2001.**
        10.16           Pledge Agreement between Safety Holdings, Inc. and Robert J.
                          Kerton, dated October 16, 2001.**
        10.17           Pledge Agreement between Safety Holdings, Inc. and Daniel D.
                          Loranger, dated October 16, 2001.**
        10.18           Pledge Agreement between Safety Holdings, Inc. and Daniel D.
                          Loranger, dated October 16, 2001.**
        10.19           Pledge Agreement between Safety Holdings, Inc. and Edward N.
                          Patrick, Jr., dated October 16, 2001.**
        10.20           Tax Indemnity Agreement by and among Safety Holdings, Inc.
                          and the Management Team, dated October 16, 2001.**
        10.21           Management Consulting Agreement by and among TJC Management
                          Corporation and Safety Holdings, Inc., dated October 16,
                          2001.**
        10.22           Form of First Amendment to the Management Consulting
                          Agreement by and among TJC Management Corporation and
                          Safety Group.**
        10.23           2001 Restricted Stock Plan**
        10.24           Executive Incentive Compensation Plan**
        10.25           2002 Management Omnibus Incentive Plan*
        10.26           Employment Agreement by and between Safety Insurance
                          Company, Inc. and David F. Brussard, dated October 16,
                          2001.**
        10.27           Employment Agreement by and between Safety Insurance
                          Company, Inc. and Edward N. Patrick, Jr., dated October
                          16, 2001.**
        10.28           Employment Agreement by and between Safety Insurance
                          Company, Inc. and Daniel F. Crimmins, dated October 16,
                          2001.**
        10.29           Employment Agreement by and between Safety Insurance
                          Company, Inc. and Daniel D. Loranger, dated October 16,
                          2001.**
        10.30           Employment Agreement by and between Safety Insurance
                          Company, Inc. and Robert J. Kerton, dated October 16,
                          2001.**
        10.31           Stock Appreciation Rights Agreement by and between Safety
                          Holdings, Inc. and David F. Brussard.**
        10.32           Stock Appreciation Rights Agreement by and between Safety
                          Holdings, Inc. and Daniel F. Crimmins.**

       EXHIBIT
       NUMBER                                   DESCRIPTION
        -----           ------------------------------------------------------------
        10.33           Stock Appreciation Rights Agreement by and between Safety
                          Holdings, Inc. and Daniel D. Loranger.**
        10.34           Stock Appreciation Rights Agreement by and between Safety
                          Holdings, Inc. and Robert J. Kerton.**
        10.35           Stock Appreciation Rights Agreement by and between Safety
                          Holdings, Inc. and Edward N. Patrick, Jr.**
        10.36           Senior Subordinated Note issued to Fairholme Partners,
                          L.P.**
        10.37           Senior Subordinated Note issued to TCW/Crescent Mezzanine
                          Trust III.**
        10.38           Senior Subordinated Note issued to TCW/Crescent Mezzanine
                          Partners III, L.P.**
        10.39           Senior Subordinated Note issued to TCW/Crescent Mezzanine
                          Partners III Netherlands, L.P.**
        10.40           Senior Subordinated Note issued to J/Z CBO (Delaware),
                          LLC.**
        10.41           Senior Subordinated Note issued to JZ Equity Partners plc.**
        10.42           Reinsurance Agreement between Safety Insurance Company,
                          Safety Indemnity Insurance Company and the Hartford Steam
                          Boiler Inspection and Insurance Company, effective
                          February 1, 2000.**
        10.43           Reinsurance Terms Sheet between Safety Insurance Company and
                          Swiss Re America Corporation, effective January 1, 2002.**
        10.44           Excess Catastrophe Reinsurance Program Terms Sheet between
                          Safety Insurance Company, Safety Indemnity Insurance
                          Company and Benfield Blanch, effective January 1, 2002.**
        10.45           Property Risk Excess of Loss Reinsurance Program Terms Sheet
                          between Safety Insurance Company, Safety Indemnity
                          Insurance Company and Benfield Blanch, effective
                          January 1, 2002.**
        10.46           Safety Insurance Group, Inc. Stock Purchase Agreement by and
                          between Safety Insurance Group, Inc. and Fairholme
                          Partners, L.P.
        10.47           Omnibus Agreement dated as of June 25, 2002 by and among
                          Safety Insurance Group, Inc. and David F. Brussard, Edward
                          N. Patrick, Jr., William J. Begley, Jr., Daniel F.
                          Crimmins, Daniel D. Loranger, Robert J. Kerton, David E.
                          Krupa, Leucadia Investors, Inc., John W. Jordan II Rev.
                          Trust, David W. Zalaznick, Jonathan F. Boucher, A. Richard
                          Caputo, Jr., Adam E. Max, Douglas J. Zych, Brian Higgins,
                          Paul Rodzevik, JZ Equity Partners plc, J/Z CBO (Delaware),
                          LLC, TCW/Crescent Mezzanine Trust III, TCW/Crescent
                          Mezzanine Partners III, L.P., TCW/Crescent Mezzanine
                          Partners III (Netherlands), L.P., Fairholme Partners, L.P.
                          and Robert D. & Ann Marie Mann, Trustees, Mann Trust,
                          4/16/00.*
        21              Subsidiaries of Safety Insurance Group, Inc.**
        23.1            Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (contained in its opinion filed as Exhibit 5 hereto)**
        23.2            Consent of PricewaterhouseCoopers LLP
        24              Power of Attorney**
        99.1            Consent of Bruce R. Berkowitz**
        99.2            Consent of David K. McKown**

------------------------

*   To be filed by amendment

**  Previously filed

    (b) The following financial statement schedules are filed herewith:

    FINANCIAL STATEMENT SCHEDULES:

        Report of Independent Accountants on Financial Statement Schedules

              I. Summary of investments other than investments in related parties

              II.    Condensed financial information of the Registrant

              III.   Supplementary insurance information

              IV.    Reinsurance

              V.     Valuation and qualifying accounts

              VI. Supplemental information concerning property and casualty insurance underwriters

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of the its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on August 23, 2002.


                                                       SAFETY INSURANCE GROUP, INC.

                                                       By:   /s/ WILLIAM J. BEGLEY, JR.
                                                             ----------------------------------------
                                                       Name: William J. Begley, Jr.
                                                       Title:  Chief Financial Officer, Vice President
                                                       and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                          *                            Chief Executive Officer,
     -------------------------------------------         President                    August 23, 2002
                  David F. Brussard                      and Director

             /s/ WILLIAM J. BEGLEY, JR.                Chief Financial Officer,
     -------------------------------------------         Vice President and           August 23, 2002
               William J. Begley, Jr.                    Secretary

                          *
     -------------------------------------------       Director                       August 23, 2002
               A. Richard Caputo, Jr.

                          *
     -------------------------------------------       Director                       August 23, 2002
                  John W. Jordan II

                          *
     -------------------------------------------       Director                       August 23, 2002
                 David W. Zalaznick



*By:               /s/ WILLIAM J. BEGLEY, JR.
             --------------------------------------                                         August 23, 2002
                       AS ATTORNEY-IN-FACT

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors and Stockholders of Safety Insurance Group, Inc.

WHEN THE STOCK SPLIT TRANSACTION REFERRED TO IN NOTE 2 OF THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.

"Our audits of the consolidated financial statements referred to in our reports dated March 15, 2002, and May 31, 2002, except for Note 2, which is as of
        , 2002, appearing in this Form S-1 also included an audit of the financial statement schedules listed in Item 16 of this Form S-1. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements."

Boston, Massachusetts

May 31, 2002, except as to Note 2,
which is as of        , 2002

                          SAFETY INSURANCE GROUP, INC.
       SUMMARY OF INVESTMENTS--OTHER THAN INVESTMENTS IN RELATED PARTIES
                                   SCHEDULE I
                        AT DECEMBER 31, 2001--SUCCESSOR

                                                             COLUMN B    COLUMN C       COLUMN D
                                                             --------   ----------   --------------
                                                                                       AMOUNT AT
                                                                                      WHICH SHOWN
                                                                                     IN THE BALANCE
($ IN THOUSANDS)                                               COST     FAIR VALUE       SHEET
----------------                                             --------   ----------   --------------
FIXED MATURITIES:
  Bonds
  United States Government and Government Agencies and
    Authorities............................................  $179,159    $176,370       $176,370
  Corporate Bonds..........................................   204,485     203,125        203,125
  States, Municipalities and Political Subdivisions........   130,282     127,797        127,797
                                                             --------    --------       --------
TOTAL FIXED MATURITIES.....................................   513,926     507,292        507,292

COMMON EQUITY SECURITIES:
  Industrial, Miscellaneous and Other......................     9,939       9,716          9,716
                                                             --------    --------       --------
TOTAL COMMON EQUITY SECURITIES.............................     9,939       9,716          9,716
                                                             --------    --------       --------
TOTAL INVESTMENTS..........................................  $523,865    $517,008       $517,008
                                                             ========    ========       ========

                          SAFETY INSURANCE GROUP, INC.
                               (REGISTRANT ONLY)
                            CONDENSED BALANCE SHEET
                                  SCHEDULE II

                                                               SUCCESSOR
                                                              DECEMBER 31,
($ IN THOUSANDS)                                                  2001
----------------                                              ------------
ASSETS:
  Investment in consolidated subsidiaries...................    $163,500
  Deferred income taxes.....................................         434
                                                                --------
    Total Assets............................................    $163,934
                                                                ========

LIABILITIES:
                                                                      --
  Debt......................................................    $ 30,000
  Accounts Payable and Other Liabilities....................       2,272
                                                                --------
    Total Liabilities.......................................      32,272

MANDATORILY REDEEMABLE PREFERRED STOCK......................      22,680

STOCKHOLDERS' EQUITY:.......................................     108,982
                                                                --------
    Total Liabilities, Mandatorily Redeemable Preferred
      Stock and Stockholders' Equity........................    $163,934
                                                                ========

                          SAFETY INSURANCE GROUP, INC.
                               (REGISTRANT ONLY)
             CONDENSED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                                  SCHEDULE II

                                                               SUCCESSOR PERIOD
                                                              OCTOBER 16, 2001 TO
                                                                 DECEMBER 31,
($ IN THOUSANDS)                                                     2001
----------------                                              -------------------
Revenues....................................................       $     --
Expenses....................................................          4,766
                                                                   --------
Pretax Earnings (Loss)......................................         (4,766)
Income Tax Provision........................................            793
                                                                   --------
Net Loss....................................................         (3,973)
Earnings from Consolidated Affiliates.......................        115,894
                                                                   --------
Consolidated Net Income.....................................        111,921
Other Comprehensive Net Income (Loss) Items, After Tax......         (4,457)
                                                                   --------
Consolidated Comprehensive Net Income.......................       $107,464
                                                                   ========

                          SAFETY INSURANCE GROUP, INC.
                               (REGISTRANT ONLY)
                       CONDENSED STATEMENT OF CASH FLOWS
                                  SCHEDULE II

                                                               SUCCESSOR PERIOD
                                                              OCTOBER 16, 2001 TO
                                                                 DECEMBER 31,
($ IN THOUSANDS)                                                     2001
----------------                                              -------------------
Net income..................................................        $ 111,921
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Undistributed earnings in consolidated subsidiaries.......         (113,759)
  Changes in assets and liabilities:
    Accounts payable and accrued liabilities................            2,272
    Deferred income taxes...................................             (434)
                                                                    ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................               --
Contribution to subsidiaries................................          (54,205)
                                                                    ---------
NET CASH USED FOR INVESTING ACTIVITIES......................          (54,205)

Issuance of debt............................................           30,000
Issuance of mandatorily redeemable preferred stock..........           22,400
Issuance of common stock....................................            1,805
                                                                    ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................           54,205

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........               --
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................               --
                                                                    ---------
CASH AND CASH EQUIVALENTS, END OF YEAR......................        $      --
                                                                    =========

                          SAFETY INSURANCE GROUP, INC.
                      SUPPLEMENTARY INSURANCE INFORMATION
                                  SCHEDULE III
                                ($ IN THOUSANDS)

              COLUMN A                 COLUMN B     COLUMN C     COLUMN D     COLUMN E     COLUMN F     COLUMN G     COLUMN H
              --------                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                     FUTURE
                                                     POLICY                                                         BENEFITS,
                                                   BENEFITS,                   OTHER                                 CLAIMS,
                                                    LOSSES,                    POLICY                                LOSSES,
                                                     CLAIMS                    CLAIMS                     NET          AND
                                       DEFERRED     AND LOSS                    AND                     INVEST-      SETTLE-
                                       ACQUISI-      EQUIP-      UNEARNED     BENEFITS     PREMIUMS       MENT         MENT
SEGMENT                               TION COSTS      MENT       PREMIUMS     PAYABLE       EARNED       INCOME      EXPENSES
-------                               ----------   ----------   ----------   ----------   ----------   ----------   ----------
Years Ended:
Successor December 31, 2001:........   $ 31,598     $302,556     $235,794
  predecessor period January, 1,
    2001 to Oct. 15, 2001...........         --           --           --          --      $347,098     $22,246      $276,383
  successor period October 16, 2001
    to Dec. 31, 2001................                                                        100,175       5,359        75,559
Predecessor December 31, 2000:......     27,631      302,131      214,349
Predecessor year ended December 31,
  2000..............................         --           --           --          --       381,413      26,889       275,138
Predecessor December 31, 1999:......     21,089      315,226      175,333          --
Predecessor year ended December 31,
  1999..............................                                                        300,020      23,870       225,241

              COLUMN A                 COLUMN I     COLUMN J     COLUMN K
              --------                ----------   ----------   -----------

                                      AMORTIZA-
                                       TION OF
                                       DEFERRED
                                        POLICY       OTHER
                                       ACQUISI     OPERATING     PREMIUMS
SEGMENT                               TION COSTS    EXPENSES      WRITTEN
-------                               ----------   ----------   -----------
Years Ended:
Successor December 31, 2001:........
  predecessor period January, 1,
    2001 to Oct. 15, 2001...........   $46,513      $42,784      $382,486
  successor period October 16, 2001
    to Dec. 31, 2001................    13,424       16,788        82,980
Predecessor December 31, 2000:......
Predecessor year ended December 31,
  2000..............................    49,167       66,400       430,030
Predecessor December 31, 1999:......
Predecessor year ended December 31,
  1999..............................    36,086       55,271       330,961

                          SAFETY INSURANCE GROUP, INC.
                                  REINSURANCE
                                  SCHEDULE IV

             COLUMN A                 COLUMN B        COLUMN C        COLUMN D      COLUMN E      COLUMN F
             --------               ------------   --------------   ------------   ----------   -------------
                                                                                                PERCENTAGE OF
                                                                    ASSUMED FROM                   AMOUNT
                                                   CEDED TO OTHER      OTHER                       ASSUMED
PREMIUMS EARNED                     GROSS AMOUNT     COMPANIES       COMPANIES     NET AMOUNT      TO NET
---------------                     ------------   --------------   ------------   ----------   -------------
($ IN THOUSANDS)
Years Ended:
  predecessor period January, 1,
    2001 to Oct. 16, 2001.........    $351,011        $38,005         $34,091       $347,097          9.8%
  successor period October 16,
    2001 to Dec. 31, 2001.........      97,050         10,313          13,438        100,175         13.4%
December 31, 2000.................     389,871         58,204          49,746        381,413         13.0%
December 31, 1999.................     322,838         67,518          44,700        300,020         14.9%

                          SAFETY INSURANCE GROUP, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                   SCHEDULE V

           COLUMN A                  COLUMN B                      COLUMN C                  COLUMN D        COLUMN E
           --------             -------------------   -----------------------------------   ----------   -----------------
                                    BALANCE AT        CHARGED TO COSTS   CHARGED TO OTHER   DEDUCTIONS   BALANCE AT END OF
($ IN THOUSANDS)                BEGINNING OF PERIOD     AND EXPENSES         ACCOUNTS       DESCRIBED         PERIOD
----------------                -------------------   ----------------   ----------------   ----------   -----------------
December 31, 2001:
  Allowance for Accounts
    Receivable................         $ 90                 $136                                                $226
                                         --                   --                 --              --               --
December 31, 2000:
  Allowance for Accounts
    Receivable................          127                  (37)                                                 90
                                         --                   --                 --              --               --
December 31, 1999:
  Allowance for Accounts
    Receivable................          225                  (98)                                                127
                                         --                   --                 --              --               --

                          SAFETY INSURANCE GROUP, INC.
   SUPPLEMENTAL INFORMATION FOR PROPERTY AND CASUALTY INSURANCE UNDERWRITERS
                                  SCHEDULE VI
                                ($ IN THOUSANDS)

            COLUMN A               COLUMN B     COLUMN C     COLUMN D     COLUMN E     COLUMN F     COLUMN G
--------------------------------  ----------   ----------   ----------   ----------   ----------   ----------
                                                RESERVES
                                                  FOR
                                                 UNPAID
                                                 CLAIMS
                                                  AND       DISCOUNT,
                                   DEFERRED      CLAIMS       IF ANY                                  NET
                                   ACQUISI-     ADJUST-      DEDUCTED                               INVEST-
       AFFILIATIONS WITH             TION         MENT          IN        UNEARNED      EARNED        MENT
           REGISTRANT               COSTS       EXPENSES     COLUMN C     PREMIUMS     PREMIUMS      INCOME
--------------------------------  ----------   ----------   ----------   ----------   ----------   ----------

2001............................   $ 31,598     $302,556           --     $235,794           --          --
predecessor period January, 1,
  2001 to Oct. 15, 2001.........                                                       $347,098     $22,246
successor period October 16,
  2001 to Dec. 31, 2001.........                                                        100,175       5,359
2000............................     27,631      302,131           --      214,349      381,413      26,889
1999............................     21,089      315,226           --      175,333      300,020      23,870

            COLUMN A                     COLUMN H            COLUMN I     COLUMN J      COLUMN K
--------------------------------  -----------------------   ----------   -----------   -----------

                                                            AMORTIZA-       PAID
                                                             TION OF     CLAIMS AND
                                                             DEFERRED      CLAIMS
                                     CLAIMS AND CLAIMS        POLICY       ADJUST-
       AFFILIATIONS WITH            ADJUSTMENT EXPENSES      ACQUISI-       MENT        PREMIUMS
           REGISTRANT               INCURRED RELATED TO     TION COSTS    EXPENSES       WRITTEN
--------------------------------  -----------------------   ----------   -----------   -----------
                                   CURRENT
                                     YEAR      PRIOR YEAR
                                  ----------   ----------
2001............................         --           --          --            --            --
predecessor period January, 1,
  2001 to Oct. 15, 2001.........   $282,983     $ (6,600)    $46,513      $264,063      $382,486
successor period October 16,
  2001 to Dec. 31, 2001.........     76,262         (703)     13,424        72,337        82,980
2000............................    302,102      (26,964)     49,167       269,918       430,030
1999............................    251,292      (26,050)     36,086       214,618       330,961